Filed pursuant to Rule 424(b)(4)
Registration No. 333-183598

15,700,000 Shares

Common Stock

This is an initial public offering of shares of common stock of LifeLock, Inc.

We are offering 15,500,000 shares of our common stock. The selling stockholders identified in this prospectus are offering an additional 200,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. The initial public offering price per share is $9.00. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LOCK”.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$9.00	$141,300,000
Underwriting discount	$0.63	$9,891,000
Proceeds, before expenses, to LifeLock	$8.37	$129,735,000
Proceeds, before expenses, to the selling stockholders	$8.37	$1,674,000

To the extent that the underwriters sell more than 15,700,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,355,000 shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on October 9, 2012.

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities

RBC Capital Markets	Canaccord Genuity	Needham & Company

Prospectus dated October 2, 2012.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including October 27, 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. Unless the context otherwise requires, references in this prospectus to the “company,” “LifeLock,” “we,” “us,” and “our” refer to LifeLock, Inc. and, where appropriate, its subsidiaries.

Company Overview

We are a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. We protect our consumer subscribers, whom we refer to as our members, by constantly monitoring identity-related events, such as new account openings and credit-related applications. If we detect that a member’s personally identifiable information is being used, we offer near real-time, actionable alerts that provide our members peace of mind that we are monitoring use of their identity and allow our members to confirm valid or unauthorized identity use. If a member confirms that the use of his or her identity is unauthorized, we can stop the transaction or otherwise rapidly take actions designed to protect the member’s identity. We also provide remediation services to our members in the event that an identity theft actually occurs. We protect our enterprise customers by delivering on-demand identity risk and authentication information about consumers. Our enterprise customers utilize this information in real time to make decisions about opening or modifying accounts and providing products, services, or credit to consumers to reduce financial losses from identity fraud.

The foundation of our differentiated services is the LifeLock ecosystem. This ecosystem combines large data repositories of personally identifiable information and consumer transactions, proprietary predictive analytics, and a highly scalable technology platform. Our members and enterprise customers enhance our ecosystem by continually contributing to the identity and transaction data in our repositories. We apply predictive analytics to the data in our repositories to provide our members and enterprise customers actionable intelligence that helps protect against identity theft and identity fraud. As a result of our combination of scale, reach, and technology, we believe that we have the most proactive and comprehensive identity theft protection services available, as well as the most recognized brand in the identity theft protection services industry.

We offer our consumer services on a monthly or annual subscription basis, with pricing ranging from $10 per month, or $110 per year, for our basic LifeLock identity theft protection service, to $25 per month, or $275 per year, for our premium LifeLock Ultimate service, subject to wholesale pricing and discounts. As of June 30, 2012, we served nearly 2.3 million paying members. Our cumulative ending member base grew 21.5%, and our annual member retention rate increased from 80.4% to 85.4%, each over the 12-month period ended June 30, 2012. Our enterprise customers pay us based on their monthly volume of transactions with us. As of June 30, 2012, we served more than 250 enterprise customers, including six of the top ten U.S. financial institutions, three of the top four U.S. wireless service providers, and eight of the top ten U.S. credit card issuers.

We have a predictable subscription revenue model, a strong customer retention rate, and a scalable infrastructure to support our growth. We generated revenue of $193.9 million during 2011 and $125.5 million during the six months ended June 30, 2012. We continue to make substantial investments in customer acquisition and business expansion. We recorded a net loss of $4.3 million for the year ended December 31, 2011. We recorded net income of $11.6 million for the six months ended June 30, 2012, which included a $14.3 million income tax benefit resulting from our acquisition of ID

Analytics. We generated cash flow from operating activities of $24.3 million during 2011 and $23.1 million during the six months ended June 30, 2012.

On March 14, 2012, we acquired ID Analytics, Inc., a provider of enterprise identity risk assessment and fraud protection services and a strategic technology partner of ours since 2009. This acquisition marked our entry into the enterprise market and enhanced the LifeLock ecosystem by expanding our data repositories and providing direct ownership of certain intellectual property related to our services.

Industry Overview

Identity theft and identity fraud are significant problems that often lead to both financial losses and reputational harm for consumers and enterprises. Identity theft typically occurs when an unauthorized party gains access to an individual’s personally identifiable information, such as the individual’s social security number, name, address, phone number, or date of birth. Identity fraud is the actual misuse of the personally identifiable information for financial gain, including purchasing products or services, making withdrawals, modifying existing accounts, or creating false accounts.

As consumers and enterprises become increasingly interconnected and engage in a large number of daily activities that involve personal or financial information, the risk of identity theft significantly increases. Even seemingly harmless activities, such as sharing personally identifiable information with merchants, employers, doctors, dentists, schools, banks, or insurance companies, can lead to identity theft, as professional thieves now have more sophisticated and creative methods and a broader variety of places from which to steal personal and financial information.

Identity theft has been the most reported consumer complaint in the United States for the past 12 years, according to the Federal Trade Commission, or the FTC. Javelin Strategy & Research estimates that 11.6 million adults in the United States, representing 4.9% of the adult population, were victims of identity fraud in 2011. Javelin Strategy & Research also estimates that the total cost of identity fraud to consumers and enterprises in 2011 was approximately $18 billion in the United States.

A number of trends are contributing to an increased risk of identity theft and identity fraud, including the following:

•

Increasing number of data breaches.    Enterprises that act as custodians of personally identifiable information are increasingly subject to hacking, data breaches, and loss of mobile devices with stored personal information. Javelin Strategy & Research estimates that 15% of U.S. consumers received data breach notifications in 2011 and that consumers who received such breach notifications were 9.5 times more likely to be victims of identity fraud.

•

Increase in e-commerce and Internet-based transactions.    The increasingly simple nature of online transactions and the ease of e-commerce and online banking allow identity thieves to conduct numerous fraudulent transactions using the same personally identifiable information across a large number of enterprises in a short time span.

•

Use of social networks.    Social networking users often share their birthdays, e-mail addresses, and other information about themselves or their family members that can be accessed easily by identity thieves and used to answer knowledge-based authentication questions, crack passwords, compromise identity security, or gain access to accounts.

•

Proliferation of mobile devices.    The rapid adoption of mobile devices is increasing the risk of identity theft because these devices often contain personally identifiable information, are easy to steal or misplace, and are typically not password protected.

Challenges in Effectively Protecting Against Identity Theft and Identity Fraud

Consumers and enterprises have historically struggled to protect themselves effectively against identity theft and identity fraud. The most commonly used service by consumers is credit monitoring provided by credit bureaus, which was originally developed to help consumers monitor their credit ratings by tracking changes to their credit profiles. Additionally, some enterprises have attempted to develop their own identity risk assessment capabilities, but these internally developed systems are often based solely on the enterprise’s own records of personally identifiable information and customer transactions, sometimes supplemented by credit reports and other third-party information. We believe that in order to provide the most proactive and comprehensive protection against identity theft and identity fraud, solutions must overcome the following limitations that are common in the market:

•

Reactive response.    Credit monitoring services are not proactive and can sometimes take days, weeks, or even a month to alert consumers that their identities have been compromised; however, damage from identity theft may occur either within minutes or hours of the identity theft or sometimes years later.

•

Credit focus.    Traditional solutions that rely on credit monitoring or credit reports do not identify non-credit-related fraud, such as bank fraud, tax fraud, phone or utilities fraud, and employment-related fraud.

•	Limited visibility. Traditional solutions lack the visibility into transaction data across multiple industries and direct linkage to consumers in real time.

•

Lack of predictive intelligence.    Traditional solutions lack the capability to analyze the connections between consumers, transactions happening across enterprises, and historical fraudulent activities and, therefore, cannot accurately predict the likelihood that an identity theft or identity fraud has occurred or may occur.

•

Ineffective remediation.    Traditional solutions often do not offer consumers effective remediation services in the event of an identity theft, leaving consumers on their own during the time-consuming, frustrating, and sometimes expensive remediation process.

Market Opportunity

We believe that there is a significant, underpenetrated market opportunity for proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. Based on our research indicating that two-thirds of U.S. adults are concerned about identity theft, we believe the total addressable market for our consumer identity theft protection services is approximately 148 million adults in the United States alone. We focus our efforts on adults with a household income in excess of $50,000 per year and who are concerned about identity theft, of which we estimate there are approximately 78 million in the United States. In addition, we believe the total addressable market for our enterprise identity risk assessment and fraud protection services includes approximately 2.5 billion transactions per year, based on our analysis of industry research, public filings, industry trade publications, and U.S. government studies.

Our Competitive Strengths

We believe that the LifeLock ecosystem enables us to provide the most proactive and comprehensive identity theft and fraud protection services available and provides us with numerous competitive strengths that differentiate us and that are critical to our success, including the following:

•	Breadth and depth of our data repositories. The LifeLock ecosystem includes data repositories that contain over 750 billion identity elements, including personally identifiable information, transaction data, and fraud instances across multiple industries. In addition, our enterprise customers provide us with an average of 45 million new identity elements per day.

•

Strong network effects.    Transactions that flow through our enterprise business generate actionable alerts for our members. Our members are then able to confirm back to us whether or not they are participating in the identified transactions. This feedback loop strengthens our data repositories and creates a network effect that improves the precision and sophistication of our algorithms.

•

Patented and proprietary analytics.    We use patented and proprietary predictive analytics to analyze the data in our repositories in order to provide our enterprise customers with a sub-second assessment of risks associated with a transaction based on identity information presented to them.

•

Most comprehensive service offerings.    The LifeLock ecosystem has enabled us to develop what we believe to be the most proactive and comprehensive identity theft protection, identity risk assessment, and fraud protection services available.

•

Leadership position.    We believe that we have the leading brand in the identity theft protection services industry. We believe our solutions lead the market for identity theft protection, identity risk assessment, and fraud protection services.

Our Strategy

Our goal is to be the leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. The key elements of our strategy to achieve this goal include the following:

•

Extend our leadership position through continued enhancement of our services.    We intend to grow our business by introducing new services and expanding the services we offer. We believe there are many additional areas in which protection and authentication of personally identifiable information is important, and we intend to explore and consider these markets.

•

Expand our data repositories and analytics.    We intend to expand our data repositories with valuable and differentiated data from our members, enterprise customers, and other third- party data sources. We intend to continue to enhance our algorithms to apply more sophisticated analytics to more types of consumer transactions.

•

Grow our customer base.    We plan to expand and enhance our marketing activities and leverage our existing and new strategic partners as well as the relationships with our enterprise customers to grow our membership base. We also intend to add new enterprise customers.

•

Continue our focus on customer retention.    We plan to invest in increasing member retention by expanding our services and the number of value-added, proactive alerts we send to our members. We also plan to invest in making our services easy to integrate into enterprise business processes and expanding the types of risk assessment services we provide to our enterprise customers.

•

Increase sales to existing customers.    We believe a substantial opportunity exists to increase the penetration of our premium-level consumer services as well as offer new services to our members. In our enterprise business, we believe we have the opportunity to attain deeper penetration of our existing customers’ organizations by expanding across various departments and adding new services.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•	we have incurred significant losses since our inception, and our business will be harmed and our stock price could decline if we cannot achieve and maintain annual profitability;

•	if the security of confidential information used in connection with our services is breached or otherwise subject to unauthorized access, our reputation and business may be materially harmed;

•	any harm to our brand and reputation or the failure to maintain and enhance our brand and reputation may materially and adversely affect our business;

•	we face intense competition in our business, and we may not be able to compete effectively, which could reduce demand for our services and adversely affect our business;

•	we could lose our access to data sources, which could cause us competitive harm and have a material adverse effect on our reputation and business;

•

we are subject to certain compliance requirements and injunctive provisions under orders that we entered into with the FTC and 35 states’ attorneys general in March 2010, the violation of which could negatively impact our business;

•

if we are unable to protect our intellectual property, or if our services infringe the intellectual property rights of others, our business may be adversely affected and we may be required to pay unexpected litigation costs or damages or prevented from selling our services; and

•

our directors, executive officers, and principal stockholders will continue to have substantial control over us after this offering and will be able to exert significant control over matters subject to stockholder approval, including the election of directors and the approval of significant corporate transactions.

Corporate Information

We were incorporated in Delaware in April 2005. Our principal executive offices are located at 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281, and our telephone number is (480) 682-5100. Our website address is www.lifelock.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” shall have the meaning ascribed to it in the JOBS Act.

“LifeLock,” our logo, and other trade names, trademarks, and service marks of LifeLock appearing in this prospectus are the property of LifeLock. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

Common stock offered by LifeLock	15,500,000 shares

Common stock offered by the selling stockholders	200,000 shares

Common stock to be outstanding after this offering	86,308,363 shares

Option to purchase additional shares of common stock	2,355,000 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $126.0 million, based upon the initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use approximately $62.6 million of the net proceeds from this offering to repay the outstanding balance under our term loan incurred in connection with our acquisition of ID Analytics. In addition, since the anticipated initial public offering price is below $15.7552 per share, we intend to use approximately $10.7 million of the net proceeds from this offering to pay the amounts that will be payable to the holders of our Series E-1 preferred stock. We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including supporting our revenue growth, enhancing our sales and marketing activities, entering new markets, and developing new service offerings. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders. See “Use of Proceeds” for additional information.

Conflicts of interest

As described under “Use of Proceeds,” each of Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, and Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, an underwriter in this offering, is a lender under the term loan portion of our senior credit facility and will receive more than five percent of the net proceeds of this offering. Thus, both Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC have a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Deutsche Bank Securities Inc. has agreed to serve as a “qualified independent underwriter” as defined by FINRA and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers. See “Underwriting—Conflicts of Interest.”

Risk factors	See “Risk Factors” immediately following this prospectus summary and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	“LOCK”

The number of shares of our common stock to be outstanding after this offering is based on 70,808,363 shares of our common stock outstanding as of June 30, 2012, and excludes the following:

•	11,633,596 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2012 at a weighted average exercise price of $3.66 per share;

•

5,055,451 shares of our common stock reserved for future issuance under our Amended and Restated 2006 Incentive Compensation Plan, or our 2006 Plan, as of June 30, 2012; provided, however, that upon the closing of this offering, any remaining shares available for issuance under our 2006 Plan will be added to the shares reserved under our 2012 Incentive Compensation Plan, or our 2012 Plan, and we will cease granting awards under our 2006 Plan;

•

4,200,000 additional shares of common stock reserved for future issuance under our 2012 Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Plan;

•

2,000,000 shares of common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan; and

•	2,727,702 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2012 at a weighted average exercise price of $1.0779 per share.

Unless otherwise indicated, all information in this prospectus reflects and assumes the following:

•	the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering(1);

•

the automatic conversion of warrants to purchase 2,267,357 shares of our Series A preferred stock into warrants to purchase 2,334,044 shares of our common stock immediately prior to the closing of this offering;

•

the automatic conversion of warrants to purchase 71,177 shares of our Series D preferred stock into warrants to purchase 71,177 shares of our common stock immediately prior to the closing of this offering;

•	the automatic termination of warrants to purchase 3,442,991 shares of our Series E and Series E-2 preferred stock upon the closing of this offering;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering;

•	no exercise of options or warrants outstanding as of June 30, 2012; and

•	no exercise of the underwriters’ option to purchase up to an additional 2,355,000 shares of our common stock.

(1)	The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. For illustrative purposes only, the table below shows the number of shares of our common stock that would remain outstanding following the exercise of our repurchase right described above based upon the anticipated initial public offering price of $9.00 per share and various estimated ten-day volume weighted average prices of our common stock:

10-Day VWAP	Number of Shares to be Outstanding
$ 8.50	20,494,052
$ 9.50	19,412,954
$10.50	17,564,757
$11.50	16,038,824
$12.50	14,753,900
$13.50	13,771,959

Summary Consolidated Financial and Other Data

The following tables summarize our consolidated financial and other data and should be read together with “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus.

We have derived the consolidated statements of operations data for the years ended December 31, 2009, 2010, and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the six months ended June 30, 2011 and 2012 and the consolidated balance sheet data as of June 30, 2012 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results are not necessarily indicative of the results that should be expected for the full year or any other period.

On March 14, 2012, we completed our acquisition of ID Analytics. Accordingly, the consolidated statements of operations data for the six months ended June 30, 2012 only includes the results for ID Analytics since that date. The audited consolidated financial statements of ID Analytics as of and for the years ended December 31, 2010 and 2011, and the unaudited pro forma condensed combined financial statements for the year ended December 31, 2011 and for the six months ended June 30, 2012 are included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands, except per share data)
				(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Consumer revenue	$131,368	$162,279	$193,949	$90,996	$118,324
Enterprise revenue	—	—	—	—	7,171

Total revenue	131,368	162,279	193,949	90,996	125,495
Cost of services	43,109	51,445	62,630	31,140	37,965

Gross profit	88,259	110,834	131,319	59,856	87,530
Expenses:
Sales and marketing	77,815	78,844	91,217	43,749	61,505
Technology and development	19,925	21,338	17,749	9,010	12,993
General and administrative	45,900	23,306	17,510	8,770	9,537
Amortization of acquired intangible assets	—	—	—	—	2,325

Total expenses	143,640	123,488	126,476	61,529	86,360

Income (loss) from operations	(55,381)	(12,654)	4,843	(1,673)	1,170
Other income (expense):
Interest expense	(1,385)	(1,368)	(231)	(198)	(1,285)
Interest income	110	28	8	7	2
Change in fair value of warrant liabilities	(1,919)	(1,333)	(8,658)	(4,124)	(2,941)
Change in fair value of embedded derivative	—	—	—	—	714
Other	(49)	(41)	(5)	—	(2)

Total other expense	(3,243)	(2,714)	(8,886)	(4,315)	(3,512)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands, except per share data)
				(unaudited)
Loss before provision for income taxes	(58,624)	(15,368)	(4,043)	(5,988)	(2,342)
Income tax (benefit) expense	39	8	214	82	(13,897)

Net income (loss)	(58,663)	(15,376)	(4,257)	(6,070)	11,555
Accretion of convertible redeemable preferred stock	(10,299)	(16,145)	(18,926)	(10,360)	(4,752)
Net income allocable to convertible redeemable preferred stockholders	—	—	—	—	(4,517)

Net income available (loss attributable) to common stockholders	$(68,962)	$(31,521)	$(23,183)	$(16,430)	$2,286

Net income available (loss attributable) per share to common stockholders:
Basic	$(3.86)	$(1.74)	$(1.24)	$(0.88)	$0.12

Diluted	$(3.86)	$(1.74)	$(1.24)	$(0.88)	$0.10

Weighted average shares used to compute net income available (loss attributable) per share to common stockholders:
Basic	17,843	18,068	18,725	18,573	19,453

Diluted	17,843	18,068	18,725	18,573	52,212

Pro forma net income available (loss attributable) per share to common stockholders(1)(2) (unaudited):
Basic			$(0.02)		$(0.00)

Diluted			$(0.02)		$(0.00)

Pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders(1)(2) (unaudited):
Basic			78,482		79,210

Diluted			78,482		79,210

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
				(unaudited)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(23,396)	$(14,510)	$24,344	$11,822	$23,099
Investing activities	$(5,094)	$(1,484)	$(1,531)	$(984)	$(159,510)
Financing activities	$22,636	$27,964	$(11,544)	$(13,049)	$170,397

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands, except percentages and per member data)
	(unaudited)
Other Financial and Operational Data:
Cumulative ending members(3)	1,621	1,748	2,075	1,878	2,282
Gross new members(4)	618	517	704	326	377
Member retention rate(5)	79.3%	79.1%	82.7%	80.4%	85.4%
Average cost of acquisition per member(6)	$126	$152	$130	$134	$157
Monthly average revenue per member(7)	$7.30	$7.94	$8.54	$8.40	$9.00
Enterprise transactions(8)	75,763	108,707	184,012	80,633	105,479
Adjusted EBITDA(9)	$(49,402)	$(5,189)	$11,868	$1,737	$7,936
Free cash flow(10)	$(28,488)	$(15,995)	$22,313	$10,588	$21,019

(1)	Pro forma net income available (loss attributable) per share to common stockholders has been calculated to give effect to the following transactions as if they occurred on January 1, 2011: (a) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering, (b) the number of shares whose proceeds will be used to repay $65.2 million of the outstanding balance as of June 30, 2012 under our term loan incurred in connection with our acquisition of ID Analytics, and (c) the number of shares whose proceeds will be used to pay $10.7 million to the holders of our Series E-1 preferred stock, based upon the anticipated initial public offering price of $9.00 per share. See the reconciliation on pages P-2 and P-3.

The following is a reconciliation of pro forma basic and diluted weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
	(unaudited)
Shares used to compute basic net income available (loss attributable) per share to common stockholders	18,725	19,453
Adjustment for assumed automatic conversion of preferred stock	51,320	51,320
Adjustment for shares used to repay outstanding balance of term loan	7,246	7,246
Adjustment for shares used to pay holders of our Series E-1 preferred stock	1,191	1,191

Basic pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders	78,482	79,210
Dilutive effect of securities	—	—

Diluted pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders	78,482	79,210

(2)	The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.

(3)	We calculate cumulative ending members as the total number of members at the end of the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Cumulative ending members.”
(4)	We calculate gross new members as the total number of members who enroll in one of our consumer services during the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Gross new members.”
(5)	We define member retention rate as the percentage of members on the last day of the prior year who remain members on the last day of the current year, or for quarterly presentations, the percentage of members on the last day of the comparable quarterly period in the prior year who remain members on the last day of the current quarterly period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Member retention rate.”
(6)	We calculate average cost of acquisition per member as our sales and marketing expense for our consumer segment during the relevant period divided by our gross new members for the period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Average cost of acquisition per member.”
(7)	We calculate monthly average revenue per member as our consumer revenue during the relevant period divided by the average number of cumulative ending members during the relevant period (determined by taking the average of the cumulative ending members at the beginning of the relevant period and the cumulative ending members at the end of each month in the relevant period), divided by the number of months in the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Monthly average revenue per member.”
(8)	We calculate enterprise transactions as the total number of transactions processed for either an identity risk or credit risk score during the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Enterprise transactions.” Our enterprise transactions are processed by ID Analytics, which we acquired on March 14, 2012. Accordingly, the enterprise transactions data includes transactions processed by ID Analytics before the acquisition.
(9)	Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization, interest expense, interest income, change in fair value of warrant liabilities, other income (expense) (which consists primarily of gains and losses on disposal of fixed assets), provision for income taxes, and share-based compensation. For more information about adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP, see “Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures—Adjusted EBITDA.”
(10)	Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less net cash used in investing activities for acquisitions of property and equipment. For more information about free cash flow and a reconciliation of free cash flow to net cash provided by (used in) operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Selected Consolidated Financial and Other Data —Non-GAAP Financial Measures—Free Cash Flow.”

Share-based compensation included in the statements of operations data above was as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
				(unaudited)
Cost of services	$171	$262	$309	$161	$251
Sales and marketing	543	690	655	308	413
Technology and development	394	845	783	370	710
General and administrative	1,033	1,454	1,538	741	989

Total share-based compensation	$2,141	$3,251	$3,285	$1,580	$2,363

	As of June 30, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)(4)
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$62,836	$62,836	$112,942
Property and equipment, net	6,252	6,252	6,252
Working capital, excluding deferred revenue	36,700	36,700	102,206
Total assets	271,882	271,882	320,488
Deferred revenue	89,060	89,060	89,060
Long-term debt, including current portion	65,210	65,210	—
Convertible redeemable preferred stock	263,668	—	—
Total stockholders’ equity (deficit)	(204,943)	84,234	205,270

(1)	The pro forma column reflects (a) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering, (b) the automatic conversion of outstanding warrants to purchase preferred stock into warrants to purchase 2,405,221 shares of our common stock immediately prior to the closing of this offering, and (c) the automatic termination of warrants to purchase 3,442,991 shares of our Series E and Series E-2 preferred stock upon the closing of this offering. The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock in this offering. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.
(2)	The pro forma as adjusted column reflects the pro forma adjustments described in footnote (1) above, as well as (a) the sale by us of 15,500,000 shares of common stock in this offering based upon the initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, (b) the repayment of $65.2 million outstanding as of June 30, 2012 under our term loan incurred in connection with our acquisition of ID Analytics, and (c) the payment of $10.7 million for amounts payable to the holders to our Series E-1 preferred stock, based upon the anticipated initial public offering price of $9.00 per share. For every $0.01 the anticipated initial public offering price is below $15.7552 per share, we are obligated to pay $0.01 per share in cash to the holders of outstanding shares of our Series E-1 preferred stock. As of the date of this prospectus, there were 1,586,778 shares of our Series E-1 preferred stock outstanding. See “Use of Proceeds” for additional information.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information appearing elsewhere in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our common stock. Any of the following risks could materially and adversely affect our business, operating results, financial condition, or prospects and cause the market price of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.

We have incurred significant net losses since our inception. For the years ended December 31, 2009, 2010, and 2011, we had net losses of $58.7 million, $15.4 million, and $4.3 million, respectively, and had an accumulated deficit of $224.9 million as of June 30, 2012. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. Our recent growth, including our growth in revenue and customer base, may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Moreover, we expect to continue to make significant expenditures to maintain and expand our business, operate as a consolidated entity with our newly acquired subsidiary, ID Analytics, and transition to operating as a public company. These increased expenditures will make it more difficult for us to achieve and maintain future annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to attract and service customers on a profitable basis. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

If the security of confidential information used in connection with our services is breached or otherwise subject to unauthorized access, our reputation and business may be materially harmed.

Our services require us to collect, store, use, and transmit significant amounts of confidential information, including personally identifiable information, credit card information, and other critical data. We employ a range of information technology solutions, controls, procedures, and processes designed to protect the confidentiality, integrity, and availability of our critical assets, including our data and information technology systems. While we engage in a number of measures aimed to protect against security breaches and to minimize problems if a data breach were to occur, our information technology systems and infrastructure may be vulnerable to damage, compromise, disruption, and shutdown due to attacks or breaches by hackers or due to other circumstances, such as employee error or malfeasance or technology malfunction. The occurrence of any of these events, as well as a failure to promptly remedy these events should they occur, could compromise our systems, and the information stored in our systems could be accessed, publicly disclosed, lost, stolen, or damaged. Any such circumstance could adversely affect our ability to attract and maintain customers as well as strategic partnerships, cause us to suffer negative publicity, and subject us to legal claims and liabilities or regulatory penalties. In addition, unauthorized parties might alter information in our databases, which would adversely affect both the reliability of that information and our ability to market and perform our services. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to effectively and are constantly evolving. We may be unable to anticipate these techniques or to implement adequate preventive or reactive measures. Several recent, highly publicized data security breaches at other companies have heightened consumer awareness of this issue and may embolden individuals or groups to target our systems or those of our strategic partners or enterprise customers.

Security technologies and information, including encryption and authentication technology licensed from third parties, are a key aspect of our security measures designed to secure our critical assets. While we routinely seek to update these technologies and information, advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in the technology we use becoming obsolete, breached, or compromised and cause us to incur additional expenses associated with upgrading our security systems. In addition, security information provided to us by third parties may be inaccurate, incomplete, or outdated, which could cause us to make misinformed security decisions and could materially and adversely affect our business.

Under payment card rules and our contracts with our card processors, we could be liable to the payment card issuing banks for their cost of issuing new cards and related expenses if there is a breach of payment card information that we store. In addition, if we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give customers the option of using payment cards to fund their payments or pay their fees. If we were unable to accept payment cards, our business would be materially harmed.

Many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. In the United States, federal and state laws provide for over 45 laws and notification regimes, all of which we are subject to, and additional requirements may be instituted in the future. In the event of a data security breach, these mandatory disclosures often lead to widespread negative publicity. In addition, complying with such numerous and complex regulations in the event of a data security breach is often expensive, difficult, and time consuming, and the failure to comply with these regulations could subject us to regulatory scrutiny and additional liability and harm our reputation.

Any actual or perceived security breach, whether successful or not and whether or not attributable to the failure of our services or our information technology systems, as well as our failure to promptly and appropriately react to a breach, would likely harm our reputation, adversely affect market perception of our services, and cause the loss of customers and strategic partnerships. Our property and business interruption insurance may not be adequate to compensate us for losses or failures that may occur. Our third-party insurance coverage will vary from time to time in both type and amount depending on availability, cost, and our decisions with respect to risk retention.

Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have a material adverse effect on our business.

Our brand recognition and reputation are critical aspects of our business. We believe that maintaining and further enhancing our LifeLock and ID Analytics brands as well as our reputation will be critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our markets continues to develop. Our success in this area will be dependent on a wide range of factors, some of which are out of our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to retain existing and obtain new customers and strategic partners;

•	the quality and perceived value of our services;

•	actions of our competitors, our strategic partners, and other third parties;

•	positive or negative publicity, including material on the Internet;

•	regulatory and other governmental related developments; and

•	litigation related developments.

Sales and marketing expenses have historically been our largest operating expense, and we anticipate these expenses will continue to increase in the foreseeable future as we continue to seek to grow our business and customer base and enhance our brand. These brand promotion activities may not yield increased revenue and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

•	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures;

•	select the right markets, media, and specific media vehicles in which to advertise;

•	identify the most effective and efficient level of spending in each market, media, and specific media vehicle; and

•	effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs.

Increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels. If we implement new marketing and advertising strategies, we may utilize marketing and advertising channels with significantly higher costs than our current channels, which in turn could adversely affect our operating results. Implementing new marketing and advertising strategies also would increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. Further, we may over time become disproportionately reliant on one channel or strategic partner, which could limit our marketing and advertising flexibility and increase our operating expenses. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased revenue, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected, and our business, operating results, financial condition, and reputation could suffer.

Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, our strategic partners, our affiliates, or others associated with any of these parties, may tarnish our reputation and reduce the value of our brands. Damage to our reputation and loss of brand equity may reduce demand for our services and have an adverse effect on our business, operating results, and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brands may be costly and time consuming, and such efforts may not ultimately be successful.

We face intense competition, and we may not be able to compete effectively, which could reduce demand for our services and adversely affect our business, growth, reputation, revenue, and market share.

We operate in a highly competitive business environment. Our primary competitors are the credit bureaus that include Experian, Equifax, and TransUnion, as well as others, such as Affinion, Early

Warning Systems, Intersections, and LexisNexis. Some of our competitors have substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the development, promotion, and sale of services, to deliver competitive services at lower prices or for free, and to introduce new solutions and respond to market developments and customer requirements more quickly than we can. In addition, some of our competitors may have data that we do not have or cannot obtain without difficulty. Any of these factors could reduce our growth, revenue, access to valuable data, or market share.

Our ability to compete successfully in our markets depends on a number of factors, both within and outside our control. Some of these factors include the following:

•	access to a breadth of identity and consumer transaction data;

•	breadth and effectiveness of service offerings, including designing and introducing new services;

•	brand recognition;

•	technology;

•	effectiveness and cost-efficiency of customer acquisition;

•	customer satisfaction;

•	price;

•	quality and reliablity of customer service; and

•	accurate identification of appropriate target markets for our business.

Any failure by us to compete successfully in any one of these or similar areas may reduce the demand for our services and the robustness of the LifeLock ecosystem, as well as adversely affect our business, growth, reputation, revenue, and market share. Moreover, new competitors, alliances among our competitors, or new service introductions by our competitors may emerge and potentially adversely affect our business and prospects.

We could lose our access to data sources, which could cause us competitive harm and have a material adverse effect on our business, operating results, and financial condition.

Our services depend extensively upon continued access to and receipt of data from external sources, including data received from customers and fulfillment partners. Our data providers could stop providing data, provide untimely data, or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue, or for competitive reasons. In addition, upon the termination of the contracts we have with certain of our enterprise customers, we are required to remove from our repositories the data contributed by and through those customers. We could also become subject to legislative, regulatory, or judicial restrictions or mandates on the collection, disclosure, or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to a substantial number of data sources or certain key data sources or certain data already in the LifeLock ecosystem, or if our access or use were restricted or became less economical or desirable, our ability to provide our services and the efficacy and attractiveness of the LifeLock ecosystem could be negatively affected, and this would adversely affect us from a competitive standpoint. This would also adversely affect our business, operating results, and financial condition. We may not be successful in maintaining our relationships with these external data source providers and may not be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative or additional sources if our current sources become unavailable.

We may lose customers and significant revenue and fail to attract new customers if our existing services become less desirable or obsolete, or if we fail to develop and introduce new services with broad appeal or fail to do so in a timely or cost-effective manner.

The introduction of new services by competitors, the emergence of new industry standards, or the development of new technologies could render our existing or future services less desirable or obsolete. In addition, professional thieves continue to develop more sophisticated and creative methods to steal personal and financial information as consumers and enterprises today become increasingly interconnected and engage in a large number of daily activities that involve personal or financial information. Consequently, our financial performance and growth depends upon our ability to enhance and improve our existing services, develop and successfully introduce new services that generate customer interest, and sell our services in new markets. As our existing services mature, encouraging customers to purchase enhancements or upgrades becomes more challenging unless new service offerings provide features and functionality that have meaningful incremental value. To achieve market acceptance for our services, we must effectively anticipate and offer services that meet changing customer demands in a timely manner. Customers may require features and capabilities that our current services lack. In addition, any new markets in which we attempt to sell our services, including new industries, countries, or regions, may not be receptive to our service offerings. If we fail to enhance our existing services in a timely and cost-effective manner, successfully develop and introduce new services, or sell our services in new markets, our ability to retain our existing or attract new customers and our ability to create or increase demand for our services could be harmed, which would have an adverse affect on our business, operating results, and financial condition.

We will be required to make significant investments in developing new services. We also will be subject to all of the risks inherent in the development of new services, including unanticipated technical or other development problems, which could result in material delays in the launch and acceptance of the services or significantly increased costs. In some cases, we may expend a significant amount of resources and management attention on service offerings that do not ultimately succeed in their markets. Because new service offerings are inherently risky, they may not be successful and may harm our operating results and financial condition.

The number of people who access services through devices other than personal computers, including mobile phones, smartphones, handheld computers, and tablets, has increased dramatically in recent years. We have limited experience to date in developing services for users of these alternative devices, and versions of our services developed for these devices may not be attractive to customers. As new devices, platforms, and technologies are continually being released, it is difficult to predict the problems we may encounter in developing versions of our services for use with these devices, platforms, and technologies and we may need to devote significant resources to the creation, support, and maintenance of such offerings. If we are slow to develop services and technologies that are compatible with these devices, platforms, and technologies, or if our competitors are able to achieve those results more quickly than us, we will fail to capture a significant share of an increasingly important portion of the market for online services, which could adversely affect our business.

Our revenue and operating results depend significantly on our ability to retain our existing customers, and any decline in our retention rates will harm our future revenue and operating results.

Our revenue and operating results depend significantly on our ability to retain our existing customers. In our consumer business from which we derive a significant majority of our revenue, we sell our services to our members on a monthly or annual subscription basis. Our members may cancel their membership with us at any time without penalty. In our enterprise business, our customers have no obligation to renew their agreements with us after the contractual term expires and approximately half of our direct enterprise customers do not have monthly transaction minimums and, accordingly, may reduce their utilization of our services during the contractual term. We therefore may be unable to retain our existing members and enterprise customers on the same or on more profitable terms, if at all, and may generate lower revenue as a result of less utilization of our services by our enterprise customers. In addition, we may not be able to predict or anticipate accurately future trends in customer retention or enterprise customer utilization, or effectively respond to such trends. Our customer retention rates and enterprise customer utilization may decline or fluctuate due to a variety of factors, including the following:

•	our customers’ levels of satisfaction or dissatisfaction with our services;

•	the quality, breadth, and prices of our services;

•	our general reputation and events impacting that reputation;

•	the services and related pricing offered by our competitors;

•	our customer service and responsiveness to any customer complaints;

•	customer dissatisfaction if they do not receive the full benefit of our services due to their failure to provide all relevant data;

•	customer dissatisfaction with the methods or extent of our remediation services;

•	our guarantee may not meet our customers’ expectations; and

•	changes in our target customers’ spending levels as a result of general economic conditions or other factors.

If we do not retain our existing customers, our revenue may grow more slowly than expected or decline, and our operating results and gross margins will be harmed. In addition, our business and operating results may be harmed if we are unable to increase our retention rates.

We also must continually add new customers both to replace customers who cancel or elect not to renew their agreements with us and to grow our business beyond our current customer base. If we are unable to attract new customers in numbers greater than the percentage of customers who cancel or elect not to renew their agreements with us, which we call “churn,” our customer base will decrease and our business, operating results, and financial condition will be adversely affected. Churn negatively impacts the predictability of our subscription revenue model and the efficacy and attractiveness of the LifeLock ecosystem by decreasing the amount of data being added to our data repositories.

We depend on strategic partners in our consumer business, and our inability to maintain our existing and secure new relationships with strategic partners could harm our revenue and operating results.

We have derived, and intend to continue to derive, a significant portion of our revenue from members who subscribe to our consumer services through one of our strategic partners. In 2011, we derived approximately 45% of our gross new members from our strategic partner distribution channels. These distribution channels involve various risks, including the following:

•	we may be unable to maintain or secure favorable relationships with strategic partners;

•	our strategic partners may not be successful in expanding our membership base;

•	our strategic partners may seek to renegotiate the economic terms of our relationships;

•	our strategic partners may terminate their relationships with us;

•	bad publicity and other issues faced by our strategic partners could negatively impact us; and

•	our strategic partners, some of which already compete with us, may present increased competition for us in the future.

Our inability to maintain our existing and secure new relationships with strategic partners could harm our revenue and operating results.

Many of our key strategic partnerships are governed by agreements that may be terminated without cause and without penalty by our strategic partners upon notice of as few as 30 days. Under many of our agreements with strategic partners, our partners may cease or reduce their marketing of our services at their discretion, which may cause us to lose access to prospective members and significantly reduce our revenue and operating results.

Some of our strategic partners possess significant resources and advanced technical abilities. Some offer services that are competitive with ours and more may do so in the future, either alone or in collaboration with other competitors. Those strategic partners could give a higher priority to competing services or decide not to continue to offer our services at all. If any of our strategic partners discontinue or reduce the sale or marketing of our services, promote competitive services, or, either independently or jointly with others, develop and market services that compete with our services, our business and operating results may be harmed. In addition, some of our strategic partners may experience financial or other difficulties, causing our revenue through those strategic partners to decline, which would adversely affect our operating results.

In order for us to implement our business strategy and grow our revenue, we must effectively manage and expand our relationships with qualified strategic partners. We expend significant time and resources in attracting qualified strategic partners, training those partners in our technology and service offerings, and then maintaining relationships with those partners. In order to continue to develop and expand our distribution channels, we must continue to scale and improve our processes and procedures that support our partnerships. Those processes and procedures could become increasingly complex and difficult to manage. Our competitors also use arrangements with strategic partners, and it could be more difficult for us to maintain and expand our distribution channels if they are more successful in attracting strategic partners or enter into exclusive relationships with strategic partners. If we fail to maintain our existing or secure new relationships with strategic partners, our business will be harmed.

A limited number of enterprise customers provide a significant portion of our enterprise revenue, and our inability to retain these customers or attract new customers could harm our revenue and operating results and the efficacy and attractiveness of the LifeLock ecosystem.

ID Analytics has historically derived, and continues to derive, a significant portion of its revenue from a limited number of enterprise customers. For example, in 2010, 2011, and the six months ended June 30, 2012, sales derived through ID Analytics’ top ten customers accounted for 77%, 70%, and 66%, respectively, of ID Analytics’ revenue for those periods. In addition, some of these customers provide services that compete with our consumer services and, accordingly, may seek alternative identity risk assessment and fraud protection services in the future. The loss of several of our enterprise customers, or of any of our large enterprise customers, could have a material adverse effect on our revenue and results of operations, as well as the efficacy and attractiveness of the LifeLock ecosystem.

In addition, new customer acquisition in our enterprise business is often a lengthy process requiring significant up-front investment. Accordingly, we may devote substantial resources in an effort to attract new enterprise customers that may not result in customer engagements or lead to an increase in revenue, which could have a material adverse effect on our business.

If we experience system failures or interruptions in our telecommunications or information technology infrastructure, it may impair the availability of our services, our revenue could decrease, and our reputation could be harmed.

Our operations depend upon our ability to protect the telecommunications and information technology systems utilized in our services against damage or system interruptions from natural disasters, technical failures, human error, and other events. We send and receive credit and other data, as well as key communications to and from our members, electronically, and this delivery method is susceptible to damage, delay, or inaccuracy. A portion of our business involves telephonic customer service and online enrollments, which depends upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in data loss, which could interrupt our operations. Our telecommunications or information technology infrastructure upon which we rely also may be vulnerable to computer viruses, hackers, or other disruptions.

We rely on our network and data center infrastructure and internal technology systems for many of our development, operational, support, sales, accounting, and financial reporting activities, the failure of which could disrupt our business operations and result in a loss of revenue and damage to our reputation.

We rely on our network and data center infrastructure and internal technology systems for many of our development, operational, support, sales, accounting, and financial reporting activities. We routinely invest resources to update and improve these systems and environments with the goal of better meeting the existing, as well as the growing and changing requirements of our customers. If we experience prolonged delays or unforeseen difficulties in updating and upgrading our systems and architecture, we may experience outages and may not be able to deliver certain service offerings and develop new service offerings and enhancements that we need to remain competitive. Such improvements and upgrades often are complex, costly, and time consuming. In addition, such improvements can be challenging to integrate with our existing technology systems or may result in problems with our existing technology systems. Unsuccessful implementation of hardware or software updates and improvements could result in outages, disruption in our business operations, loss of revenue, or damage to our reputation. Our systems and data are hosted by a third-party data center. If the third-party data center experiences any disruptions, outages, or catastrophes, it could disrupt our business and result in a loss of customers, loss of revenue, or damage to our reputation. We recently experienced an outage in one of our data centers in our enterprise business, which interrupted our business. We are planning to replace this facility with a more modern facility in a different location, but the relocation could be more time consuming, expensive, and complicated than anticipated and there is no guarantee that we will not experience outages in the future.

Natural or man-made disasters and other similar events may significantly disrupt our and our strategic partners’ or service providers’ businesses, and negatively impact our results of operations and financial condition.

Our enterprise business headquarters and the back up data center for our enterprise business are located in San Diego, California, which is situated on or near earthquake fault lines. Our primary data center for our enterprise business is located in Atlanta, Georgia, although we expect to relocate this data center to Las Vegas, Nevada in the fall of 2012. In our consumer business, we have data centers in Rancho Cordova, California and Scottsdale, Arizona. Any of our or our strategic partners’ or service providers’ facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks, and power outages, which may render it difficult or impossible for us or our strategic partners or service providers to operate our respective businesses for some period of time. Our and our strategic partners’ or service providers’ facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our or our strategic partners’ or service providers’ operations could negatively impact our business and results of operations, and harm our reputation. In addition, we and our strategic partners or service providers may not carry business insurance or may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, results of operations, and financial condition.

Changes in the economy may significantly affect our business, operating results, and financial condition.

Our business may be affected by changes in the economic environment. Our services, particularly our consumer services, are discretionary purchases, and members may reduce or eliminate their discretionary spending on our services during an economic downturn, such as the present economic downturn. Although we have not yet experienced a material increase in membership cancellations or a material reduction in our member retention rate, we may experience such an increase or reduction in the future, especially in the event of a prolonged recessionary period or a worsening of current conditions. In addition, during an economic downturn consumers may experience a decline in their credit, which may result in less demand for our services. Conversely, consumers may spend more time using the Internet during an economic downturn and may have less time for our services in a period of economic growth. In addition, media prices may increase in a period of economic growth, which could significantly increase our marketing and advertising expenses. As a result, our business, operating results, and financial condition may be significantly affected by changes in the economic environment.

Our rapid development and growth in an evolving industry make evaluating our business and future prospects difficult and may increase the risk of your investment.

Our business, prospects, and growth potential must be considered in light of the risks, expenses, delays, difficulties, uncertainties, and other challenges encountered by companies that are rapidly developing and are experiencing rapid growth in evolving industries. We may be unsuccessful in addressing the various challenges we may encounter. Our failure to do so could have a material adverse effect on our business, prospects, reputation, and growth potential as well as the value of your investment.

Despite our historic predictable subscription revenue model, as a result of our rapid development and growth in an evolving industry, it is difficult to accurately forecast our revenue and plan our operating expenses, and we have limited insight into trends that may emerge and affect our business. In the event that our actual results differ from our forecasts or we adjust our forecasts in future periods, our operating results and financial position could be materially and adversely affected and our stock price could decline.

These risks are increased by our recent acquisition of ID Analytics and will be further increased by any acquisitions we may make in the future.

We have identified a material weakness in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

In connection with the filing of the registration statement of which this prospectus forms a part, we identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related to our calculation of earnings per share for the three months ended March 31, 2012. We have developed a plan to remediate this material weakness. We are implementing a process for documenting and reviewing all of our equity instruments and the effect of those instruments on our calculation of earnings per share. As a public company, we also plan to hire additional accounting personnel. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness.

When we become a public company, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act that will require us to include a management report on our internal control over financial reporting in our annual report, which will contain management’s assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our annual report on Form 10-K for the year ending December 31, 2013. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation. This process is time consuming, costly, and complicated. Our management may conclude that our internal control over financial reporting is not effective.

In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the later of the year following our first annual report required by the Securities and Exchange Commission, or the SEC, and the date on which we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. Material weaknesses may be identified during the audit process or at other times. During the course of the evaluation, documentation, or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with Section 404.

Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis, which could result in the loss of investor confidence in the reliability of our financial statements, harm our business, and negatively impact the trading price of our common stock.

The failure to manage our growth may damage our brand recognition and reputation and harm our business and operating results.

We have experienced rapid growth in a relatively short period of time. Our revenue grew from $18.9 million in 2007 to $193.9 million in 2011, and our members increased from approximately 30,000 on December 31, 2006 to approximately 2.1 million on December 31, 2011. In addition, our acquisition of ID Analytics in March 2012 increased our revenue, facilities, and number of employees, and we will likely hire additional employees as we transition into a public company. We must successfully manage our growth to achieve our objectives. Our ability to effectively manage any significant growth of our business will depend on a number of factors, including our ability to do the following:

•	introduce new service offerings that are attractive to our customers and enhance our gross margins;

•	develop and pursue cost-effective marketing and advertising campaigns that attract new customers;

•	satisfy existing and attract new customers;

•	hire, train, retain, and motivate additional employees;

•	enhance our operational, financial, and management systems;

•	enhance our intellectual property rights;

•	effectively manage and maintain our corporate culture; and

•	make sound business decisions in light of the scrutiny associated with operating as a public company.

These enhancements and improvements will require significant expenditures and allocation of valuable management and employee resources, and our growth will continue to place a strain on our operational, financial, and management infrastructure. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. Our failure to effectively manage growth could have a material adverse effect on our business, reputation, operating results, financial condition, and prospects.

Any future acquisitions that we undertake could disrupt our business, harm our operating results, and dilute stockholder value.

From time to time, we may review opportunities to acquire other businesses or other assets that would expand the breadth of services that we offer, strengthen our distribution channels, enhance our intellectual property and technological know-how, augment the LifeLock ecosystem and our data repositories, or otherwise offer potential growth opportunities. For example, in March 2012, we completed our acquisition of ID Analytics. We may in the future be unable to identify suitable acquisition candidates or to complete the acquisition of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Acquisitions also may become more difficult in the future as we or others, including our competitors, acquire the most attractive candidates. Unforeseen expenses, difficulties, and delays that we may encounter in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to grow through acquisitions will depend upon various factors, including the following:

•	the availability of suitable acquisition candidates at attractive purchase prices;

•	the ability to compete effectively for available acquisition opportunities;

•	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

•	diversion of management’s attention to acquisition efforts; and

•	the ability to obtain any requisite governmental or other approvals.

As a part of our acquisition strategy, we frequently engage in acquisition discussions. In connection with these discussions, we and potential acquisition candidates often exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including, in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated, despite the expenditure of time and resources, which affect our results.

Any borrowings made to finance future acquisitions could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings. If our cash flow from operating activities is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet our debt service requirements. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition, and operating results.

If we finance any future acquisitions in whole or in part through the issuance of common stock or securities convertible into or exercisable for common stock, existing stockholders will experience dilution in the voting power of their common stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our common stock for acquisitions will depend on the market price of our common stock from time to time and the willingness of potential sellers to accept our common stock as full or partial consideration for the sale of their businesses. Our inability to use our common stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings in order to pursue an acquisition program could materially limit our growth.

Any acquisitions that we undertake could be difficult to integrate, which could disrupt and harm our business.

In order to pursue a successful acquisition strategy, we will need to integrate the operations of any acquired businesses into our operations, including centralizing certain functions and pursuing programs and processes aimed at leveraging our revenue and growth opportunities. The integration of the management, operations, and facilities of acquired businesses with our own could involve difficulties, which could adversely affect our growth rate and operating results.

Our experience in acquiring other businesses is limited. Our only acquisition to date has been the acquisition of ID Analytics in March 2012. We may not realize all of the benefits anticipated with that acquisition and may experience unanticipated detriments as a result of that acquisition. We are still in the process of analyzing, planning, and implementing our integration with ID Analytics, a process that may take months to complete. As with any acquisition, we may be unable to complete effectively an integration of the management, operations, facilities, and accounting and information systems of the acquired business with our own; to manage efficiently the combined operations of the acquired business with our operations; to achieve our operating, growth, and performance goals for the acquired business; to achieve additional revenue as a result of our expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. The integration of acquired businesses, including our acquisition of ID Analytics, involves numerous risks, including the following:

•	integrating the different businesses, operations, locations, and technologies;

•	communicating to customers our perceived benefits of the acquisition and addressing any related concerns they might have;

•	the potential disruption of our core businesses;

•	risks associated with entering markets and businesses in which we have little or no prior experience;

•	diversion of management’s attention from our core businesses;

•	adverse effects on existing business relationships with suppliers and customers;

•	failure to retain key customers, suppliers, or personnel of acquired businesses;

•	adjusting to changes in key personnel post-combination;

•	adjusting to increased governmental regulations;

•	managing the varying intellectual property protection strategies and other activities of the acquired company;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	greater than anticipated costs and expenses related to the integration of the acquired business with our business;

•	potential unknown liabilities associated with the acquired company;

•	challenges inherent in effectively managing an increased number of employees in diverse locations;

•	failure of acquired businesses to achieve expected results;

•	the risk of impairment charges related to potential write-downs of acquired assets in future acquisitions; and

•	difficulty of establishing uniform standards, controls, procedures, policies, and information systems.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the operations, technology, and personnel of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, results of operations, reputation, and prospects, and on the market price of our common stock.

We are subject to extensive government regulation, which could impede our ability to market and provide our services and have a material adverse effect on our business.

Our business and the information we use in our business, augmented by our recent acquisition of ID Analytics, is subject to a wide variety of federal, state, and local laws and regulations, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the FTC Act and comparable state laws that are patterned after the FTC Act, and other laws governing credit information, consumer privacy and marketing, and servicing of consumer products and services. In addition, our business is subject to the FTC Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief, as well as the companion orders with 35 states’ attorneys general that we entered into in March 2010. These laws, regulations, and consent decrees cover, among other things, advertising, automatic subscription renewal, broadband residential Internet access, consumer protection, content, copyrights, credit card processing procedures, data protection, distribution, electronic contracts, member privacy, pricing, sales and other procedures, tariffs, and taxation. In addition, it is unclear how existing laws and regulations governing issues such as property ownership, sales and other taxes, and personal privacy apply to the Internet. We incur significant costs to operate our business and monitor our compliance with these laws, regulations, and consent decrees. Any of these laws and regulations are subject to revision, and we cannot predict the impact of such changes on our business. Any changes to the existing applicable laws or regulations, or any determination that other laws or regulations are applicable to us, could increase our costs or impede our ability to provide our services to our customers, which could have a material adverse effect on our business, operating results, financial condition, and prospects.

In addition, various governmental agencies have the authority to commence investigations and enforcement actions under these laws, regulations, and consent decrees, and private citizens also may bring actions, including class action litigation, under some of these laws and regulations. Responding to such investigations and actions may cause us to incur significant expenses and could divert our management and key personnel from our business operations. Any determination that we have violated any of these laws, regulations, or consent decrees may result in liability for fines, damages, or other penalties or require us to make changes to our services and business practices, and cause us to lose customers, any of which could have a material adverse impact on our business, operating results, financial condition, and prospects.

Marketing laws and regulations may materially limit our ability to offer our services to members.

We market our consumer services through a variety of marketing channels, including mass media, direct mail campaigns, online display advertising, paid search and search-engine optimization, and inbound customer service and account activation calls. These channels are subject to both federal and state laws and regulations. Federal and state laws and regulations may limit our ability to market to new members or offer additional services to existing members, which may have a material adverse effect on our ability to sell our services.

The Dodd-Frank Wall Street Reform and Consumer Protection Act authorizes the newly created Bureau of Consumer Financial Protection to adopt rules and take actions that could have a material adverse effect on our business.

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted to reform the practices in the financial services industry. Title X of the Dodd-Frank Act established the Bureau of Consumer Financial Protection, or the CFPB, to protect consumers from abusive financial services practices. Among other things, the CFPB has broad authority to write rules affecting the business of credit reporting companies as well as to supervise, conduct examinations of, and enforce compliance as to federal consumer financial protection laws and regulations with respect to certain “non-depository covered persons” determined by the CFPB to be “larger participants” that offer consumer financial products and services.

The CFPB has broad regulatory, supervisory, and enforcement powers and may exercise authority with respect to our services, or the marketing and servicing of those services, by overseeing our financial institution or credit reporting agency customers and suppliers, or by otherwise exercising its supervisory, regulatory, or enforcement authority over consumer financial products and services. On February 16, 2012, the CFPB issued a proposed rule that would include our credit reporting agency customers and suppliers under the CFPB nonbank supervision program. Further, we believe that the CFPB has commenced review of certain of our financial institution customers, including their offering of some or all fee-based products. These or other actions by the CFPB could cause our credit agency customers and suppliers and financial institution customers to limit or change their business activities, which could have a material adverse effect on our operating results. It is not certain whether the CFPB has, or will seek to exercise, supervisory or other authority directly over us or our services. Supervision and regulation of us or our enterprise customers by the CFPB could have a material adverse impact on our business and operating results, including the costs to make changes that may be required by us, our enterprise customers, or our strategic partners, and the costs of responding to examinations by the CFPB. In addition, the costs of responding to or defending against any enforcement action that may be brought by the CFPB, and any liability that we may incur, may have a material adverse impact on our business, results of operations, and financial condition.

Changes in legislation or regulations governing consumer privacy may affect our ability to collect, distribute, and use personally identifiable information.

There has been increasing public concern about the use of personally identifiable information. As a result, many federal, state, and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, disclosure, and use of personally identifiable information. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that apply to us. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services. If this is the case, in addition to the possibility of fines, lawsuits, and other claims, we could be required to fundamentally change our business activities and practices or modify our service offerings, which could have a material adverse effect on our business. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, affect our ability to attract new customers and maintain relationships with our existing customers, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our enterprise customers and strategic partners may limit the use and adoption of, and reduce the overall demand for, our services. Privacy concerns, whether valid or not, may inhibit market adoption of our services.

Laws requiring the free issuance of credit reports by credit reporting agencies, and other services that must be provided by credit reporting agencies, could impede our ability to obtain new members or retain existing members and could have a material adverse effect on our business.

The Fair Credit Reporting Act provides consumers the ability to receive one free consumer credit report per year from each major consumer credit reporting agency and requires each major consumer credit reporting agency to provide the consumer a credit score along with the consumer’s credit report for a reasonable fee as determined by the FTC. In addition, the Fair Credit Reporting Act and state laws give consumers other rights with respect to the protection of their credit files at the credit reporting agencies. For example, the Fair Credit Reporting Act gives consumers the right to place “fraud alerts” at the credit reporting agencies, and the laws in approximately 40 states give consumers the right to place “freezes” to block access to their credit files. The rights of consumers to obtain free annual credit reports and credit scores from consumer reporting agencies, and to place fraud alerts and credit freezes directly with them, could cause consumers to perceive that the value of our services is reduced or replaced by those benefits, which could have a material adverse effect on our business.

The FTC Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief, as well as the companion orders with 35 states’ attorneys general, imposes on us injunctive provisions that could subject us to additional injunctive and monetary remedies.

In March 2010, we and Todd Davis, our Chairman and Chief Executive Officer, entered into a Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief with the FTC, which we refer to as the FTC Order. The FTC Order was the result of a settlement of the allegations by the FTC that certain of our advertising and marketing practices constituted deceptive acts or practices in violation of the FTC Act, which settlement made no admission as to the allegations related to such practices. The FTC Order imposes on us and Mr. Davis certain injunctive provisions relating to our advertising and marketing of our identity theft protection services, such as enjoining us from making any misrepresentation of “the means, methods, procedures, effects, effectiveness, coverage, or scope of” our identity theft protection services. However, the bulk of the more specific injunctive provisions have no direct impact on the advertising and marketing of our current services because we have made significant changes in the nature of the services we offer to consumers since the investigation by the FTC in 2007 and 2008, including our adoption of new technology that permits us to provide proactive protection against identity theft and identity fraud. The FTC investigation of our advertising and marketing activities occurred during the time that we relied significantly on the receipt of fraud alerts from the credit reporting agencies for our members. The FTC believed that such alerts had inherent limitations in terms of coverage, scope, and timeliness. Many of the allegations in the FTC complaint, which accompanied the FTC Order, related to the inherent limitations of using credit report fraud alerts as the foundation for identity theft protection. Because the injunctive provisions in the FTC Order are tied to these complaint allegations, these injunctive provisions similarly relate significantly to our previous reliance on credit report fraud alerts as reflected in our advertising and marketing claims. The FTC Order also imposes on us and Mr. Davis certain injunctive provisions relating to our data security for members’ personally identifiable information. At the same time, we also entered into companion orders with 35 states’ attorneys general that impose on us similar injunctive provisions as the FTC Order relating to our advertising and marketing of our identity theft protection services.

Our or Mr. Davis’ failure to comply with these injunctive provisions could subject us to additional injunctive and monetary remedies as provided for by federal and state law. In addition, the FTC Order imposes on us and Mr. Davis certain compliance requirements, including the delivery of an annual compliance report. We and Mr. Davis have timely submitted these annual compliance reports, but the FTC has not accepted or approved them to date. If the FTC were to find that we or Mr. Davis have not complied with the requirements in the FTC Order, we could be subject to additional penalties and our business could be negatively impacted.

The FTC Order provided for a consumer redress payment of $11 million, which we made to the FTC for distribution to our members. The FTC Order also provided for an additional consumer redress payment of $24 million, which was suspended based on our then-current financial condition on the basis of financial information we submitted to the FTC. The FTC Order specifies that in the event the FTC were to find that the financial materials submitted by us to the FTC at the time of the FTC Order were not truthful, accurate, and complete, the court order entering the settlement could be re-opened and the suspended judgment in the amount of the additional $24 million would become immediately due in full.

The outcome of litigation or regulatory proceedings could subject us to significant monetary damages, restrict our ability to conduct our business, harm our reputation, and otherwise negatively impact our business.

From time to time, we have been, and in the future may become, subject to litigation, claims, and regulatory proceedings, including class action litigation. We cannot predict the outcome of any actions or proceedings, and the cost of defending such actions or proceedings could be material. Furthermore, defending such actions or proceedings could divert our management and key personnel from our business operations. If we are found liable in any actions or proceedings, we may have to pay substantial damages or change the way we conduct our business, either of which may have a material adverse effect on our business, operating results, financial condition, and prospects. There may also be negative publicity associated with litigation or regulatory proceedings that could harm our reputation or decrease acceptance of our services. Moreover, we utilize contractors and third parties for various services, including certain advertising, which may increase these risks. A former service provider has informed us that she may claim that she was misclassified as an independent contractor, and we may be subject to other claims of this nature from time to time. These claims may be costly to defend and may result in imposition of damages, adverse tax consequences, and harm to our reputation.

We do not believe the nature of any pending legal proceeding will have a material adverse effect on our business, operating results, and financial condition. However, our assessment may change at any time based upon the discovery of facts or circumstances that are presently not known to us. Therefore, there can be no assurance that any pending or future litigation will not have a material adverse effect on our business, reputation, operating results, and financial condition.

We depend on key personnel, and if we fail to retain and attract skilled management and other key personnel, our business may be harmed.

Our success depends to a significant extent upon the continued services of our current management team, including Todd Davis, our Chairman and Chief Executive Officer. The loss of Mr. Davis or one or more of our other key executives or employees could have a material adverse effect on our business. Other than Mr. Davis, we do not maintain “key person” insurance policies on the lives of our executive officers or any of our other employees. We employ all of our executive officers and key employees on an at-will basis, and their employment can be terminated by us or them at any time, for any reason and without notice, subject, in certain cases, to severance payment rights. In order to retain valuable employees, in addition to salary and cash incentives, we provide stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract offers from other companies.

Our success also depends on our ability to attract, retain, and motivate additional skilled management personnel. We plan to continue to expand our work force to continue to enhance our business and operating results. We believe that there is significant competition for qualified personnel with the skills and knowledge that we require. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those which we have to offer. If we are not able to attract and retain the necessary qualified personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our business objectives and our ability to pursue our business strategy. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If our recruiting, training, and retention efforts are not successful or do not generate a corresponding increase in revenue, our business will be harmed.

A failure of the insurance companies that underwrite the identity theft insurance provided as part of our consumer services, or refusal by those insurance companies to provide the expected insurance, could harm our business.

Our consumer services include identity theft insurance for our members that provides coverage for certain out-of-pocket expenses to our members, such as loss of income, replacement of fraudulent withdrawals, child and elderly care, travel expenses, and replacement of documents. This identity theft insurance also backs our $1 million service guarantee. Any failure or refusal of our insurance providers to provide the expected insurance could damage our reputation, cause us to lose members, expose us to liability claims by our members, negatively impact our sales and marketing efforts, and have a material adverse effect on our business, operating results, and financial condition.

Events such as a security breach at a large organization that compromise a significant number of our members’ personally identifiable information could result in a large number of identity-related events that in turn could severely strain our operations and have a negative impact on our business.

Events such as a security breach at a large organization (including major financial institutions, retailers, and Internet service providers) could compromise the personally identifiable information of a significant number of our members. Any such event could in turn result in a large number of identity-related events that we must address, placing severe strain on our operations. Any failure in our ability to appropriately and timely process and address a large number of identity-related events taking place at the same time could result in a loss of members, harm to our reputation, and other damage to our business. Moreover, any related remediation services we provide may not meet member expectations and further exacerbate these risks. Furthermore, if these events result in significant claims made under our identity theft insurance, this could negatively impact our insurance premiums and our ability to continue to provide what we refer to as our guarantee on a cost-effective basis, or at all.

We may require significant capital to fund our business, and our inability to generate and obtain such capital could harm our business, operating results, financial condition, and prospects.

To fund our expanding business, including the enterprise business that we recently acquired, we must have sufficient working capital to continue to make significant investments in our service offerings, advertising, and other activities. As a result, in addition to the revenue we generate from our business and the proceeds from this offering, we may need additional equity or debt financing to provide the funds required for these endeavors. If such financing is not available on satisfactory terms or at all, we may be unable to operate or expand our business in the manner and at the rate desired. Debt financing increases expenses, may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders, and any new securities we issue could have rights, preferences, and privileges superior to those associated with our common stock, including the common stock sold in this offering.

In addition, the current global financial crisis, which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit and substantial reductions or fluctuations in equity and currency values worldwide, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all.

Our inability to generate or obtain the financial resources needed to fund our business and growth strategies may require us to delay, scale back, or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition, and prospects.

If we are unable to protect our intellectual property, including our LifeLock brand, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

The success of our business depends in part on our ability to protect our intellectual property and the LifeLock brand. We rely on a combination of federal, state, and common law trademark, patent, and trade secret laws, confidentiality procedures, and contractual provisions to protect our intellectual property. However, these measures afford only limited protection and might be challenged, invalidated, or circumvented by third parties. The measures we take to protect our intellectual property may not be sufficient or effective, and in some instances we have not undertaken comprehensive searches with respect to certain of our intellectual property. We have limited protections in countries outside the United States, such as registrations for key trademarks. Moreover, our competitors may independently develop similar intellectual property.

While we generally obtain non-disclosure agreements from each of our employees and independent contractors, there are former independent contractors from whom we have not obtained these agreements. Therefore, these former independent contractors may inappropriately disclose our confidential information or use that confidential information illegally, which could subject us to liability to third parties.

We currently have a number of issued and pending patents and trademarks, many of which were recently procured in connection with our acquisition of ID Analytics. We cannot assure you that any patents will issue from our currently pending patent applications in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated, or circumvented. Any patents that may issue in the future from pending or future patent applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We also cannot assure you that any future trademark or service mark registrations will be issued from pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our proprietary rights.

We may find it necessary to take legal action in the future to enforce or protect our intellectual property rights, and such action may be expensive and time consuming. In addition, we may be unable to obtain a favorable outcome in any such intellectual property litigation.

Our services may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our services.

From time to time, third parties may claim that our services infringe or otherwise violate their intellectual property rights. We may be subject to legal proceedings and claims, including claims of alleged infringement by us of the intellectual property rights of third parties. Any dispute or litigation regarding intellectual property could be expensive and time consuming, regardless of the merits of any claim, and could divert our management and key personnel from our business operations.

If we were to discover or be notified that our services potentially infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from these parties in order to avoid infringement. We may not be able to obtain the necessary licenses on acceptable terms, or at all, and any such license may substantially restrict our use of the intellectual property. Moreover, if we are sued for infringement and lose the lawsuit, we could be required to pay substantial damages or be enjoined from offering the infringing services. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of intellectual property infringement. Any of the foregoing could cause us to incur significant costs and prevent us from selling our services.

Our business depends on our ability to utilize intellectual property, technology, and content owned by third parties, the loss of which would harm our business.

Our services utilize intellectual property, technology, and content owned by third parties. From time to time, we may be required to renegotiate with these third parties or negotiate with other third parties to include or continue using their intellectual property, technology, or content in our existing service offerings, in new versions of our service offerings, or in new services that we offer. We may not be able to obtain the necessary rights from these third parties on commercially reasonable terms, or at all, and the third-party intellectual property, technology, and content we use or desire to use may not be appropriately supported, maintained, or enhanced by the third parties. If we are unable to obtain the rights necessary to use or continue to use third-party intellectual property, technology, and content in our services, or if those third parties are unable to support, maintain, and enhance their intellectual property, technology, and content, we could experience increased costs or delays or reductions in our service offerings, which in turn may harm our financial condition, damage our brand, and result in the loss of customers.

We are attempting to build our intellectual property portfolio internally and through acquisitions, such as our recent acquisition of ID Analytics. We may be required to incur substantial expenses to do so, and our efforts may not be successful.

Our use of “open source” software could negatively affect our ability to sell our services and subject us to possible litigation.

Software code that is freely shared in the software development community is referred to as open source code, and software applications built from open source code are referred to as open source software. A portion of the technologies licensed by us incorporates such open source software, and we may incorporate open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses, such as the GNU General Public License, require that source code subject to the license be disclosed to third parties that have a right to modify and redistribute that source code and any software derived from it. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar services and platforms with lower development effort and time and ultimately could reduce or eliminate our ability to commercialize or profit from our services.

Although we have established internal review and approval processes to avoid subjecting our technologies to conditions we do not intend, we cannot be certain that all open source software is submitted for approval prior to use in our services. The terms of many open source licenses have not been interpreted by the U.S. courts, and there is a risk that these licenses could be construed in a way that imposes unanticipated conditions or restrictions on our ability to commercialize our services. In this event, we could be required to seek licenses from third parties to continue offering our services, to make generally available, in source code form, our proprietary code, or to discontinue the sale of our services, any of which could adversely affect our business, operating results, and financial condition.

Our operating results are likely to vary significantly and be unpredictable, which could cause the trading price of our stock to decline, make period-to-period comparisons less meaningful, and make our future results difficult to predict.

We may experience significant fluctuations in our revenue, expenses, and operating results in future periods. Our operating results may fluctuate in the future as a result of a number of factors,

many of which are beyond our control. These fluctuations may result in declines in our stock price. Moreover, these fluctuations may make comparing our operating results on a period-to-period basis less meaningful and make our future results difficult to predict. You should not rely on our past results as an indication of our future performance. In addition, if revenue levels do not meet our expectations, our operating results and ability to execute on our business plan are likely to be harmed. In addition to the other factors listed in this “Risk Factors” section, factors that could affect our operating results include the following:

•	our ability to expand our customer base and the market for our services;

•	our ability to generate revenue from existing customers;

•	our ability to establish and maintain relationships with strategic partners;

•	our expense and capital expenditure levels;

•	service introductions or enhancements and market acceptance of new services by us and our competitors;

•	pricing and availability of competitive services;

•	our ability to address competitive factors successfully;

•	changes in the competitive landscape as a result of mergers, acquisitions, or strategic alliances that could allow our competitors to gain market share, or the emergence of new competitors;

•	changes or anticipated changes in economic conditions; and

•	changes in legislation and regulatory requirements related to our business.

Due to these and other factors, our financial results for any quarterly or annual period may not meet our expectations or the expectations of investors or analysts that follow our stock and may not be meaningful indications of our future performance.

Because we recognize revenue in our consumer business from our members over the term of their subscription periods, fluctuations in sales or retention may not be immediately reflected in our operating results.

We recognize revenue in our consumer business from our members ratably over the term of their subscription periods. As a result, a large portion of the revenue we recognize in any period is deferred revenue from memberships purchased during previous periods. Consequently, a decline in new members or a decrease in member retention in any particular period will not necessarily be fully reflected in the consumer revenue in that period and will negatively affect our revenue in future periods. In addition, we may be unable to adjust our cost structure to reflect this reduced revenue. Accordingly, the effect of significant fluctuations in new members or member retention and market acceptance of our services may not be fully reflected in our operating results until future periods. Our subscription model also makes it difficult for us rapidly to increase our revenue through additional sales in any period, as revenue from new members is recognized ratably over the applicable subscription periods.

Our revenue may be adversely affected if we are required to collect sales taxes in additional jurisdictions or collect other taxes for our services.

We collect or have imposed upon us sales or other taxes related to the services we sell in certain states and other jurisdictions. In May 2012, we entered into a settlement agreement with the New York State Department of Taxation and Finance regarding our collection of sales tax in the state of New York. We recently began collecting sales tax in the state of New York related to the sale of our consumer services, and also recently began collecting sales tax in specific states related to our credit monitoring services. Additional states or one or more countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future. A successful assertion by any state, country, or other jurisdiction that we should be collecting sales or other taxes on the sale of our services could, among other things, increase the cost of our services, create significant administrative burdens for us, result in substantial tax liabilities for past sales, discourage current members and other consumers from purchasing our services, or otherwise substantially harm our business and operating results.

Increases in credit card processing fees would increase our operating expenses and adversely affect our operating results, and the termination of our relationship with any major credit card company would have a severe, negative impact on our business.

A substantial majority of our members pay for our services using credit cards. From time to time, the major credit card companies or the issuing banks may increase the fees that they charge for each transaction using their cards. An increase in those fees would require us to either increase the prices we charge for our services or suffer a negative impact on our margins, either of which could adversely affect our business, operating results, and financial condition.

In addition, our credit card fees may be increased by credit card companies if our chargeback rate, or the rate of payment refunds, exceeds certain minimum thresholds. If we are unable to maintain our chargeback rate at acceptable levels, our credit card fees for chargeback transactions, or for all credit card transactions, may be increased, and, if the problem significantly worsens, credit card companies may further increase our fees or terminate their relationship with us. In addition, changes in billing systems in the future could increase the per transaction cost that we pay. Any increases in our credit card fees could adversely affect our operating results, particularly if we elect not to raise the retail list price for our consumer services to offset the increase. The termination of our ability to process payments on any major credit card would significantly impair our business.

Our indebtedness could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service obligations.

As of June 30, 2012, we had indebtedness of $65.2 million. We may incur additional indebtedness in the future, including any additional borrowings available under our senior credit facility with Bank of America. Any substantial indebtedness and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on this indebtedness could have adverse consequences, including the following:

•	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities, and other purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

•	limiting our ability to borrow additional funds;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	failing to comply with the covenants in our debt agreements could result in all of our indebtedness becoming immediately due and payable.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us under our senior credit facility or otherwise in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition, and ability to expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt obligations in the future would require us to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures, or seek additional equity.

Covenants in our senior credit facility impose, and any future debt arrangements may impose, significant operating and financial restrictions that may adversely affect our business and ability to operate our business.

The agreement governing our senior credit facility with Bank of America contains covenants that limit various actions that we may take, including the following:

•	incurring additional indebtedness;

•	granting additional liens;

•	making certain investments and distributions;

•	merging, dissolving, liquidating, consolidating, or disposing of all or substantially all of our assets;

•	prepaying and modifying debt instruments; and

•	entering into transactions with affiliates.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions, or pursue available business opportunities. Our senior credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests at the end of each fiscal quarter. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not meet those tests. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. We could also incur additional indebtedness in the future having even more restrictive covenants.

Failure to comply with any of the covenants under our senior credit facility, or any other indebtedness we may incur, could result in a default under such agreements, which could result in an acceleration of the timing of payments on all of our outstanding indebtedness and other negative consequences. In addition, since our senior credit facility with Bank of America is secured by substantially all of our assets, a default under that facility could result in Bank of America exercising its lien on substantially all of our assets. Any of these events could have a material adverse effect on our business, operating results, and financial condition.

We will incur increased costs as a result of being a public company, and our management will be required to devote substantial time to new compliance matters.

We will incur significant legal, accounting, and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act, and the listing requirements of the stock exchange on which our securities are listed. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, particularly to serve on our audit and compensation committees, or as executive officers.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited, which could potentially result in increased tax liabilities to us in the future.

As of December 31, 2011, we had $141.6 million of federal and $153.2 million of state net operating loss carry-forwards. As of December 31, 2011, ID Analytics had $23.5 million of federal and $26.5 million of state net operating loss carry-forwards. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. At this time, we have not performed an analysis under Section 382 of the Internal Revenue Code to determine if an ownership change has occurred. However, with our initial public offering and other transactions that have occurred over the past three years, we may trigger or have already triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price or at all.

Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The price of our common stock in any such market may be higher or lower than the price that you pay in this offering. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters, which may not be indicative of prices that will prevail in the trading market. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchase shares, and you could incur substantial losses or lose your entire investment. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, many of which are beyond our control, including, in addition to the other matters described in this “Risk Factors” section, the following:

•	actual or anticipated fluctuations in our quarterly or annual financial results;

•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•

the failure of industry or securities analysts to maintain coverage of our company, changes in financial estimates by any industry or securities analysts that follow our company, or our failure to meet such estimates;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our customers, our strategic partners, or our competitors;

•	sales, or anticipated sales, of large blocks of our stock;

•	short selling of our common stock by investors;

•	additions or departures of key personnel;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new services or new pricing policies by us or by our competitors;

•	regulatory or political developments;

•	litigation and governmental or regulatory investigations;

•	acquisitions or strategic alliances by us or by our competitors; and

•	general economic, political, and financial market conditions or events.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the price or liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from our business.

Participants in our directed share program who have executed a lock-up agreement with the underwriters must hold their shares for a minimum of 180 days following the date of the prospectus related to this offering and accordingly will be subject to market risks not imposed on other investors in the offering.

At our request, the underwriters have reserved up to 785,000 shares of the common stock offered hereby for sale to our directors, officers, employees, and certain other parties who are otherwise associated with us. Purchasers of these shares who have entered into a lock-up agreement with the underwriters will not, subject to exceptions, be able to offer, sell, contract to sell, or otherwise dispose of or hedge any such shares for a period of 180 days after the date of the final prospectus relating to this offering, subject to certain specified extensions. As a result of such restriction, such purchasers may face risks not faced by other investors who have the right to sell their shares at any time following the offering (including other participants in the directed share program who have not executed a lock-up agreement with the underwriters). These risks include the market risk of holding our shares during the period that such restrictions are in effect.

Future sales of our common stock in the public market by our existing stockholders, or the perception that such sales might occur, could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and even the perception that these sales could occur may depress the market price. Based on shares outstanding as of June 30, 2012, we will have 86,308,363 shares of common stock outstanding after this offering, based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering. See footnote 1 in “Prospectus Summary—The Offering.” Of these shares, the common stock sold in this offering will be freely tradable, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. The holders of substantially all of the remaining 70,808,363 shares of common stock have agreed with the underwriters or otherwise agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the 180-day period beginning on the date of this prospectus, except with the prior written consent of the representatives of the underwriters. The 180-day restricted period referred to in the preceding sentence may be extended under the circumstances described in the “Underwriting” section of this prospectus. After the expiration of the lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions of Rule 144. In addition, shares issued or issuable upon the exercise of options and warrants as of the expiration of the 180-day restricted period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Stockholders owning 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) are entitled, under contracts providing for registration rights, to require us to register our securities owned by them for public sale, subject to the 180-day restricted period described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Sales of common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Future sales and issuances of our common stock or rights to purchase common stock by us, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We intend to issue additional securities pursuant to our equity incentive plans and may issue equity or convertible securities in the future. To the extent we do so, our stockholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales and new investors could gain rights superior to our existing stockholders.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Certain underwriters have interests in this offering beyond customary underwriting discounts and have conflicts of interest with respect to this offering.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, an underwriter in this offering, serves as administrative agent and is a lender under the term loan portion of our senior credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, an underwriter in this offering, also is a lender under the term loan. Because each of Merrill Lynch and RBC Capital Markets, LLC is an underwriter and will receive more than 5% of the net proceeds of this offering as a result of our intention to repay borrowings under the term loan, each of them has a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to Rule 5121, Deutsche Bank Securities Inc. has served as the “qualified independent underwriter,” as defined by FINRA. Although the qualified independent underwriter, in that capacity, has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part, we cannot assure you that this will adequately address any potential conflicts of interest. See “Underwriting—Conflicts of Interest.” In addition, we have agreed to indemnify Deutsche Bank Securities Inc. for acting as qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Deutsche Bank Securities Inc. may be required to make for those liabilities.

You will incur immediate and substantial dilution in your investment because our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

If you purchase shares in this offering, you will incur immediate and substantial dilution of $8.76 in net tangible book value per share as of June 30, 2012, based upon the initial public offering price of $9.00 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution arises because investors that purchased shares prior to this offering paid substantially less than the initial public offering price when they purchased their shares of our capital stock. Furthermore, as of June 30, 2012, there were outstanding options to purchase 11,633,596 shares of our common stock at a weighted average exercise price of $3.66 per share and warrants to purchase 2,727,702 shares of our common stock at a weighted average exercise price of $1.0779 per share. To the extent such options or warrants are exercised in the future, there may be further dilution to new investors. For additional information, see “Dilution.”

In addition, immediately prior to the closing of this offering, each outstanding share of our preferred stock will automatically be converted into shares of our common stock at the applicable conversion rate then in effect. The conversion rate for our Series A preferred stock is currently 1 for 1.03, and the conversion rate for our other series of preferred stock is currently 1 for 1. However, the number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.

Our directors, executive officers, and principal stockholders will continue to have substantial control over us after this offering and will be able to exert significant control over matters subject to stockholder approval.

As of June 30, 2012, our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, beneficially owned, in the aggregate, approximately 70% of our outstanding common stock and, upon the closing of this offering, that same group will beneficially own, in the aggregate, approximately 58% of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares from us. These amounts compare to approximately 18% of our outstanding common stock represented by the shares sold in this offering, also assuming no exercise of the underwriters’ option to purchase additional shares from us. As a result, these stockholders, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Anti-takeover provisions could impair a takeover attempt and adversely affect existing stockholders.

Certain provisions of our amended and restated certificate of incorporation and bylaws that will be in effect upon the closing of this offering and applicable provisions of Delaware law may have the effect of rendering more difficult, delaying, or preventing an acquisition of our company, even when this would be in the best interest of our stockholders.

Our amended and restated certificate of incorporation and bylaws that will be in effect upon the closing of this offering will include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer);

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control of our company, whether or not it is desired by or beneficial to our stockholders. In addition, other provisions of Delaware law may also discourage, delay, or prevent someone from acquiring us or merging with us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If adequate research coverage is not established or maintained on our company or if any of the analysts who may cover us downgrade our stock or publish inaccurate or unfavorable research about our business or provide relatively more favorable recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We will have broad discretion over the use of the proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

We will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management may not apply the net proceeds of this offering in ways that increase the value of your investment. We intend to use approximately $62.6 million of the net proceeds from this offering to repay the outstanding balance under our term loan incurred in connection with our acquisition of ID Analytics. In addition, since the anticipated initial public offering price is below $15.7552 per share, we intend to use approximately $10.7 million of the net proceeds from this offering to pay the amounts that will be payable to the holders of our Series E-1 preferred stock. We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including supporting our revenue growth, enhancing our sales and marketing activities, entering new markets, and developing new service offerings. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business; however, we do not have any agreements or commitments to do so at this time. However, except as described above, we have not allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds from this offering, we plan to invest them in short-term, investment-grade, interest-bearing securities, and these investments may not yield a favorable rate of return. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

Since we do not expect to pay any cash dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to obtain a return on their investment.

We have never declared or paid any cash dividends on our capital stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our existing senior credit facility with Bank of America restricts our ability to pay cash dividends. We plan to retain any future earnings to finance our operations and growth plans discussed elsewhere in this prospectus. Accordingly, investors must rely on sales of shares of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations include the following:

•	our ability to achieve or maintain profitability on an annual basis;

•	our ability to protect our customers’ confidential information;

•	our ability to maintain and enhance our brand recognition and reputation;

•	the competitive nature of the industries in which we conduct our business;

•	our ability to maintain access to data sources;

•	our ability to retain our existing customers and attract new customers, including our large enterprise customers;

•	our ability to improve our services and develop and introduce new services with broad appeal;

•	our ability to maintain existing and secure new relationships with strategic partners;

•	the impact of failures or interruptions in our telecommunications and information technology infrastructure or failures in our network and data center infrastructure and internal technology systems;

•	the effects of natural or man-made disasters or similar events;

•	the impact of the economic climate on our business;

•	our ability to effectively manage our growth in an evolving industry;

•	our ability to successfully acquire businesses or other assets and to successfully integrate them into our business;

•	the effects of laws, regulations, and enforcement;

•	our ability to comply with injunctive provisions;

•	the outcome of any litigation or regulatory proceeding;

•	the attraction and retention of skilled management and other key personnel;

•	the quality of our insurance coverage;

•	our ability to appropriately and timely address a high volume of identity-related events at the same time;

•	our ability to raise additional capital to finance our business;

•	our ability to protect our intellectual property and not infringe on the intellectual property of others;

•	our ability to service our debt obligations; and

•	our ability to effectively transition to operating as a public company, including implementing and maintaining effective internal control over financial reporting.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

MARKET, INDUSTRY, AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $126.0 million, based upon the initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $145.7 million after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

We intend to use approximately $62.6 million of the net proceeds from this offering to repay the outstanding balance under our term loan incurred in connection with our acquisition of ID Analytics. As of June 30, 2012, the interest rate on the term loan, which is scheduled to mature on February 7, 2016, was 4.49%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Obligations—Senior Credit Facility” for more information.

Since the anticipated initial public offering price is below $15.7552 per share, we intend to use approximately $10.7 million of the net proceeds from this offering to pay the amounts that will be payable to the holders of our Series E-1 preferred stock. For every $0.01 the anticipated initial public offering price is below $15.7552 per share, we are obligated to pay $0.01 per share in cash to the holders of our Series E-1 preferred stock. As of the date of this prospectus, there were 1,586,778 shares of our Series E-1 preferred stock outstanding.

We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including supporting our revenue growth, enhancing our sales and marketing activities, entering new markets, and developing new service offerings. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business. However, we do not have agreements or commitments for any specific acquisitions at this time.

Our plans for the proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors, including our expansion plans and the amount of cash generated or used by our operations. Other than as described above, we cannot specify with certainty the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, we will have broad discretion in using the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market funds, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

Each of Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, and Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, an underwriter in this offering, is a lender under the term loan portion of our senior credit facility and will receive more than five percent of the net proceeds of this offering. Thus, both Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC have a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Deutsche Bank Securities Inc. has agreed to serve as a “qualified independent underwriter” as defined by FINRA and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers. See “Underwriting—Conflicts of Interest.”

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. Our existing senior credit facility restricts our ability to pay cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012:

•	on an actual basis;

•

on a pro forma basis to reflect (a) the filing of our amended and restated certificate of incorporation and the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering, (b) the automatic conversion of outstanding warrants to purchase preferred stock into warrants to purchase 2,405,221 shares of our common stock immediately prior to the closing of this offering, and (c) the automatic termination of warrants to purchase 3,442,991 shares of our Series E and Series E-2 preferred stock upon the closing of this offering(1); and

•

on a pro forma as adjusted basis to further reflect (a) the sale by us of 15,500,000 shares of common stock in this offering based upon the initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, (b) the repayment of $65.2 million outstanding as of June 30, 2012 under our term loan incurred in connection with our acquisition of ID Analytics, and (c) the payment of $10.7 million for amounts payable to the holders to our Series E-1 preferred stock, based upon the anticipated public offering price of $9.00 per share(2).

(1)	The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.

(2)	For every $0.01 the anticipated initial public offering price is below $15.7552 per share, we are obligated to pay $0.01 per share in cash to the holders of outstanding shares of our Series E-1 preferred stock. As of the date of this prospectus, there were 1,586,778 shares of our Series E-1 preferred stock outstanding. See “Use of Proceeds” for additional information.

You should read this table together with “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
		(unaudited)
Cash and cash equivalents	$62,836	$62,836	$112,942

Long-term debt, including current portion	$65,210	$65,210	$—
Convertible redeemable preferred stock, $0.001 par value; 50,194,865 shares authorized, 44,409,268 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	263,668	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; no shares authorized, no shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 19,487,926 shares issued and outstanding, actual; 300,000,000 shares authorized, pro forma and pro forma as adjusted; 70,808,363 shares issued and outstanding, pro forma; 86,308,363 shares issued and outstanding, pro forma as adjusted	19	64	80
Additional paid-in capital	19,912	303,215	429,235
Accumulated deficit	(224,874)	(219,045)	(224,045)

Total stockholders’ equity (deficit)	(204,943)	84,234	205,270

Total capitalization	$123,935	$149,444	$205,270

The number of shares of our common stock to be outstanding after this offering is based on 70,808,363 shares of our common stock outstanding as of June 30, 2012, and excludes the following:

•	11,633,596 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2012 at a weighted average exercise price of $3.66 per share;

•

5,055,451 shares of our common stock reserved for future issuance under our 2006 Plan as of June 30, 2012; provided, however, that upon the closing of this offering, any remaining shares available for issuance under our 2006 Plan will be added to the shares reserved under our 2012 Plan, and we will cease granting awards under our 2006 Plan;

•

4,200,000 additional shares of common stock reserved for future issuance under our 2012 Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Plan;

•

2,000,000 shares of common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan; and

•	2,727,702 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2012 at a weighted average exercise price of $1.0779 per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book value as of June 30, 2012 was $(100.5) million, or $(1.42) per share. Our pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

After giving effect to (i) the pro forma adjustments referenced under “Capitalization,” (ii) receipt of the net proceeds from our sale of 15,500,000 shares of common stock in this offering based upon the initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and (iii) the application of the net proceeds we will receive in this offering in the manner described in “Use of Proceeds,” our pro forma as adjusted net tangible book value as of June 30, 2012 would have been approximately $20.5 million, or $0.24 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.66 per share to our existing stockholders and an immediate dilution of $8.76 per share to investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share		$9.00
Pro forma net tangible book value per share as of June 30, 2012	$(1.42)
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	1.66

Pro forma net tangible book value per share after giving effect to this offering		0.24

Dilution in pro forma net tangible book value per share to new investors in this offering		$8.76

If the underwriters’ option to purchase additional shares in this offering is exercised in full, the pro forma net tangible book value, as adjusted to give effect to this offering, would be $0.45 per share and the dilution to new investors would be $8.55 per share.

The table below summarizes as of June 30, 2012, on a pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration, and the average price per share (i) paid to us by our existing stockholders, the value of common and preferred stock issued to employees and non-employees, and the value of preferred stock issued in our acquisition of ID Analytics, and (ii) to be paid to us by new investors purchasing our common stock in this offering based upon the initial public offering price of $9.00 per share, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands, except per share data and percentages)
Existing stockholders	70,808	82.0%	$215,875	60.7%	$3.05
New investors	15,500	18.0%	139,500	39.3%	$9.00

Total	86,308	100.0%	$355,375	100.0%

The sale by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 70,608,363 shares, or 82% of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to 15,700,000 shares, or 18% of the total number of shares outstanding after this offering.

If the underwriters’ option to purchase additional shares in this offering is exercised in full, the percentage of shares of our common stock held by existing stockholders will be reduced to 80% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to 17,855,000 shares, or 20% of the total number of shares of our common stock outstanding after this offering.

The total number of shares of our common stock reflected in the discussion and tables above is based on 70,808,363 shares of our common stock outstanding as of June 30, 2012, and excludes the following:

•	11,633,596 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2012 at a weighted average exercise price of $3.66 per share;

•

5,055,451 shares of our common stock reserved for future issuance under our 2006 Plan as of June 30, 2012; provided, however, that upon the closing of this offering, any remaining shares available for issuance under our 2006 Plan will be added to the shares reserved under our 2012 Plan, and we will cease granting awards under our 2006 Plan;

•

4,200,000 additional shares of common stock reserved for future issuance under our 2012 Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Plan;

•

2,000,000 shares of common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, which will become effective upon the closing of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan; and

•	2,727,702 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2012 at a weighted average exercise price of $1.0779 per share.

To the extent that any outstanding options or warrants are exercised, new options are issued under our equity incentive plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all of these options and warrants outstanding at June 30, 2012 were exercised, then our existing stockholders, including the holders of these options and warrants, would own 85% and our new investors would own 15% of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options and warrants, would be approximately $261.4 million, or 65%, the total consideration paid by our new investors would be $139.5 million, or 35%, the average price per share paid by our existing stockholders would be $3.07, and the average price per share paid by our new investors would be $9.00.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial and other data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

We have derived the consolidated statements of operations data for the years ended December 31, 2009, 2010, and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007, 2008, and 2009 from our audited consolidated financial statements not included in this prospectus. We have derived the consolidated statements of operations data for the six months ended June 30, 2011 and 2012 and the consolidated balance sheet data as of June 30, 2012 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results are not necessarily indicative of the results that should be expected for the full year or any other period.

On March 14, 2012, we completed our acquisition of ID Analytics. Accordingly, the consolidated statements of operations data for the six months ended June 30, 2012 only includes the results for ID Analytics since that date. The audited consolidated financial statements of ID Analytics as of and for the years ended December 31, 2010 and 2011, and the unaudited pro forma condensed combined financial statements for the year ended December 31, 2011 and for the six months ended June 30, 2012 are included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Consumer revenue	$18,874	$91,253	$131,368	$162,279	$193,949	$90,996	$118,324
Enterprise revenue	—	—	—	—	—	—	7,171

Total revenue	18,874	91,253	131,368	162,279	193,949	90,996	125,495
Cost of services	7,582	30,701	43,109	51,445	62,630	31,140	37,965

Gross profit	11,292	60,552	88,259	110,834	131,319	59,856	87,530
Expenses:
Sales and marketing	30,915	80,903	77,815	78,844	91,217	43,749	61,505
Technology and development	3,485	10,557	19,925	21,338	17,749	9,010	12,993
General and administrative	7,481	26,556	45,900	23,306	17,510	8,770	9,537
Amortization of acquired intangible assets	—	—	—	—		—	2,325

Total expenses	41,881	118,016	143,640	123,488	126,476	61,529	86,360

Income (loss) from operations	(30,589)	(57,464)	(55,381)	(12,654)	4,843	(1,673)	1,170
Other income (expense):
Interest expense	(69)	(606)	(1,385)	(1,368)	(231)	(198)	(1,285)
Interest income	233	175	110	28	8	7	2
Change in fair value of warrant liabilities	(4,852)	(331)	(1,919)	(1,333)	(8,658)	(4,124)	(2,941)
Change in fair value of embedded derivative	—	—	—	—	—	—	714
Other	(10)	1	(49)	(41)	(5)	—	(2)

Total other expense	(4,698)	(761)	(3,243)	(2,714)	(8,886)	(4,315)	(3,512)

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands, except per share data)
						(unaudited)
Loss before provision for income taxes	(35,287)	(58,225)	(58,624)	(15,368)	(4,043)	(5,988)	(2,342)
Income tax expense (benefit)	—	26	39	8	214	82	(13,897)

Net income (loss)	(35,287)	(58,251)	(58,663)	(15,376)	(4,257)	(6,070)	11,555
Accretion of convertible redeemable preferred stock	(1,151)	(6,550)	(10,299)	(16,145)	(18,926)	(10,360)	(4,752)
Net income allocable to convertible redeemable preferred stockholders	—	—	—	—	—	—	(4,517)

Net income available (loss attributable) to common stockholders	$(36,438)	$(64,801)	$(68,962)	$(31,521)	$(23,183)	$(16,430)	$2,286

Net income available (loss attributable) per share to common stockholders:
Basic	$(1.99)	$(3.64)	$(3.86)	$(1.74)	$(1.24)	$(0.88)	$0.12

Diluted	$(1.99)	$(3.64)	$(3.86)	$(1.74)	$(1.24)	$(0.88)	$0.10

Weighted average shares used to compute net income available (loss attributable) per share to common stockholders:
Basic	18,328	17,825	17,843	18,068	18,725	18,573	19,453

Diluted	18,328	17,825	17,843	18,068	18,725	18,573	52,212

Pro forma net income available (loss attributable) per share to common stockholders(1)(2) (unaudited):
Basic					$(0.02)		$(0.00)

Diluted					$(0.02)		$(0.00)

Pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders(1)(2) (unaudited):
Basic					78,482		79,210

Diluted					78,482		79,210

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
						(unaudited)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(4,904)	$(25,488)	$(23,396)	$(14,510)	$24,344	$11,822	$23,099
Investing activities	$(5,787)	$(3,443)	$(5,094)	$(1,484)	$(1,531)	$(984)	$(159,510)
Financing activities	$14,545	$34,249	$22,636	$27,964	$(11,544)	$(13,049)	$170,397

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands, except percentages and per member data)
	(unaudited)
Other Financial and Operational Data:
Cumulative ending members(3)	497	1,331	1,621	1,748	2,075	1,878	2,282
Gross new members(4)	478	924	618	517	704	326	377
Member retention rate(5)	89.9%	89.8%	79.3%	79.1%	82.7%	80.4%	85.4%
Average cost of acquisition per member(6)	$65	$88	$126	$152	$130	$134	$157
Monthly average revenue per member(7)	$7.17	$7.38	$7.30	$7.94	$8.54	$8.40	$9.00
Enterprise transactions(8)	97,929	76,083	75,763	108,707	184,012	80,633	105,479
Adjusted EBITDA(9)	$(29,585)	$(54,004)	$(49,402)	$(5,189)	$11,868	$1,737	$7,936
Free cash flow(10)	$(7,278)	$(30,598)	$(28,488)	$(15,995)	$22,313	$10,588	$21,019

(1)	Pro forma net income available (loss attributable) per share to common stockholders has been calculated to give effect to the following transactions as if they occurred on January 1, 2011: (a) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering, (b) the number of shares whose proceeds will be used to repay $65.2 million of the outstanding balance as of June 30, 2012 under our term loan incurred in connection with our acquisition of ID Analytics, and (c) the number of shares whose proceeds will be used to pay $10.7 million to the holders of our Series E-1 preferred stock, based upon the anticipated initial public offering price of $9.00 per share. See the reconciliation on pages P-2 and P-3.

The following is a reconciliation of pro forma basic and diluted weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
	(unaudited)
Shares used to compute basic net income available (loss attributable) per share to common stockholders	18,725	19,453
Adjustment for assumed automatic conversion of preferred stock	51,320	51,320
Adjustment for shares used to repay outstanding balance of term loan	7,246	7,246
Adjustment for shares used to pay holders of our Series E-1 preferred stock	1,191	1,191

Basic pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders	78,482	79,210
Dilutive effect of securities	—	—

Diluted pro forma weighted average shares used to compute pro forma net income available (loss attributable) per share to common stockholders	78,482	79,210

(2)	The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.
(3)	We calculate cumulative ending members as the total number of members at the end of the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Cumulative ending members.”
(4)	We calculate gross new members as the total number of members who enroll in one of our consumer services during the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Gross new members.”
(5)	We define member retention rate as the percentage of members on the last day of the prior year who remain members on the last day of the current year, or for quarterly presentations, the percentage of members on the last day of the comparable quarterly period in the prior year who remain members on the last day of the current quarterly period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Member retention rate.”
(6)

We calculate average cost of acquisition per member as our sales and marketing expense for our consumer segment during the relevant period divided by our gross new members for the period. For more information, see “Management’s

Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Average cost of acquisition per member.”
(7)	We calculate monthly average revenue per member as our consumer revenue during the relevant period divided by the average number of cumulative ending members during the relevant period (determined by taking the average of the cumulative ending members at the beginning of the relevant period and the cumulative ending members at the end of each month in the relevant period), divided by the number of months in the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Monthly average revenue per member.”
(8)	We calculate enterprise transactions as the total number of transactions processed for either an identity risk or credit risk score during the relevant period. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Key Operating Metrics—Enterprise transactions.” Our enterprise transactions are processed by ID Analytics, which we acquired on March 14, 2012. Accordingly, the enterprise transactions data includes transactions processed by ID Analytics before the acquisition.
(9)	Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization, interest expense, interest income, change in fair value of warrant liabilities, other income (expense) (which consists primarily of gains and losses on disposal of fixed assets), provision for income taxes, and share-based compensation. For more information about adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures—Adjusted EBITDA.”
(10)	Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less net cash used in investing activities for acquisitions of property and equipment. For more information about free cash flow and a reconciliation of free cash flow to net cash provided by (used in) operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures—Free Cash Flow.”

Share-based compensation included in the statements of operations data above was as follows:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
						(unaudited)
Cost of services	$42	$107	$171	$262	$309	$161	$251
Sales and marketing	72	266	543	690	655	308	413
Technology and development	216	254	394	845	783	370	710
General and administrative	218	375	1,033	1,454	1,538	741	989

Total share-based compensation	$548	$1,002	$2,141	$3,251	$3,285	$1,580	$2,363

	As of December 31,					As of June 30, 2012
	2007	2008	2009	2010	2011
	(in thousands)
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,147	$11,465	$5,611	$17,581	$28,850	$62,836
Property and equipment, net	3,951	7,448	8,624	6,534	4,049	6,252
Working capital (deficit), excluding deferred revenue	(3,967)	(9,832)	(26,541)	(10,915)	13,947	36,700
Total assets	15,445	23,929	20,793	31,360	42,060	271,882
Deferred revenue	18,344	37,879	49,433	56,580	70,020	89,060
Long-term debt, including current portion	7,903	17,081	218	13,010	—	65,210
Convertible redeemable preferred stock	11,404	43,278	93,069	126,281	145,207	263,668
Total stockholders’ deficit	(38,376)	(102,107)	(168,302)	(196,121)	(214,267)	(204,943)

Non-GAAP Financial Measures

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed adjusted EBITDA, which is a non-GAAP financial measure, in the “Other Financial and Operational Data” table above and elsewhere within this prospectus. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

We have included adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, adjusted EBITDA is a key financial measure used in determining management’s incentive compensation.

Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe that it is useful to exclude non-cash charges for depreciation and amortization, change in fair value of warrant liabilities and embedded derivative, and share-based compensation from net income (loss) because (i) the amount of such non-cash expenses in any specific period may not directly correlate to the underlying operational performance of our business, and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets.

More specifically, we believe that it is useful to exclude depreciation and amortization from net income (loss) because depreciation is a function of our capital expenditures, while amortization reflects other asset acquisitions and their associated costs. In analyzing the performance of our business currently, we believe it is helpful to also consider the business without taking into account costs or benefits accruing from historical decisions on infrastructure and capacity. While these expense and related investments affect the overall financial health of our company, we evaluate them separately and they relate to historic decisions. Further, depreciation and amortization do not result in ongoing cash expenditures. Investors should note that the use of assets being depreciated or amortized contributed to revenue earned during the periods presented and will continue to contribute to future period revenue. This depreciation and amortization expense will recur in future periods for GAAP purposes.

We believe that it is useful to exclude change in fair value of warrant liabilities and embedded derivative associated with the revaluation of warrants and embedded derivative from EBITDA. These items vary significantly in size and amount and are excluded by our management when evaluating and predicting earnings trends because these charges are based on many subjective inputs at a point in time and many of these inputs are not necessarily directly related to the performance of our business. Due to subjective assumptions that underlie valuation methodologies used in the calculation, as well as the impact of non-operational factors such as the fair value of our common stock on the magnitude of this expense, we exclude these gains or losses when evaluating the ongoing performance of our business.

We believe it is appropriate to exclude share-based compensation expense from EBITDA because non-cash equity grants made at a certain price and point in time do not reflect how our business is performing at any particular time. While we believe that stockholders should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to view the non-GAAP financial measures that exclude these costs that management uses to evaluate our business. The determination of share-based compensation expense is based on many subjective inputs at a point in time and many of these inputs are not necessarily directly related to the performance of our business. Therefore, excluding this cost gives us a clearer view of the operating performance of our business. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types that companies may use under the Financial Accounting Standards Board, or FASB, ASC Topic 718, which governs the accounting treatment for share-based compensation, as well as the impact of non-operational factors such as the fair value of our common stock on the magnitude of this expense, management believes that providing non-GAAP financial measures that exclude share-based compensation expense allows investors to make meaningful comparisons between our operating results with those of other companies. Share-based compensation has been a significant non-cash recurring expense in our business and has been used as a key incentive offered to our employees. We believe such compensation contributed to the revenue earned during the periods presented and also believe it will contribute to the generation of future period revenue. Share-based compensation expense will recur in future periods for GAAP purposes.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include the following:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	adjusted EBITDA does not reflect cash interest income or expense;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, limiting their usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss), and our other GAAP results. The following table presents a reconciliation of adjusted EBITDA to net income (loss) for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(35,287)	$(58,251)	$(58,663)	$(15,376)	$(4,257)	$(6,070)	$11,555
Depreciation and amortization	456	2,458	3,838	4,214	3,740	1,830	4,403
Interest expense	69	606	1,385	1,368	231	198	1,285
Interest income	(233)	(175)	(110)	(28)	(8)	(7)	(2)
Change in fair value of warrant liabilities	4,852	331	1,919	1,333	8,658	4,124	2,941
Change in fair value of embedded derivative	—	—	—	—	—	—	(714)
Other income (expense)	10	(1)	49	41	5	—	2
Income tax (benefit) expense	—	26	39	8	214	82	(13,897)
Share-based compensation	548	1,002	2,141	3,251	3,285	1,580	2,363

Adjusted EBITDA	$(29,585)	$(54,004)	$(49,402)	$(5,189)	$11,868	$1,737	$7,936

Free Cash Flow

Our management uses free cash flow as a measure of our operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to determine capital requirements; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance.

We use free cash flow to evaluate our business because, although it is similar to net cash provided by (used in) operating activities, we believe it typically presents a more conservative measure of cash flow as purchases of property and equipment are necessary components of ongoing operations. We believe that this non-GAAP financial measure is useful in evaluating our business because free cash flow reflects the cash surplus available to fund the expansion of our business after payment of capital expenditures relating to the necessary components of ongoing operations. We also believe that the use of free cash flow provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Although free cash flow is frequently used by investors in their evaluations of companies, free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations including the following:

•	free cash flow does not reflect our future requirements for contractual commitments to third-party providers;

•	free cash flow does not reflect the non-cash component of employee compensation or depreciation and amortization of property and equipment; and

•	other companies, including companies in our industry, may calculate free cash flow or similarly titled measures differently, limiting their usefulness as comparative measures.

Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, net income (loss), and our other GAAP results. The following table presents a reconciliation of free cash flow to net cash provided by (used in) operating activities for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow:
Net cash provided by (used in) operating activities	$(4,904)	$(25,488)	$(23,396)	$(14,510)	$24,344	$11,822	$23,099
Acquisitions of property and equipment	(2,374)	(5,110)	(5,092)	(1,485)	(2,031)	(1,234)	(2,080)

Free cash flow	$(7,278)	$(30,598)	$(28,488)	$(15,995)	$22,313	$10,588	$21,019

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” or in other parts of this prospectus.

Overview

We are a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. We protect our members by constantly monitoring identity-related events, such as new account openings and credit-related applications. If we detect that a member’s personally identifiable information is being used, we offer near real-time, actionable alerts that provide our members peace of mind that we are monitoring use of their identity and allow our members to confirm valid or unauthorized identity use. If a member confirms that the use of his or her identity is unauthorized, we can stop the transaction or otherwise rapidly take actions designed to protect the member’s identity. We also provide remediation services to our members in the event that an identity theft actually occurs. We protect our enterprise customers by delivering on-demand identity risk and authentication information about consumers. Our enterprise customers utilize this information in real time to make decisions about opening or modifying accounts and providing products, services, or credit to consumers to reduce financial losses from identity fraud.

The foundation of our differentiated services is the LifeLock ecosystem. This ecosystem combines large data repositories of personally identifiable information and consumer transactions, proprietary predictive analytics, and a highly scalable technology platform. Our members and enterprise customers enhance our ecosystem by continually contributing to the identity and transaction data in our repositories. We apply predictive analytics to the data in our repositories to provide our members and enterprise customers actionable intelligence that helps protect against identity theft and identity fraud. As a result of our combination of scale, reach, and technology, we believe that we have the most proactive and comprehensive identity theft protection services available, as well as the most recognized brand in the identity theft protection services industry.

Since our founding in April 2005 and the enrollment of our first member in our basic LifeLock identity theft protection service in June 2005, we have experienced 29 consecutive quarters of sequential growth in both revenue and cumulative ending members. We enrolled our one millionth member in 2008, surpassed two million members in 2011, and as of June 30, 2012, served nearly 2.3 million paying members. Our consumer identity theft protection services have expanded during this time with the introduction of our LifeLock Command Center service in December 2009 and LifeLock Ultimate service in December 2011.

On March 14, 2012, we acquired ID Analytics, a provider of enterprise identity risk assessment and fraud protection services and a strategic technology partner of ours since 2009, for a total purchase price of $186.0 million. ID Analytics was founded in 2002, launched its identity risk assessment service in 2003, was granted its first patent in 2008, and as of June 30, 2012, served more than 250 enterprise customers. In 2011, ID Analytics processed an identity risk or credit risk score for over 184 million transactions. Our acquisition of ID Analytics marked our entry into the enterprise market and enhanced the LifeLock ecosystem by expanding our data repositories and providing direct ownership of certain intellectual property related to our services. We began recognizing revenue from our enterprise customers immediately following the closing of our acquisition of ID Analytics on March 14, 2012.

We derive the substantial majority of our revenue from member subscription fees. We also derive revenue from transaction fees from our enterprise customers.

We offer our consumer identity theft protection services on a monthly or annual, automatically renewing subscription basis. As of June 30, 2012, almost two-thirds of our members subscribed to our consumer services on an annual basis. We currently offer our consumer services under our basic LifeLock, LifeLock Command Center, and premium LifeLock Ultimate services, with retail list prices of $10, $15, and $25 per month and $110, $165, and $275 per year, respectively. Our average revenue per member is lower than our retail list prices due to wholesale or bulk pricing that we offer to strategic partners in our embedded product, employee benefits and breach distribution channels to drive our membership growth. In our embedded product channel, our strategic partners embed our consumer services into their products and services and pay us on behalf of their customers; in our employee benefit channel, our strategic partners offer our consumer services as a voluntary benefit as part of their employee benefit enrollment process; and in our breach channel, enterprises that have experienced a data breach pay us a fee to provide our services to the victims of the data breach. We also offer special discounts and promotions from time to time to incentivize prospective members to enroll in one of our consumer services. Our members pay us the full subscription fee at the beginning of each subscription period, in most cases by authorizing us to directly charge their credit or debit cards. We initially record the subscription fee as deferred revenue and then recognize it ratably on a daily basis over the subscription period. The prepaid subscription fees enhance our visibility of revenue and allow us to collect cash prior to paying our fulfillment partners.

Our enterprise customers pay us based on their monthly volume of transactions with us, with approximately half of them committed to monthly transaction minimums. We recognize revenue at the end of each month based on transaction volume for that month and bill our enterprise customers at the conclusion of each month.

We have historically invested aggressively in new member acquisition and expect to continue to do so for the foreseeable future. Our largest operating expense is advertising for member acquisition, which we record as a sales and marketing expense. This is comprised of radio, television, and print advertisements; direct mail campaigns; online display advertising; paid search and search-engine optimization; third-party endorsements; and education programs. In 2009, 2010, and 2011, our total advertising expense was $47.2 million, $42.7 million, and $54.6 million, respectively. We also pay internal and external sale commissions, which we record as a sales and marketing expense. We generally spend more in the first three quarters of each year on sales and marketing than in the fourth quarter due to the peak advertising rates during the holiday season. As a result, we typically enroll the least number of members in the fourth quarter.

Our revenue grew from $162.3 million in 2010 to $193.9 million in 2011 and from $91.0 million in the six months ended June 30, 2011 to $125.5 million in the six months ended June 30, 2012 (including revenue of $7.2 million contributed by ID Analytics since our March 2012 acquisition). We expect to continue to devote substantial resources to customer acquisition and to the introduction of new services and the enhancement of our existing services. In addition, we expect to invest in our operations to support anticipated growth and public company reporting and compliance obligations.

Our Business Model

In our consumer business, we evaluate the lifetime value of a member relationship over its anticipated lifecycle. While we generally incur member acquisition costs in advance of or at the time of the acquisition of the member, we recognize revenue ratably over the subscription period. As a result, a member relationship is not profitable at the beginning of the subscription period even though it is likely to have value to us over the lifetime of the member relationship.

When a member’s subscription automatically renews in each successive period, the relative value of that member increases because we do not incur significant incremental acquisition costs. We also benefit from decreasing fulfillment and member support costs related to that member, as well as economies of scale in our capital and operating and other support expenditures.

In our enterprise business, the majority of our costs relate to personnel primarily responsible for data analytics, data management, software development, sales and operations, and various support functions. We incur minimal third-party data expenses, as our enterprise customers typically provide us with their customer transaction data as part of our service. New customer acquisition is often a lengthy process requiring significant investment in the sales team, including costs related to detailed retrospective data analysis to demonstrate the return on investment to prospective customers had our services been deployed over a specific period of time. Since most of the expenses in our enterprise business are fixed in nature, as we add new enterprise customers, there are typically modest incremental costs resulting in additional economies of scale.

Key Metrics

We regularly review a number of operating and financial metrics to evaluate our business, determine the allocation of our resources, measure the effectiveness of our sales and marketing efforts, make corporate strategy decisions, and assess operational efficiencies.

Key Operating Metrics

The following table summarizes our key operating metrics for the years ended December 31, 2009, 2010, and 2011 and the six months ended June 30, 2011 and 2012:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands, except percentages and per member data)
Cumulative ending members	1,621	1,748	2,075	1,878	2,282
Gross new members	618	517	704	326	377
Member retention rate	79.3%	79.1%	82.7%	80.4%	85.4%
Average cost of acquisition per member	$126	$152	$130	$134	$157
Monthly average revenue per member	$7.30	$7.94	$8.54	$8.40	$9.00
Enterprise transactions	75,763	108,707	184,012	80,633	105,479

Cumulative ending members.    We calculate cumulative ending members as the total number of members at the end of the relevant period. Most of our members are paying subscribers who have enrolled in our consumer services directly with us on a monthly or annual basis. A small percentage of our members receive our consumer services through a third-party enterprise that pays us directly, often as a result of a breach within the enterprise or by embedding our service within a broader third-party offering. We monitor cumulative ending members because it provides an indication of the revenue and expenses that we expect to recognize in the future.

Gross new members.    We calculate gross new members as the total number of new members who enroll in one of our consumer services during the relevant period. Many factors may affect the volume of gross new members in each period, including the effectiveness of our marketing campaigns, the timing of our marketing programs, the effectiveness of our strategic partnerships, and the general level of identity theft coverage in the media. We monitor gross new members because it provides an indication of the revenue and expenses that we expect to recognize in the future.

Member retention rate.    We define member retention rate as the percentage of members on the last day of the prior year who remain members on the last day of the current year, or for quarterly presentations, the percentage of members on the last day of the comparable quarterly period in the prior year who remain members on the last day of the current quarterly period. A number of factors may increase our member retention rate, including increases in the number of members enrolled on an annual subscription, increases in the number of alerts a member receives, increases in the number of members enrolled in our premium services, and increases in the number of members enrolled through strategic partners with which the member has a strong association. Conversely, factors reducing our member retention rate may include increases in the number of members enrolled on a monthly subscription, increases in the number of members enrolled in our basic LifeLock service, and the end of programs in our embedded product and breach channels. We monitor our member retention rate because it provides a measure of member satisfaction and the revenue that we expect to recognize in the future.

Average cost of acquisition per member.    We calculate average cost of acquisition per member as our sales and marketing expense for our consumer segment during the relevant period divided by our gross new members for the period. A number of factors may influence this metric, including shifts in the mix of our media spend. For example, when we engage in marketing efforts to build our brand, our cost of acquisition per member increases in the short term with the expectation that it will decrease over the long term. In addition, when we introduce new partnerships in our embedded product channel, such as our partnership with AOL in the fourth quarter of 2011, our average cost of acquisition per member decreases due to the volume of members that enroll in our consumer services in a relatively short period of time. We monitor average cost of acquisition per member to evaluate the efficiency of our marketing programs in acquiring new members.

Monthly average revenue per member.    We calculate monthly average revenue per member as our consumer revenue during the relevant period divided by the average number of cumulative ending members during the relevant period (determined by taking the average of the cumulative ending members at the beginning of the relevant period and the cumulative ending members at the end of each month in the relevant period), divided by the number of months in the relevant period. A number of factors may influence this metric, including whether a member enrolls in one of our premium services; whether we offer the member any promotional discounts upon enrollment; the distribution channel through which we acquire the member, as we offer wholesale pricing in our embedded product, employee benefit, and breach channels; and whether a new member subscribes on a monthly or annual basis, as members enrolling on an annual subscription receive a discount for paying for a year in advance. While our retail list prices have never changed, our average revenue per member increased by over 7% in both 2010 and 2011. This growth was primarily driven by increased adoption of our higher priced premium services by a greater percentage of our members, a trend we expect will continue. We monitor monthly average revenue per member because it is a strong indicator of revenue in our consumer business and of the performance of our premium services.

Enterprise transactions.    We calculate enterprise transactions as the total number of enterprise transactions processed for either an identity risk or credit risk score during the relevant period. Our enterprise transactions are processed by ID Analytics, which we acquired on March 14, 2012. Accordingly, the enterprise transactions data includes transactions processed by ID Analytics before the acquisition. Enterprise transactions have historically been higher in the fourth quarter as the level of credit applications and general consumer spending increases. We monitor the volume of enterprise transactions because it is a strong indicator of revenue in our enterprise business.

Key Financial Metrics

The following table summarizes our key financial metrics for the years ended December 31, 2009, 2010, and 2011 and the six months ended June 30, 2011 and 2012:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Consumer revenue	$131,368	$162,279	$193,949	$90,996	$118,324
Enterprise revenue	—	—	—	—	7,171

Total revenue	131,368	162,279	193,949	90,996	125,495
Adjusted EBITDA	(49,402)	(5,189)	11,868	1,737	7,936
Free cash flow	(28,488)	(15,995)	22,313	10,588	21,019

Adjusted EBITDA.    Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization, interest expense, interest income, change in fair value of warrant liabilities, other income (expense) (which consists primarily of gains and losses on disposal of fixed assets), provision for income taxes, and share-based compensation. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. For more information about adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), see “Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures—Adjusted EBITDA.”

Free cash flow.    Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less net cash used in investing activities for acquisitions of property and equipment. We believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net cash provided by (used in) operating activities prepared in accordance with GAAP to analyze our operating results. Users of this financial information should consider the types of events and transactions for which adjustments have been made. For more information about free cash flow and a reconciliation of free cash flow to net cash provided by (used in) operating activities, see “Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures—Free Cash Flow.”

Factors Affecting Our Performance

Customer acquisition costs.    We expect to continue to make significant expenditures to grow our member and enterprise customer bases. Our average cost of acquisition per member and the number of new members we generate is dependent on a number of factors, including the effectiveness of our marketing campaigns, changes in cost of media, the competitive environment in our markets, the prevalence of identity theft issues in the media, publicity about our company, and the level of differentiation of our services. For example, in 2010, our average cost of acquisition per member increased over 2009 as adverse publicity related to our FTC settlement and an ineffective marketing campaign slowed new member growth. Shifts in the mix of our media spend also influence our member acquisition costs. For example, when we engage in marketing efforts to build our brand, our member acquisition costs increase in the short term with the expectation that they will decrease over the long term. We also continually test new media outlets, marketing campaigns, and call center scripting, each of which impacts our average cost of acquisition per member. In addition, given the early success of our LifeLock Ultimate service since its launch in the fourth quarter of 2011, we expect to be able to absorb a higher average cost of acquisition per member and still recognize value over the lifetime of our member relationships.

Mix of members by services, billing cycle, and distribution channel.    Our performance is affected by the mix of members subscribing to our various consumer services, by billing cycle (annual versus monthly), and by the distribution channel through which we acquire the member. Our adjusted EBITDA, free cash flow, and average cost of acquisition per member are all affected by this mix. We have seen a recent shift to more monthly members, in large part due to the increase in the number of members enrolling through our embedded product channel in which our members enroll on a monthly basis. We also have seen an increase in the number of LifeLock Ultimate members as a percentage of our gross new members.

Customer retention.    We have continued to improve the retention of our members and, as a result, the anticipated lifetime value of our members. Our member retention rate improved from 79.1% in 2010 to 82.7% in 2011 to 85.4% for the six months ended June 30, 2012. Our ability to continue to improve our member retention rate may be affected by a number of factors, including the effectiveness of our services, the performance of our member services organization, external media coverage of identity theft, the continued evolution of our service offerings, the competitive environment, the effectiveness of our media spend, and other developments.

Our enterprise business relies on the retention of enterprise customers to maintain the effectiveness of our services because our enterprise customers typically provide us with their customer transaction data as part of our service. Losing a significant number of these customers would reduce the breadth and effectiveness of our services. In addition, we believe approximately 10% of the 2011 revenue of ID Analytics, or approximately 2% of our overall pro forma 2011 revenue, was derived from direct competitors to our consumer business. This percentage may decline over time.

Investments to grow our business.    We will continue to invest to grow our business. Investments in the development and marketing of new services, the continued enhancement of our existing services, and the relocation of one of our data centers, which is expected to occur in the fall of 2012, will increase our operating expenses in the near term and thus may negatively impact our operating results in the short term, although we anticipate that these investments will grow and improve our business over the long term.

Regulatory developments.    Our business is subject to regulation by federal, state, and local authorities. Any changes to the existing applicable laws, regulations, or rules; any determination that other laws, regulations, or rules are applicable to us; or any determination that we have violated any of these laws, regulations, or rules could adversely impact our operating results. For example, we entered into a settlement agreement with the New York State Department of Taxation and Finance regarding our collection of sales tax in the state of New York. We recently began collecting sales tax in the state of New York related to the sale of our consumer services, and also recently began collecting sales tax in specific states related to our credit monitoring services. Additional states or other jurisdictions may seek to impose sales tax collection obligations on us in the future, which could result in substantial tax liabilities for past sales and discourage current members and other consumers from purchasing our services.

For a discussion of additional factors and risks facing our business, see “Risk Factors.”

Basis of Presentation and Key Components of Our Results of Operations

Following our acquisition of ID Analytics on March 14, 2012, we began operating our business and reviewing and assessing our operating performance using two reportable segments: our consumer segment and our enterprise segment. We review and assess our operating performance using segment revenue, income (loss) from operations, and total assets. These performance measures include the allocation of operating expenses to our reportable segments based on management’s specific identification of costs associated to those segments.

Revenue

We derive revenue in our consumer segment primarily from fees paid by our members for identity theft protection services offered on a subscription basis. Our members subscribe to our consumer services on a monthly or annual, automatically renewing basis and pay us the full subscription fee at the beginning of each subscription period, in most cases by authorizing us to directly charge their credit or debit cards. In some cases, we offer members a free trial period, which is typically 30 days. Our members may cancel their membership with us at any time without penalty and, when they do, we issue a refund for the unused portion of the canceled membership. We recognize revenue for member subscriptions ratably on a daily basis from the latter of cash receipt, activation of a member’s account, or expiration of free trial periods to the end of the subscription period.

We also provide consumer services for which the primary customer is an enterprise purchasing identity theft protection services on behalf of its employees or customers. In such cases, we defer revenue for each member until the member’s account has been activated. We then recognize revenue ratably on a daily basis over the term of the subscription period.

We derive revenue in our enterprise segment from fees paid by our enterprise customers for identity and credit risk assessment and fraud protection services, which we provide under multi-year contracts, many of which renew automatically. Our enterprise customers pay us based on their monthly volume of transactions with us, and approximately half of them are committed to paying monthly minimum fees. We recognize revenue based on a negotiated fee per transaction. Transaction fees in excess of any of the monthly minimum fees are billed and recorded as revenue in addition to the monthly minimum fees. In some instances, we receive up-front non-refundable payments against which the monthly minimum fees are applied. The up-front non-refundable payments are recorded as deferred revenue and recognized as revenue monthly over the usage period. If an enterprise customer does not meet its monthly minimum fee, we bill the negotiated monthly minimum fee and recognize revenue for that amount. We derive a small portion of our enterprise revenue from special projects in which we are engaged to deliver a report at the end of the analysis, which we record upon delivery and acceptance of the report.

Cost of Services

Cost of services in our consumer segment consists primarily of costs associated with our member services organization and fulfillment partners. Our member support operations include wages and benefits for personnel performing these functions and facility costs directly associated with our sales and service delivery functions. We also pay fees to third-party service providers related to the fulfillment of our consumer services, including the premiums associated with the identity theft insurance that we provide to our members, and merchant credit card fees.

Cost of services in our enterprise segment includes the costs related to data analytics and data management, primarily consisting of wages and benefits of personnel and facility costs directly associated with the data analytics and data management.

We expect our cost of services to increase if we continue to increase the number of our members and enterprise customers. Our cost of services is heavily affected by prevailing salary levels, which affect our internal direct costs and fees paid to third-party service providers. Increases in the market rate for wages would increase our cost of services.

Gross Margin

Gross profit as a percentage of total revenue, or gross margin, has been and will continue to be affected by a variety of factors. Increases in personnel and facility costs directly associated with the provision of our services can negatively affect our gross margin, as can higher fulfillment costs due to enhancements in our services or the introduction of new services, such as the addition of insurance coverage in our consumer services. A significant increase in the number of members we enroll through our strategic partner distribution channels can also negatively affect our gross margin because we offer wholesale pricing to our strategic partners. In prior periods, our gross margin has also been negatively impacted by sales taxes we paid on behalf of our members and settlements with state tax authorities. Conversely, operating efficiencies in our member services organization can improve our gross margin. We expect that our gross margin may fluctuate from period to period depending on all of these factors.

Sales and Marketing

Sales and marketing expenses consist primarily of direct response advertising and online search costs, commissions paid on a per-member basis to our online affiliates and on a percentage of revenue basis to our co-marketing partners, and wages and benefits for sales and marketing personnel. Direct response marketing costs include television, radio, and print advertisements as well as costs to create and produce these advertisements. Online search costs consist primarily of pay-per-click payments to search engines and other online advertising media, such as banner ads. Advertising costs are expensed as incurred and historically have occurred unevenly across periods. Our sales and marketing expenses also include payments related to our sponsorship, promotional, and public relations efforts. In order to continue to grow our business and the awareness of our services, we plan to continue to commit substantial resources to our sales and marketing efforts. As a result, we expect our sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future and vary as a percentage of revenue depending on the timing of those expenses.

Technology and Development

Technology and development expenses consist primarily of personnel costs incurred in product development, maintenance and testing of our websites, enhancing our existing services and developing new services, internal information systems and infrastructure, data privacy and security systems, third-party development, and other internal-use software systems. Our development costs are primarily incurred in the United States and directed at enhancing our existing service offerings and developing new service offerings. In order to continue to grow our business and enhance our services, we plan to continue to commit resources to technology and development. In addition, ID Analytics has historically spent a higher portion of its revenue on technology and development. As a result, we expect our technology and development expenses will continue to increase in absolute dollars for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of personnel costs, professional fees, and facility-related expenses associated with our executive, finance, human resources, legal, and governmental affairs organizations. Our professional fees principally consist of outside legal, auditing, accounting, and other consulting fees. Legal costs included within our general and administrative expenses also include costs incurred to litigate and settle various legal matters. We expect our general and administrative expenses will increase in absolute dollars for the foreseeable future as we hire additional personnel to support our overall growth and incur additional costs associated with operating as a public company, including costs associated with SEC reporting and Sarbanes-Oxley Act compliance.

Amortization of Acquired Intangible Assets

Amortization of acquired intangible assets is the amortization expense associated with core technology, customer relationships, and trade names and trademarks resulting from business acquisitions. As of June 30, 2012, we had $55.2 million in intangible assets as a result of our acquisition of ID Analytics. The intangible assets have useful lives of between five and ten years and we expect to recognize $7.9 million of amortization expense per year over the next five years.

Other Income (Expense)

Other income (expense) consists primarily of interest income on our cash and cash equivalents, interest expense on our indebtedness, and changes in the fair value of our warrant liabilities. Gains and losses on our warrant liabilities result from the re-measurement of the fair value of warrants to purchase our preferred stock, which we account for as liabilities. Until the holders of warrants to purchase our preferred stock exercise their warrants or the underlying preferred stock is converted into common stock, we expect the change in the fair value of warrant liabilities to generate losses as the fair value of our preferred stock increases as a result of the growth of our business. We expect the warrant liabilities to be reclassified to equity if the underlying preferred stock is converted into common stock, which will occur upon the closing of this offering. When the warrants are reclassified to equity, we will no longer be required to remeasure the fair value of our warrants.

We recorded a liability of $7.9 million for an embedded derivative associated with our Series E-1 preferred stock issued in connection with our acquisition of ID Analytics in March 2012. The embedded derivative liability will be adjusted to fair value at each reporting period with any unrealized gain or loss recorded in other income (expense). Over the next year, we expect future changes in the fair value of the embedded derivative to result in a gain because we expect the fair value of our common stock to increase over that period, thereby reducing the fair value of the embedded derivative liability. The fair value of the embedded derivative will be remeasured through the date it will be settled, at which time it will be extinguished through the payment of cash to the holders of our Series E-1 preferred stock. Upon the closing of this offering, we will be required to pay the holders of our Series E-1 preferred stock an amount equal to $0.01 per share in cash for every $0.01 the anticipated initial public offering price is below $15.7552.

Provision for Income Taxes

We are subject to federal income tax as well as state income tax in various states in which we conduct business. Our effective tax rate differs from the statutory rate primarily as a result of the valuation allowance on our deferred taxes, state taxes, and non-deductible expenses. For periods subsequent to the date on which we fully reverse our deferred tax asset valuation allowance, we expect our effective tax rate will approximate the U.S. federal statutory tax rate plus the impact of state taxes.

As of December 31, 2011, we had $141.6 million of federal and $153.2 million of state net operating loss carry-forwards, which may be available to reduce future taxable income. The federal net operating loss carry-forwards begin to expire in 2027, and the state net operating loss carry-forwards begin to expire in 2012. Our ability to use our net operating loss carry-forwards to offset any future taxable income could be subject to limitations attributable to equity transactions that would result in a change of ownership as defined by Section 382 of the Internal Revenue Code.

As of December 31, 2011, we had total deferred tax assets of $61.6 million, primarily comprised of our accumulated net operating loss carry-forwards. We provided a full valuation allowance against our net deferred tax assets as we believed that sufficient uncertainty existed regarding our ability to realize our deferred tax assets. Our net deferred tax assets consist primarily of net operating loss carry-forwards. Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and our cumulative net losses in all periods prior to the fourth quarter of 2011, we have provided a full valuation allowance against our deferred tax assets. We intend to maintain a valuation allowance until sufficient evidence exists to support the reversal of the valuation allowance. We believe it is possible our future operating results will yield sufficient evidence to support the conclusion that it is more likely than not we will realize the tax benefit of our net operating losses. If that becomes the case, subject to review of other qualitative factors and uncertainties, we would expect to begin reversing some or all of our remaining deferred tax asset valuation allowance. For the periods following the recognition of this tax benefit and to the extent we are profitable, we will record a tax provision for which the actual payment may be offset against our accumulated net operating loss carry-forwards. However, our tax rate may increase significantly in future periods.

On March 14, 2012, we acquired ID Analytics. As of December 31, 2011, ID Analytics had $23.5 million of federal and $26.5 million of state net operating loss carry-forwards, which may be available to reduce future taxable income. The federal net operating loss carry-forwards begin to expire in 2023, and the state net operating loss carry-forwards begin to expire in 2013. ID Analytics also had federal and state research tax credit carry-forwards of $0.2 million and $0.1 million, respectively, as of December 31, 2011. These carry-forwards will begin to expire, if unused, in 2022 except as they pertain to California tax credit carry-forwards, which continue to carry forward indefinitely. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of ID Analytics’ net operating loss carry-forwards and credit carry-forwards may be limited as a result of any future changes in ownership.

As of December 31, 2011, ID Analytics had net deferred tax assets of $9.5 million, primarily comprised of accumulated net operating loss carry-forwards. A full valuation allowance was provided against the net deferred tax assets as ID Analytics believed that sufficient uncertainty existed regarding its ability to realize its deferred tax assets.

As a result of the acquisition of ID Analytics, we recorded a deferred tax liability related to the book and tax basis difference resulting from our purchase accounting. The recognition of this deferred tax liability offset $8.5 million of the acquired gross deferred tax assets. A valuation allowance was established in the purchase price allocation for the remaining $1.0 million of acquired gross deferred tax assets. This resulted in the recognition of a net deferred tax liability which has been recognized in our purchase price allocation. As a result of the recognition of this net deferred tax liability, we concluded that the deferred tax assets we had recognized prior to the acquisition for which we had previously recorded a valuation allowance were more likely than not of being realized. Accordingly, we reduced our valuation allowance for these deferred tax assets, which is recorded as an income tax benefit of $14.3 million in our condensed consolidated statement of operations for the six months ended June 30, 2012.

Results of Operations

The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of our financial results is not necessarily indicative of our financial results in future periods, and our results for the six months ended June 30, 2012 are not necessarily indicative of our results for the full year or for any other period.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Consumer revenue	$131,368	$162,279	$193,949	$90,996	$118,324
Enterprise revenue	—	—	—	—	7,171

Total revenue	131,368	162,279	193,949	90,996	125,495
Cost of services	43,109	51,445	62,630	31,140	37,965

Gross profit	88,259	110,834	131,319	59,856	87,530
Expenses:
Sales and marketing	77,815	78,844	91,217	43,749	61,505
Technology and development	19,925	21,338	17,749	9,010	12,993
General and administrative	45,900	23,306	17,510	8,770	9,537
Amortization of acquired intangible assets	—	—	—	—	2,325

Total expenses	143,640	123,488	126,476	61,529	86,360

Income (loss) from operations	(55,381)	(12,654)	4,843	(1,673)	1,170
Other income (expense):
Interest expense	(1,385)	(1,368)	(231)	(198)	(1,285)
Interest income	110	28	8	7	2
Change in fair value of warrant liabilities	(1,919)	(1,333)	(8,658)	(4,124)	(2,941)
Change in fair value of embedded derivative	—	—	—	—	714
Other	(49)	(41)	(5)	—	(2)

Total other expense	(3,243)	(2,714)	(8,886)	(4,315)	(3,512)

Loss before provision for income taxes	(58,624)	(15,368)	(4,043)	(5,988)	(2,342)
Income tax (benefit) expense	39	8	214	82	(13,897)

Net income (loss)	$(58,663)	$(15,376)	$(4,257)	$(6,070)	$11,555

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(as a percentage of total revenue)
Consolidated Statement of Operations Data:
Revenue:
Consumer revenue	100.0%	100.0%	100.0%	100.0%	94.3%
Enterprise revenue	—	—	—	—	5.7

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of services	32.8	31.7	32.3	34.2	30.3

Gross profit	67.2	68.3	67.7	65.8	69.7
Expenses:
Sales and marketing	59.2	48.6	47.0	48.1	49.0
Technology and development	15.2	13.1	9.2	9.9	10.4
General and administrative	34.9	14.4	9.0	9.6	7.6
Amortization of acquired intangible assets	—	—	—	—	1.9

Total expenses	109.3	76.1	65.2	67.6	68.8

Income (loss) from operations	(42.2)	(7.8)	2.5	(1.8)	0.9

Other income (expense):
Interest expense	(1.1)	(0.8)	(0.1)	(0.2)	(1.0)
Interest income	0.1	0.0	0.0	0.0	0.0
Change in fair value of warrant liabilities	(1.5)	(0.8)	(4.5)	(4.5)	(2.3)
Change in fair value of embedded derivative	—	—	—	—	0.6
Other	(0.0)	(0.0)	(0.0)	—	(0.0)

Total other expense	(2.5)	(1.6)	(4.6)	(4.7)	(2.7)

Loss before provision for income taxes	(44.6)	(9.4)	(2.1)	(6.6)	(1.9)
Provision for income taxes	0.0	0.0	0.1	0.1	(11.1)

Net income (loss)	(44.7)%	(9.4)%	(2.2)%	(6.7)%	9.2%

Comparison of the Six Months Ended June 30, 2011 and 2012

Total Revenue

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Consumer revenue	$90,996	100.0%	$118,324	94.3%	$27,328	30.0%
Enterprise revenue	—	—	7,171	5.7	7,171	NM

Total revenue	$90,996	100.0%	$125,495	100.0%	$34,499	37.9%

Consumer revenue for the six months ended June 30, 2012 was $118.3 million, an increase of $27.3 million, or 30.0%, over consumer revenue for the six months ended June 30, 2011. The increase in our consumer revenue related primarily to an increase in the number of our members, which grew from 1.9 million as of June 30, 2011 to 2.3 million as of June 30, 2012, an increase of 22%. We believe this increase is the result of our continued product development and enhancements and our advertising and marketing campaigns designed to increase the overall awareness of our services and identity theft. Our consumer revenue for the six months ended June 30, 2012 was positively impacted by the early success of our premium LifeLock Ultimate service that we released in December 2011, which has a retail list price that is 67% higher than our LifeLock Command Center service and 150% higher than our basic LifeLock identity theft protection service. The increased penetration of our premium services assisted in increasing our monthly average revenue per member 7% to $9.00 for the six months ended June 30, 2012 from $8.40 for the six months ended June 30, 2011.

Enterprise revenue for the six months ended June 30, 2012 was $7.2 million. We acquired ID Analytics on March 14, 2012 and, accordingly, our enterprise revenue for the six months ended June 30, 2012 only includes the revenue contributed by ID Analytics since that date.

Cost of Services and Gross Profit

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Cost of services	$31,140	34.2%	$37,965	30.3%	$6,825	21.9%
Gross profit	$59,856	65.8%	$87,530	69.7%	$27,674	46.2%

Gross profit for the six months ended June 30, 2012 was $87.5 million, or 69.7% of total revenue, an increase of $27.7 million, or 46.2%, over gross profit of $59.9 million, or 65.8% of total revenue, for the six months ended June 30, 2011. The increase in our gross profit resulted primarily from increased revenue associated with the growth in the number of our members. The increase in our gross margin resulted primarily from efficiencies in our member services organization, partially offset by higher fulfillment expenses due to enhancements to our service offerings and a settlement related to sales taxes in the state of New York, which was accrued in the six months ended June 30, 2011. Share-based compensation expenses included in cost of services were $0.3 million and $0.2 million for the six months ended June 30, 2012 and 2011, respectively.

Sales and Marketing

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Sales and marketing	$43,749	48.1%	$61,505	49.0%	$17,756	40.6%

Sales and marketing expenses for the six months ended June 30, 2012 were $61.5 million, or 49.0% of total revenue, compared with $43.7 million, or 48.1% of total revenue, for the six months ended June 30, 2011. The increase in our sales and marketing expenses resulted from increases in our advertising expenses, external sales commissions, and sales and marketing expenses from ID Analytics, primarily consisting of personnel costs, since our March 2012 acquisition. The increase in our sales and marketing expenses reflected our investment to drive new membership growth as well as additional advertising to market our new LifeLock Ultimate service. Share-based compensation expenses included in sales and marketing expenses were $0.4 million and $0.3 million for the six months ended June 30, 2012 and 2011, respectively.

Technology and Development

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Technology and development	$9,010	9.9%	$12,993	10.4%	$3,983	44.2%

Technology and development expenses for the six months ended June 30, 2012 were $13.0 million, or 10.4% of total revenue, compared with $9.0 million, or 9.9% of total revenue, for the six months ended June 30, 2011. The increase in our technology and development expenses resulted from increases in our personnel costs, as well as ID Analytics’ technology and development expense, primarily consisting of research and development expenses, since our March 2012 acquisition. Share-based compensation expenses included in technology and development expenses were $0.7 million and $0.4 million for the six months ended June 30, 2012 and 2011, respectively.

General and Administrative

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
General and administrative	$8,770	9.6%	$9,537	7.6%	$767	8.7%

General and administrative expenses for the six months ended June 30, 2012 were $9.5 million, or 7.6% of total revenue, compared with $8.8 million, or 9.6% of total revenue, for the six months ended June 30, 2011. The increase in our general and administrative expenses resulted primarily from an increase in personnel costs, $0.7 million of costs associated with our acquisition of ID Analytics, and ID Analytics’ general and administrative expenses, primarily consisting of personnel costs, since our March 2012 acquisition. These expenses were partially offset by a favorable legal settlement of $2.6 million related to an insurance claim for legal costs that we incurred in 2008 and 2009. Share-based compensation expenses included in general and administrative expenses were $1.0 million and $0.7 million for the six months ended June 30, 2012 and 2011, respectively.

Amortization of Acquired Intangible Assets

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Amortization of acquired intangible assets	$—	—	$2,325	1.9%	$2,325	NM

Amortization of acquired intangible assets for the six months ended June 30, 2012 was $2.3 million, or 1.9% of total revenue, and resulted from our amortization of the intangible assets of ID Analytics, which we acquired in March 2012.

Other Income (Expense)

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Other income (expense):
Interest expense	$(198)	(0.2)%	$(1,285)	(1.0)%	$(1,087)	(549.0)%
Interest income	7	0.0	2	0.0	(5)	(71.4)
Change in fair value of warrant liabilities	(4,124)	(4.5)	(2,941)	(2.3)	1,183	(28.7)%
Change in fair value of embedded derivative	—	—	714	0.6	714	NM
Other	—	—	(2)	0.0	(2)	NM

Total other expense	$(4,315)	(4.7)%	$(3,512)	(2.7)%	$803	NM

Other expense for the six months ended June 30, 2012 was $3.5 million, or 2.7% of total revenue, compared with other expense of $4.3 million, or 4.7% of total revenue, for the six months ended June 30, 2011. The decrease in our other expense resulted primarily from a decrease in the unrealized loss on warrant liabilities of $1.2 million and an unrealized gain on the preferred stock embedded derivative of $0.7 million, partially offset by an increase in interest expense of $1.1 million as a result of accrued interest under our new senior credit facility that we entered into in March 2012 in connection with our acquisition of ID Analytics.

Income tax (benefit) expense

	Six Months Ended June 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Income tax (benefit) expense	$82	0.1%	$(13,897)	(11.1)%	$(13,979)	NM
Effective tax rate	(1.4)%		(593.4)%

Income tax (benefit) expense for the six months ended June 30, 2012 was a benefit of $13.9 million compared with income tax expense of $0.1 million for the six months ended June 30, 2011. As a result of our acquisition of ID Analytics, we recorded a deferred tax liability related to the book and tax basis difference resulting from our purchase accounting. The increase in our deferred tax liability resulted in a reduction of our valuation allowance for net deferred tax assets, which is recorded as an income tax benefit of $14.3 million. This benefit was offset by a $0.4 million income tax expense that related to federal alternative minimum tax expenses and gross receipts and minimum state income taxes, which are due regardless of whether we have taxable income. The provision for income taxes for the six months ended June 30, 2011 related to gross receipts and minimum state taxes, which are due regardless of whether we have taxable income.

Comparison of the Years Ended December 31, 2010 and 2011

Revenue

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Consumer revenue	$162,279	100.0%	$193,949	100.0%	$31,670	19.5%

Revenue from our consumer segment (which was our only segment in 2010 and 2011) for the year ended December 31, 2011 was $193.9 million, an increase of $31.7 million, or 19.5%, over revenue of $162.3 million for the year ended December 31, 2010. The increase in our revenue resulted primarily from an increase in the number of our members, which grew from 1.7 million as of December 31, 2010 to 2.1 million as of December 31, 2011, an increase of 18.7%. We believe this increase is the result of our continued product enhancements and our advertising and marketing campaigns designed to increase the overall awareness of our services and identity theft. In addition, as a result of the increased penetration of our premium services, our monthly average revenue per member increased 8% to $8.54 for the year ended December 31, 2011 from $7.94 for the year ended December 31, 2010.

Cost of Services and Gross Profit

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Cost of services	$51,445	31.7%	$62,630	32.3%	$11,185	21.7%
Gross profit	$110,834	68.3%	$131,319	67.7%	$20,485	18.5%

Gross profit for the year ended December 31, 2011 was $131.3 million, or 67.7% of revenue, an increase of $20.5 million, or 18.5%, over gross profit of $110.8 million, or 68.3% of revenue, for the year ended December 31, 2010. The increase in our gross profit resulted primarily from increased revenue associated with an increase in the number of our members. Gross margin decreased primarily from a settlement of $1.8 million with the New York State Department of Taxation and Finance for sales tax that was recorded in June 2011. Increases in our fulfillment costs associated with enhancements made to our services throughout the course of 2011 were offset by operating efficiencies of our member services organization. Share-based compensation expenses included in cost of services were $0.3 million for each of the years ended December 31, 2011 and 2010.

Sales and Marketing

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Sales and marketing	$78,844	48.6%	$91,217	47.0%	$12,373	15.7%

Sales and marketing expenses for the year ended December 31, 2011 were $91.2 million, or 47.0% of revenue, compared with $78.8 million, or 48.6% of revenue, for the year ended December 31, 2010. The increase in our sales and marketing expenses resulted from increases in our advertising expenses, partially offset by reductions in personnel costs and internal and external sales commissions. Sales and marketing expenses increased for the year ended December 31, 2011 as we invested in direct response marketing, public relations, and branding to increase the number of our members. During 2010, we intentionally reduced our sales and marketing expenses as a result of negative publicity resulting from settlements with the FTC and the National Association of Attorneys General during the first half of the year. In addition, we reduced sales and marketing expenses during the second half of 2010 as we developed a new marketing campaign for release in the first quarter of 2011. Share-based compensation expenses included in sales and marketing expenses were $0.7 million for each of the years ended December 31, 2011 and 2010.

Technology and Development

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Technology and development	$21,338	13.1%	$17,749	9.2%	$(3,589)	(16.8)%

Technology and development expenses for the year ended December 31, 2011 were $17.7 million, or 9.2% of revenue, compared with $21.3 million, or 13.1% of revenue, for the year ended December 31, 2010. The decrease in our technology and development expenses resulted primarily from decreased personnel costs due to the completion of certain system and infrastructure improvements that we made in 2010. Share-based compensation expenses included in technology and development expenses were $0.8 million for each of the years ended December 31, 2011 and 2010.

General and Administrative

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
General and administrative	$23,306	14.4%	$17,510	9.0%	$(5,796)	(24.9)%

General and administrative expenses for the year ended December 31, 2011 were $17.5 million, or 9.0% of revenue, compared with $23.3 million, or 14.4% of revenue, for the year ended December 31, 2010. The decrease in our general and administrative expenses resulted primarily from decreased legal fees, personnel expenses, and consulting fees in 2011 due to the fact that we finalized various legal matters with the FTC and National Association of Attorneys General during the first half of 2010. Share-based compensation expenses included in general and administrative expenses were $1.5 million for each of the years ended December 31, 2011 and 2010.

Other Income (Expense)

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Other income (expense):
Interest expense	$(1,368)	(0.8)%	$(231)	(0.1)%	$1,137	(83.1)%
Interest income	28	0.0	8	0.0	(20)	(71.4)%
Change in fair value of warrant liabilities	(1,333)	(0.8)	(8,658)	(4.5)	(7,325)	549.5%
Other	(41)	(0.0)	(5)	(0.0)	36	(87.8)%

Total other income (expense)	$(2,714)	(1.6)%	$(8,886)	(4.6)%	$(6,172)	227.4%

Other expense for the year ended December 31, 2011 was $8.9 million, or 4.6% of revenue, compared with $2.7 million, or 1.6% of revenue, for the year ended December 31, 2010. The increase in other expense resulted primarily from an increase in unrealized loss on warrant liabilities of $7.3 million due to an increase in the value of our company, partially offset by a decrease in interest expense of $1.1 million due to lower long-term debt balances throughout 2011.

Income Tax (Benefit) Expense

	Year Ended December 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Income tax (benefit) expense	$8	0.0%	$214	0.1%	$206	NM
Effective tax rate	(0.1)%		(5.3)%

Income tax expense for the year ended December 31, 2011 was $0.2 million compared with $8,000 for the year ended December 31, 2010. We provided a full valuation allowance against our net deferred tax assets of $61.6 million and $62.5 million as of December 31, 2011 and 2010, respectively, as it was not more likely than not that any future benefits from these deferred tax assets would be realized. We recorded a provision for federal income taxes for the year ended December 31, 2011 of less than $0.1 million related to alternative minimum tax. We did not record a current or deferred provision (benefit) for federal income taxes for the year ended December 31, 2010 since our net deferred tax assets were subject to a full valuation allowance. We recorded a provision for gross receipts and minimum state income taxes that are due regardless of whether we have taxable income of approximately $0.2 million and $8,000 in the years ended December 31, 2011 and 2010, respectively.

Comparison of the Years Ended December 31, 2009 and 2010

Revenue

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Consumer revenue	$131,368	100.0%	$162,279	100.0%	$30,911	23.5%

Revenue from our consumer segment (which was our only segment in 2009 and 2010) for the year ended December 31, 2010 was $162.3 million, an increase of $30.9 million, or 23.5%, over revenue of $131.4 million for the year ended December 31, 2009. During December 2009, we introduced our LifeLock Command Center service with a retail list price that is 50% higher than our basic LifeLock identity theft protection service. The introduction of our LifeLock Command Center service helped drive a 9% increase in monthly average revenue per member to $7.94 for the year ended December 31, 2010 from $7.30 for the year ended December 31, 2009. This increase, along with the growth in the number of our members from 1.6 million as of December 31, 2009 to 1.7 million as of December 31, 2010, were the primary reasons for the increase in our revenue. Our year-over-year gross new member growth slowed in 2010 due to the negative publicity resulting from settlements with the FTC and the National Association of Attorneys General and an ineffective marketing campaign.

Cost of Services and Gross Profit

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Cost of services	$43,109	32.8%	$51,445	31.7%	$8,336	19.3%
Gross profit	$88,259	67.2%	$110,834	68.3%	$22,575	25.6%

Gross profit for the year ended December 31, 2010 was $110.8 million, or 68.3% of revenue, an increase of $22.6 million, or 25.6%, over gross profit of $88.3 million, or 67.2% of revenue, for the year ended December 31, 2009. The increase in our gross profit resulted primarily from increased revenue associated with an increase in the number of our members. The improvement in our gross margin was primarily due to operating efficiencies in our member services organization. Share-based compensation expenses included in cost of services were $0.3 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively.

Sales and Marketing

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Sales and marketing	$77,815	59.2%	$78,844	48.6%	$1,029	1.3%

Sales and marketing expenses for the year ended December 31, 2010 were $78.8 million, or 48.6% of revenue, compared with $77.8 million, or 59.2% of revenue, for the year ended December 31, 2009. The increase in our sales and marketing expenses resulted primarily from increases in personnel costs, production expenses, and external sales commissions, partially offset by a decrease in advertising expenditures in the second half of 2010 in preparation for the launch of our new advertising campaign in early 2011. In addition, during 2010, we intentionally reduced our sales and marketing expenses as a result of negative publicity resulting from settlements with the FTC and the National Association of Attorneys General during the first half of the year. The reduction in our sales and marketing expenses as a percentage of revenue reflected more efficient use of marketing spend, such as direct response marketing, public relations, and branding. Share-based compensation expenses included in sales and marketing expenses were $0.7 million and $0.5 million for the years ended December 31, 2010 and 2009, respectively.

Technology and Development

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Technology and development	$19,925	15.2%	$21,338	13.1%	$1,413	7.1%

Technology and development expenses for the year ended December 31, 2010 were $21.3 million, or 13.1% of revenue, compared with $19.9 million, or 15.2% of revenue, for the year ended December 31, 2009. The increase in our technology and development expenses resulted primarily from increased personnel costs. Share-based compensation expenses included in technology and development expenses were $0.8 million and $0.4 million for the years ended December 31, 2010 and 2009, respectively.

General and Administrative

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
General and administrative	$45,900	34.9%	$23,306	14.4%	$(22,594)	(49.2)%

General and administrative expenses for the year ended December 31, 2010 were $23.3 million, or 14.4% of revenue, compared with $45.9 million, or 34.9% of revenue, for the year ended December 31, 2009. The decrease in our general and administrative expenses resulted primarily from decreased legal fees and settlement costs related to various legal matters that were finalized in the first half of 2010. General and administrative expenses for the year ended December 31, 2009 included legal settlement expenses of $13.9 million. Share-based compensation expenses included in general and administrative expenses were $1.5 million and $1.0 million for the years ended December 31, 2010 and 2009, respectively.

Other Income (Expense)

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Other income (expense):
Interest expense	$(1,385)	(1.1)%	$(1,368)	(0.8)%	$17	(1.2)%
Interest income	110	0.1	28	0.0	(82)	(74.5)%
Change in fair value of warrant liabilities	(1,919)	(1.5)	(1,333)	(0.8)	586	(30.5)%
Other	(49)	(0.0)	(41)	(0.0)	8	(16.3)%

Total other income (expense)	$(3,243)	(2.5)%	$(2,714)	(1.6)%	$529	(16.3)%

Other expense for the year ended December 31, 2010 was $2.7 million, or 1.6% of revenue, compared with $3.2 million, or 2.5% of revenue, for the year ended December 31, 2009. The decrease in our other expense resulted primarily from a decrease in unrealized loss on warrant liabilities of $0.6 million, which was partially offset by a decrease in interest income of $0.1 million.

Income Tax (Benefit) Expense

	Year Ended December 31,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	Change	% Change
	(dollars in thousands)
Income tax expense	$39	0.0%	$8	0.0%	$(31)	(79.5)%
Effective tax rate	(0.1)%		(0.1)%

Income tax expense for the year ended December 31, 2010 was $8,000 compared to $39,000 for the year ended December 31, 2009. We provided a full valuation allowance against our net deferred tax assets of $62.5 million and $56.1 million as of December 31, 2010 and 2009, respectively, as it was not more likely than not that any future benefits from these deferred tax assets would be realized. The provision for income taxes in 2010 and 2009 resulted from gross receipts and minimum state income taxes, which are due regardless of whether we have taxable income.

Quarterly Results of Operations

The following tables set forth our unaudited quarterly statements of operations data and our statements of operations data as a percentage of total revenue for each of the last ten fiscal quarters in the period ended June 30, 2012. We also present other financial and operational data and a reconciliation of net income (loss) to adjusted EBITDA and net cash provided by (used in) operating activities to free cash flow. We have prepared this data on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for these periods. This data should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Consumer revenue	$37,938	$39,935	$41,372	$43,034	$43,960	$47,036	$49,998	$52,955	$56,708	$61,616
Enterprise revenue	—	—	—	—	—	—	—	—	904	6,267

Total revenue	37,938	39,935	41,372	43,034	43,960	47,036	49,998	52,955	57,612	67,883
Cost of services	12,212	12,980	13,417	12,836	14,425	16,715	15,339	16,151	18,840	19,125

Gross profit	25,726	26,955	27,955	30,198	29,535	30,321	34,659	36,804	38,772	48,758
Expenses:
Sales and marketing	25,112	20,846	18,281	14,605	23,113	20,636	26,443	21,025	30,338	31,167
Technology and development	5,579	5,888	5,615	4,256	4,419	4,591	4,357	4,382	5,349	7,644
General and administrative	7,027	5,161	5,074	6,044	4,630	4,140	4,343	4,397	2,935	6,602
Amortization of acquired intangible assets	—	—	—	—	—	—	—	—	359	1,966

Total expenses	37,718	31,895	28,970	24,905	32,162	29,367	35,143	29,804	38,981	47,379

Income (loss) from operations	(11,992)	(4,940)	(1,015)	5,293	(2,627)	954	(484)	7,000	(209)	1,379
Other income (expense):
Interest expense	(193)	(398)	(459)	(318)	(181)	(17)	(17)	(16)	(350)	(935)
Interest income	3	6	10	9	5	2	—	1	1	1
Change in fair value of warrant liabilities	(2,085)	179	613	(40)	—	(4,124)	—	(4,534)	4,895	(7,836)
Change in fair value of embedded derivative	—	—	—	—	—	—	—	—	—	714
Other	(8)	1	1	(35)	—	—	—	(5)	(2)	—

Total other income (expense)	(2,283)	(212)	165	(384)	(176)	(4,139)	(17)	(4,554)	4,544	(8,056)

Income (loss) before provision for income taxes	(14,275)	(5,152)	(850)	4,909	(2,803)	(3,185)	(501)	2,446	4,335	(6,677)
Income tax (benefit) expense	6	—	—	2	60	22	14	118	(14,118)	221

Net income (loss)	$(14,281)	$(5,152)	$(850)	$4,907	$(2,863)	$(3,207)	$(515)	$2,328	$18,453	$(6,898)

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012
	(as a percentage of total revenue)
Consolidated Statements of Operations Data:
Revenue:
Consumer revenue	100%	100%	100%	100%	100%	100%	100%	100%	98%	91%
Enterprise revenue	0	0	0	0	0	0	0	0	2	9

Total revenue	100	100	100	100	100	100	100	100	100	100
Cost of services	32	33	32	30	33	36	31	30	33	28

Gross profit	68	67	68	70	67	64	69	70	67	72
Expenses:
Sales and marketing	66	52	44	34	53	44	53	40	53	46
Technology and development	15	15	14	10	10	10	9	8	9	11
General and administrative	19	13	12	14	11	9	9	8	5	10
Amortization of acquired intangible assets	0	0	0	0	0	0	0	0	1	3

Total expenses	99	80	70	58	73	62	70	56	68	70

Income (loss) from operations	(32)	(12)	(2)	12	(6)	2	(1)	13	(0)	2
Other income (expense):
Interest expense	(1)	(1)	(1)	(1)	(0)	(0)	(0)	(0)	(1)	(1)
Interest income	0	0	0	0	0	0	—	0	0	0
Change in fair value of warrant liabilities	(5)	0	1	(0)	—	(9)	—	(9)	8	(12)
Change in fair value of embedded derivative	—	—	—	—	—	—	—	—	—	1
Other	(0)	0	0	(0)	—	—	—	(0)	(0)	(0)

Total other income (expense)	(6)	(1)	0	(1)	(0)	(9)	(0)	(9)	8	(12)

Income (loss) before provision for income taxes	(38)	(13)	(2)	11	(6)	(7)	(1)	5	8	(10)
Income tax (benefit) expense	0	—	—	0	0	0	0	0	(24)	0

Net income (loss)	(38)%	(13)%	(2)%	11%	(7)%	(7)%	(1)%	4%	32%	(10)%

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012
	(in thousands, except percentages and per member data)
Other Financial and Operations Data:
Cumulative ending members	1,677	1,724	1,733	1,748	1,794	1,878	1,970	2,075	2,206	2,282
Gross new members	160	140	117	100	146	180	173	205	208	169
Member retention rate	77.9%	77.7%	78.6%	79.1%	80.0%	80.4%	82.6%	82.7%	84.3%	85.4%
Average cost of acquisition per member	$157	$149	$156	$146	$158	$115	$153	$103	$144	$172
Monthly average revenue per member	$7.67	$7.88	$7.96	$8.23	$8.29	$8.52	$8.68	$8.67	$8.84	$9.14
Enterprise transactions	22,500	25,486	29,989	30,732	37,706	42,927	46,958	56,421	49,769	55,710
Adjusted EBITDA	$(10,149)	$(3,043)	$959	$7,044	$(846)	$2,583	$1,204	$8,927	$1,869	$6,067
Free cash flow	$(7,257)	$(9,038)	$(4,167)	$4,467	$434	$10,154	$6,179	$5,546	$9,467	$11,552

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(14,281)	$(5,152)	$(850)	$4,907	$(2,863)	$(3,207)	$(515)	$2,328	$18,453	$(6,898)
Depreciation and amortization	1,064	1,083	1,096	971	989	841	906	1,004	1,274	3,129
Interest expense	193	398	459	318	181	17	17	16	350	935
Interest income	(3)	(6)	(10)	(9)	(5)	(2)	—	(1)	(1)	(1)
Change in fair value of warrant liabilities	2,085	(179)	(613)	40	—	4,124	—	4,534	(4,895)	7,836
Change in fair value of embedded derivative	—	—	—	—	—	—	—	—	—	(714)
Other	8	(1)	(1)	35	—	—	—	5	2	—
Provision for income taxes	6	—	—	2	60	22	14	118	(14,118)	221
Share-based compensation	779	814	878	780	792	788	782	923	804	1,559

Adjusted EBITDA	$(10,149)	$(3,043)	$959	$7,044	$(846)	$2,583	$1,204	$8,927	$1,869	$6,067

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012
	(in thousands)
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow:
Net cash provided by (used in) operating activities	$(6,437)	$(8,371)	$(4,115)	$4,413	$1,444	$10,378	$6,419	$6,103	$9,804	$13,295
Acquisitions of property and equipment	(820)	(667)	(52)	54	(1,010)	(224)	(240)	(557)	(337)	(1,743)

Free cash flow	$(7,257)	$(9,038)	$(4,167)	$4,467	$434	$10,154	$6,179	$5,546	$9,467	$11,552

Since our founding in April 2005, we have experienced 29 consecutive quarters of sequential growth in both revenue and cumulative ending members primarily due to the success of our marketing efforts, the introduction of premium services, and our strong member retention rate. In general, increases in revenue and cumulative ending members occur during and after periods of significant and effective direct retail marketing efforts. In addition, our number of members is impacted by new strategic partnerships. For example, in the quarter ended December 31, 2011, we experienced our highest number of gross new members to that date, primarily as a result of the introduction of our partnership with AOL in our embedded product channel. Historical patterns should not be considered a reliable indicator of our future revenue or performance.

Gross profit has increased sequentially in nine of the ten quarters presented, primarily because of revenue growth. Gross margin decreased in the quarter ended March 31, 2011 due to higher expenses related to an increase in personnel costs for our member services organization due to our expanding membership base and costs associated with our new billing software implemented during December 2010. Gross margin decreased in the quarter ended June 30, 2011 primarily due to our accrual of a settlement related to sales taxes in the state of New York, which we paid in the quarter ended June 30, 2012. Gross margin decreased in the quarter ended March 31, 2012 due to expenses related to our payment of sales tax on behalf of our members, primarily in the state of New York. We began collecting and remitting sales tax on behalf of our members, where applicable, on July 1, 2012. Gross margin increased in the quarter ended June 30, 2012 due primarily to the inclusion of the results of ID Analytics for a full quarter for the first time. ID Analytics contributed $6.3 million of revenue at a relatively low cost of service, resulting in an increase in our overall gross margin.

Sales and marketing expenses vary from quarter to quarter primarily due to the timing of our advertising expenditures. Historically, our sales and marketing expenses have been higher during the first quarter as we take advantage of lower advertising rates following the holiday season and lowest in the fourth quarter when advertising rates are at the holiday peak. In the quarter ended September 30, 2011, our sales and marketing expense was higher than the previous two quarters as we invested heavily in advertising ahead of the release of our LifeLock Ultimate service in the fourth quarter of 2011. We also invested heavily in our sales and marketing expense during the quarters ended March 31, 2012 and June 30, 2012 following the release of our LifeLock Ultimate service. Sales and marketing expenses are impacted by advertising rates and our decisions to increase or decrease advertising based on new service offerings or significant events in the identity theft protection industry.

Technology and development expenses decreased in the last two quarters of 2010 primarily due to a reduction in workforce at the end of the second quarter of 2010 and a reduction in the use of outside contractors and consultants through the remainder of 2010. During the year ended December 31, 2011, our technology and development expenses increased in three of the four quarters primarily due to increased personnel costs as we expanded our technology and development workforce. Following our acquisition of ID Analytics in March 2012, technology and development includes ID Analytics’ technology and development expenses to improve our enterprise services.

General and administrative expenses generally decreased as a percentage of revenue during the quarters presented primarily due to the reduction in legal fees, personnel expenses, and consulting fees related to various legal matters that were finalized during the first half of 2010, as well as increased organizational efficiencies. General and administrative expenses increased in the fourth quarter of 2010 due to a legal reserve related to a contract dispute with a former partner. The dispute was dismissed and the reserve was released in the fourth quarter of 2011. General and administrative expenses decreased in the quarter ended March 31, 2012 primarily due to a favorable legal settlement of $2.6 million related to an insurance claim for legal costs that we incurred in 2008 and 2009, partially offset by increased personnel costs and $0.7 million of costs associated with our acquisition of ID Analytics. General and administrative expenses increased in the quarter ended June 30, 2012 partially due to general and administrative expenses being low in the quarter ended March 31, 2012 and partially due to additional personnel costs resulting from our acquisition of ID Analytics. We expect our general and administrative expenses will increase in absolute dollars for the foreseeable future as we hire additional personnel to support our overall growth and incur additional costs associated with operating as a public company, including costs associated with SEC reporting and Sarbanes-Oxley Act compliance.

Liquidity and Capital Resources

The following table sets forth the major sources and uses of cash for each of the periods set forth below:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Cash and cash equivalents	$5,611	$17,581	$28,850	$15,370	$62,836
Net cash provided by (used in) operating activities	(23,396)	(14,510)	24,344	11,822	23,099
Net cash used in investing activities	(5,094)	(1,484)	(1,531)	(984)	(159,510)
Net cash provided by (used in) financing activities	22,636	27,964	(11,544)	(13,049)	170,397

Net increase (decrease) in cash and cash equivalents	$(5,854)	$11,970	$11,269	$(2,211)	$33,986

Since our inception, we have financed our operations primarily through private issuances of preferred stock. For the year ended December 31, 2011, we generated $24.3 million in operating cash flows and ended the year with $28.9 million of cash and cash equivalents and had no amounts drawn on our line of credit. For the six months ended June 30, 2012, we generated $23.1 million in operating cash flows and raised $170.4 million primarily through the private issuance of preferred stock and a term loan under our new senior credit facility. We used these funds to acquire ID Analytics. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our member growth and retention rates, our introduction of new and enhanced service offerings, the expansion of our distribution channels and marketing activities, the timing and extent of spending to pursue any strategic acquisitions and relationships, and market acceptance of our services. In the event that we require additional financing from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when needed, our business, operating results, and financial condition would be adversely affected.

Operating Activities

For the six months ended June 30, 2012, operating activities generated $23.1 million in cash as a result of net income of $11.6 million, adjusted by non-cash items such as depreciation and amortization of $4.4 million, share-based compensation of $2.4 million, a deferred income tax benefit of $13.9 million, an unrealized loss on warrant liabilities of $2.9 million, and a realized gain of $0.7 million on the preferred stock embedded derivative. An increase in deferred revenue provided operating cash of $19.0 million and was related to the overall growth of our business. These increases were offset by a decrease in operating cash used as a result of changes in other operating assets and liabilities of $2.5 million.

For the six months ended June 30, 2011, operating activities provided cash of $11.8 million as a result of a net loss of $6.1 million, adjusted by non-cash items such as depreciation and amortization of $1.8 million, share-based compensation of $1.6 million, and an unrealized loss on warrant liabilities of $4.1 million. In addition, deferred revenue increased $15.2 million due to the overall growth of our business. These were partially offset by a $1.1 million increase in prepaid expenses due to the timing of payments to fulfillment partners, a reduction in accounts payable and accrued liabilities of $3.4 million, and changes in other operating assets and liabilities of $0.4 million.

For the year ended December 31, 2011, operating activities generated $24.3 million in cash as a result of a net loss of $4.3 million, adjusted by non-cash items such as depreciation and amortization of $3.7 million, share-based compensation of $3.3 million, and a change in fair value of warrant liabilities of $8.7 million. In addition, deferred revenue increased by $13.4 million as a result of the overall growth of our business, partially offset by changes in other operating assets and liabilities of $0.5 million.

For the year ended December 31, 2010, operating activities used $14.5 million in cash as a result of a net loss of $15.4 million, adjusted by non-cash items such as depreciation and amortization of $4.2 million, share-based compensation of $3.3 million, and a change in fair value of warrant liabilities of $1.3 million. Working capital changes related to a $7.1 million increase in deferred revenue, which was attributable to increased sales, a $14.0 million decrease in accrued liabilities primarily due to two legal settlements paid during the first half of 2010, and $1.1 million of operating cash flow related to changes in other operating assets and liabilities.

For the year ended December 31, 2009, operating activities used $23.4 million in cash as a result of a net loss of $58.7 million, adjusted by non-cash items such as depreciation and amortization of $3.8 million, share-based compensation of $2.1 million, and a change in fair value of warrant liabilities of $1.9 million. Working capital changes related to an $11.6 million increase in deferred revenue, which was attributable to increased sales, a $17.2 million increase in accrued liabilities and payables due to two legal settlements that were paid in the first half of 2010, and the overall growth of our business. These sources of cash were offset by a $1.4 million increase in prepaid expenses.

Investing Activities

For the six months ended June 30, 2012, we used $157.4 million of cash to acquire ID Analytics and $2.1 million of cash to acquire property and equipment, primarily related to the establishment of an additional data center for ID Analytics.

For the six months ended June 30, 2011, we used $1.2 million of cash for the purchase of business software, servers, and network equipment to support our growth, offset by a $0.3 million reduction in restricted cash.

For the year ended December 31, 2011, we used $2.0 million of cash for the purchase of business software, telecommunications equipment, and network and other computer hardware, offset by a decrease in restricted cash of $0.5 million.

For the year ended December 31, 2010, we used $1.5 million of cash primarily for the purchase of business software and computer equipment to support a new billing system we implemented in December 2010.

For the year ended December 31, 2009, we used $5.1 million of cash for the purchase of database and business software, telecommunications equipment, and computer equipment. The database software was purchased to store business information. The purchase of telecommunications and computer equipment was primarily necessitated by the growth in the number of our members and employees.

Financing Activities

Our financing activities for the six months ended June 30, 2012 provided net cash of $170.4 million related to proceeds of $102.2 million from the issuance of our Series E and E-2 preferred stock, $4.4 million from the issuance of warrants to acquire Series E and E-2 preferred stock, and $68.0 million in term loan borrowings under our new senior credit facility, net of payments of $2.8 million, offset by payments of $1.5 million for debt issuance costs.

Our financing activities for the six months ended June 30, 2011 resulted in net cash used of $13.0 million related to payments on our line of credit, $0.1 million in debt issuance costs related to the extension and expansion of our line of credit, and $0.1 million in capital lease payments. These were partially offset by $0.2 million in cash received from stock option exercises.

Our financing activities for the year ended December 31, 2011 resulted in net cash used of $11.5 million. During 2011, we repaid the $13.0 million outstanding balance under our line of credit, incurred debt issuance costs of $0.1 million related to the extension and expansion of our line of credit, and used $0.2 million related to payments under a capital lease. These were partially offset by $1.8 million in cash inflows from stock option exercises.

Our financing activities for the year ended December 31, 2010 provided net cash of $28.0 million. During 2010, we issued $14.9 million of Series D preferred stock, borrowed $13.0 million under our line of credit, and received $0.6 million from stock option exercises. These were partially offset by a payment of $0.1 million to settle related-party debt, a payment of $0.1 million for an installment note payable, a payment of $0.1 million under a capital lease, and $0.2 million in debt issuance costs related to amendments to our line of credit.

Our financing activities for the year ended December 31, 2009 provided net cash of $22.6 million related to the issuance of $34.7 million of Series D preferred stock, partially offset by our net repayment of the $12.0 million outstanding balance under our line of credit due to non-compliance with certain financial covenants. In February 2010, we obtained a waiver of the non-compliance provisions under the line of credit.

Debt Obligations

Senior Credit Facility

On February 7, 2012, we entered into a credit agreement with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Silicon Valley Bank as syndication agent and joint lead arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arranger and sole book manager, and the lenders from time to time party thereto. We amended the credit agreement on March 14, 2012, April 30, 2012, and May 29, 2012. We refer to the credit agreement and related documents, as amended through the date of this prospectus, as the senior credit facility.

The senior credit facility provides for a $68.0 million term loan and a $2.0 million revolving line of credit. The revolving line of credit also includes a letter of credit subfacility, which, together with outstanding revolving borrowings, may not exceed $2.0 million. The senior credit facility has a maturity date of February 7, 2016. As of June 30, 2012, the outstanding balance of the term loan was $65.2 million and $1.3 million of the revolving line of credit was used for $1.3 million in letters of credit for our facilities.

Borrowings under the senior credit facility bear interest at a per annum rate equal to, at our option, either (a) a base rate equal to the highest of (i) the Federal Funds Rate, plus .50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the eurodollar rate for base rate loans, plus 1.00%, plus an applicable rate ranging from 2.75% to 3.75%, or (b) the eurodollar rate for eurodollar rate loans, plus an applicable rate ranging from 3.75% to 4.75%. The initial applicable rate was 3.75% for base rate loans and 4.75% for eurodollar rate loans, subject to adjustment from time to time based upon our achievement of a specified consolidated leverage ratio. As of June 30 2012, the interest rate was 4.49%.

In addition to paying interest on the outstanding principal under the senior credit facility, we are also required to pay a commitment fee to the administrative agent at a rate per annum equal to the product of (a) 0.50% multiplied by (b) the actual daily amount by which the aggregate revolving commitments exceed the sum of (1) the outstanding amount of revolving borrowings, and (2) the outstanding amount of letter of credit obligations.

We also will pay a letter of credit fee to the administrative agent for the account of each lender in accordance with its applicable percentage of a letter of credit for each letter of credit, which fee will be equal to the applicable rate then in effect, multiplied by the daily maximum amount available to be drawn under the letter of credit. The initial applicable rate for the letter of credit fee was 4.75%, subject to adjustment from time to time based upon our achievement of a specified consolidated leverage ratio.

We have the right to prepay our borrowings under the senior credit facility from time to time in whole or in part, without premium or penalty, subject to the procedures set forth in the senior credit facility.

All of our obligations under the senior credit facility are unconditionally and jointly and severally guaranteed by each of our existing and future, direct or indirect, domestic subsidiaries, subject to certain exceptions. In connection with our acquisition of ID Analytics, ID Analytics became party to the senior credit facility and pursuant to its terms, agreed to guarantee, jointly and severally, our obligations under the senior credit facility. In addition, all of our obligations under the senior credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and certain other exceptions, by a first-priority liens on our and our subsidiaries’ tangible and intangible personal property, including a pledge of all of the capital stock of our subsidiaries.

The senior credit facility requires us to maintain certain financial covenants. In addition, the senior credit facility requires us to maintain all material proprietary databases and software with a third-party escrow agent in accordance with an escrow agreement entered into in connection with the senior credit facility. The senior credit facility also contains certain affirmative and negative covenants limiting, among other things, additional liens and indebtedness, investments and distributions, mergers and acquisitions, liquidations, dissolutions, sales of assets, prepayments and modification of debt instruments, transactions with affiliates, and other matters customarily restricted in such agreements. The senior credit facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other contractual agreements, events of bankruptcy and insolvency, and a change of control. As of June 30, 2012, we were in compliance with all covenants.

Prior Debt Obligations

On September 23, 2008, we entered into a $12.0 million loan and security agreement with Silicon Valley Bank. The agreement consisted of a revolving line of credit, or LOC, in the initial amount of $12.0 million with the right for us to increase the LOC to $17.0 million and $20.0 million. The LOC had an original maturity date of September 23, 2010, which was subsequently extended to March 21, 2011. In conjunction with entering into the LOC in 2008, we issued a warrant to purchase 56,193 shares of Series D preferred stock with an exercise price of $5.34 per share. The relative fair value of the warrant was recorded as a debt issuance cost and was amortized over the remaining term of the LOC.

On July 24, 2009 and February 8, 2010, we exercised our rights under the LOC, or the LOC Rights, to increase the LOC to $17.0 million and $20.0 million, respectively. In conjunction with our exercise of the LOC Rights, we issued a warrant to purchase 9,365 and 5,619 shares of Series D preferred stock in 2010 and 2009, respectively, with an exercise price of $5.34 per share. The relative fair value of the warrants was recorded as a debt issuance cost and was amortized over the remaining term of the LOC.

On March 18, 2011, we entered into an amendment to the LOC to increase the LOC to $25.0 million and extend the maturity date to March 21, 2013. On March 14, 2012, the LOC was terminated in connection with our senior credit facility.

The average monthly balance of the LOC bore interest at Silicon Valley Bank’s prime rate plus a percentage ranging from 0.0% to 1.0% for the year ended December 31, 2011, 3.5% to 7.0% for the year ended December 31, 2010, and 3.5% to 5.0% for the year ended December 31, 2009, depending on our liquidity ratio. The actual interest rates ranged from 3.25% to 4.25%, 8.0% to 9.0%, and 7.3% to 9.1% for the years ended December 31, 2011, 2010, and 2009, respectively. The rate was 3.25% as of December 31, 2011. A commitment fee payable quarterly at the rate of 0.125% accrued on any unused amount of the LOC.

The LOC contained certain covenants. The covenants included, among others, restrictions with respect to payment of cash dividends, mergers or consolidations, changes in nature of business, disposal of assets, and obtaining additional loans. The LOC also required us to comply with certain financial covenants. As of December 31, 2011, we were in compliance with all covenants.

The LOC was collateralized by all of our assets, including our intellectual property.

Letters of Credit

As of December 31, 2011, we had three outstanding standby letters of credit issued in connection with office leases and other matters in the total amount of $1.4 million. As of December 31, 2010, we had four outstanding standby letters of credit issued in connection with office leases and other matters in the total amount of $1.6 million. These standby letters of credit were fully collateralized with restricted cash as of December 31, 2011 and 2010.

As of June 30, 2012, the standby letters of credit had been cancelled and replaced by $1.3 million in letters of credit issued against the $2.0 million revolving line of credit provided in our senior credit facility. The restrictions on the cash used to fully collateralize the standby letters of credit were released in July 2012.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities, nor do we have any interest in entities referred to as variable interest entities.

Contractual Obligations

We lease various office facilities, including our corporate headquarters in Tempe, Arizona, under operating lease agreements that expire in 2014 and 2015. As of December 31, 2011, we did not have any debt or material capital lease obligations, all of our property, equipment, and software had been purchased with cash, and we had no material long-term purchase obligations outstanding with any vendors or third parties. Our future minimum payments under non-cancelable operating leases for office facilities were as follows as of December 31, 2011:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(in thousands)
Operating leases	$4,355	$2,128	$2,227	$—	$—

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

On February 7, 2012, we entered into the senior credit facility, which consists of a $68.0 million term loan and a $2.0 million revolving line of credit. The senior credit facility has a maturity date of February 7, 2016. As of June 30, 2012, the outstanding balance of the term loan was $65.2 million. The following table summarizes the future payments required under our term loan (in thousands):

2012	$6,900
2013	17,000
2014	17,000
2015	17,000
2016	7,310

$65,210

We intend to use a portion of the net proceeds from this offering to repay the outstanding balance under our term loan. See “Use of Proceeds.”

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, cash flow, and related disclosure of contingent assets and liabilities. Our estimates include those related to revenue recognition, share-based compensation, goodwill and other intangible assets, operating segments, stock warrants, income taxes, and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

We believe that of our significant accounting policies, which are described in Note 2 of the accompanying notes to our audited consolidated financial statements included in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe these are the most critical to fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

In our consumer segment, we recognize revenue from our identity theft protection services when it is probable that the economic benefits associated with the transactions will flow to us and the amount of revenue can be measured reliably. This is normally demonstrated when (i) persuasive evidence of an arrangement exists, (ii) the fee is fixed or determinable, (iii) performance of service has been delivered, and (iv) collection is reasonably assured.

Our consumer services are primarily offered to consumers on an annual or monthly subscription basis, which may include free trial periods. Fees for these subscriptions are typically billed to the member’s credit or debit card. We recognize revenue for member subscriptions ratably on a daily basis from the latter of cash receipt, activation of a member’s account, or expiration of free trial periods to the end of the subscription period.

We also provide consumer services for which the primary customer is an enterprise purchasing identity theft protection services on behalf of its employees or customers. In such cases, we defer revenue for each member until the member’s account has been activated. We then recognize revenue ratably on a daily basis over the term of the subscription period.

In our enterprise segment, we recognize revenue based on a negotiated fee per transaction. In many cases, we also negotiate a monthly minimum fee. Transaction fees in excess of any of the monthly minimum fees are billed and recorded as revenue in addition to the monthly minimum fees. In some instances, we receive up-front non-refundable payments against which the monthly minimum fees are applied. The up-front non-refundable payments are recorded as deferred revenue and recognized as revenue monthly over the usage period. If an enterprise customer does not meet its monthly minimum fee, we bill the negotiated monthly minimum fee and recognize revenue for that amount. Revenue from projects in which we are engaged to deliver a report at the end of the analysis are recorded upon delivery and acceptance of the report.

We also sell our consumer services through strategic partners, which earn commissions for sales to individual members and entities. Because (i) we are primarily responsible for fulfillment of the service obligation, (ii) we determine service specifications, and (iii) we have latitude in establishing prices for our service agreements, we record all sales made through strategic partners as revenue and the related commissions as a sales and marketing expense.

Share-Based Compensation

We account for share-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, share-based compensation is measured at the grant date based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the award.

Share-based compensation expense for awards granted to employees is based on the grant date fair value, which we determine using the Black-Scholes option pricing model. The grant date fair value is amortized on a straight-line basis over the requisite service period of the award to the extent such award is probable of being earned. The requisite service period is generally the vesting period of the award.

Expense for share-based awards to non-employees is based on the fair value of the awards as they vest, which we determine using the Black-Scholes option pricing model. The fair value of the unvested portion of the awards is re-measured each reporting period and is recognized over the expected service period to the extent the award is probable of being earned. There is inherent uncertainty in these estimates and if different assumptions were used, the fair value of the equity instruments could have been significantly different.

Determining the fair value of share-based awards at the grant date requires judgment. We use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates, and expected dividend yields, which are estimated as follows:

•	Fair value of our common stock. Because our stock is not publicly traded, we must estimate the fair value of our common stock, as discussed in “Stock Option Grants and Common Stock Valuations” below.

•	Expected term. The expected term was estimated using the simplified method, which is the average of the initial vesting and life of the option.

•

Expected volatility.    As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the technology industry similar in size, stage of life cycle, and financial leverage. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Risk-free interest rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

•

Expected dividend yield.    We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

The weighted average fair value of the options granted in the years ended December 31, 2011, 2010, and 2009 was $2.43, $2.15, and $1.87, respectively. The weighted average fair value of options granted in the six months ended June 30, 2012 was $4.03. The following table presents the weighted average assumptions used to estimate the fair value of options granted during the periods presented:

	Year Ended December 31,			Six Months Ended June 30, 2012
	2009	2010	2011
Expected term (years)	6.08	6.07	6.11	6.20
Expected volatility	75.0%	71.5%	60.0%	95.8%
Risk-free interest rate	2.9%	2.4%	2.0%	1.3%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

Each of these assumptions is subjective and requires significant judgment. Grant date fair values for options granted in the future may change significantly depending on changes in these assumptions, especially as we establish volatility estimates based on our own stock price trading history, and to the extent the fair value of our common stock increases for future grants. An increase in volatility or an increase in the expected term for our stock options would result in higher future grant date fair values, resulting in an increase in future share-based compensation expense.

Stock Option Grants and Common Stock Valuations

The fair value of the common stock underlying our stock options was determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	the prices, rights, preferences, and privileges of our preferred stock relative to our common stock;

•	the prices of our preferred stock sold to outside investors in arms-length transactions;

•	our actual and projected operating and financial performance;

•	key business developments and achievements;

•	current business conditions and projections;

•	valuations performed by independent valuation advisors using the methodologies described below;

•	the hiring of key personnel;

•	our stage of development;

•

the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability for our common stock;

•	the market performance of comparable publicly traded companies;

•	trends and developments in our industry; and

•	the U.S. and global economic and capital market conditions.

We granted stock options with the following exercise prices between January 1, 2011 and the date of this prospectus:

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date
February 10, 2011	693,000	$3.79	$3.79
May 13, 2011	160,456	3.79	3.79
August 23, 2011	315,000	4.97	4.97
November 2, 2011	232,000	4.97	4.97
December 14, 2011	56,000	4.97	4.97
March 29, 2012	3,635,625	5.20	5.20
May 11, 2012	40,000	5.20	5.20
July 13, 2012	329,000	8.64	8.64

Based upon the initial public offering price of $9.00 per share, the aggregate intrinsic value of options outstanding as of June 30, 2012 was approximately $62.1 million, of which approximately $36.1 million related to vested options and approximately $26.0 million related to unvested options.

Our valuation analysis has been conducted under a probability-weighted expected return method. Under this methodology, the fair value of our common stock is estimated based upon an analysis of future values assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to us as well as the rights of each share class. The possible outcomes considered are based upon an analysis of future scenarios as described below:

•	completion of an initial public offering (on a high and low basis);

•	sale to a strategic acquirer; and

•	continuation as a private company.

We determined our enterprise value by using a combination of the discounted future cash flow method and the guideline public company method. The discounted future cash flow method estimates the present value of the future monetary benefits expected to flow to the owners of a business by projecting the cash flows that the business is expected to generate over a forecast period and an estimate of the present value of cash flows beyond that period, which is referred to as residual value. These cash flows are converted to present value by means of discounting, using a rate of return that accounts for the time value of money and the appropriate degree of risks inherent in the business. Our assumptions underlying the projected cash flows of our business were consistent with the plans and estimates that we use to manage our business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. The guideline public company method considers multiples of financial metrics based on both acquisitions and trading multiples of a peer group of companies. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, growth rate, stage of development, and financial risk. These peer group companies are the same that we use to make other relevant valuation estimates, including the value attributed to warrants to purchase shares of our preferred and common stock. These multiples are then applied to our financial metrics to derive an indication of our enterprise value. The initial public offering scenario analyses use the guideline public company method. The sale scenario analyses use the discounted future cash flow method. The private company scenario analyses use the discounted future cash flow method. The present values calculated for our common stock under each scenario were weighted based on management’s estimates of the probability of each scenario occurring. We applied a discount for lack of marketability to the resulting values to reflect the fact that there is no established trading market for our stock. The resulting values after applying a discount for lack of marketability represented the estimated fair value of our common stock at the valuation date.

There is inherent uncertainty in these estimates and if we had made different assumptions than those described above, the fair value of the underlying common stock and amount of our share-based compensation expense, net income (loss), and net income (loss) per share amounts would have differed.

Significant factors considered by our board of directors in determining the fair value of our common stock at these grant dates include:

February 2011 Grant.    On February 10, 2011, our board of directors determined that the fair value of our common stock was $3.79 per share. As part of this determination, our board of directors considered a valuation analysis prepared as of December 31, 2010. The present values calculated for our common stock under each of the possible outcomes were weighted based on management’s estimates of the probability of each scenario occurring (private company 60%, sale event 10%, initial public offering (high) 15%, and initial public offering (low) 15%). The discounted future cash flow method, which was used in the private company and sale event scenarios and given a weight of 70%, utilized a sustainable long-term growth rate of 5%, a discount rate of 32.5%, and a capitalization rate of 27.5%. Under the guideline public company method, which was used in the initial public offering (high and low) scenarios and given a weight of 30%, 27 guideline companies were identified based on the criteria described above to estimate market multiples. Selected multiples based on enterprise value were calculated for each of the guideline companies utilizing enterprise value, 2.4 times revenue, and 9.3 times EBITDA for the last twelve months, and 2.3 times projected revenue and 7.8 times EBITDA for the next four and eight quarters based on analyst estimates. We also applied a discount for lack of marketability of 10%, after considering a number of factors, including the probability and time to liquidity for an initial public offering of our common stock. The resulting value representing the estimated fair value of our common stock was determined to be $3.79 per share. Our board of directors determined that no significant internal or external value-generating events had taken place between the December 31, 2010 valuation and the date of this stock option grant. During that period, we were experiencing a slowing rate of revenue growth.

May 2011 Grant.    On May 13, 2011, our board of directors determined that the fair value of our common stock was $3.79 per share. As part of this determination, our board of directors determined that no significant internal or external value-generating events had taken place between the February 2011 grant and the date of this stock option grant. During that period, we continued to experience a slowing rate of revenue growth.

August 2011 Grant.    On August 23, 2011, our board of directors determined that the fair value of our common stock was $4.97 per share. As part of this determination, our board of directors considered a valuation analysis prepared as of May 31, 2011. The present values calculated for our common stock under each of the possible outcomes were weighted based on management’s estimates of the probability of each scenario occurring (private company 30%, sale event 10%, initial public offering (high) 30%, and initial public offering (low) 30%). The discounted future cash flow method, which was used in the private company and sale event scenarios and given a weight of 40%, utilized a sustainable long-term growth rate of 5%, a discount rate of 30%, and a capitalization rate of 25%. The change in the discount rate from our December 31, 2010 valuation was driven by a reduction in our risk premium included within our cost of capital calculation. Under the guideline public company method, which was used in the initial public offering (high and low) scenarios and given a weight of 60%, ten guideline companies were identified based on the criteria described above to estimate market multiples, all of which were used in our December 31, 2010 valuation. The reduction in the number of guideline public companies was based on our determination that certain companies in the

December 31, 2010 valuation were no longer sufficiently similar to our company to estimate multiples. Selected multiples based on enterprise value were calculated for each of the guideline companies utilizing enterprise value, 2.5 times revenue, and 8.1 times EBITDA for the last twelve months, and 2.2 times projected revenue and 8.4 times EBITDA for the next four and eight quarters based on analyst estimates. We also applied a discount for lack of marketability of 10%, after considering a number of factors, including the probability and time to liquidity for an initial public offering of our common stock. The resulting value representing the estimated fair value of our common stock was determined to be $4.97 per share. During May 2011, several highly publicized data breaches occurred which, along with our early 2011 advertising campaign, started to reaccelerate our member growth. Our board of directors determined that no significant internal or external value-generating events had taken place between the May 31, 2011 valuation and the date of this stock option grant.

November 2011 Grant.    On November 2, 2011, our board of directors determined that the fair value of our common stock was $4.97 per share. As part of this determination, our board of directors determined that no significant internal or external value-generating events had taken place between the August 2011 grant and the date of this stock option grant. During that period, our revenue continued to grow consistent with the assumptions used in the May 31, 2011 valuation.

December 2011 Grant.    On December 14, 2011, our board of directors determined that the fair value of our common stock was $4.97 per share. As part of this determination, our board of directors determined that no significant internal or external value-generating events had taken place between the November 2011 grant and the date of this stock option grant. During that period, our revenue continued to grow consistent with the assumptions used in the May 31, 2011 valuation.

March 2012 Grant.    On March 29, 2012, our board of directors determined that the fair value of our common stock was $5.20 per share. As part of this determination, our board of directors considered a valuation analysis prepared as of February 7, 2012, which was the date that we entered into (i) the merger agreement to acquire ID Analytics, (ii) the stock purchase agreement pursuant to which we agreed to sell and issue approximately $108.5 million of Series E and Series E-2 preferred stock and warrants at a price of $7.8776 per share, and (iii) our new senior credit facility. The present values calculated for our common stock under each of the possible outcomes were weighted based on management’s estimates of the probability of each scenario occurring (private company 10%, sale event 10%, initial public offering (high) 40%, and initial public offering (low) 40%). The discounted future cash flow method, which was used in the private company and sale event scenarios and given a weight of 20%, utilized a sustainable long-term growth rate of 5%, a discount rate of 20.5%, and a capitalization rate of 15.5%. The change in the discount rate from our May 31, 2011 valuation was driven by a reduction in our risk premium included within our cost of capital calculation. Under the guideline public company method, which was used in the initial public offering (high and low) scenarios and given a weight of 80%, 13 guideline companies were identified based on the criteria described above to estimate market multiples. These included ten different companies from those used in our May 31, 2011 valuation based on our determination that these companies were more similar to our company to estimate multiples. Selected multiples based on enterprise value were calculated for each of the guideline companies utilizing enterprise value, 2.6 times revenue, and 11.2 times EBITDA for the last twelve months, and 2.4 times projected revenue and 9.8 times EBITDA for the next four and eight quarters based on analyst estimates. The initial public offering scenarios assumed that we would conduct an initial public offering in 18 months and were based on our projected EBITDA. We also applied a discount for lack of marketability of 20%, after considering a number of factors, including the probability and time to liquidity for an initial public offering of our common stock. The probability-

weighted expected return method, which was given a valuation weight of 50%, resulted in an estimated fair value of our common stock of $5.04. Our independent valuation advisors also gave a valuation weight of 50% to recent common stock transactions, which resulted in a weighted average value of our common stock of $5.36 per share. Accordingly, the resulting value representing the estimated fair value of our common stock was determined to be $5.20.

May 2012 Grant.    On May 11, 2012, our board of directors determined that the fair value of our common stock was $5.20 per share. As part of this determination, our board of directors determined that no significant internal or external value-generating events had taken place between the March 2012 grant and the date of this stock option grant. During that period, our revenue continued to grow consistent with the assumptions used in the February 7, 2012 valuation.

July 2012 Grant.    On July 13, 2012, our board of directors determined that the fair value of our common stock was $8.64 per share. As part of this determination, our board of directors considered a valuation analysis prepared as of June 20, 2012. The present values calculated for our common stock under each of the possible outcomes were weighted based on management’s estimates of the probability of each scenario occurring (private company 10%, initial public offering (high) 50%, and initial public offering (low) 40%). The discounted future cash flow method, which was used in the private company scenario and given a weight of 10%, utilized a sustainable long-term growth rate of 5%, a discount rate of 16.5%, and a capitalization rate of 11.5%. The change in the discount rate from our February 7, 2012 valuation was driven by a reduction in our risk premium included within our cost of capital calculation. Under the guideline public company method, which was used in the initial public offering (high and low) scenarios and given a weight of 90%, 14 guideline companies were identified based on the criteria described above to estimate market multiples. These included three different companies from those used in our February 7, 2012 valuation based on our determination that these companies were more similar to our company to estimate multiples. Selected multiples based on enterprise value were calculated for each of the guideline companies utilizing enterprise value, 3.3 times revenue, and 11.8 times EBITDA for the last twelve months, and 2.8 times projected revenue and 10.1 times EBITDA for the next four and eight quarters based on analyst estimates. As opposed to our February 7, 2012 valuation, which assumed that we would conduct an initial public offering in 18 months and was based on our projected EBITDA, the initial public offering scenarios in this valuation assumed that we would conduct an initial public offering in four months and were based on our projected revenue. Accordingly, the initial public offering scenarios, which were given the most weight in our valuation, generated valuations significantly exceeding our February 7, 2012 valuation. We also applied a discount for lack of marketability of 15%, after considering a number of factors, including the probability and time to liquidity for an initial public offering of our common stock. The resulting value representing the estimated fair value of our common stock was determined to be $8.64 per share. Our board of directors considered several factors in determining the fair value of our common stock, including (i) the recent decision to begin the initial public offering process and related preparatory activities, (ii) the successful integration of key aspects of the recently acquired ID Analytics business, and (iii) other significant business developments such as the continued growth in the consumer segment through the continued market penetration of the LifeLock Ultimate service offering.

Offering Price.    In mid-September 2012, in consultation with the underwriters, we determined the initial public offering price range to be $9.50 to $11.50 per share. The assumptions supporting the initial public offering price range represented our best estimates and discussions between us and the underwriters, and involved complex and subjective judgments. These discussions included changes in our business that had occurred since July 2012, including the hiring of our new President in September 2012. In addition, it should be noted that the fair value of our common stock as of July 13, 2012, which was $8.64 per share, was determined through a different methodology as discussed in the paragraph above. The July 13, 2012 valuation followed the methodologies used in 2011 and the first six months of 2012 and took into account a marketability discount of 15%. The initial public offering price range is based on the assumption that our initial public offering has occurred and that a public market for our common stock has been created, and therefore excludes any marketability discount.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortize goodwill, but instead we are required to test goodwill for impairment at least annually and, if necessary, we would record any impairment. We will perform an impairment test between scheduled annual tests if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit that has goodwill is less than its carrying value.

We may first make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value to determine whether it is necessary to perform the two-step goodwill impairment test. The qualitative impairment test includes considering various factors including macroeconomic conditions, industry and market conditions, cost factors, a sustained share price or market capitalization decrease, and any reporting unit specific events. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the two-step impairment test is not required. If the qualitative assessment indicates it is more likely than not that a reporting unit’s fair value is not greater than its carrying value, we must perform the two-step impairment test. We may also elect to proceed directly to the two-step impairment test without considering such qualitative factors.

The first step in the two-step impairment test is a comparison of the fair value of a reporting unit with its carrying amount, including goodwill. We have two operating segments, a consumer segment and an enterprise segment, which are the same as our two reporting segments. In accordance with the authoritative guidance over fair value measurements, we define the fair value of a reporting unit as the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. We will primarily use the income approach methodology of valuation, which includes the discounted cash flow method, and the market approach methodology of valuation, which considers values of comparable businesses to estimate the fair values of our reporting units. We do not believe that a cost approach is relevant to measuring the fair values of our reporting units.

Significant management judgment will be required when estimating the fair value of our reporting units, including the forecasting of future operating results, the discount rates and expected future growth rates that we use in the discounted cash flow method of valuation, and the selection of comparable businesses that we use in the market approach. If the estimated fair value of the reporting unit exceeds the carrying value assigned to that unit, goodwill is not impaired and no further analysis is required.

If the carrying value assigned to a reporting unit exceeds its estimated fair value in the first step, then we will be required to perform the second step of the impairment test. In this step, we will assign the fair value of the reporting unit calculated in the first step to all of the assets and liabilities of that reporting unit, as if a market participant just acquired the reporting unit in a business combination. The excess of the fair value of the reporting unit determined in the first step of the impairment test over the total amount assigned to the assets and liabilities in the second step of the impairment test represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds the implied fair value of goodwill, we will record an impairment loss equal to the difference. If there is no such excess, then all goodwill for a reporting unit is considered not to be impaired.

Other intangible assets consist of existing technologies, customer relationships, trade names, and trademarks. Purchased intangible assets, other than goodwill, are amortized over their estimated useful lives based upon the estimated economic value derived from the related intangible assets.

Operating Segments

We have two operating segments, a consumer segment and an enterprise segment, which are the same as our two reporting segments. These operating segments are components for which separate financial information is available and for which operating results are evaluated on a regular basis by the chief operating decision maker in deciding how to allocate resources and in assessing the performance of the segments.

In our consumer segment, we offer identity theft protection services to consumers on a monthly or annual subscription basis. In our enterprise segment, we offer identity risk assessment and fraud protection services to enterprise customers who pay us based on their monthly volume of transactions with us.

Stock Warrants

We have granted certain stock warrants that are exercisable for shares of our preferred stock. Accordingly, these warrants are accounted for as liabilities and recognized at their fair value. The carrying value of such warrants is adjusted to fair value at each balance sheet date, with the change in the fair value being recorded as a component of other income (expense).

Warrants to Purchase	Number	Issue Date	Exercise Price	Expiration Date
Series A Preferred Stock	2,267,357	November 20, 2006	$0.70	Earlier of November 20, 2013 or two years following an initial public offering
Series D Preferred Stock	56,193	September 23, 2008	$5.34	September 23, 2013
Series D Preferred Stock	9,365	July 24, 2009	$5.34	September 23, 2013
Series D Preferred Stock	5,619	February 8, 2010	$5.34	September 23, 2013
Series E Preferred Stock	2,062,495	March 14, 2012	$0.01	March 14, 2019
Series E-2 Preferred Stock	1,380,496	March 14, 2012	$0.01	March 14, 2019

The change in fair value of the warrants to purchase preferred stock, based upon re-measurement, and the corresponding impact to other income (expense) was as follows for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Series A Preferred Stock	$1,711	$1,381	$8,644	$4,133	$2,820
Series D Preferred Stock	208	(48)	14	(9)	121
Series E and Series E-2 Preferred Stock	—	—	—	—	—

	$1,919	$1,333	$8,658	$4,124	$2,941

Until the holders of warrants to acquire our preferred stock exercise their warrants or the underlying preferred stock is converted into common stock, we expect the change in fair value of warrant liabilities to generate losses in future periods as the fair value of our preferred stock increases as a result of the growth of our business. We expect the warrant liabilities to be reclassified to equity if the underlying preferred stock is converted into common stock, which will occur upon the closing of this offering. When the warrants are reclassified to equity, we will no longer be required to remeasure the fair value of our warrants.

Income Taxes

We have deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We have recorded a valuation allowance on these net deferred tax assets. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Realization of the deferred tax assets, net of liabilities, is principally dependent upon the achievement of projected future taxable income. Our valuation allowance decreased approximately $1.0 million in 2011 and increased approximately $6.4 million and $20.3 million in 2010 and 2009, respectively.

We recorded a provision for federal income taxes in the year ended December 31, 2011 of $40,000 related to alternative minimum tax. We did not record a current or deferred provision (benefit) for federal income taxes for the years ended December 31, 2010 and 2009, since our net deferred tax assets were subject to a full valuation allowance. We recorded a provision for gross receipts and minimum state income taxes, which are due regardless of whether we have taxable income, of approximately $0.2 million, $8,000, and $40,000 for the years ended December 31, 2011, 2010, and 2009, respectively.

As of December 31, 2011, we had $141.6 million of federal and $153.2 million of state net operating loss carry-forwards, which may be available to reduce future taxable income. The federal net operating loss carry-forwards begin to expire in 2027, and the state net operating loss carry-forwards begin to expire in 2012. Our ability to use our net operating loss carry-forwards to offset any future taxable income could be subject to limitations attributable to equity transactions that would result in a change of ownership as defined by Section 382 of the Internal Revenue Code. When a company undergoes such an ownership change, Section 382 limits the future use of net operating losses generated before the change in ownership and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change. A company’s ability to utilize new net operating losses arising after the ownership change is not affected. At this time, we have not performed an analysis under Section 382 to determine if an ownership change has occurred.

On March 14, 2012, we acquired ID Analytics. As of December 31, 2011, ID Analytics had $23.5 million of federal and $26.5 million of state net operating loss carry-forwards, which may be available to reduce future taxable income. The federal net operating loss carry-forwards begin to expire in 2023, and the state net operating loss carry-forwards begin to expire in 2013. ID Analytics also had federal and state research tax credit carry-forwards of $0.2 million and $0.1 million, respectively, as of December 31, 2011. These carry-forwards will begin to expire, if unused, in 2022 except as they pertain to California tax credit carry-forwards, which continue to carry forward indefinitely. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of ID Analytics’ net operating loss carry-forwards and credit carry-forwards may be limited as a result of any future changes in ownership.

As a result of the acquisition of ID Analytics, we recorded a deferred tax liability related to the book and tax basis difference resulting from our purchase accounting. The recognition of this deferred tax liability offset $8.5 million of the acquired gross deferred tax assets. A valuation allowance was established in the purchase price allocation for the remaining $1.0 million of acquired gross deferred tax assets. This resulted in the recognition of a net deferred tax liability which has been recognized in our purchase price allocation. As a result of the recognition of this net deferred tax liability, we concluded that the deferred tax assets we had recognized prior to the acquisition for which we had previously recorded a valuation allowance were more likely than not of being realized. Accordingly, we reduced our valuation allowance for these deferred tax assets, which is recorded as an income tax benefit of $14.3 million in our condensed consolidated statement of operations for the six months ended June 30, 2012.

Contingencies

We record contingent liabilities resulting from asserted and unasserted claims against us when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. We disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts. Therefore, actual losses in any future period are inherently uncertain.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

We had unrestricted cash and cash equivalents totaling $28.9 million as of December 31, 2011 and $62.8 million as of June 30, 2012. Our cash and cash equivalents include cash on hand, cash held with banks, and short-term, highly liquid investments with original maturities of three months or less when acquired. Cash and cash equivalents also include credit and debit card receivables due from financial intermediaries. Our cash and cash equivalents are for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our cash and cash equivalents as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

As described above under “Debt Obligations,” we have a term loan that bears interest at LIBOR plus 3.75% to 4.75% depending on our consolidated leverage ratio. Accordingly, we are exposed to fluctuations in interest rates. Assuming the entire amount of our $68.0 million term loan were outstanding, each hundred basis point change in our effective rate would result in a change in interest expense by $0.7 million annually.

Exchange Rate Sensitivity

We are not subject to exchange rate sensitivity as we bill our customers exclusively in U.S. dollars and have no international operations.

Impact of Inflation

We do not believe that inflation has had a material effect on our business, operating results, or financial condition. If our costs were to become subject to significant inflationary pressures, we might not be able to offset these higher costs fully through price increases. Our inability or failure to do so could harm our business, operating results, or financial condition.

Controls and Procedures

Prior to this offering, we have been a private company and have not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the filing of the registration statement of which this prospectus forms a part, we identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related to our calculation of earnings per share for the three months ended March 31, 2012. Our calculation did not account for the participation of our preferred stock with our common stock on an as converted basis. Specifically, holders of our convertible redeemable preferred stock are entitled to receive dividends pro rata based on the pro forma number of shares of our common stock held by each holder, as if all preferred shares are converted to common stock. Accordingly, we should have allocated net income to those series of our preferred stock as part of our calculation of earnings per share. Our failure to allocate this income to those series of preferred stock resulted in a restatement of our basic and diluted earnings per share for the three months ended March 31, 2012.

We have developed a plan to remediate this material weakness. We are implementing a process for documenting and reviewing all of our equity instruments and the effect of those instruments on our calculation of earnings per share. As a public company, we also plan to hire additional accounting personnel. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness.

We periodically assess the size and skill set of our finance team to ensure continued compliance with applicable reporting requirements. If deficiencies are identified, we will look to hire additional accounting personnel to help us properly analyze, review, record, and monitor our financial closing and reporting and our compliance with GAAP on a timely basis, and we will provide regular training to and oversight of these personnel. If we identify additional material weaknesses or significant deficiencies in the future, and if we fail to achieve and maintain effective internal control over financial reporting, it could prevent us from filing our periodic reports on a timely basis, which could result in the loss of investor confidence in the reliability of our financial statements, harm our business, and negatively impact the trading price of our common stock.

Recent Accounting Pronouncements

In June 2011, the FASB issued amended standards to provide the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Since we do not have any items of other comprehensive income, the adoption of the amended standards did not have an impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 related to the testing of goodwill for impairment. The objective of this ASU is to simplify goodwill impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. The ASU permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The ASU was effective for the reporting period beginning January 1, 2012. We will consider this new guidance in conducting our annual goodwill impairment test for the year ending December 31, 2012.

As of January 1, 2012, we adopted ASU 2011-04 related to guidance associated with fair value measurements and disclosures. This ASU clarifies the FASB’s intent on current guidance, modifies and changes certain guidance and principles, and expands disclosures concerning Level 3 fair value measurements in the fair value hierarchy including quantitative information about significant unobservable inputs within Level 3 of the fair value hierarchy. In addition, this ASU requires disclosure of the fair value hierarchy for assets and liabilities not measured at fair value in the statement of financial position, but whose fair value is required to be disclosed. Adoption of this new guidance impacted our disclosures but did not have any impact on our financial condition or results of operations.

BUSINESS

Company Overview

We are a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. We protect our members by constantly monitoring identity-related events, such as new account openings and credit-related applications. If we detect that a member’s personally identifiable information is being used, we offer near real-time, actionable alerts that provide our members peace of mind that we are monitoring use of their identity and allow our members to confirm valid or unauthorized identity use. If a member confirms that the use of his or her identity is unauthorized, we can stop the transaction or otherwise rapidly take actions designed to protect the member’s identity. We also provide remediation services to our members in the event that an identity theft actually occurs. We protect our enterprise customers by delivering on-demand identity risk and authentication information about consumers. Our enterprise customers utilize this information in real time to make decisions about opening or modifying accounts and providing products, services, or credit to consumers to reduce financial losses from identity fraud.

The foundation of our differentiated services is the LifeLock ecosystem. This ecosystem combines large data repositories of personally identifiable information and consumer transactions, proprietary predictive analytics, and a highly scalable technology platform. Our members and enterprise customers enhance our ecosystem by continually contributing to the identity and transaction data in our repositories. We apply predictive analytics to the data in our repositories to provide our members and enterprise customers actionable intelligence that helps protect against identity theft and identity fraud. As a result of our combination of scale, reach, and technology, we believe that we have the most proactive and comprehensive identity theft protection services available, as well as the most recognized brand in the identity theft protection services industry.

We offer our consumer services on a monthly or annual subscription basis, with pricing ranging from $10 per month, or $110 per year, for our basic LifeLock identity theft protection service, to $25 per month, or $275 per year, for our premium LifeLock Ultimate service, subject to wholesale pricing and special discounts and promotions that we offer from time to time. As of June 30, 2012, we served nearly 2.3 million paying members. Our cumulative ending member base grew 21.5%, and our annual member retention rate increased from 80.4% to 85.4%, each over the 12-month period ended June 30, 2012. Our enterprise customers pay us based on their monthly volume of transactions with us. As of June 30, 2012, we served more than 250 enterprise customers, including six of the top ten U.S. financial institutions, three of the top four U.S. wireless service providers, and eight of the top ten U.S. credit card issuers, as ranked based on assets, subscribers, and purchase volume, respectively.

We have a predictable subscription revenue model, a strong customer retention rate, and a scalable infrastructure to support our growth. We generated revenue of $193.9 million during 2011 and $125.5 million during the six months ended June 30, 2012. We continue to make substantial investments in customer acquisition and business expansion. We recorded a net loss of $4.3 million for the year ended December 31, 2011. We recorded net income of $11.6 million for the six months ended June 30, 2012, which included a $14.3 million income tax benefit resulting from our acquisition of ID Analytics. We generated cash flow from operating activities of $24.3 million during 2011 and $23.1 million during the six months ended June 30, 2012.

Industry Overview

Identity theft and identity fraud are significant problems for both consumers and enterprises and are becoming more pervasive as transactions and communications become increasingly digital. Identity theft typically occurs when an unauthorized party gains access to an individual’s personally identifiable information, such as the individual’s social security number, name, address, phone number, or date of birth. Identity fraud is the actual misuse of the personally identifiable information for financial gain, including purchasing products or services, making withdrawals, modifying existing accounts, or creating false accounts.

As consumers and enterprises become increasingly interconnected and engage in a large number of daily activities that involve personal or financial information, including e-commerce, online banking, social networking, and electronic sharing and storage of records, the risk of identity theft significantly increases. Even seemingly harmless activities, such as sharing personally identifiable information with merchants, employers, doctors, dentists, schools, banks, or insurance companies, can lead to identity theft, as professional thieves now have more sophisticated and creative methods and a broader variety of places from which to steal personal and financial information. Because the most sensitive personally identifiable information, such as a social security number, does not expire, once compromised, it may continue to be at risk of being used for fraud and may be bought and sold repeatedly by criminals.

Identity theft has been the most reported consumer complaint in the United States for the past 12 years, according to the FTC. Javelin Strategy & Research estimates that 11.6 million adults in the United States, representing 4.9% of the adult population, were victims of identity fraud in 2011. Javelin Strategy & Research also estimates that the total cost of identity fraud to consumers and enterprises in 2011 was approximately $18 billion in the United States.

A number of trends are contributing to an increased rate of identity theft and identity fraud, including the following:

•

Increasing number of data breaches.    Enterprises that act as custodians of personally identifiable information are increasingly subject to hacking, data breaches, and loss of mobile devices with stored personal information. According to the Data Breach Investigations Report published by Verizon in April 2012, 174 million records were compromised by data breaches during 2011, leaving millions of consumers exposed to an increased risk of identity theft. Javelin Strategy & Research estimates that 15% of U.S. consumers received data breach notifications in 2011 and that consumers who received such breach notifications were 9.5 times more likely to be victims of identity fraud.

•

Increase in e-commerce and Internet-based transactions.    As more banking, e-commerce transactions, and account openings are conducted over the Internet and through mobile devices, consumers and enterprises are becoming more exposed to an increased risk of identity theft. The increasingly simple nature of online transactions and the ease of e-commerce and online banking allow identity thieves from almost anywhere in the world to conduct numerous fraudulent transactions using the same credit or debit card or other personally identifiable information across a large number of enterprises in a short time span.

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Use of social networks.    The emergence of social networking has encouraged consumers to share significant amounts of personally identifiable information online, which exposes them to a greater risk of identity theft. Social networking users often share their birthdays, high school names, e-mail addresses, and other information about themselves or their family members that can be accessed easily by identity thieves and used to answer knowledge-based authentication questions, crack passwords, compromise identity security, or gain access to accounts.

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Proliferation of mobile devices.    The rapid adoption of smartphones, laptops, tablets, and other mobile devices by consumers and enterprises is increasing the risk of identity theft because these devices often contain personally identifiable information, are easy to steal or misplace, and are typically not password protected. Javelin Strategy & Research estimates that 6.6% of smartphone users experienced identity fraud in 2011.

Challenges in Effectively Protecting Against Identity Theft and Identity Fraud

Consumers and enterprises have historically struggled to protect themselves effectively against identity theft and identity fraud. The most commonly used service by consumers is credit monitoring provided by credit bureaus. Credit monitoring services were originally developed to help consumers monitor their credit ratings by tracking changes to their credit profiles, but as identity theft became a larger problem for consumers, the credit bureaus began marketing these services as identity theft protection. However, the credit bureaus have continued their focus primarily on credit, and often sell personal consumer information to third parties. Additionally, some enterprises have attempted to develop their own identity risk assessment capabilities, but these internally developed systems are often based solely on the enterprise’s own records of personal information and customer transactions, sometimes supplemented by credit reports and other third-party information.

We believe that in order to provide the most proactive and comprehensive protection against identity theft and identity fraud, solutions must overcome the following limitations that are common in the market:

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Reactive response.    Credit monitoring services are not proactive and can sometimes take days, weeks, or even a month to alert consumers that their identities have been compromised; however, damage from identity theft may occur either within minutes or hours of the identity theft or sometimes years later.

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Credit focus.    Traditional solutions that rely on credit monitoring or credit reports do not identify non-credit-related fraud, such as bank fraud, tax fraud, phone or utilities fraud, and employment-related fraud. As a result, credit monitoring and credit reports do not assess a complete spectrum of fraud risk.

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Limited visibility.    Traditional solutions lack the visibility into transaction data across multiple industries and a direct linkage to consumers in real time. While enterprises closely track their own customer transaction data, they typically have limited access to transaction data from other enterprises, even transactions that could potentially involve the same personally identifiable information. For consumers, traditional credit monitoring services do not have the capability to alert a consumer in near real-time that his or her personally identifiable information is being used, authenticate whether such use is fraudulent, and provide that feedback to enterprises.

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Lack of predictive intelligence.    Traditional solutions lack the capability to analyze the connections between consumers, transactions happening across enterprises, and historical fraudulent activities to predict and identify high-risk activities. As a result, traditional solutions cannot accurately predict the likelihood that an identity theft or identity fraud has occurred or may occur.

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Ineffective remediation.    Traditional solutions often do not offer consumers effective remediation services in the event of an identity theft, leaving consumers on their own during the frustrating remediation process. Because identity theft can result in the creation of multiple fraudulent accounts and transactions, the process of notifying relevant parties and restoring a consumer’s identity can be time consuming and sometimes expensive and require expertise to remediate effectively, as stolen personally identifiable information does not expire and can be reused again by identity thieves in the future.

Market Opportunity

We believe that there is a significant, underpenetrated market opportunity for proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. Based on our research indicating that two-thirds of U.S. adults are concerned about identity theft, we believe the total addressable market for our consumer identity theft protection services is approximately 148 million adults in the United States alone. We focus our efforts on adults with a household income in excess of $50,000 per year and who are concerned about identity theft, of which we estimate there are approximately 78 million in the United States. Additionally, international markets could provide substantial opportunities for us in the future. We believe the total addressable market for our enterprise identity risk assessment and fraud protection services includes approximately 2.5 billion transactions per year, based on our analysis of industry research, public filings, industry trade publications, and U.S. government studies.

Our Solution

We are a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. The foundation of our differentiated services is the LifeLock ecosystem that combines large and constantly expanding data repositories of personally identifiable information and consumer transactions that we collect from our enterprise customers, members, and third-party fulfillment partners; proprietary predictive analytics; and a highly scalable technology platform that allows us to interact with our customers and to proactively deliver actionable alerts to, and receive feedback from, our members and enterprise customers about potentially suspicious activity. Each day, we collect and analyze millions of data elements impacting personally identifiable information, factor in responses from our customer base to determine risk-based metrics, and enable our customers to proactively protect against identity theft and significantly reduce the risk of identity fraud. The strength of the LifeLock ecosystem, as depicted in the diagram below, and the effectiveness of our services are enhanced with every actionable alert and transaction that we process and every new data element that we acquire.

In our consumer business, we protect our members by proactively monitoring identity-related events, such as new account openings and credit-related applications, that may present a risk of identity theft. If we detect that a member’s personally identifiable information is being used, we send a near real-time, actionable alert to the member via text message, phone call, or e-mail through our LifeLock Identity Alert system that allows the member to confirm valid or unauthorized identity use.

However, we only issue phone alerts between 9 am and 9 pm in order to be respectful of our members. Phone alerts that would otherwise be sent after 9 pm are sent at 9 am the following morning. If the member confirms that the use of his or her identity is unauthorized, we can stop the transaction or otherwise rapidly take actions designed to protect the member’s identity. Member responses to our alerts provide information that enhance the member’s profile in the LifeLock ecosystem, which helps improve the identity protection we can provide that member in the future. In addition, we notify our members of events or potential threats and exposures related to their personally identifiable information, such as a change of a member’s address or the appearance of a member’s personally identifiable information on a known criminal website or a peer-to-peer network. In the event that an identity theft actually occurs, we utilize our extensive expertise to actively help the member remediate the impact of the identity theft event. This includes our $1 million service guarantee, which is backed by an identity theft insurance policy, under which we will spend up to $1 million to cover certain third-party expenses incurred in connection with the remediation, such as legal and investigatory fees. This insurance also covers certain out-of-pocket expenses to the member, such as loss of income, replacement of fraudulent withdrawals, child and elderly care, travel expenses, and replacement of documents.

In our enterprise business, we deliver on-demand identity risk assessment and authentication information about consumers to our enterprise customers in their daily transaction flows. Our enterprise customers utilize this information in real time to authenticate their customers, assess their risk profile, and enhance the enterprise’s decision making process on which to base account opening, lending, credit, and other risk-based decisions. By integrating our services into their business processes, our enterprise customers can reduce potential financial losses from identity fraud. Information generated from the transaction flow at our enterprise customers is transmitted back to our data repositories, which continually enhances the LifeLock ecosystem and helps strengthen the services we can provide to our customers in the future.

Our Competitive Strengths

We believe that the LifeLock ecosystem enables us to provide the most proactive and comprehensive identity theft and fraud protection services available and provides us with numerous competitive strengths that differentiate us and that are critical to our success, including the following:

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Breadth and depth of our data repositories.    The LifeLock ecosystem includes data repositories that contain over 750 billion identity elements, including personally identifiable information, transaction data, and fraud instances across multiple industries. In addition, our enterprise customers provide us with an average of 45 million new identity elements per day. The LifeLock ecosystem is augmented with data from third-party fulfillment partners and by the feedback from actionable alerts sent to our members through our LifeLock Identity Alert system. We believe that the breadth and depth of our proprietary data, which has been generated over ten years, would be difficult to replicate and creates a substantial barrier to entry.

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Strong network effects.    We believe that the LifeLock ecosystem provides strong network effect benefits to our members and enterprise customers. Transactions that flow through our enterprise business generate actionable alerts for our members. Our members are then able to confirm back to us whether or not they are participating in the identified transactions, which creates a bona fide and deterministic check that enhances the identity information in our data repositories. This feedback loop strengthens our data repositories and creates a network effect that improves the precision and sophistication of our algorithms as we continue to add more customers, acquire more data, process more actionable alerts, and analyze more transactions.

•	Patented and proprietary analytics. The LifeLock ecosystem utilizes our patented and proprietary predictive analytics to evaluate current and past consumer transaction data,

analyze connections between personally identifiable information of individuals, and assess the stability and authenticity of an individual’s identity. We leverage our patented analytics to provide our enterprise customers with a sub-second assessment of risks associated with transacting based on identity information presented to them. We believe that our analytical capabilities differentiate the quality and effectiveness of the services we provide and help drive subscriptions by new members and adoption by enterprise customers.

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Most comprehensive service offerings.    The LifeLock ecosystem has enabled us to develop what we believe to be the most proactive and comprehensive identity theft protection, identity risk assessment, and fraud protection services available. The breadth and depth of our data and our predictive analytics coupled with the confirmatory alert feedback from our members provides our enterprise customers with a more effective risk assessment of their customers.

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Leadership position.     We believe that we have the leading brand in the identity theft protection services industry. Ongoing surveys commissioned by us since 2010 indicate that our unaided brand awareness is between two and three times higher than our nearest competitor. We have developed our highly recognized brand through our core value proposition, comprehensive service offerings, marketing strategy, and emphasis on customer service. We believe that our brand awareness, technology, and service offerings contribute to our ability to maintain and grow our leadership position in the identity theft protection, identity risk assessment, and fraud protection services markets.

Our Strategy

Our goal is to be the leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises. The key elements of our strategy to achieve this goal include the following:

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Extend our leadership position through continued enhancement of our services.    The identity theft protection services industry is large and expanding and provides a significant growth opportunity. We intend to grow our business by introducing new services and expanding the services we offer. We believe there are many additional areas in which protection and authentication of personally identifiable information is important, such as password management and protection and tax return fraud protection, and we intend to explore and consider these markets.

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Expand our data repositories and analytics.    We intend to expand our data repositories with valuable and differentiated data from new and existing enterprise customers and continue to supplement our repositories with data from third-party fulfillment partners. As we grow our membership base, we expect an increase in the number of alerts and responses to such alerts flowing through the LifeLock ecosystem to reinforce the breadth and depth of our data and visibility into consumer behavior. We intend to continue to enhance our algorithms to apply more sophisticated analytics to more types of consumer transactions and to detect potential identity theft attempts more effectively and proactively.

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Grow our customer base.    We intend to leverage our marketing campaigns and existing and new strategic partners as well as the relationships with our enterprise customers to grow our membership base. We believe that continued investments in consumer marketing will allow us to enhance our premium brand and product superiority message, increase awareness of the need for our consumer services, and enhance our ability to efficiently acquire new members. We also intend to leverage the effectiveness of the LifeLock ecosystem to demonstrate to potential new enterprise customers the benefits of becoming part of our ecosystem with the goal of expanding our enterprise customer base.

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Continue our focus on customer retention.    We plan to invest in increasing member retention by optimizing and expanding the number of value-added, proactive alerts we send to our members to provide them peace of mind and convenience and to demonstrate the value of our services. For our enterprise customers, we plan to invest in making our services easy to integrate into their business processes and expanding the types of risk assessment services we provide to our enterprise customers.

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Increase sales to existing customers.    We believe the strong customer satisfaction we maintain with our members provides us with the opportunity to provide new services to them. We also believe a substantial opportunity exists to increase the penetration of our premium-level consumer services. Over time, we plan to add additional service offerings for our members to further drive monetization. In our enterprise business, we believe we have the opportunity to attain deeper penetration of our existing customers’ organizations by expanding across various departments and new lines of business within enterprises that already use our service and by adding new services.

The LifeLock Ecosystem

The core of our solution is the LifeLock ecosystem, which enables us to offer a proactive and comprehensive approach to identity theft protection, identity risk assessment, and fraud protection. In addition to our extensive network of members, enterprise customers, and third-party fulfillment partners, the key components of our ecosystem include the following:

Proprietary Data Repositories

Our data repositories contain over 750 billion identity elements, including personally identifiable information, transaction data, and fraud instances across multiple industries. This data has been collected over many years and is continually enhanced by new data provided by our enterprise customers. Our enterprise customers provide us with an average of 45 million new identity elements per day. The LifeLock ecosystem is further enhanced by data we source from third-party fulfillment partners and by the feedback from actionable alerts sent to our members through our LifeLock Identity Alert system. More importantly, our data repositories contain contextual information on how, where, and when these identity elements were used.

Our data repositories include the aggregation of relevant data on consumer transactions and behavior that expands over time as consumers engage in ongoing transactions, which enables us to identify potentially suspicious behavior in real time related to new transactions. For example, the repositories keep track of a consumer’s history of credit card applications, wireless accounts, mortgage applications, and other transactions, and this information can be used to determine customer stability over time and to assess risk. Additionally, the repositories also enable analysis of the interconnectedness of individuals. For example, if an individual has the same address as five different individuals, or shares a cell phone with ten other people, the repositories keep track of this information for further risk analysis.

In our enterprise business, the personally identifiable information in our data repositories is not shared with our enterprise customers except under certain circumstances with specific services as permitted under the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act. We also take extensive measures to prevent the data in our repositories from being comingled with the data and information that we receive from our members and third-party fulfillment partners.

Predictive Analytics

We apply patented and proprietary predictive analytics to the data in our repositories to generate immediate and actionable intelligence that helps protect against identity theft and identity fraud. We leverage these patented analytics and other related processes to provide real-time visibility into personal data topologies, which we define as a collection of unique identity elements and the connectedness of these elements to each other and to other people, and transactions that indicate risk. Analysis of these data topologies reveals patterns that can be used to evaluate stability and authenticity of consumers as well as identify anomalies that suggest identity risk. For example, our analytics will not only reveal information about a consumer’s link to a known fraud or credit loss, but also to potential associations with identity thieves through sharing of an address or phone number or using the same personally identifiable information to attempt to establish new accounts at multiple enterprises at the same time. This information can be used by enterprises to determine the identity risk of customers in real time.

Technology Platform

We have built a robust technology platform that allows for seamless connectivity between our internal systems and our members and enterprise customers. Our technology platform enables our enterprise customers to share transaction data with us on an ongoing basis and allows us to deliver on-demand, proprietary risk scores and other identity risk-related metrics and reason codes for each transaction our enterprise customers run through the LifeLock ecosystem. Direct connection to our technology platform allows our enterprise customers to determine risk associated with a particular transaction on a sub-second basis. The technology behind our LifeLock Identity Alert system enables us to deliver alerts to our members and provides them with the ability to confirm back to us whether or not they are participating in a transaction. Based on a member’s response regarding participation in a transaction, we can protect both the member and the enterprise customer from becoming victims to a fraudulent transaction.

Our Services

We are a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises.

Consumer Services

We currently offer our identity theft protection services to consumer subscribers under our basic LifeLock, LifeLock Command Center, and premium LifeLock Ultimate services. At the heart of our proactive consumer service offerings is our LifeLock Identity Alert system, which provides our members with comprehensive, near real-time alerts and a response system for identity threats via text message, phone call, or e-mail. During the six months ended June 30, 2012, 64% of our gross new members subscribed for our basic LifeLock identity theft protection service, 31% subscribed for our LifeLock Ultimate Service, and 5% subscribed for our LifeLock Command Center or other services. The following table summarizes the identity theft protection services that we currently offer to our members.

Feature	LifeLock	LifeLock Command Center	LifeLock Ultimate
Notification of credit and non-credit threats	✓	✓	✓
Monitoring of known criminal websites for illegal trading of personal information	✓	✓	✓
Scans of national databases for new address information	✓	✓	✓
Stolen or lost wallet remediation	✓	✓	✓

Feature	LifeLock	LifeLock Command Center	LifeLock Ultimate
Removal from pre-approved credit offers	✓	✓	✓
Access to a dedicated remediation specialist	✓	✓	✓
Service guarantee with benefits provided under a zero deductible identity theft insurance policy	✓	✓	✓
Surveillance of peer-to-peer networks		✓	✓
Monitoring of public and court records		✓	✓
Patrol for use of known alternate names		✓	✓
Monitoring of payday loans nationwide		✓	✓
Alerts when new checking and savings accounts are opened			✓
Scans for changes to contact information on existing checking and savings accounts			✓
Online tri-bureau credit reports and scores			✓
Alerts when credit inquiries appear on a member’s credit report			✓
Monthly tracking of TransUnion credit score			✓
Retail list pricing	$10 per month $110 per year	$15 per month $165 per year	$25 per month $275 per year

As part of our consumer services, we offer 24x7x365 member service support. If a member’s identity has been compromised, our member service team and remediation specialists will assist the member until the issue has been resolved. This includes our $1 million service guarantee, which is backed by an identity theft insurance policy, under which we will spend up to $1 million to cover certain third-party costs and expenses incurred in connection with the remediation, such as legal and investigatory fees. This insurance also covers certain out-of-pocket expenses, such as loss of income, replacement of fraudulent withdrawals, child and elderly care, travel expenses, and replacement of documents.

Our consumer services are enhanced by services provided by our third-party fulfillment partners. In November 2008, we entered into an Amended and Restated Reseller Agreement with CSIdentity Corporation, pursuant to which we are a non-exclusive reseller of certain CSIdentity Corporation services. These services comprise a key part of our consumer service offerings and include non-credit related reports and certain credit reports and scores, identity theft reports, monitoring services, and restoration services. Our agreement with CSIdentity Corporation expires in February 2015 and may be renewed by us for consecutive 12-month periods by providing CSIdentity Corporation with written notice prior to end of the initial term or the then-current renewal term. In July 2011, we entered into an Identity Protection Service Provider Agreement with Early Warning Services, LLC, pursuant to which we market, through our strategic partners, certain alerts generated from data gathered by Early Warning Services, LLC. These alerts consist of information regarding the checking and savings accounts of our members and the use of our members’ personally identifiable information in connection with checking and savings accounts, a key feature of our consumer service offerings. Our agreement with Early Warning Services, LLC expires in July 2014 and is subject to automatic renewal for one-year terms unless either party provides prior written notice of non-renewal.

Enterprise Services

Our identity risk services provide real-time visibility into consumer behavior that enables our enterprise customers to better assess the risk of identity fraud. Our flagship identity risk service, ID Score, delivers an accurate, on-demand assessment of the risk of an individual at account opening and throughout the customer lifecycle. Our identity risk services are designed to provide our enterprise customers with visibility into consumer behavior to enable them to better assess the risk of an individual, including the following:

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Fraud detection and identity verification.    Our services proactively separate legitimate and suspicious identities in order to detect fraud and avoid customer friction and abandonment. Enterprises can quickly discern legitimate consumers from potentially risky individuals with our identity risk assessment services designed to deliver a complete picture of the risk of an individual at any point in the customer lifecycle. This assessment enables enterprises to answer two fundamental questions: is the consumer who they say they are, and what is the risk of doing business with this consumer?

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Identity-related compliance.    Our services reduce the regulatory compliance costs normally associated with regulations such as the Patriot Act and FTC Red Flags regulations, which require the review of identities presented by applicants. Our services address regulatory compliance requirements by utilizing unique data across multiple industries to help clear and remediate identities, ultimately reducing the volume of manual reviews.

These capabilities help prevent our enterprise customers from providing products or services to an individual misrepresenting their identity by, among other things, using another individual’s social security number, name, address, phone number, or date of birth.

We also offer credit risk services that are designed to provide real-time visibility into consumer stability and that augment and enhance traditional credit scores. Our credit risk services utilize our proprietary data repositories, which include alternative credit data not reported to the credit bureaus such as wireless customer and payday lending data. This provides our enterprise customers with better information on which to base account opening, lending, and credit decisions throughout the customer lifecycle to maximize revenue opportunities and reduce risk.

We offer our enterprise services through an on-demand platform under multi-year contracts with monthly transaction-based pricing. We believe these services enable our enterprise customers to reduce fraud and credit losses, improve collection performance, increase revenue, reduce decision making time, protect customers, and minimize customer friction.

Sales and Marketing

Consumer Services

We pursue a multi-channel member acquisition and brand marketing program. This program is designed to grow our member base by increasing brand awareness, driving our product superiority message, and maximizing our reach to prospective members.

Consumer marketing.    We utilize consumer advertising and direct response marketing to elevate our brand, attract new members, and generate significant demand for our services. We use a variety of marketing programs to target members, including radio, television, and print advertisements; direct mail campaigns; press coverage for our company and our services; online display advertising; paid search and search-engine optimization; third-party endorsements; and education programs. In 2011, we derived approximately 55% of our gross new members from our consumer marketing programs.

Partner distribution channels.    We utilize strategic and affiliate partner distribution channels to refer prospective members to us and assist us in selling our consumer services to our partners’ and affiliates’ customer bases. We have developed and implemented a national sales organization that targets new partners to enhance our partner distribution channels. In 2011, we derived approximately 45% of our gross new members from our partner distribution channels. These channels include the following:

•	Co-marketing. In this channel, our co-marketing partners, such as US Airways, send co-branded advertisements through direct mail, e-mail, or other communication means to their customer bases.

•	Embedded product. In this channel, our partners, such as AOL, embed our consumer services into their products and services and pay us on behalf of their customers.

•	Employee benefit. In this channel, our partners offer our consumer services as an optional employee benefit as part of their employee benefit program.

•	Online affiliates. In this channel, our online affiliates, at their own cost, create independent websites and marketing materials to drive prospective members to our consumer service offerings.

•	Data breach. In this channel, enterprises that have experienced a data breach pay us to provide our services free of charge to the victims of the data breach.

Enterprise Services

We utilize a combination of direct and indirect sales and marketing strategies to market our enterprise services. Our internal sales organization is structured based on strategic accounts and industry verticals and is supported by account management, customer service, and customer implementation support teams. We have and continue to develop strategic partnerships with key industry verticals. As part of our sales strategy, we typically offer our prospective enterprise customers the opportunity to provide us with historical data so that we can demonstrate the return on investment had our services been deployed over a specific period of time.

Customer Service

We focus on retention of our current members and believe our ability to establish and maintain long-term relationships with our members depends, in part, on the strength of our member services organization. We have 303 employees in our member services organization. Our Tempe, Arizona member service center is open 24x7x365. Our members can communicate with our member service representatives by e-mail or telephone. As a result of the training we provide to our member service team and our culture of empowering our employees to resolve issues, our first call resolution rate was 98% in 2011. We also leverage frequent communication and feedback from our members and enterprise customers to continually improve our services.

Customers

Members. As of June 30, 2012, we had nearly 2.3 million members, all of whom are U.S. residents. Our members range from those looking to minimize the risk of identity theft and identity fraud to those who have experienced the personal traumatic event of an identity theft and want the protection and services and peace of mind we provide. Most of our members are paying subscribers who have enrolled in our consumer services directly with us on a monthly or annual basis. A small percentage of our members receive our consumer services through a third-party enterprise that pays us directly, often as a result of a breach within the enterprise or by embedding our service within a broader third-party offering.

Enterprise Customers. We have approximately 50 direct enterprise customers, which include leading financial institutions, telecommunication and cable services providers, government agencies, and technology companies. Through our direct enterprise customers, we also provide our enterprise services to more than 200 indirect enterprise customers, including large retailers, automobile and mortgage lenders, and e-commerce providers.

Competition

We operate in a highly competitive and rapidly evolving business environment. We believe that the competitive factors in our market include access to a breadth of identity and consumer transaction data, broad and effective service offerings, brand recognition, technology, effective and cost-efficient customer acquisition, customer satisfaction, price, and quality and reliable customer service. Our primary competitors are the credit bureaus that include Experian, Equifax, and TransUnion, as well as others, such as Affinion, Early Warning Systems, Intersections, and LexisNexis. Some of our competitors have substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the development, promotion, and sale of services, to deliver competitive services at lower prices or for free, and to introduce new solutions and respond to market developments and customer requirements more quickly than we can.

We believe that the combination of our brand awareness, industry experience, strong retention rate, growing customer bases, quality customer service, and extensive data repositories and analytics capabilities provide us with significant competitive advantages. These advantages include our ability to detect and address risk proactively and rapidly; our growing data repositories of personally identifiable information and consumer transactions that would be difficult to replicate; our enhanced capability to assess the probability of identity threats; our enhanced visibility into consumer stability and behavior to detect the recurrence of identity threats; our ability to protect both consumers and enterprises against identity threats; our ability to reach an expanding total addressable market concerned about identity theft; and our ability to offer additional services to protect consumers and enterprises against identity theft and identity fraud.

Intellectual Property

We protect our intellectual property rights primarily through a combination of federal, state, and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with third parties.

In addition to these contractual arrangements, we also rely on a combination of patents, trademarks, service marks, domain names, copyrights, and trade secrets to protect our intellectual property. As of June 30, 2012, we held four U.S. patents covering various systems and methods for identity based fraud detection that expire in 2023 and 2024, and also had five U.S. patent applications pending. We pursue the registration of our trademarks, service marks, and domain names in the United States and in certain locations abroad. Our registered trademarks in the United States include “LifeLock,” “LifeLock Identity Alert,” our logo, “ID Analytics,” and “ID Score.”

Circumstances outside our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available, and the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet and other industries may own a large number of patents, copyrights, and trademarks and may frequently request license agreements, threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we face, and we expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents, and other intellectual property rights of third parties, including our competitors. As we face increasing competition and as our business grows, we will likely face more claims of infringement.

Governmental Regulation

Our business and the information we use in our business is subject to a wide variety of federal, state, and local laws and regulations, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the FTC Act and comparable state laws that are patterned after the FTC Act, and similar laws. We also are subject to federal and state laws and regulations relating to the channels in which we sell and market our services. In addition, our business is subject to the FTC Order, as well as the companion orders with 35 states’ attorneys general that we entered into in March 2010. We incur significant costs to operate our business and monitor our compliance with these laws, regulations, and consent decrees. Any changes to the existing applicable laws or regulations, or any determination that other laws or regulations are applicable to us, could increase our costs or impede our ability to provide our services to our customers, which could have a material adverse effect on our business, operating results, financial condition, and prospects. In addition, any of these laws or regulations are subject to revision, and we cannot predict the impact of such changes on our business. Further, any determination that we have violated any of these laws, regulations, or consent decrees may result in liability for fines, damages, or other penalties, which could have a material adverse effect on our business, operating results, financial condition, and prospects.

We also are subject to federal, state, and foreign laws regarding privacy and protection of data. We post on our website our privacy policy and our terms and conditions, which describe our practices concerning the use, transmission, and disclosure of data. Any failure by us to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet, is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and enterprise customers, which could adversely affect our business.

In March 2010, we and Todd Davis, our Chairman and Chief Executive Officer, entered into the FTC Order. The FTC Order was the result of a settlement of the allegations by the FTC that certain of our advertising and marketing practices constituted deceptive acts or practices in violation of the FTC Act, which settlement made no admission as to the allegations related to such practices. The FTC Order imposes on us and Mr. Davis certain injunctive provisions relating to our advertising and marketing of our identity theft protection services, such as enjoining us from making any misrepresentation of “the means, methods, procedures, effects, effectiveness, coverage, or scope of” our identity theft protection services. However, the bulk of the more specific injunctive provisions have no direct impact on the advertising and marketing of our current services because we have made significant changes in the nature of the services we offer to consumers since the investigation by the FTC in 2007 and 2008, including our adoption of new technology that permits us to provide proactive protection against identity theft and identity fraud. The FTC investigation of our advertising and marketing activities occurred during the time that we relied significantly on the receipt of fraud alerts from the credit reporting agencies for our members. The FTC believed that such alerts had inherent limitations in terms of coverage, scope, and timeliness. Many of the allegations in the FTC complaint, which accompanied the FTC Order, related to the inherent limitations of using credit report fraud alerts as the foundation for identity theft protection. Because the injunctive provisions in the FTC Order are tied to these complaint allegations, these injunctive provisions similarly relate significantly to our previous reliance on credit report fraud alerts as reflected in our advertising and marketing claims. The FTC Order also imposes on us and Mr. Davis certain injunctive provisions relating to our data security for members’ personally identifiable information. At the same time, we also entered into companion orders with 35 states’ attorneys general that impose on us similar injunctive provisions as the FTC Order relating to our advertising and marketing of our identity theft protection services.

Our or Mr. Davis’ failure to comply with these injunctive provisions could subject us to additional injunctive and monetary remedies as provided for by federal and state law. In addition, the FTC Order imposes on us and Mr. Davis certain compliance requirements, including the delivery of an annual compliance report. We and Mr. Davis have timely submitted these annual compliance reports, but the FTC has not accepted or approved them to date. If the FTC were to find that we or Mr. Davis have not complied with the requirements in the FTC Order, we could be subject to additional penalties and our business could be negatively impacted.

The FTC Order provided for a consumer redress payment of $11 million, which we made to the FTC for distribution to our members. The FTC Order also provided for an additional consumer redress payment of $24 million, which was suspended based on our then-current financial condition on the basis of financial information we submitted to the FTC. The FTC Order specifies that in the event the FTC were to find that the financial materials submitted by us to the FTC at the time of the FTC Order were not truthful, accurate, and complete, the court order entering the settlement could be re-opened and the suspended judgment in the amount of the additional $24 million would become immediately due in full.

Employees

As of June 30, 2012, we employed 616 people. At that date, we had 487 employees in our consumer business, of which 303 were engaged in member service and support, 69 in products and technology, 60 in marketing and strategic partnerships, and 55 in general and administration; and 129 employees in our enterprise business, of which 70 were engaged in information technology, product development, and sales and marketing, 42 in software development and operations, and 17 in general and administration. We consider our relationship with our employees to be good, and none of our employees are represented by a union in collective bargaining with us.

Technology Infrastructure

We employ a range of information technology solutions, controls, procedures, and processes to protect the confidentiality, integrity, and availability of our critical assets, including our data and information technology systems. We have implemented a comprehensive information security program to guide and coordinate the people, processes, and technology that protect our core services. This program has been designed to ensure that oversight efforts, administrative activities, and technical controls are effectively combating the threats to our critical assets.

We design and manage our networks and applications to meet a high standard of security. We use appropriate technologies, such as network firewalls, intrusion prevention systems, application firewalls, and anti-malware, to protect network locations and applications from attacks. We also use industry standard encryption technologies and strategies to ensure protection of our data.

We maintain strictly controlled physical environments. Our information technology systems are housed in a highly secure data center, where access is limited. Our corporate locations are protected with a two-factor badge and biometric reader system. We also put in place additional physical controls to limit visibility to sensitive customer data. We provide our employees with education and training to keep pace with the quickly changing threat landscape.

We regularly assess the effectiveness of our information security practices and technical controls. In addition to regular external audits, we conduct internal security testing to ensure current practices are effective against emerging threats. Additionally, outside penetration tests are conducted on a regular basis. We ensure that our systems are free from critical vulnerabilities by conducting regular vulnerability scans and penetration tests. We also remain aware of publicly disclosed vulnerabilities in commercial and open source products, and remediate issues in a timely manner.

We vigilantly monitor our systems and environments for suspicious or unusual events, including intrusion detection systems and central security event correlation technologies. We have implemented an incident response process to ensure a quick and effective response to any potential issue.

We have received a PCI Level 1 certification in our consumer and enterprise businesses and a SOC I report in our enterprise business for our information security systems.

Facilities

Our executive offices and consumer business headquarters are located in Tempe, Arizona, where we lease approximately 50,000 square feet under a lease that expires in 2014. We also lease approximately 25,000 square feet in Tempe, Arizona, where we maintain our call center under a lease that expires in 2014; and approximately 7,000 square feet in Irvine, California, where we house our software engineers and certain other members of our product and technology team in our consumer business under a lease that expires in 2015. We also have data centers for our consumer business in Scottsdale, Arizona and Rancho Cordova, California.

Our enterprise business headquarters are located in San Diego, California, where we lease approximately 32,000 square feet under a lease that expires in 2015. Our primary data center for our enterprise business is located in Atlanta, Georgia; however, we expect to relocate this data center to Las Vegas, Nevada in the fall of 2012. Our back up data center for our enterprise business is located in San Diego, California.

Legal Proceedings

In February 2012, Michael I. Santucci, P.A. d/b/a Lifelong Legal Center, or Santucci, filed a lawsuit against us alleging that our LIFELOCK® mark infringes Santucci’s U.S. marks LIFELONG® and LIFELONG Legal Center™ in connection with credit consultation and debt counseling services obtained in 2004, and a Florida service mark registration for the mark LIFELONG® in connection with credit consultation, debt, and identity theft counseling and legal services obtained in 2011. Based on this same conduct, Santucci also alleges unfair competition under state and federal law and seeks injunctive relief, damages, cancellation of four of our registered trademarks, and disallowance of six of our pending trademark applications. On March 21, 2012, we answered Santucci’s complaint and asserted counterclaims for false advertising under both state and federal law, unfair competition, and deceptive trade practices under state law. Through our counterclaims, we also sought declaratory judgment that we have not infringed any valid trade or service mark registration owned by Santucci or Michael I. Santucci and that we have priority of rights as to our LIFELOCK® mark in connection with identity theft services. We further requested cancellation of Santucci’s service marks based on fraud, abandonment, and priority of right. Santucci’s and Michael I. Santucci’s answer or response to our counterclaims was due on April 30, 2012. Instead of answering, Santucci filed a motion to dismiss, to strike, and for a more definite statement. That motion is pending. Discovery in this case is in its early stages. We are not able to assess with certainty the outcome of this litigation or the amount or range of potential damages or future payments associated with this litigation at this time. We believe we have meritorious defenses to this action and we intend to defend this lawsuit vigorously. However, any litigation is subject to inherent uncertainties, and we cannot assure you that the expenses associated with defending this lawsuit or its resolution will not have a material adverse effect on our business, operating results, or financial condition.

In January 2010, Neal Duncan, one of our stockholders, filed a breach of contract claim against us in the Superior Court of Maricopa County, Arizona. In his complaint, Mr. Duncan alleged that we breached a purported contract with him and sought an ownership interest in our company equal to 7.5%. The parties participated in a private mediation on December 21, 2011, but the dispute was not resolved. We filed motions for summary judgment on November 2, 2011 and January 12, 2012. Oral argument was heard on our motions for summary judgment on April 4, 2012. Immediately following oral argument, the presiding judge ruled from the bench in our favor and granted both motions for summary judgment. We filed an application for an award of our fees and costs on April 20, 2012. On June 5, 2012, the judge once again ruled in our favor, and awarded us fees and costs in excess of $250,000. On July 2, 2012, Mr. Duncan filed a notice of appeal. We intend to vigorously contest this appeal. However, any litigation is subject to inherent uncertainties, and we cannot assure you that the expenses associated with defending this lawsuit or its resolution will not have a material adverse effect on our business, operating results, or financial condition.

In addition to the Santucci and Duncan lawsuits, from time to time, we have been and may become involved in legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, we are not currently involved in any other legal proceeding in which the outcome, if determined adversely to us, would be expected to have a material adverse effect on our business, operating results, or financial condition. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of September 15, 2012:

Name	Age	Position
Todd Davis	44	Chairman and Chief Executive Officer
Hilary A. Schneider	51	President
Chris Power	48	Chief Financial Officer
Clarissa Cerda	47	Executive Vice President, Chief Legal Officer, and Secretary
Marvin Davis	48	Chief Marketing Officer
Prakash Ramamurthy	45	Chief Product Officer
Lawrence McIntosh	55	Chief Executive Officer of ID Analytics
Tammy Valdez	43	Senior Vice President - Member Services and Operations
David Cowan	46	Director
Chini Krishnan	44	Director
Hillel Moerman(1)	40	Director
Albert A. (Rocky) Pimentel	57	Director
Thomas J. Ridge	67	Director
Roy A. Guthrie(2)	59	Director Nominee

(1)	Mr. Moerman resigned from our board of directors on October 1, 2012.
(2)	Mr. Guthrie joined our board of directors on October 1, 2012.

Todd Davis co-founded LifeLock in April 2005 and has served as our Chief Executive Officer and a member of our board of directors since that time. He has served as the Chairman of our board of directors since November 2008 and served as our President from March 2009 to September 2012. Mr. Davis was the Managing Partner of Marketing Champions LLC, a marketing and management consulting company, from 2002 until founding our company. From 1995 to 2002, Mr. Davis served on the executive management team of multiple technology start-up companies. From 1992 to 1994, Mr. Davis was a Sales Executive at Dell, Inc. Mr. Davis is a Certified Identity Theft Risk Management Specialist and is a member of the Crime Prevention Coalition of America. Mr. Davis also was a contributing member of the Identity Theft Prevention and Identity Management Standards Panel that worked with the Identity Theft Task Force established by former President Bush. Mr. Davis holds a B.B.A. in Entrepreneurship and Management from Baylor University. In March 2000, Mr. Davis filed a petition under the federal bankruptcy laws which proceeding was discharged in July 2000 and terminated in April 2001. We believe Mr. Davis’ qualifications to serve as the Chairman of our board of directors include his expertise and vast experience on the topic of identity theft protection and the intimate knowledge of our business and operations that he has accumulated as our President and Chief Executive Officer.

Hilary A. Schneider has served as our President since September 2012. Since May 2011, Ms. Schneider has served as a Senior Advisor for TPG Capital. Ms. Schneider served as Executive Vice President of Yahoo! from March 2010 to April 2011, including as Executive Vice President of Yahoo! Americas from March 2010 to October 2010. She joined Yahoo in 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from 2002 through 2005, where she was Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. Before joining Knight Ridder, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications, from 2000 through 2002, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring’s events unit. Ms. Schneider also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider is a director of Vail Resorts, Inc., LogMeIn, Inc., and Primedia Inc. Ms. Schneider holds a B.A. in Economics from Brown University and an M.B.A. from Harvard Business School.

Chris Power has served as our Chief Financial Officer since January 2011. From March 2009 until September 2010, Mr. Power served as the Chief Financial Officer and Chief Operating Officer of NetQuote, Inc., an insurance lead provider for insurance agents. Mr. Power served as Senior Vice President, Chief Financial Officer, and Treasurer of Salary.com, Inc., a provider of compensation-related resources, from January 2008 to May 2008. From April 2002 to August 2007, Mr. Power served in various senior finance roles at Monster Worldwide, Inc., a provider of global online employment solutions, including as Chief Financial Officer—Global Operations from March 2005 to August 2007, Chief Financial Officer for Monster Worldwide North America operations from February 2003 to February 2005, and Chief Financial Officer of the Monster North America division from April 2002 until January 2003. Prior to joining Monster Worldwide, Inc., Mr. Power spent 14 years with Nortel Networks, a global Internet and telecommunications equipment and services provider. Mr. Power holds a B.A. in Commerce and Economics and an M.B.A. from the University of Toronto.

Clarissa Cerda has served as our Executive Vice President and Chief Legal Officer since September 2012, and as our Secretary since January 2009. Ms. Cerda served as our Senior Vice President from March 2010 to September 2012 and as our General Counsel from January 2009 to September 2012. Ms. Cerda served as Vice President and General Counsel of Initiate Systems, Inc., a software company with a focus on data integrity and master data management technologies that was acquired by International Business Machines Corp., from January 2001 until joining our company and as Chief Privacy Officer from January 2002 until joining our company. From May 2000 to January 2001, Ms. Cerda served as Vice President, General Counsel, and Assistant Secretary of Open Port Technology, Inc., a software company. Prior to her affiliation with Open Port, Ms. Cerda was a corporate and securities partner at the law firm of Sonnenschein Nath & Rosenthal LLP and was Assistant Counsel to the President of the United States in the White House Counsel’s Office from 1993 to 1995. Ms. Cerda holds an A.B. in Government from Harvard College, an M. Phil. from University of Western Australia, and a J.D. from the University of Michigan Law School, and undertook post-doctoral studies in European Community Law at l’Université Libre de Bruxelles.

Marvin Davis has served as our Chief Marketing Officer since September 2009. Mr. Davis served as Chief Executive Officer of MODE Enterprises LLC, a marketing and management consulting company, from February 2008 until joining our company. From February 2005 to February 2008, Mr. Davis served as Chief Marketing Officer of Comcast Corp. Mr. Davis served as Vice President of Advertising and Brand Management for Verizon Wireless from September 2001 to January 2005. From 1995 to September 2001, Mr. Davis held various marketing and management positions of increasing scope at BellSouth and GTE Wireless. From 1990 to 1995, Mr. Davis was with Procter & Gamble where he most recently served as Brand Manager. Mr. Davis holds a B.B.A. in Marketing from Emory University and an M.B.A. in Marketing from Clark Atlanta University.

Prakash Ramamurthy has served as our Chief Product Officer since September 2012. Mr. Ramamurthy served as our Chief Technology Officer from January 2010 to September 2012. Since November 2009, Mr. Ramamurthy has served as an advisor to PayNearMe, Inc. (formerly KWEDIT). Mr. Ramamurthy also served as an advisor to Jambool, Inc. from October 2009 to August 2010 when they were acquired by Google Inc. Mr. Ramamurthy served as Senior Vice President of Product Management and Engineering for Gaia Online, a teen and young adult avatar-based social gaming and community website, from August 2006 until joining our company. From March 2005 to August 2006, Mr. Ramamurthy served as Vice President of Identity Management and Security Products for Oracle Corporation. Mr. Ramamurthy served as Senior Vice President of Products & Technology at Oblix, Inc. from 1996 until its acquisition by Oracle in March 2005. Prior to joining Oblix, Mr. Ramamurthy held various senior technical and management positions at C*ATS Software, Mentor Graphics Corp., and Verity, Inc. Mr. Ramamurthy holds a B.E. in Computer Science from Anna University in Madras, India, as well as an M.S. in Computer Engineering from Boston University.

Lawrence McIntosh is ID Analytics’ Chief Executive Officer and assumed this role in May 2012. Prior to assuming this role, Mr. McIntosh served as ID Analytics’ Chief Marketing Officer since October 2006, responsible for leading the company’s corporate strategy. Prior to joining ID Analytics, Mr. McIntosh was the Senior Vice President of Worldwide Corporate Marketing at McAfee, Inc. from July 2004 to September 2006. Prior to McAfee, Mr. McIntosh served as Chief Marketing Officer of Foundstone, Inc. (acquired by McAfee in 2004) and Group Director, Corporate Marketing at HNC Software (now FICO). Mr. McIntosh has held senior level positions at several well-known companies, including CBS Storerunner, Inc., Frito-Lay Inc., and Pepsi-Cola International. Mr. McIntosh holds a B.A. from Hope College.

Tammy Valdez has served as our Senior Vice President—Member Services and Operations since May 2007. Prior to joining our company, Ms. Valdez served as Vice President, Branch Complex Administrative Manager for Morgan Stanley’s Global Wealth Management—Western Division from January 2007 until May 2007. From February 2006 until January 2007, Mrs. Valdez took a sabbatical. From February 1993 to February 2006, Ms. Valdez served in various leadership positions of increasing scope at Charles Schwab and Company, Inc., culminating as Director of Client Services. Ms. Valdez holds a B.S. and an M.B.A. from Chadwick University.

David Cowan has served as a member of our board of directors since November 2006. Since August 1996, Mr. Cowan has served as a Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies and was formerly a director of Keynote Systems, Inc. Mr. Cowan holds an A.B. in Computer Science and Mathematics and an M.B.A. from Harvard University. We believe Mr. Cowan’s qualifications to serve as a director of our company include his experience as a director of technology companies and his background in the venture capital industry, including investments in network technology, infrastructure SaaS, consumer Internet, and cyber-security.

Chini Krishnan has served as a member of our board of directors since November 2006. Since May 2005, Mr. Krishnan has served as Founder and Chief Executive Officer of Vimo, Inc., an online shopping portal for healthcare products and services. Mr. Krishnan is also a consultant of Bessemer Venture Partners, serving in the capacity as an Operating Partner. Mr. Krishnan co-founded and served as Chairman and Senior Vice President of Products and Services at Valicert Inc., a provider of public-key infrastructure validation, from 1996 until Valicert’s merger with Tumbleweed Communications Corp. in 2003. From 1994 to 1996, Mr. Krishnan served as Product Marketing Manager at Enterprise Integration Technologies. Mr. Krishnan also served in various engineering positions at Cadence Design Systems between 1991 and 1994. Mr. Krishnan holds a B.S. in Computer Science from the Indian Institute of Technology and an M.S. in Computer Science from Duke University. We believe Mr. Krishnan’s qualifications to serve as a director of our company include his prior executive leadership roles and his experience in the technology industry.

Hillel Moerman served as a member of our board of directors from March 2012 until October 2012. Since April 2007, Mr. Moerman has served as a Vice President at Goldman, Sachs & Co., a global investment banking, securities, and investment management firm. Mr. Moerman served as Chief Financial Officer of Icahn Enterprises from June 2006 to April 2007, as Chief Accounting Officer of Icahn Enterprises from July 2006 to April 2007, and as Director of Accounting and Vice President of Strategic Planning of Icahn Enterprises from January 2005 to June 2006. Prior to that time, from September 2000 to December 2004, Mr. Moerman was a Senior Manager with Ernst & Young LLP. Mr. Moerman also worked as a staff accountant for the corporate finance group of the SEC from 1999 to 2000. Mr. Moerman holds a Bachelor’s degree from Ner Israel College and an M.B.A. from The Johns Hopkins University. We believe Mr. Moerman’s qualifications to serve as a director of our company include his experience in accounting, finance, and public company governance.

Albert A. (Rocky) Pimentel has served as a member of our board of directors since August 2011. Since April 2011, Mr. Pimentel has served as Executive Vice President, Chief Sales and Marketing Officer for Seagate Technology Public Limited Company. Mr. Pimentel served as a director of Seagate from March 2009 to April 2011. Mr. Pimentel served as Chief Operating Officer and Chief Financial Officer at McAfee, Inc. from May 2008 to August 2010. He served as Executive Vice President and Chief Financial Officer of Glu Mobile from September 2004 to May 2008. Prior to joining Glu Mobile, Mr. Pimentel served as Executive Vice President and Chief Financial Officer at Zone Labs from September 2003 to April 2004, which was acquired by Check Point Software in 2004. From January 2001 to June 2003, Mr. Pimentel was a partner with Redpoint Ventures. Mr. Pimentel also held the positions of Senior Vice President and Chief Financial Officer of WebTV Networks, which was acquired by Microsoft in 1997, from November 1996 until January 2001, Senior Vice President and Chief Financial Officer of LSI Logic Corporation from July 1992 to October 1996, and was part of the founding management team of Conner Peripherals, Inc., which was acquired by Seagate in 1996. Mr. Pimentel is a director of Imperva, Inc. and Xilinx, Inc. Mr. Pimentel holds a B.S. in Commerce from Santa Clara University. We believe Mr. Pimentel’s qualifications to serve as a director of our company include his financial and operational expertise through his service as a public company chief financial officer and his significant leadership experience due to his role as a senior executive with many companies.

Thomas J. Ridge has served as a member of our board of directors since March 2010. Mr. Ridge has served as President and Chief Executive Officer of Ridge Global, LLC, Washington, D.C., a global strategic consulting company, since July 2006. In April 2010, Mr. Ridge became a partner in Ridge Policy Group, Harrisburg, Pennsylvania and Washington, D.C., a bi-partisan, full-service government affairs and issue management group. From April 2005 to July 2006, Mr. Ridge served as President and Chief Executive Officer of Thomas Ridge LLC. From October 2001 to February 2005, Mr. Ridge was Secretary of the U.S. Department of Homeland Security. Prior to his service as Secretary of Homeland Security, Mr. Ridge was Governor of Pennsylvania from 1995 to 2001. Mr. Ridge is a director of The Hershey Company, Exelon Corporation, Brightpoint Inc., and FS Investment Corporation. Mr. Ridge was formerly a director of Geospatial Holdings, Inc., Home Depot, Inc., and Vonage Holdings Corp. Mr. Ridge holds a Bachelor’s degree from Harvard University and a J.D. from The Dickinson School of Law of The Pennsylvania State University. We believe Mr. Ridge’s qualifications to serve as a director of our company include his vast experience in both government and industry and his service on other public company boards.

Roy A. Guthrie became a director of our company effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services from July 2005 to April 2011. Mr. Guthrie also served as a director of Discover Bank, a subsidiary of Discover Financial Services, from June 2006 to January 2012. Prior to joining Discover Financial Services, Mr. Guthrie served as President and Chief Executive Officer of CitiFinancial International, LTD, a Consumer Finance Business of Citigroup, from September 2000 to July 2004, and he also served on Citigroup’s Management Committee throughout this period. From September 2000 to September 2001, Mr. Guthrie served as the President and Chief Executive Officer of CitiCapital. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation from March 1996 to September 2000, while it was a public company, and served as a member of its board of directors from March 1998 to September 2000. Prior to this, Mr. Guthrie served in various positions at Associates First Capital Corporation, including serving as its Corporate Controller from 1989 to 1996. Mr. Guthrie is a director of Nationstar Mortgage Holdings Inc., Bluestem Brands, Inc., Garrison Capital, LLC, and Dell Bank International. Mr. Guthrie holds a B.A. in Economics from Hanover College and an M.B.A. from Drake University. We believe Mr. Guthrie’s qualifications to serve as a director of our company include his expertise in consumer finance and accounting, his experience as a Chief Financial Officer of two publicly traded companies, and his experience as an executive officer and director of other publicly traded companies.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of six members. The members of our board of directors were elected in compliance with the provisions of our voting agreement, as amended. Under the voting agreement, our stockholders that are party to the voting agreement agreed to vote their shares to elect to our board of directors (a) one director designated by Bessemer Venture Partners (David Cowan), (b) one director designated by Goldman, Sachs & Co. (Hillel Moerman), (c) one non-employee director designated by the holders of a majority of our preferred stock (Thomas J. Ridge), (d) one non-employee director designated by the holders of a majority of our common stock (Albert A. (Rocky) Pimentel), (e) one non-employee director designated by the holders of a majority of our capital stock (Chini Krishnan), and (f) our chief executive officer (Todd Davis). The voting agreement will terminate upon the closing of this offering and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors. Other than Mr. Moerman, who plans to resign from our board of directors prior to the closing of this offering, all of the other members of our board of directors will continue to serve on our board of directors following the closing of this offering until their successors have been elected and qualified or until the earlier of their resignation or removal. In order to fill the vacancy created by the resignation of Mr. Moerman, effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, Mr. Guthrie will join our board of directors.

In accordance with our amended and restated certificate of incorporation that will become effective upon the closing of this offering, immediately after this offering our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Messrs. Davis and Cowan, and their terms will expire at the annual meeting of stockholders to be held in 2013;

•	the Class II directors will be Messrs. Pimentel and Ridge, and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III directors will be Messrs. Guthrie and Krishnan, and their terms will expire at the annual meeting of stockholders to be held in 2015.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Under the listing requirements and rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time following the closing of this offering.

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Messrs. Cowan, Guthrie, Pimentel, and Ridge do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. Accordingly, a majority of our directors are independent, as required under applicable New York Stock Exchange rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership and Risk Oversight

Our corporate governance guidelines provide that one of our independent directors may serve as a lead independent director at any time when the chairman of our board is not independent. Currently, our board of directors believes that it is in the best interest of our company and our stockholders for Mr. Davis to serve as our Chairman and Chief Executive Officer in light of his knowledge of our company and industry. Accordingly, our board of directors may appoint a lead independent director to, among other things, preside over regularly scheduled meetings at which only our independent directors are present, serve as a liaison between the chairperson and the independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee, compensation committee, and nominating/corporate governance committee support our board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Upon the closing of this offering, our board of directors will have an audit committee, a compensation committee, and a nominating/corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of this offering, the charters for each of these committees will be available on our website at www.lifelock.com.

Audit Committee

Our audit committee will consist of Messrs. Guthrie, Pimentel, and Ridge, each of whom satisfies the independence requirements under the New York Stock Exchange listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee will be Mr. Guthrie, whom our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter that will become effective upon the closing of this offering:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Compensation Committee

Our compensation committee will consist of Messrs. Cowan and Pimentel, each of whom our board of directors has determined to be independent under the New York Stock Exchange listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our compensation committee will be Mr. Pimentel.

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter that will become effective upon the closing of this offering:

•	approving or making recommendations to our board regarding the overall compensation strategy and policies for our company;

•

approving or making recommendations to our board regarding the corporate goals and objectives relevant to the compensation of our chief executive officer and the compensation and other terms of employment of our chief executive officer, and evaluating our chief executive officer’s performance in light of relevant goals and objectives;

•

approving or making recommendations to our board regarding the individual and corporate performance goals and objectives of the other members of our senior management, including our executive officers, and the compensation and other terms of employment of the other members of our senior management;

•	reviewing and making recommendations to our board regarding the compensation of our directors;

•	approving or making recommendations to our board regarding our incentive compensation plans and equity-based plans;

•	approving or making recommendations to our board regarding all awards of shares or share options pursuant to our equity-based plans;

•	administering or making recommendations to our board regarding our incentive compensation plans and equity-based plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee will consist of Messrs. Ridge and Guthrie, each of whom our board of directors has determined to be independent under the New York Stock Exchange listing standards. The chairperson of our nominating/corporate governance committee will be Mr. Ridge.

Our nominating/corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our board. The nominating/corporate governance committee has the following responsibilities, among other things, as set forth in the nominating/corporate governance committee’s charter that will become effective upon the closing of this offering:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating/corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

Upon the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Following the closing of this offering, the code of business conduct and ethics will be available on our website at www.lifelock.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

David Cowan and Gene Yoon served as the members of our compensation committee during 2011. Mr. Yoon resigned as a member of our board of directors on March 14, 2012. Each of Messrs. Cowan and Yoon has relationships with us that require disclosure under Item 404 of Regulation S-K under the Exchange Act. See “Certain Relationships and Related Party Transactions – Sales of Preferred Stock,” “– Investors’ Rights Agreement,” “– Voting Agreement,” “– Right of First Refusal and Co-Sale Agreement,” and “– Indemnification of Officers and Directors,” each of which are incorporated by reference into this section of the prospectus.

Neither of Messrs. Cowan or Yoon has been at any time one of our officers or employees. Other than Todd Davis, who currently serves, and served during the last year, on the board of directors of Vimo, Inc., of which Chini Krishnan is the Chief Executive Officer, none of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.

Director Compensation

We do not currently provide any cash compensation to our non-employee directors. From time to time, we have granted stock options to certain of our non-employee directors as compensation for their services, but we do not have a formal policy in place with respect to such awards. Our directors who are also employees are compensated for their service as employees and do not receive any additional compensation for their service on our board of directors.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2011.

Name	Option Awards(1)	Total
David Cowan	$—	$—
Chini Krishnan	—	—
Albert A. (Rocky) Pimentel(2)	277,011	277,011
Thomas J. Ridge	—	—
Gene Yoon(3)	—	—

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our audited consolidated financial statements included in this prospectus. The table below provides information with respect to the outstanding equity awards held by each of our non-employee directors as of December 31, 2011.
(2)	Mr. Pimentel was elected as an independent member of our board of directors in August 2011. In connection with his election to our board of directors, we granted him a stock option to purchase up to 100,000 shares of our common stock, which was consistent with the stock option granted to Mr. Ridge in March 2010 upon his election as an independent member of our board of directors.
(3)	Mr. Yoon resigned from our board of directors on March 14, 2012.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2011:

Name	Date of Grant	Number of Shares Underlying Option		Exercise Price	Option Expiration Date
David Cowan	—	—		—	—
Chini Krishnan	12/14/2006	104,251	(1)	$0.70	12/14/2016
Albert A. (Rocky) Pimentel	8/23/2011	100,000	(2)	$4.97	8/23/2021
Thomas J. Ridge	3/3/2010	100,000	(3)	$3.01	3/3/2020
Gene Yoon(4)	—	—		—	—

(1)

1/36th of the total number of shares underlying this option vest on the last day of each month beginning with the first month following the date of grant, subject to Mr. Krishnan’s continued service to us on each such vesting date.

(2)	1/33rd of the total number of shares underlying this option vest on each monthly anniversary of the date of grant, subject to Mr. Pimentel’s continued service to us on each such vesting date.
(3)	1/36th of the total number of shares underlying this option vest on each monthly anniversary of the date of grant, subject to Mr. Ridge’s continued service to us on each such vesting date.
(4)	Mr. Yoon resigned from our board of directors on March 14, 2012.

Each non-employee director’s options were granted under and subject to the terms of our 2006 Plan, as described below under “Employee Benefit and Stock Plans,” and become fully vested and exercisable if there is a “change in control” (as defined in our 2006 Plan and described generally below) of our company while they are directors of our company.

Each non-employee director’s unvested options terminate and become null and void upon the director’s termination of service with our company. Each non-employee director’s vested options generally terminate and become null and void three months after termination of service with our company. If the director’s termination of service is due to death or disability, the vested options generally terminate 12 months after termination of service with our company.

Following the closing of this offering, we intend to compensate our non-employee directors with a combination of cash and equity. Each such director will receive an annual base cash retainer of $30,000 for such service, to be paid quarterly.

In addition, we intend to compensate the members of our board of directors for service on our committees and for service as our lead independent director, if any, as follows:

•

The chairperson of our audit committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the audit committee will receive an annual cash retainer of $8,000, paid quarterly.

•

The chairperson of our compensation committee will receive an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the compensation committee will receive an annual cash retainer of $5,000, paid quarterly.

•

The chairperson of our nominating/corporate governance committee will receive an annual cash retainer of $6,000 for such service, paid quarterly, and each of the other members of the nominating/corporate governance committee will receive an annual cash retainer of $3,000, paid quarterly.

•	Our lead independent director, if any, will receive an annual cash retainer of $6,000 for such service, paid quarterly.

In connection with this offering, we will grant each non-employee director a stock option to purchase 47,000 shares of our common stock (less the number of unvested shares subject to any stock option held by a non-employee director, if any, at the closing of this offering), which stock option will vest monthly over three years from the date of grant (other than Mr. Krishnan, whose stock option will be two-thirds vested at the date of grant, with the remaining one-third vesting over one year from the date of grant). In addition, in connection with this offering, we also will grant each non-employee director 5,250 restricted stock units, or RSUs, which RSUs will vest quarterly over six months from the date of grant. Each of these awards will be made under our 2012 Plan.

After the closing of this offering, each year at the time of our annual meeting of stockholders, we will grant each non-employee director 10,500 RSUs, which RSUs will vest quarterly over one year from the date of grant. If a new non-employee director joins our board after the closing of this offering, such director will receive an initial stock option grant to purchase 47,000 shares of our common stock, which stock option will vest monthly over three years.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer and each of our two other most highly compensated executive officers during the fiscal year ended December 31, 2011. We refer to these executive officers in this prospectus as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Todd Davis Chairman and Chief Executive Officer(3)	2011	$408,462	$—	$—	$212,790	$22,482	(4)	$643,734
Chris Power(5) Chief Financial Officer	2011	269,231	—	987,152	152,600	66,876	(6)	1,475,859
Marvin Davis Chief Marketing Officer	2011	285,290	—	—	143,052	82,328	(7)	510,670

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our audited consolidated financial statements included in this prospectus.
(2)	The amounts in this column represent the amounts earned and payable under our 2011 bonus plan, which were paid on February 24, 2012. See “—2011 Bonus Plan” for more information.
(3)	Mr. Davis served as our Chairman, President, and Chief Executive Officer during the fiscal year ended December 31, 2011.
(4)	Includes (i) matching contributions under our 401(k) plan in the amount of $21,995, subject to reduction for excess contribution of $2,395, (ii) reimbursements for health and wellness expenses in the amount of $300, and (iii) group term life insurance premiums in the amount of $187.
(5)	Mr. Power became our Chief Financial Officer on January 10, 2011. In connection with his employment with us, we granted Mr. Power stock options to purchase up to 450,000 shares of our common stock. This amount was determined based on a number of factors including our negotiations with Mr. Power, the business judgment of our board of directors, and prior stock option grants made to our executive officers.
(6)	Includes (i) matching contributions under our 401(k) plan in the amount of $21,533, subject to reduction for excess contribution of $1,933, (ii) temporary accommodations and personal travel expenses in the amount of $45,125, and (iii) group term life insurance premiums in the amount of $218.
(7)	Includes (i) matching contributions under our 401(k) plan in the amount of $18,909, (ii) relocation bonus payments in the amount of $63,000, (iii) fringe compensation in the amount of $159, and (iv) group term life insurance premiums in the amount of $260.

Outstanding Equity Awards as of December 31, 2011

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)		Option Exercise Price	Option Expiration Date
Name	Exercisable		Unexercisable
Todd Davis	1,000	(2)	—			$4.50	12/5/2017
	437,500	(3)	312,500			$2.71	8/7/2019
	8,167	(4)	5,833			$2.71	8/7/2019
Chris Power	—	(5)	350,000			$3.79	2/10/2021
				100,000	(6)	$3.79	2/10/2021
Marvin Davis	225,000	(7)	175,000			$2.71	10/27/2019

(1)	All of the options granted to our named executive officers were granted under and subject to the terms of our 2006 Plan, as further described below under “Employee Benefit and Stock Plans.“
(2)	25% of the total number of shares underlying this option vested on December 5, 2008. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the last day of each month thereafter, subject to Mr. Davis’ continued service to us on each such vesting date, for a period of 36 months.
(3)	25% of the total number of shares underlying this option vested on August 7, 2010. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the seventh day of each month thereafter, subject to Mr. Davis’ continued service to us on each such vesting date, for a period of 36 months.
(4)	25% of the total number of shares underlying this option vested on August 7, 2010. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the seventh day of each month thereafter, subject to Mr. Davis’ continued service to us on each such vesting date, for a period of 36 months.
(5)	25% of the total number of shares underlying this option vested on January 10, 2012. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the tenth day of each month thereafter, subject to Mr. Power’s continued service to us on each such vesting date, for a period of 36 months.
(6)	100% of the total number of shares underlying this option will vest upon the occurrence of either of the following events on or before July 10, 2013, subject to Mr. Power’s continued service to us upon the occurrence of such event: (a) the closing of a firm commitment underwritten public offering by us that results in aggregate cash proceeds to us of not less than $50 million (net of underwriting discounts and commissions), or (b) a change in control of our company (as defined in the 2006 Plan). Upon the closing of this offering, 100% of the total number of shares underlying this option will vest.
(7)	25% of the total number of shares underlying this option vested on September 14, 2010. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the fourteenth day of each month thereafter, subject to Mr. Davis’ continued service to us on each such vesting date, for a period of 36 months.

2011 Bonus Plan

In 2011, our board of directors approved a bonus plan for our employees, including our named executive officers, in order to reward the performance of our employees in achieving financial and operational goals. Under the bonus plan, each employee, including each of our named executive officers, had a target cash bonus amount (expressed as a percentage of base salary) that would become payable upon the achievement of our corporate performance metrics and individual performance. In 2011, the target bonus amount for our named executive officers was 50% of their respective base salaries.

The 2011 bonus plan was funded by the achievement of corporate financial performance objectives tied to our revenue for the fourth quarter of 2011, EBITDA for 2011, and net member growth for 2011, with the revenue and EBITDA objectives each representing 37.5% of the bonus pool and the net member growth objective representing 25% of the bonus pool. Our board of directors determined threshold, target, and maximum levels for each of these performance objectives in consultation with management and taking into account our performance in 2010. Under the 2011 bonus plan, our target revenue for the fourth quarter of 2011 was $57.2 million, our target EBITDA for 2011 was $12.9 million, and our target net member growth for 2011 was 305,000 new members. Our board of directors approved certain modifications to the threshold, target, and maximum levels, as well as to the calculation of the performance objectives, during the year for certain events, including the costs associated with our preparations to acquire ID Analytics. These modifications applied to all bonuses paid under the 2011 bonus plan.

In early 2012, our board of directors reviewed our 2011 performance with respect to the performance objectives and determined the amount of the bonus pool to be paid under the 2011 bonus plan. Our board of directors determined that we had achieved all of the threshold levels and some, but not all of the target levels of our performance objectives. Under the 2011 bonus plan, each performance objective was measured independent of the other objectives, and the failure to meet a specified threshold for any individual performance objective did not impact whether bonuses would be paid under the plan.

After determining the overall bonus pool to be paid under the 2011 bonus plan, our board of directors, with recommendations from our compensation committee and, with respect to our executive officers other than Mr. Todd Davis, our President and Chief Executive Officer, determined the actual bonus payouts to our executive officers based on its subjective determinations of each executive’s overall performance and contributions during the year. For our non-executive employees, the actual bonus payouts were determined by the person to whom the employee reported based on the subjective determination of the employee’s overall performance and contributions during the year.

Based on our performance in 2011 and the individual contributions of each of our named executive officers, our board of directors awarded the named executive officers bonuses for 2011 in the amounts disclosed in “—2011 Summary Compensation Table.”

Employment and Other Agreements

Todd Davis

We entered into an amended and restated employment agreement with Todd Davis, our Chairman and Chief Executive Officer, on September 14, 2012. The employment agreement has no specific term and constitutes at-will employment, and provides for an annual base salary of $465,000. Under the terms of the employment agreement, Mr. Davis is eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our welfare benefit plans, practices, policies, and programs. The employment agreement provides that, in the event Mr. Davis’ employment is terminated by us without “cause” or Mr. Davis terminates his employment due to a “constructive termination” (as each are defined in the employment agreement and described generally below), he is entitled to receive continued payment of his base salary for the 18-month period following the date of such termination plus an amount equal to the COBRA premiums necessary to permit Mr. Davis to continue group insurance coverage under our plans for the 18-month period following the date of such termination. Mr. Davis must execute a general release of all claims against us in order to receive any severance benefits.

In addition, we have from time to time granted Mr. Davis stock options under our 2006 Plan. The stock option agreements relating to these grants, as amended by the employment agreement, provide for 100% acceleration of the then-unvested shares subject to these options in the event that we terminate Mr. Davis’ employment without “cause” or Mr. Davis terminates his employment due to a “constructive termination” (as each are defined in the option agreements and described generally below) during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the 2006 Plan and described generally below). In addition, the employment agreement provides that any future stock options or other equity awards granted to Mr. Davis will contain similar vesting acceleration provisions.

Chris Power

We entered into an amended and restated employment agreement with Chris Power, our Chief Financial Officer, on September 14, 2012. The employment agreement has no specific term and constitutes at-will employment, and provides for an annual base salary of $319,000. Under the terms of the employment agreement, Mr. Power is eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our welfare benefit plans, practices, policies, and programs. The employment agreement also provides for the reimbursement of relocation expenses and temporary living expenses, as well as a relocation bonus upon Mr. Power’s permanent relocation to Phoenix, Arizona. The employment agreement provides that, in the event Mr. Power’s employment is terminated by us without “cause” or Mr. Power terminates his employment due to a “constructive termination” (as each are defined in the employment agreement and described generally below), he is entitled to receive continued payment of his base salary for the 12-month period following the date of such termination plus an amount equal to the COBRA premiums necessary to permit Mr. Power to continue group insurance coverage under our plans for the 12-month period following the date of such termination. Mr. Power must execute a general release of all claims against us in order to receive any severance benefits.

In addition, we have from time to time granted Mr. Power stock options under our 2006 Plan. The stock option agreements, as amended by the employment agreement, that we entered into with Mr. Power in February 2011, relating to the grant to Mr. Power of an option to purchase 350,000 shares of our common stock, and March 2012, relating to the grant to Mr. Power of an option to purchase 160,000 shares of our common stock, provide for 100% acceleration of the then-unvested shares subject to these options in the event that we terminate Mr. Power’s employment without “cause” or Mr. Power terminates his employment due to a “constructive termination” (as each are defined in the option agreements and described generally below) during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the 2006 Plan and described generally below). In February 2011, we also entered into a stock option agreement with Mr. Power, relating to the grant of 100,000 shares of our common stock, that provides that 100% of the total number of shares underlying this option will vest upon the occurrence of either of the following events on or before July 10, 2013, subject to Mr. Power’s continued service to us upon the occurrence of such event: (a) the closing of a firm commitment underwritten public offering by us that results in aggregate cash proceeds to us of not less than $50 million (net of underwriting discounts and commissions), or (b) a change in control of our company (as defined in the 2006 Plan and described generally below). Upon the closing of this offering, 100% of the total number of shares underlying this option will vest. In addition, the employment agreement provides that any future stock options or other equity awards granted to Mr. Power will contain similar vesting acceleration provisions.

Marvin Davis

We entered into an amended and restated employment agreement with Marvin Davis, our Chief Marketing Officer, on September 14, 2012. The employment agreement has no specific term and constitutes at-will employment, and provides for an annual base salary of $294,686. Under the terms of the employment agreement, Mr. Davis is eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our welfare benefit plans, practices, policies, and programs. The employment agreement provides that, in the event Mr. Davis’ employment is terminated by us without “cause” or Mr. Davis terminates his employment due to a “constructive termination” (as each are defined in the employment agreement and described generally below), he is entitled to receive continued payment of his base salary for the 12-month period following the date of such termination plus an amount equal to the COBRA premiums necessary to permit Mr. Davis to continue group insurance coverage under our plans for the 12-month period following the date of such termination. Mr. Davis must execute a general release of all claims against us in order to receive any severance benefits.

In addition, we have from time to time granted Mr. Davis stock options under our 2006 Plan. The stock option agreements relating to these grants, as amended by the employment agreement, provide for 100% acceleration of the then-unvested shares subject to these options in the event that we terminate Mr. Davis’ employment without “cause” or Mr. Davis terminates his employment due to a “constructive termination” (as each are defined in the option agreements and described generally below) during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the 2006 Plan and described generally below). In addition, the employment agreement provides that any future stock options or other equity awards granted to Mr. Davis will contain similar vesting acceleration provisions.

Under the terms of each named executive officer’s stock option agreements, the named executive officer’s unvested options terminate and become null and void upon the named executive officer’s termination of employment. The named executive officer’s vested options generally terminate and become null and void three months after termination of employment. However, if the named executive officer is terminated for “cause” (as defined in the option agreements and described generally below), the vested options terminate immediately upon termination of employment. If the named executive officer’s termination of employment is due to death or disability, the vested options generally terminate 12 months after termination of employment.

For purposes of the employment and other agreements described above, (i) “cause” generally means (A) an act or acts of dishonesty, fraud, or embezzlement by the named executive officer; (B) violation by the named executive officer of his obligations under his employment agreement or our company’s proprietary rights agreement, if not timely cured; (C) the willful or deliberate refusal to follow the requests or instructions of our board or, as applicable, our chief executive officer or president, if not timely cured; or (D) the conviction of any criminal act that is a felony or crime involving dishonesty causing material harm to the standing and reputation of our company; (ii) “change in control” generally means (A) a sale of all or substantially all of the assets of our company; (B) a merger, reorganization, or other transaction in which 50% of the outstanding voting power of our company is transferred (other than a merger effected to change our company’s domicile, an equity financing in which our company is the surviving corporation, or a transaction in which our stockholders immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction); or (C) an exclusive, irrevocable licensing of all of our intellectual property to a third party (other than a wholly owned subsidiary of our company); and (iii) “constructive termination” generally means (A) our material breach of the named executive officer’s employment agreement; (B) a material diminution in the named executive officer’s title, duties, or responsibilities by our board or, as applicable, our chief executive officer or president, to a level below the named executive officer’s titles, duties, or responsibilities in effect immediately prior to such change (provided that if following an acquisition of our company and conversion of our company into a subsidiary, division, or unit of the acquirer, whether or not such subsidiary, division, or unit is itself publicly traded, the named executive officer is in the same position of the subsidiary, division, or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in the named executive officer’s title, duties, or responsibilities); and (C) a relocation of the named executive officer’s principal worksite to a location more than 50 miles from his current work location.

Employee Benefit and Stock Plans

2012 Incentive Compensation Plan

The 2012 Incentive Compensation Plan, or the 2012 Plan, was approved by our board on September 17, 2012 and by our stockholders on September 17, 2012, and will become effective in connection with this offering. Following the effective date of the 2012 Plan, no further awards will be granted under our 2006 Plan. The purpose of the 2012 Plan is to assist us and our “related entities” in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, consultants, and other persons who provide services to us or our related entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Administration. The 2012 Plan is to be administered by our compensation committee or such other committee as may be designated by our board, provided that except as otherwise expressly provided in the 2012 Plan, our board may exercise any power or authority granted to the committee under the 2012 Plan. The committee administering the 2012 Plan is referred to as the “committee.” Subject to the terms of the 2012 Plan, the committee is authorized to select eligible persons to receive awards; determine the type, number, and other terms and conditions of, and all other matters relating to, awards; prescribe award agreements and the rules and regulations for the administration of the 2012 Plan; construe and interpret the 2012 Plan and award agreements; correct defects, supply omissions, or reconcile inconsistencies in the 2012 Plan and award agreements; and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2012 Plan.

Eligibility. The persons eligible to receive awards under the 2012 Plan are the officers, directors, employees, consultants, and other persons who provide services to our company or any related entity. An employee on leave of absence may be considered as still in the employ of our company or a related entity for purposes of eligibility for participation in the 2012 Plan.

Types of Awards. The 2012 Plan will provide for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, dividend equivalents, stock granted as a bonus or in lieu of another award, other stock-based awards, and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or other goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of common stock that may be subject to the granting of awards under the 2012 Plan at any time during the term of the 2012 Plan will be equal to the sum of (i) 4,200,000, plus (ii) any shares remaining available for delivery under the 2006 Plan on the effective date of the 2012 Plan, plus (iii) any shares subject to stock options or similar awards granted under the 2006 Plan that, after the effective date of the 2012 Plan, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2006 Plan that, after the effective date of the 2012 Plan, are forfeited to or repurchased by us, plus (iv) an automatic increase on the first day of each of our fiscal years beginning in 2013 and ending in 2022 equal to the lesser of (A) 8,000,000 shares, (B) 4.5% of all shares of our common stock outstanding on the last day of the immediately preceding fiscal year, or (C) a lesser amount determined by our board. In addition, the maximum amount of shares of common stock that may be issued under the 2012 Plan as a result of incentive stock options will be equal to 1,000,000 shares.

The foregoing limit shall be increased by the number of shares with respect to which awards previously granted under the 2012 Plan are forfeited, expire, or otherwise terminate without issuance of shares, or that could have been settled with shares but are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by our company or a related entity, or with which our company or any related entity combines, do not reduce the limit on grants of Awards under the 2012 Plan.

Grant Limits. The 2012 Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any fiscal year of our company during any part of which the 2012 Plan is in effect, the number of shares underlying options or SARs granted to any one participant under the 2012 Plan may not exceed 1,600,000, and the number of shares relating to restricted stock, RSUs, performance shares, and/or other stock-based awards granted to any one participant under the 2012 Plan may not exceed 1,000,000, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units to any one participant under the 2012 Plan in any 12-month period is $2,500,000 multiplied by the number of full years in the performance period.

Stock Options and Stock Appreciation Rights. Our committee is authorized to grant stock options, including incentive stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by our committee, but must not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by our committee, except that no stock option or SAR may have a term exceeding ten years. Methods of exercise and settlement and other terms of the SARs are determined by our committee. Our committee, thus, may permit the exercise price of options awarded under the 2012 Plan to be paid in cash, shares (including without limitation the withholding of shares otherwise deliverable pursuant to the award), other awards, or other property (including loans to participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act, or any rule or regulation adopted thereunder or any other applicable law).

Restricted Stock and Restricted Stock Units. Our committee is authorized to grant restricted stock and RSUs. Restricted stock is a grant of shares of our common stock which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by our committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by our committee. An award of RSUs confers upon a participant the right to receive shares of our common stock or cash equal to the fair market value of the number of shares to which the RSUs relate at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. Our committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by our committee.

Bonus Stock and Awards in Lieu of Cash Obligations. Our committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash or deliver other property under the 2012 Plan or other plans or compensatory arrangements, subject to such terms as our committee may specify.

Other Stock-Based Awards. Our committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Our committee determines the terms and conditions of such awards.

Performance Awards. Our committee is authorized to grant performance awards to participants on terms and conditions established by our committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by our committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares, or other awards under the 2012 Plan, or any combination thereof, as determined by our committee. Performance awards granted to persons whom our committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by our committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by our company under Internal Revenue Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among our three highest compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Internal Revenue Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Internal Revenue Code is to be exercised by our committee and not our board. We believe that awards under the 2012 Plan should not be subject to the Section 162(m) deduction limitations until the end of a transition period that will end on the earlier of the date on which the 2012 Plan is materially modified (as defined in applicable regulations under Section 162(m) of the Internal Revenue Code) and the first meeting of stockholders at which directors of our company are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs. The 2012 Plan provides that no person will be considered a “covered employee” during the abovementioned transition period.

If and to the extent that our committee determines that the provisions of the 2012 Plan relating to covered employees are to be applicable to any award, one or more of the following business criteria for our company, on a consolidated basis, and/or for any of our related entities, or for business or geographical units of our company and/or any of our related entities (except with respect to the total stockholder return and earnings per share criteria), shall be used by our committee in establishing performance goals for awards under the 2012 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) net new members of the Company; (17) member retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and/or (19) the fair market value of a share of our common stock. Any of the above goals may be determined on a relative or absolute basis or as compared to the performance of a published or special index that the committee determines applicable.

Our committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of our common stock, other awards, or other property, in the discretion of our committee. Our committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as our committee may establish. Our committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our company’s obligations under the 2012 Plan. Our committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2012 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, or to a “family member” (as defined in Rule 701(c)(3) under the Securities Act) through gifts or domestic relations orders if permitted by our committee.

Awards under the 2012 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Our committee may, however, grant awards in exchange for other awards under the 2012 Plan, awards under other plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. Our committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, if so provided in the award agreement in the case of a “change in control” of our company, as defined in the 2012 Plan.

Upon any merger, consolidation, or other reorganization in which we do not survive, or in the event of any “change in control,” outstanding awards will be dealt with in accordance with the agreement effectuating the transaction or, to the extent not so determined under such agreement, the committee may provide for any of the following actions with respect to outstanding awards: (i) our continuation of such awards (if we are the surviving entity in the transaction); (ii) the assumption or substitution of such awards by the surviving entity or its parent or subsidiary; (iii) full exercisability or vesting and accelerated expiration of such awards; or (iv) settlement of the value of such awards in cash, cash equivalents, or other property followed by cancellation of such awards.

Amendment and Termination. Our board may amend, alter, suspend, discontinue, or terminate the 2012 Plan or our committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted and our board may otherwise, in its discretion, determine to submit other such changes to the 2012 Plan to stockholders for approval; provided, that, without the consent of an affected participant, no such board action may materially and adversely affect the rights of such participant under any previously granted and outstanding award. Thus, stockholder approval may not necessarily be required for every amendment to the 2012 Plan which might increase the cost of the 2012 Plan or alter the eligibility of persons to receive awards.

The 2012 Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the 2012 Plan, (b) termination of the 2012 Plan by our board, or (c) the tenth anniversary of the effective date of the 2012 Plan. Awards outstanding upon expiration of the 2012 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Amended and Restated 2006 Incentive Compensation Plan

Our 2006 Incentive Compensation Plan was adopted by our board of directors in November 2006 and approved by our stockholders in April 2007. Our board of directors adopted, and our stockholders approved, the Amended and Restated 2006 Incentive Compensation Plan in March 2010. We refer to this plan throughout this prospectus as the 2006 Plan. The 2006 Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, consultants, and other persons who provide services to us or our subsidiaries by providing such persons with incentives to expend their maximum efforts in the creation of stockholder value. Under the 2006 Plan, we may grant stock options, stock appreciation rights, restricted stock awards, deferred stock awards, stock granted as a bonus or in lieu of another award under the 2006 Plan, dividend equivalents, performance awards, and other stock-based awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, consultants, and other persons who provide services to our company or our subsidiaries. However, incentive stock options may be granted only to our employees or employees of a parent or subsidiary of our company. As of June 30, 2012, there were outstanding issued but unexercised options under the 2006 Plan to acquire 11,633,596 shares of our common stock at a weighted average exercise price of $3.66 per share and 5,055,451 shares remained available for future grant under the 2006 Plan. The material features of the plan are outlined below.

Share Reserve.    As of June 30, 2012, an aggregate of 18,426,332 shares of our common stock were reserved for issuance pursuant to awards granted under the plan. If any shares subject to an award granted under the plan are forfeited, expire, or otherwise terminate without the issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to the award, the shares will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for grant under the plan. In addition, in the event that an award granted under the plan is exercised through the tendering of shares or by the withholding of shares, or withholding tax liabilities arising from such award are satisfied by the tendering of shares or by the withholding of shares, then only the number of shares issued net of shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under the plan. Finally, in the event that we acquire or combine with a company that has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the number of shares available for delivery pursuant to the terms of such pre-existing plan may be used for awards under the plan and will not reduce the shares authorized for delivery under the plan, subject to certain limitations.

Administration.    Our board of directors or a committee designated by our board of directors administers the plan. Together, our board of directors or any committee delegated to administer the plan are referred to as the plan administrator. Subject to the terms of the plan, the plan administrator has the authority to determine the recipients of awards under the plan; to grant awards; and to determine the type, number, and other terms and conditions of, and all other matters relating to, awards granted under the plan. The plan administrator also has the authority to prescribe award agreements and rules and regulations for the administration of the plan; to construe and interpret the plan and award agreements; to correct defects, supply omissions, or reconcile inconsistencies in the plan and award agreements; and to make all other decisions and determinations as the plan administrator may deem necessary or advisable for the administration of the plan.

Grant Limits.    The plan provides that during any fiscal year of our company, no individual participant may be granted (a) options or stock appreciation rights with respect to more than 1,600,000 shares, or (b) restricted stock, deferred stock, performance shares, and other stock-based awards with respect to more than 1,000,000 shares. In addition, no participant may receive a performance bonus for more than (a) $500,000 with respect to any 12-month performance period, and (b) with respect to any performance period that is more than 12 months, $500,000 times the number of full 12-month periods that are in the performance period. Finally, the maximum number of shares that may be issued with respect to incentive stock options is 1,000,000 shares.

Stock Options.    The plan administrator is authorized to grant stock options, including incentive stock options, and to determine the terms of the stock options granted under the plan, including the exercise price, vesting schedule, the maximum term of the option, and the period of time the option remains exercisable after the optionee’s termination of service. However, the exercise price of a stock option may not be less than the fair market value of our common stock on the grant date and the maximum term of a stock option may not be more than ten years. In addition, special rules apply to the exercise price and term of incentive stock options granted to anyone who owns ten percent or more of the voting power of our company or certain of our affiliates. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including the withholding of shares otherwise deliverable pursuant to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Individual option agreements may provide that options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator.

Restricted Stock.    The plan administrator is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator.

Stock Appreciation Rights.    The plan administrator is authorized to grant stock appreciation rights, which entitle the recipient to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the terms of the stock appreciation rights granted under the plan, including the grant price, vesting schedule, the period of time the right remains exercisable after the recipient’s termination of service, and other terms of the stock appreciation right. The grant price may not be less than the fair market value of our common stock on the grant date.

Dividend Equivalents.    The plan administrator is authorized to grant dividend equivalents conferring the right to receive, currently or on a deferred basis, cash, shares of our common stock, and other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by the plan administrator.

Deferred Stock Awards.    The plan administrator is authorized to grant the right to receive shares of our common stock, cash based upon the value of shares of our common stock, or any combination, at the end of a specified deferral period. Subject to the requirements of the plan, the plan administrator will determine the terms of any deferred stock award, including restrictions (which may include a risk of forfeiture).

Bonus Stock.    The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions or grant shares of our common stock or other awards in lieu of our obligations to pay cash under our other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.

Performance Awards.    The plan administrator may specify that the right to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to performance conditions, including subjective individual goals during a performance period. Subject to the requirements of the plan, the plan administrator may determine the terms of any performance awards, including the performance goals to be achieved, the corresponding amounts payable upon achievement of such goals, termination and forfeiture provisions, and the form of settlement. The committee, in its discretion, may provide that the performance goals for awards granted to any employee who is, or is likely to become, a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code will be based upon one or more of the following business criteria for our company, subsidiaries, or specific business units: (i) earnings per share; (ii) revenue or margins; (iii) cash flow; (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions, or divestitures; (xii) total stockholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) customer retention and satisfaction; (xvii) strategic plan development and implementation, including turnaround plans; or (xviii) the fair market value of a share of our common stock. The plan administrator may exclude the impact of certain extraordinary or unusual events or occurrences if appropriate. After the end of each fiscal year or performance period, the plan administrator may determine the maximum amount of potential performance awards payable to recipients of such awards. The plan administrator, in its discretion, may determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Stock-Based Awards.    The plan administrator is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The plan administrator determines the terms and conditions of such awards. These awards may be granted alone, or in addition to or in settlement of, other awards.

Transferability.    The plan does not allow for the pledge, hypothecation, encumbrance, assignment, transfer, or other disposition of an award by a recipient, other than by will or the laws of descent or distribution, or to a family member as defined in Rule 701(c)(3) of the Securities Act through gifts or domestic relations orders if permitted by the plan administrator.

Acceleration of Vesting; Change in Control.    The plan administrator may, in its discretion, provide for vesting acceleration in connection with a “change in control” (as defined in our 2006 Plan and described generally above) of our company in an individual award agreement. If we undergo any merger, consolidation, or other reorganization in which our company does not survive, or a change in control, outstanding awards under the plan may be dealt with in accordance with the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the plan administrator: (a) the continuation of the outstanding awards by our company if our company is the surviving corporation to the transaction; (b) the assumption or substitution for the outstanding awards by the surviving corporation or its parent or subsidiary; (c) full exercisability or vesting and accelerated expiration of the outstanding awards; or (d) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Adjustment.    In the event that any extraordinary dividend or other distribution (whether in the form of cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the shares of common stock and/or such other securities of our company or any other issuer such that a substitution, exchange, or adjustment is determined by the plan administrator to be appropriate, then the plan administrator will, in such manner as it may deem equitable, substitute, exchange, or adjust any or all of (a) the number and kind of shares that may be delivered in connection with awards granted under the plan; (b) the number and kind of shares by which annual per-person award limitations are measured under the plan; (c) the number and kind of shares subject to or deliverable in respect of outstanding awards; (d) the exercise price, grant price, or purchase price relating to any award and/or the provision for payment of cash or other property in respect of any outstanding award; and (e) any other aspect of any award that the plan administrator determines to be appropriate.

Amendment and Termination.    The plan may be amended by our board of directors without stockholder approval. However, in certain instances, we will obtain stockholder approval for an amendment where stockholder approval is required under applicable law or the rules of any stock exchange or automated quotation system on which our common stock is listed or quoted. No amendment, however, may be made that materially and adversely affects the rights of a holder of an outstanding award without the consent of the holder. The plan permits the plan administrator to amend outstanding options and stock appreciation rights to reduce the exercise price or grant price, and to cancel outstanding options and stock appreciation rights and grant replacement awards having a lower exercise price without stockholder approval. Unless terminated earlier by our board of directors, the plan will terminate on the earlier of (a) the time no shares of our common stock remain available for issuance under the plan; or (b) the tenth anniversary of the original date the plan was approved by our board of directors, or November 15, 2016.

2012 Employee Stock Purchase Plan

The 2012 Employee Stock Purchase Plan, or the 2012 ESPP, was approved by our board on September 17, 2012 and our stockholders on September 17, 2012, and will become effective in connection with this offering. The purpose of the 2012 ESPP is to provide an incentive for our employees (and employees of our subsidiaries designated by our board) to purchase our common stock and acquire a proprietary interest in our company.

Administration. A committee designated by our board will administer the 2012 ESPP. The 2012 ESPP vests the committee with the authority to interpret the 2012 ESPP, to prescribe, amend, and rescind rules and regulations relating to the 2012 ESPP, and to make all other determinations necessary or advisable for the administration of the 2012 ESPP, though our board may exercise any such authority in lieu of the committee. In all cases, the 2012 ESPP is required to be administered in such a manner so as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Internal Revenue Code.

Eligibility and Participation. As of the date of this offering, each person whose customary employment with us or one of our designated subsidiaries is at least 20 hours per week and more than five months per calendar year, other than any highly compensated employee who is subject to the disclosure requirements of Section 16(a) of the Exchange Act, are eligible to participate in the 2012 ESPP. Such persons who subsequently become employed by us or one of our designated subsidiaries after the date of this offering will be eligible to participate in the 2012 ESPP on the first offering date that begins on or after the date the employee become employed by us or one of our designated subsidiaries. The foregoing notwithstanding, an individual will not be eligible if his or her participation in the 2012 ESPP is prohibited by the law of any country that has jurisdiction over him or her or if compliance with the laws of the foreign jurisdiction would cause the 2012 ESPP or offering under the 2012 ESPP to violate the requirements of Section 423 of the Internal Revenue Code. In addition, no employee will be eligible for the grant of any purchase rights under the 2012 ESPP if immediately after such rights are granted, the employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Internal Revenue Code.

Options to Purchase/Purchase of Shares. Each participant will be granted an option to purchase shares of our common stock at the beginning of each “offering period” under the 2012 ESPP. The initial offering period will begin on the date of this offering and will end on June 30, 2013. Each subsequent offering period will begin on the first July 1 or January 1 immediately following the end of the previous offering period and end on the date that is six months thereafter. Exercise dates will occur on the last trading day of each offering period. Participants will purchase the shares of our common stock through after-tax payroll deductions, not to exceed 15% of the participant’s compensation during the offering period. However, no payroll deductions may be made during the initial offering period prior to the time that a registration statement with respect to the shares of common stock being offered under the 2012 ESPP has been filed with the Securities and Exchange Commission on Form S-8, and is effective. No participant may purchase more than 2,000 shares of our common stock on any one exercise date, or more than $25,000 worth of our common stock (valued on the first day of the applicable period) in any one calendar year. The purchase price for each share will generally be the lower of 85% of the fair market value of a share on the first day of the offering period, or 85% of the fair market value on the exercise date. The fair market value of a share on the first day of the initial offering period will be the “initial public offering price” set forth on the cover page of this prospectus. If a participant’s employment with us or one of our designated subsidiaries terminates, any outstanding option of that participant also will terminate. The committee may shorten or terminate an ongoing offering period under certain circumstances.

Share Reserve. 2,000,000 shares of our common stock will be reserved for issuance over the term of the 2012 ESPP. That amount will be increased each year beginning in 2013 and ending in 2022 by the lowest of 1,500,000 shares, 1% of all shares outstanding at the end of the previous year, or a lower amount determined by our board. If any option to purchase reserved shares is not exercised by a participant for any reason, or if the option terminates, the shares that were not purchased will again become available under the 2012 ESPP. The number of shares available under the 2012 ESPP also will be subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations, or other similar changes affecting our outstanding common stock.

Changes to Capital Structure. In the event a change in our capital structure occurs as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, or the like, then the committee will, in such manner as it may deem equitable, substitute, exchange, or adjust any or all of the number and/or kind of shares, and the per-share option price thereof, that may be issued in the aggregate and to any participant upon exercise of options granted under the 2012 ESPP.

Corporate Transactions. In the event of a proposed sale of all or substantially all of our assets, or a merger of our company with or into another corporation, each option under the 2012 ESPP will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date.

Amendment and Termination. Our board or the committee generally will have the power and authority to amend the 2012 ESPP from time to time in any respect without the approval of our stockholders. However, no amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulation, including Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code, or any listing requirement of the principal stock exchange on which our common stock is then listed. Additionally, no amendment may make any change to an option already granted that adversely affects the rights of any participant. The 2012 ESPP will terminate at the earliest of the last exercise date immediately preceding the tenth anniversary of its effective date, the time when there are no remaining reserved shares available for purchase under the 2012 ESPP, or an earlier time that our board may determine.

2012 Performance Bonus Plan

The 2012 Performance Bonus Plan, or the Bonus Plan, was approved by our board on September 17, 2012 and our stockholders on September 17, 2012, and will become effective in connection with this offering. The purpose of the Bonus Plan will be to benefit and advance our interests, by rewarding selected employees of ours and our subsidiaries for their contributions to our financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards that are intended to be fully tax deductible to us.

Background. Once applicable, Section 162(m) of the Internal Revenue Code disallows a deduction to us for any compensation paid to certain named executive officers in excess of $1 million per year, subject to certain exceptions. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved.

Our board believes that it is in our best interests and those of our stockholders to enhance our ability to attract and retain qualified personnel through performance-based incentive, while at the same time permitting the highest level of deductibility of compensation paid to employees.

Administration. Subject to the other provisions of the Bonus Plan, our compensation committee has the authority to administer, interpret, and apply the Bonus Plan, including the authority to select the employees (including employees who are directors) to participate in the Bonus Plan; to establish the performance goals; to determine the amount of incentive compensation bonus payable to any participant; to determine the terms and conditions of any such incentive opportunity; to make all determinations and take all other actions necessary or appropriate for proper administration and operation of the Bonus Plan; and to establish and amend rules and regulations relating to the Bonus Plan.

Our compensation committee may also delegate to one or more of our executive officers the authority to administer the Bonus Plan with respect to any participants who are not “covered employees” (as defined below).

Eligibility. Our named executive officers and all of our other employees are eligible to participate in the Bonus Plan. The maximum amount of the incentive compensation bonuses payable to any participant under the Bonus Plan in, or in respect of, any single fiscal year shall not exceed $2.5 million. All incentive compensation bonuses paid pursuant to the Bonus Plan will be paid in cash.

Bonus Opportunity and Performance Goals. Bonuses may be payable to a participant as a result of the satisfaction of performance goals in respect of any performance period determined by the compensation committee; provided that, to the extent a participant would be a “covered employee” (as defined below), prior to the beginning of each performance period or any later date described in the regulations under Section 162(m) of the Internal Revenue Code, our compensation committee will adopt the following with respect to each participant who is a “covered employee”:

•

one or more of targets, which will be equal to a desired level or levels for any performance period of specified levels of or increases in (i) earnings per share; (ii) revenues or margins; (iii) cash flow; (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total stockholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) net new members of our company; (xvii) member retention and satisfaction; (xviii) strategic plan development and implementation, including turnaround plans; and/or (xix) the fair market value of a share of our common stock.

For purposes of this Bonus Plan, the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among our three highest compensated officers as of the end of a taxable year; provided, however, that a person will be considered a “covered employee” for purposes of this Bonus Plan only if such employee’s remuneration for the relevant fiscal year is expected to exceed $1,000,000.

We believe that awards under the Bonus Plan should not be subject to the Section 162(m) deduction limitations until the end of a transition period that will end on the earlier of the date on which the Bonus Plan is materially modified (as defined in applicable regulations under Section 162(m) of the Internal Revenue Code) and the first meeting of stockholders at which directors of our company are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs. The Bonus Plan provides that no person will be considered a “covered employee” during the abovementioned transition period.

Performance goals, which may vary among and between participants, may include objectives stated with respect to us or our subsidiaries. For all participants, including a participant that would be a “covered employee”, our compensation committee may provide a threshold level of performance below which no incentive compensation bonus will be paid, a maximum level of performance above which no additional incentive compensation bonus will be paid, and it also may provide for the payment of differing amounts for different levels of performance, determined with regard either to a fixed monetary amount or a percentage of the participant’s base salary; provided, however, with respect to each participant who is a “covered employee” our compensation committee will adopt each of the foregoing prior to the beginning of each performance period or any later date described in the regulations under Section 162(m) of the Internal Revenue Code. Our compensation committee will make such adjustments, to the extent it deems appropriate, to established performance goals and performance thresholds to compensate for, or to reflect, any material changes which may have occurred due to an Extraordinary Event (as defined below); provided, however, that if and to the extent that the deduction limitations under Section 162(m) of the Internal Revenue Code apply, no such adjustment may be made unless such adjustment would be permissible under Section 162(m) of the Internal Revenue Code. An “Extraordinary Event” under the Bonus Plan is defined as follows:

•	material changes in accounting practices, tax laws, other laws or regulations;

•	material changes in our financial structure;

•	an acquisition or disposition of one of our subsidiaries; or

•	unusual and non-recurring charges,

in each case, which, in the sole judgment of our compensation committee, alters or affects (i) the computation of such established performance goals and performance thresholds, (ii) our performance or (iii) the performance of a relevant subsidiary.

As soon as practicable after the end of each performance period, but before any incentive compensation bonuses are paid to the participants under the Bonus Plan, our compensation committee will certify in writing (i) whether the performance goal(s) were attained and (ii) the amount of the incentive compensation bonus payable to each participant based upon the attainment of such specified performance goals. Our compensation committee also may reduce, eliminate, or, with respect only to participants who are not “covered employees” under Section 162(m) of the Internal Revenue Code (once the deduction limitations under Section 162(m) of the Internal Revenue Code apply), increase the amount of any incentive compensation bonus of any participant at any time prior to payment thereof, based on such criteria as our compensation committee will determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by our compensation committee. Under no circumstances, however, may the compensation committee, with respect solely to a participant who is a “covered employee” under Section 162(m) of the Internal Revenue Code (once the deduction limitations under Section 162(m) of the Internal Revenue Code apply), (a) increase the amount of the incentive compensation otherwise payable to such participant beyond the amount originally established by the compensation committee, (b) waive the attainment of the performance goals established and applicable to such participant’s incentive compensation or (c) otherwise exercise its discretion so as to cause any incentive compensation bonus payable to such participant to not qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

All amounts due under the Bonus Plan are required to be paid within 2 ½ months of the end of the year in which such incentive compensation is no longer subject to a risk of forfeiture.

Amendment and Termination. Our compensation committee may amend or terminate the Bonus Plan at any time without the consent of any participant. However, no amendment that would require the consent of the stockholders pursuant to Section 162(m) of the Internal Revenue Code will be effective without such consent.

No awards have yet been made under the Bonus Plan.

401(k) Plan

We have established a tax-qualified 401(k) retirement plan for all employees of our company. Employees are eligible to participate on their first day of service. Under our 401(k) plan, employees may elect to defer and contribute to the 401(k) plan their eligible compensation up to the statutorily prescribed annual limit. We currently match contributions made by our employees at a rate of 133.3% for every 1% of eligible compensation an employee contributes up to 6% of eligible compensation, including executives. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that pre-tax contributions by employees and matching contributions by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the closing of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2009, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Sales of Preferred Stock

In May 2009, we sold an aggregate of 7,088,625 shares of our Series D preferred stock at a purchase price of $5.6558 per share, for an aggregate purchase price of $40.1 million. In June 2010, we sold an additional 2,652,145 shares of our Series D preferred stock at a purchase price of $5.6558 per share, for an aggregate purchase price of $15.0 million. In March 2012, we sold an aggregate of 11,486,999 shares of our Series E preferred stock (including warrants to purchase an aggregate of 2,062,495 shares of our Series E preferred stock) and 2,284,960 shares of our Series E-2 preferred stock (including warrants to purchase an aggregate of 1,380,496 shares of our Series E-2 preferred stock) at a purchase price of $7.8776 per share, for an aggregate purchase price of $108.5 million.

The following table summarizes purchases of our preferred stock by persons who hold more than 5% of our outstanding capital stock:

Name of Stockholder	Series D Preferred Stock	Series E Preferred Stock	Series E-2 Preferred Stock	Series E Warrants	Series E-2 Warrants	Total Purchase Price
Entities affiliated with Bessemer Venture Partners(1)	1,613,265	1,904,133	—	—	476,033	$24,124,294
Kleiner Perkins Caufield & Byers(2)	1,050,725	634,711	—	158,678	—	$10,942,682
Goldman, Sachs & Co.(3)	713,179	—	2,284,960	—	571,240	$22,033,591
Symantec Corporation	3,911,684	1,332,893	—	—	333,223	$32,623,679
Entities affiliated with Industry Ventures(4)	—	2,856,200	—	714,050	—	$22,500,000

(1)	Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Bessemer Venture Partners VI L.P. and Bessemer Venture Partners Co-Investment L.P. David Cowan, a member of our board of directors, is a Partner of Bessemer Venture Partners, and Chini Krishnan, a member of our board of directors, is a consultant of Bessemer Venture Partners, serving in the capacity as an Operating Partner.
(2)	Kleiner Perkins Caufield & Byers purchased shares of our preferred stock through KPCB Holdings, Inc., as Nominee.
(3)	Hillel Moerman, a member of our board of directors, is a Vice President at Goldman, Sachs & Co. Gene Yoon, a member of our board of directors at the time of Goldman, Sachs & Co.’s purchases, was also at the time a Managing Director at Goldman, Sachs & Co.
(4)	Affiliates of Industry Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information include Industry Ventures Fund V, L.P., Industry Ventures Special Opportunities Fund, L.P., Industry Ventures V-A, L.P., and Industry Ventures Partnership Holdings II-A, L.P.

Grant of Series D Preferred Stock

On September 21, 2010, we issued 353,619 shares of our Series D preferred stock to Todd Davis, our Chairman, President, and Chief Executive Officer, in lieu of a $2 million cash bonus our board of directors and compensation committee had previously approved.

Investors’ Rights Agreement

We are party to an investors’ rights agreement that provides holders of our preferred stock, including certain holders of more than 5% of our outstanding capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Voting Agreement

We are party to a voting agreement under which certain holders of our capital stock, including certain holders of more than 5% of our outstanding capital stock and entities affiliated with certain of our directors, have agreed to vote in a certain manner on certain matters, including with respect to the election of directors. Upon the closing of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Right of First Refusal and Co-Sale Agreement

We are party to a right of first refusal and co-sale agreement with holders of our preferred stock and our founders, including certain holders of more than 5% of our outstanding capital stock and entities affiliated with certain of our directors, pursuant to which the holders of preferred stock have a right of first refusal and co-sale in respect of certain sales of securities by our founders. Upon the closing of this offering, the right of first refusal and co-sale agreement will terminate.

Agreement with Symantec Corporation

In connection with our Series D preferred stock financing in May 2009, we entered into a Right of First Negotiation Agreement with Symantec Corporation, which holds more than 5% of our outstanding capital stock. Pursuant to this agreement, we are obligated to give Symantec written notice of any proposal we receive relating to an acquisition of us or if our board of directors authorizes our company or our officers, representatives, or agents to initiate or pursue a proposal relating to an acquisition of our company. The notice shall include the identity of the party or parties involved in the acquisition proposal and the form of consideration in such acquisition proposal. The agreement further provides that Symantec may, within a specified time period, submit a proposal relating to the acquisition of our company. Upon the closing of this offering, the Right of First Negotiation Agreement with Symantec will terminate.

Commercial Agreement

In September 2012, we entered into a Master License and Maintenance Agreement for a one-year term with Jive Software, Inc. under which Jive will provide us with a software tool and hosted platform. We will pay Jive a fee of $155,000. Kleiner Perkins Caufield & Byers, which holds more than 5% of our capital stock, is the beneficial owner of more than 10% of the capital stock of Jive. The Jive relationship was entered into in the ordinary course of business pursuant to a negotiated agreement.

Engagement of Legal Counsel

Clarissa Cerda, who joined our company in January 2009 and currently serves as our Executive Vice President, Chief Legal Officer, and Secretary, is married to an employee benefits and executive compensation shareholder in the law firm of Greenberg Traurig, LLP, which has served as outside legal counsel to our company since August 2006. We paid Greenberg Traurig, LLP legal fees of $7.5 million, $5.3 million, and $1.9 million for the years ended December 31, 2009, 2010, and 2011, respectively.

Indemnification of Officers and Directors

Upon the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See “Executive Compensation—Limitation on Liability and Indemnification Matters” above for more details.

Policies and Procedures for Related Party Transactions

We plan to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration, and approval by our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2012 by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	the selling stockholders.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of August 31, 2012. Shares issuable pursuant to stock options and warrants are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 70,828,498 shares of common stock outstanding as of August 31, 2012, assuming (i) the automatic conversion of all outstanding shares of our preferred stock into our common stock as of August 31, 2012 and, with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock, that the anticipated initial public offering price is $9.00 per share, and (ii) the automatic conversion of warrants to purchase our preferred stock into warrants to purchase our common stock immediately prior to the closing of this offering. Our calculation of the number of shares and percentage of beneficial ownership after this offering is based on 86,328,498 shares of common stock outstanding after the closing of this offering, assuming (i) the automatic conversion of all outstanding shares of our preferred stock into our common stock as of August 31, 2012 and, with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock, that the anticipated initial public offering price is $9.00 per share, and (ii) no exercise of the underwriters’ option to purchase additional shares of our common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered		Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent			Number	Percent
Named Executive Officers and Directors:
Todd Davis(1)	2,419,127	3.4%	100,000	(15)	2,319,127	2.7%
Chris Power(2)	162,638	*	—		262,638	*
Marvin Davis(3)	308,333	*	—		308,333	*
David Cowan(4)	17,163,421	23.4%	—		17,163,421	19.3%
Chini Krishnan(5)	106,463	*	—		106,463	*
Hillel Moerman(6)	—	*	—		—	*
Albert A. (Rocky) Pimentel(7)	42,424	*	—		42,424	*
Thomas J. Ridge(8)	86,111	*	—		86,111	*
All directors and executive officers as a group (12 persons)(9)	21,096,218	28.0%	100,000	(15)	21,096,218	23.2%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(4)	17,163,421	23.4%	—		17,163,421	19.3%
Kleiner Perkins Caufield & Byers(10)	8,127,192	11.5%	—		8,127,192	9.4%
Goldman, Sachs & Co.(11)	8,113,428	11.5%	—		8,113,428	9.4%
Symantec Corporation(12)	5,895,162	8.3%	—		5,895,162	6.8%
Entities affiliated with Industry Ventures(13)	7,630,288	10.8%	—		7,630,288	8.8%
Other Selling Stockholders:
Michele Davis(14)	2,239,128	3.1%	100,000	(16)	2,139,128	2.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	Consists of (i) 1,384,723 shares held by the 2010 Todd Davis Trust, for which Mr. Davis holds voting and dispositive power; (ii) 428,571 shares held by the S&J Investment Trust, for which Mr. Davis holds shared voting and dispositive power; and (iii) 605,833 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.
(2)	Consists of 162,638 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012. The shares beneficially owned after the offering include 100,000 shares issuable pursuant to a stock option that will become vested upon the closing of this offering.
(3)	Consists of 308,333 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.
(4)	Consists of (i) 10,251,011 shares held by Bessemer Venture Partners VI L.P. and 1,785,837 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by Bessemer Venture Partners VI L.P.; (ii) 123,854 shares held by Bessemer Venture Partners VI Institutional L.P. and 30,218 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by Bessemer Venture Partners VI Institutional L.P.; and (iii) 3,441,772 shares held by Bessemer Venture Partners Co-Investment L.P. and 601,322 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by Bessemer Venture Partners Co-Investment L.P. Also consists of an aggregate of 929,407 additional shares of our common stock issuable upon conversion of the Series E and Series E-2 preferred stock held by entities affiliated with Bessemer Venture Partners, based upon the anticipated initial public offering price of $9.00 per share. These shares are subject to repurchase by us based on the ten-day volume weighted average price of our common stock. See footnote 1 in “Prospectus Summary—The Offering.” Deer VI & Co. LLC is the general partner of each of Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional L.P., and Bessemer Venture Partners Co-Investment L.P. J. Edmund Colloton, David J. Cowan, Robert P. Goodman, Jeremy S. Levine, and Robert M. Stavis are the executive managers of Deer VI & Co. LLC and share voting and dispositive power over the shares held by the entities affiliated with Bessemer Venture Partners, and each disclaims beneficial ownership of the shares identified in this footnote. The address for these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(5)	Includes 104,251 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.
(6)	Mr. Moerman is a Vice President of Goldman, Sachs & Co. but has no voting or dispositive power with respect to the shares held by Goldman, Sachs & Co. and disclaims beneficial ownership thereof.
(7)	Consists of 42,424 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.
(8)	Consists of 86,111 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.

(9)	Consists of 15,632,143 shares held by the directors and executive officers as a group and 4,534,668 shares issuable pursuant to stock options and warrants exercisable within 60 days of August 31, 2012.
(10)	Consists of (i) 6,890,526 shares held by Kleiner Perkins Caufield & Byers XII, LLC and 74,133 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by Kleiner Perkins Caufield & Byers XII, LLC; (ii) 121,170 shares held by KPCB XII Founders Fund, LLC and 1,417 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by KPCB XII Founders Fund, LLC; (iii) 53,508 shares held by Theodore E. Schlein and 577 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by Theodore E. Schlein; and (iv) 668,853 shares held by individuals and entities affiliated with Kleiner Perkins Caufield & Byers XII, LLC and 7,206 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by individuals and entities affiliated with Kleiner Perkins Caufield & Byers XII, LLC; in each case held for convenience in the name of “KPCB Holdings, Inc., as nominee,” for the accounts of such individuals and entities each of whom exercise their own voting and dispositive control over such shares. Also consists of an aggregate of 309,802 additional shares of our common stock issuable upon conversion of the Series E and Series E-2 preferred stock held by KPCB Holdings, Inc., based upon the anticipated initial public offering price of $9.00 per share. These shares are subject to repurchase by us based on the ten-day volume weighted average price of our common stock. See footnote 1 in “Prospectus Summary—The Offering.” KPCB Holdings, Inc., as nominee, disclaims beneficial ownership of the 668,853 shares held by individuals and entities affiliated with Kleiner Perkins Caufield & Byers XII, LLC and 7,206 shares issuable pursuant to warrants exercisable within 60 days of August 31, 2012 held by individuals and entities affiliated with Kleiner Perkins Caufield & Byers XII, LLC. The managing member of Kleiner Perkins Caufield & Byers XII, LLC and KPCB XII Founders Fund, LLC is KPCB XII Associates, LLC. The voting and dispositive control over these shares is shared by Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane, and Theodore E. Schlein, managing directors of KPCB XII Associates, LLC, none of whom has veto power. Theodore E. Schlein is a managing director of KPCB XII Associates, LLC. The address for these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(11)	Includes an aggregate of 1,115,289 additional shares of our common stock issuable upon conversion of the Series E and Series E-2 preferred stock held by Goldman, Sachs & Co., based upon the anticipated initial public offering price of $9.00 per share. These shares are subject to repurchase by us based on the ten-day volume weighted average price of our common stock. See footnote 1 in “Prospectus Summary—The Offering.” The address for Goldman, Sachs & Co. is 200 West Street, New York, New York 10282.
(12)	Includes an aggregate of 650,585 additional shares of our common stock issuable upon conversion of the Series E and Series E-2 preferred stock held by Symantec Corporation, based upon the anticipated initial public offering price of $9.00 per share. These shares are subject to repurchase by us based on the ten-day volume weighted average price of our common stock. See footnote 1 in “Prospectus Summary—The Offering.” The address for Symantec Corporation is 350 Ellis Street, Mountain View, California 94043.
(13)	Consists of (i) 3,339,269 shares held by Industry Ventures Fund V, L.P.; (ii) 1,671,916 shares held by Industry Ventures Special Opportunities Fund, L.P.; (iii) 1,101,858 shares held by Industry Ventures V-A, L.P.; and (iv) 123,134 shares held by Industry Ventures Partnership Holdings II-A, L.P. Also consists of an aggregate of 1,394,111 additional shares of our common stock issuable upon conversion of the Series E and Series E-2 preferred stock held by entities affiliated with Industry Ventures, based upon the anticipated initial public offering price of $9.00 per share. These shares are subject to repurchase by us based on the ten-day volume weighted average price of our common stock. See footnote 1 in “Prospectus Summary—The Offering.” Industry Ventures Management V, L.L.C. serves as the General Partner of Industry Ventures Fund V, L.P. and Industry Ventures V-A, L.P., has sole voting and investment control over the respective shares held by such entities, and may be deemed to own beneficially the shares held by such entities. Hans Swildens, Mike Gridley and Justin Burden are Managing Directors at Industry Ventures and share voting and dispositive power over the shares held by Industry Ventures Fund V, L.P. and Industry Ventures V-A, L.P. Industry Ventures Management VI, L.L.C. serves as the General Partner of Industry Ventures Special Opportunities Fund, L.P., has sole voting and investment control over the shares held by such entity, and may be deemed to own beneficially the shares held by such entity. Hans Swildens, Mike Gridley, Justin Burden and Victor Hwang are Managing Directors at Industry Ventures and share voting and dispositive power over the shares held by Industry Ventures Special Opportunities Fund, L.P. Industry Ventures Partnership Holdings II GP, LLC serves as the General Partner of Industry Ventures Partnership Holdings II-A, L.P., has sole voting and investment control over the shares held by such entity, and may be deemed to own beneficially the shares held by such entity. Hans Swildens, Roland Reynolds and Ken Wallace are Managing Directors at Industry Ventures and share voting and dispositive power over the shares held by Industry Ventures Partnership Holdings II-A, L.P. The address for these entities is 750 Battery Street, 7th Floor, San Francisco, California 94111.
(14)	Consists of (i) 1,204,724 shares held by the 2011 Michele Davis Trust, for which Ms. Davis holds voting and dispositive power; (ii) 428,571 shares held by the S&J Investment Trust, for which Ms. Davis holds shared voting and dispositive power; and (iii) 605,833 shares issuable pursuant to stock options exercisable within 60 days of August 31, 2012.
(15)	Consists of 100,000 shares of common stock to be sold by the 2010 Todd Davis Trust.
(16)	Consists of 100,000 shares of common stock to be sold by the 2011 Michele Davis Trust.

DESCRIPTION OF CAPITAL STOCK

General

Upon the closing of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001, all of which preferred stock will be undesignated. The following information reflects the filing of our amended and restated certificate of incorporation and the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering(1).

As of June 30, 2012, we had issued and outstanding:

•

70,808,363 shares of our common stock held by approximately 365 stockholders, assuming the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering(1);

•	11,633,596 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.66 per share; and

•

2,727,702 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.0779 per share, assuming (i) the automatic conversion of warrants to purchase 2,267,357 shares of our Series A preferred stock into warrants to purchase 2,334,044 shares of our common stock immediately prior to the closing of this offering; (ii) the automatic conversion of warrants to purchase 71,177 shares of our Series D preferred stock into warrants to purchase 71,177 shares of our common stock immediately prior to the closing of this offering; and (iii) the automatic termination of warrants to purchase 3,442,991 shares of our Series E and Series E-2 preferred stock upon the closing of this offering.

Upon the closing of this offering and based on shares of our common stock outstanding as of June 30, 2012, 86,308,363 shares of our common stock will be outstanding, assuming (1) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering(1), (2) no exercise of options or warrants outstanding as of June 30, 2012, and (3) no exercise of the underwriters’ option to purchase additional shares of our common stock.

(1)

The number of shares of our common stock to be issued upon the automatic conversion of all outstanding shares of our Series E and Series E-2 preferred stock depends in part on the anticipated initial public offering price of our common stock. The anticipated initial public offering price was determined in good faith by our board of directors shortly before the pricing of this offering to be $9.00 per share. The terms of our Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with this offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of our Series E and Series E-2 preferred stock immediately prior to the closing of this offering. Based upon the anticipated initial public offering price of $9.00 per share, the outstanding shares of our Series E and Series E-2 preferred stock will convert into an aggregate of 20,494,052 shares of our common stock immediately prior to the closing of this offering. However, if the volume weighted average price (VWAP) of our common stock during the ten trading days immediately following the effectiveness of the registration statement of which this prospectus forms a part is greater than the anticipated initial public offering price of $9.00 per share, we will have the right to repurchase from each holder of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock converted immediately prior to the closing of this offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would have converted based on the VWAP of our common stock. The repurchase price for these shares of our common stock will be $0.001 per share. A $1.00 increase in the VWAP above the anticipated initial public offering price of $9.00 per share will give us the right to repurchase 2,050,645 shares of our common stock from the holders of our Series E and Series E-2 preferred stock. If the VWAP equals or exceeds $13.3919 per share, we will have the right to repurchase a maximum of 6,722,093 shares of our common stock from the holders of our Series E and Series E-2 preferred stock.

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the closing of this offering, and applicable law. Copies of these documents have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of our company or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of June 30, 2012, we had outstanding stock options to purchase an aggregate of 11,633,596 shares of our common stock under our 2006 Plan at a weighted average exercise price of $3.66 per share, of which stock options to purchase an aggregate of 5,899,274 shares at a weighted average exercise price of $2.88 were exercisable.

Warrants

As of June 30, 2012, we had outstanding warrants to purchase an aggregate of 2,727,702 shares of our common stock at a weighted average exercise price of $1.0779 per share, assuming the automatic conversion of all outstanding warrants to purchase our preferred stock into warrants to purchase our common stock upon the closing of this offering. These warrants may be exercised at any time prior to their respective termination dates, which range from 2013 to 2016.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Fourth Amended and Restated Investors’ Rights Agreement, dated as of March 14, 2012 and are described in additional detail below. These registration rights will expire five years following the closing of this offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares without restriction pursuant to Rule 144 of the Securities Act. We will pay the registration expenses (other than underwriting discounts and selling commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. In connection with this offering, each stockholder that has registration rights agreed not to sell or otherwise dispose of any securities without the prior written consent of the representatives of underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions. For more information regarding such restrictions, see “Underwriting.”

Demand Registration Rights

After the closing of this offering, the holders of approximately 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) of our common stock will be entitled to certain demand registration rights. At any time beginning six months after the closing of this offering, the holders of at least a majority of these shares may, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover shares with an anticipated offering price of at least $8.4837 per share and the aggregate proceeds of which, net of underwriting discounts and commissions, exceed $25 million.

Piggyback Registration Rights

In connection with this offering, the holders of an aggregate of 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) of our common stock were entitled to, and the necessary percentage of holders waived, the rights of all of these holders to notice of this offering and to include their shares of registrable securities in this offering. After the closing of this offering, if we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities the holders of approximately 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include all or a portion of their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to a company equity incentive plan, (2) a registration related solely to the issuance and sale of securities to effect a corporate reorganization, and (3) a registration of the issuance of common stock upon conversion of debt securities, the offer and sale of which are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

S-3 Registration Rights

After the closing of this offering, the holders of approximately 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) of our common stock may make a written request that we register the offer and sale of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $1.0 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect upon the Closing of this Offering

Upon the closing of this offering, our amended and restated certificate of incorporation will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the closing of this offering will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the majority of our whole board of directors, chairperson of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer) may call a special meeting of stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our directors may be removed only for cause and require a supermajority stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors, even though less than a quorum. Our amended and restated bylaws will establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the classification of our board of directors, the lack of cumulative voting, supermajority stockholder voting requirements, the ability of the board to fill vacancies, and the advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the state of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in certain other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Limitations of Liability and Indemnification

See “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LOCK”.

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of June 30, 2012, upon the closing of this offering, 86,308,363 shares of our common stock will be outstanding, assuming (i) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 51,320,437 shares of our common stock immediately prior to the closing of this offering, (ii) no exercise of the underwriters’ option to purchase additional shares of common stock, and (iii) no exercise of outstanding options or warrants prior to the closing of this offering. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities as such term is defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, described in greater detail below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock outstanding after this offering, which will equal 863,084 shares assuming no exercise of the underwriters’ option to purchase additional shares of common stock; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors, or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

We and the holders of substantially all of our common stock outstanding on the date of this prospectus, including each of our executive officers and directors, have entered into lock-up agreements with the underwriters or otherwise agreed, subject to certain exceptions, that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options or warrants to purchase shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock, without the prior written consent of the representatives of the underwriters for a period of 180 days from the date of this prospectus. The 180-day lock-up period may be extended under certain circumstances where we release, or pre-announce a release of, our earnings shortly before or after the termination of the 180-day period, or we announce material news or a material event shortly before the termination of the 180-day period, unless the representatives of the underwriters waive, in writing, such extension. The foregoing automatic extension will not apply if the Financial Industry Regulatory Authority, Inc., or FINRA, amends or repeals NASD Rule 2711(f)(4), or otherwise provides written interpretive guidance regarding such rule, in each case, to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an “emerging growth company” (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Registration Rights

On the date beginning six months after the date of this prospectus, the holders of approximately 56,783,706 shares (based upon the anticipated initial public offering price of $9.00 per share with respect to the conversion of the outstanding shares of our Series E and Series E-2 preferred stock into shares of our common stock immediately prior to the closing of this offering) of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, please see “Description of Capital Stock—Registration Rights.” If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Equity Incentive Plan

As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see “Executive Compensation—Employee Benefit and Stock Plans.”

MATERIAL U.S. FEDERAL INCOME

TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. Special rules may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code and U.S. Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of our common stock, or that any such contrary position would not be sustained by a court. This discussion is limited to Non-U.S. Holders that purchase our common stock pursuant to this offering and hold our common stock as a capital asset within the meaning of Internal Revenue Code Section 1221 (generally, property held for investment).

Persons considering the purchase of our common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences, and those arising under any applicable tax treaty.

Except as otherwise described in the discussion of estate tax below, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquires our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock are urged to consult their tax advisors.

Distributions

Subject to the discussion below, distributions, if any, made to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for U.S.

tax purposes and will be subject to withholding tax at a thirty percent rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. U.S. Treasury regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds our common stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected (and are not exempt from U.S. federal income tax on net income under a treaty as described below), is filed with us. Effectively connected dividends will be subject to U.S. federal income tax on net income, generally in the same manner and at the regular rate as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any effectively connected dividends would generally be subject to net U.S. federal income tax only if they are also attributable to a permanent establishment maintained by the holder in the United States. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax”, which is imposed, under certain circumstances, at a rate of thirty percent (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may generally obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and legislation relating to foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder, (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Internal Revenue Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

If you are a Non-U.S. Holder to whom (i) above applies, you will be required to pay tax on the net gain derived from the sale at generally applicable United States federal income tax rates, subject to an applicable income tax treaty providing otherwise, and corporate Non-U.S. Holders may be subject to the branch profits tax at a thirty percent rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (ii) above, you will be required to pay a flat thirty percent tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses if you have timely filed tax returns with respect to such losses (even though you are not considered a resident of the United States). If we were to constitute a “United States real property holding corporation” as described in (iii) above and an exception from U.S. federal income tax does not apply (e.g., because our common stock does not qualify as regularly traded on an established securities market or, if it does so qualify, you own more than five percent of our common stock during the relevant period), any gain derived from the sale would be treated as effectively connected with a trade or business in the United States, generally taxable in the manner described in (i) above, and a withholding tax could apply.

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence. Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN or IRS Form W-8ECI), unless the payer otherwise has knowledge or reason to know that the payee is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. The backup withholding rate is currently twenty-eight percent.

Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting and backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge or reason to know that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in this legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, the failure to comply with additional certification, information reporting, and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a thirty percent withholding tax on dividends, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution (as specially defined for this purpose) or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold thirty percent on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain transition rules, any obligation under this legislation to withhold with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Federal Estate Tax

An individual who at the time of death is not a citizen or resident of the United States and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her taxable estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be “Non-U.S. Holders” for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	5,495,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,925,000
Deutsche Bank Securities Inc.	3,925,000
RBC Capital Markets, LLC	942,000
Canaccord Genuity Inc.	706,500
Needham & Company, LLC	706,500

Total	15,700,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to an additional 2,355,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discount to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,355,000 additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$0.63	$0.63
Total	$9,765,000	$11,248,650

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	$0.63	$0.63
Total	$126,000	$126,000

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.378 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and holders of substantially all of our common stock outstanding on the date of this prospectus, including the selling stockholders and each of our executive officers and directors, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. The foregoing automatic extension will not apply if FINRA amends or repeals NASD Rule 2711(f)(4), or otherwise provides written interpretive guidance regarding such rule, in each case, to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an “emerging growth company” (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Goldman, Sachs & Co. has agreed that for a period of 180 days immediately following the date of this prospectus, (i) 2,284,960 shares of our Series E-2 preferred stock and (ii) warrants to purchase 571,240 shares of our Series E-2 preferred stock, together with any shares of our common stock issuable upon conversion or exercise of such shares and warrants, shall be subject to the lock-up restrictions set forth in FINRA Rule 5110(g)(1) (which provides that in any public equity offering, any securities of the issuer acquired by an underwriter or related person during the 180 days prior to the required filing date of such offering may not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering), except for the shares of common stock repurchased by us pursuant to and in accordance with the terms of the Amendment and Consent, dated August 28, 2012, filed as Exhibit 10.14A to the registration statement of which this prospectus forms a part, and subject to the exceptions provided in FINRA Rule 5110(g)(2). The shares of our Series E-2 preferred stock and the warrants to purchase shares of our Series E-2 preferred stock referenced in the preceding sentence were acquired by Goldman, Sachs & Co. pursuant to the Series E and Series E-2 Preferred Stock and Warrant Purchase Agreement, dated as of February 7, 2012, filed as Exhibit 10.14 to the registration statement of which this prospectus forms a part.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LOCK”. In order to meet one of the requirements for listing our common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 785,000 of the shares offered by this prospectus for sale to our directors, officers, employees, and certain other parties who are otherwise associated with us through a directed share program. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. The transfer restrictions contained in the lock-up agreements with the underwriters referred to above shall also apply to any shares purchased in the directed share program. However, participants in the directed share program who are not officers, directors, employees, or current stockholders of our company will not be required to enter into a lock-up agreement with the underwriters relating to the shares so purchased. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $3.7 million.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Conflicts of Interest

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, an underwriter in this offering, serves as administrative agent and is a lender under the term loan portion of our senior credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, an underwriter in this offering, also is a lender under the term loan. Because each of Merrill Lynch and RBC Capital Markets, LLC is an underwriter and will receive more than 5% of the net proceeds of this offering as a result of our intention to repay borrowings under the term loan, each of them has a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to Rule 5121, Deutsche Bank Securities Inc. has served as the “qualified independent underwriter,” as defined by FINRA, and, in that capacity, has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Deutsche Bank Securities Inc. will not receive additional compensation from us for such role. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, Deutsche Bank Securities Inc. served as an advisor in connection with our acquisition of ID Analytics and has acted as a broker in connection with certain of our private financings, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as joint lead arranger and sole book manager for our senior credit facility and serve as administrative agent and lender under that facility, and an affiliate of Bank of America, N.A. is a customer of ID Analytics. As of June 30, 2012, Goldman, Sachs & Co. holds more than five percent of our capital stock, and Hillel Moerman, one of our directors until October 2012, serves as a Vice President of Goldman, Sachs & Co.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities, and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorised person, apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. The spouse of Clarissa Cerda, our Executive Vice President, Chief Legal Officer, and Secretary, is an employee benefits and executive compensation shareholder at Greenberg Traurig, LLP, and may be deemed to have a beneficial interest in the stock options held by Ms. Cerda; however, he disclaims beneficial ownership of all stock options held by Ms. Cerda. The underwriters are being represented by Cooley LLP, San Francisco and San Diego, California, in connection with the offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011, as set forth in their report. We have included our financial statements and schedule in this prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of ID Analytics as of December 31, 2011 and for the year then ended appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon also appearing elsewhere herein. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ID Analytics as of and for the year ended December 31, 2010, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and related notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.lifelock.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 and for the six months ended June 30, 2012 presents the results of operations of LifeLock as if LifeLock’s acquisition of ID Analytics and proposed offering transaction had been consummated on January 1, 2011.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and proposed offering transaction and factually supportable. Our unaudited pro forma condensed combined financial statements and explanatory notes present how our financial statements may have appeared had the businesses actually been combined and the proposed offering transaction had occurred as of January 1, 2011. The unaudited pro forma condensed combined financial statements show the impact on the combined statements of operations under the purchase method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations, with LifeLock treated as the acquirer. Under the purchase method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recorded as goodwill.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to reflect the historical results that would have been obtained had LifeLock and ID Analytics been a combined company and the proposed offering transaction occurred during the periods presented or the results the combined company may achieve in future periods.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(In thousands)

	LifeLock, Inc.	ID Analytics, Inc.	Pro Forma Adjustments	Pro Forma Footnotes		Pro Forma Combined	Pro Forma Adjustment for Proposed Offering	Pro Forma Footnotes		Pro Forma As Adjusted
Revenue	$193,949	$26,856	$(3,740)	(A	)	$217,065	—			$217,065
Cost of services	62,630	5,030	(3,740)	(A	)	63,920	—			63,920

Gross profit	131,319	21,826	—			153,145	—
Costs and expenses:										153,145
Sales and marketing	91,217	8,086	—			99,303	—			99,303
Technology and development	17,749	5,823	—			23,572	—			23,572
General and administrative	17,510	5,831	—			23,341	—			23,341
Amortization of acquired intangible assets	—	—	7,864	(B	)	7,864	—			7,864

Total costs and expenses	126,476	19,740	7,864			154,080	—			154,080

Income (loss) from operations	4,843	2,086	(7,864)			(935)	—			(935)
Other income (expense):
Interest expense	(231)	(38)	(3,561)	(C	)	(3,830)	3,561	(M	)	(269)
Change in fair value of warrant liabilities	(8,658)	—	—			(8,658)	8,658	(N	)	—
Interest income	8	—	—			8	—			8
Other	(5)	—	—			(5)	—			(5)

Total other expenses	(8,886)	(38)	(3,561)			(12,485)	12,219			(266)

Income (loss) before provision for income taxes	(4,043)	2,048	(11,425)			(13,420)	12,219			(1,201)
Income tax (benefit) expense	214	17	—			231	—			231

Net income (loss)	(4,257)	2,031	(11,425)			(13,651)	12,219			(1,432)
Accretion of convertible redeemable preferred stock	(18,926)	—	(16,450)	(D	)	$(35,376)	35,376	(O	)	—

Net income (loss) attributable to common stockholders	$(23,183)	$2,031	$(27,875)			$(49,027)	$47,595			$(1,432)

Net income (loss) per share attributable to common stockholders:
Basic	$(1.24)					$(2.62)				$(0.02)
Diluted	$(1.24)					$(2.62)				$(0.02)
Weighted average common shares outstanding:
Basic	18,725					18,725				78,482
Diluted	18,725					18,725				78,482

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Interim Condensed Combined Statement of Operations

For the Six-Month Period Ended June 30, 2012

(In thousands)

	LifeLock	ID Analytics (E)	Pro Forma Adjustments	Pro Forma Footnotes		Pro Forma Combined	Pro Forma Adjustment For Proposed Offering	Pro Forma Footnotes		Pro Forma As Adjusted
Revenue	$125,495	$5,701	$(840)	(F	)	$130,356	$—			$130,356
Cost of services	37,965	1,207	(840)	(F	)	38,332	—			38,332

Gross profit	87,530	4,494	—			92,024	—			92,024
Costs and expenses:
Sales and marketing	61,505	1,609	—			63,114	—			63,114
Technology and development	12,993	1,494	—			14,487	—			14,487
General and administrative	9,537	1,390	(718)	(G	)	10,209	—			10,209
Amortization of acquired intangible assets	2,325	—	1,607	(H	)	3,932	—			3,932

Total costs and expenses	86,360	4,493	889			91,742	—			91,742

Income (loss) from operations	1,170	1	(889)			282	—			282
Other income (expense):
Interest expense	(1,285)	(8)	(202)	(I	)	(1,495)	1,495	(M	)	—
Interest income	2	—	—			2	—			2
Change in fair value of warrant liabilities	(2,941)	—	—			(2,941)	2,941	(N	)	—
Change in fair value of embedded derivative	714	—	—			714	(714)	(P	)	—
Other	(2)	—	—			(2)	—			(2)

Total other expenses	(3,512)	(8)	(202)			(3,722)	3,722			—

Loss before provision for income taxes	(2,342)	(7)	(1,091)			(3,440)	3,722			282
Income tax (benefit) expense	(13,897)	—	14,310	(J	)	413	—			413

Net income (loss)	11,555	(7)	(15,401)			(3,853)	3,722			(131)
Accretion of convertible redeemable preferred stockholders	(4,752)	—	(4,353)	(K	)	(9,105)	9,105	(O	)	—
Net income allocable to convertible redeemable preferred stockholders	(4,517)	—	4,517	(L	)	—	—			—

Net income available (loss attributable) to common stockholders	$2,286	$(7)	$(15,237)			$(12,958)	$12,827			$(131)

Net income available (loss attributable) per share to common stockholders:
Basic	$0.12					$(0.67)				$(0.00)
Diluted	$0.10					$(0.76)				$(0.00)
Weighted average common shares outstanding:
Basic	19,453					19,453				79,210
Diluted	52,212					19,453				79,210

The accompanying notes are an integral part of these unaudited pro forma interim condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Pro Forma Presentation

On March 14, 2012, LifeLock acquired ID Analytics for a total purchase price of $186.0 million, with $166.5 million in cash and $19.5 million in convertible redeemable preferred stock.

For purposes of the pro forma presentation of additional interest expense for the year ended December 31, 2011, we assumed a term loan under the senior credit facility as of January 1, 2011 in an amount of $68.0 million, which represents the actual interest bearing instrument used in March 2012. For purposes of the pro forma presentation of additional interest expense for the six-month period ended June 30, 2012, we assumed a term loan under the senior credit facility as of January 1, 2011 in an amount of $68.0 million, which represents the actual interest bearing instrument used in March 2012.

For the purposes of the pro forma presentation of additional accretion of convertible redeemable preferred stock for the year ended December 31, 2011 and the six-month period ended June 30, 2012, we assumed the issuance of $102.2 million in convertible redeemable preferred stock as of January 1, 2011, which represents the actual financing used in March 2012.

For the purpose of the pro forma as adjusted presentation we have assumed the proposed offering was completed on January 1, 2011 and at that time we repaid the senior credit facility and converted all preferred stock to common stock. Additionally, we have assumed warrants to acquire shares of preferred stock would be converted to warrants to acquire shares of common stock. In addition, we have assumed the embedded derivative will be settled on completion of the transaction.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances.

Certain financial statement classifications of ID Analytics have been reclassified to conform to our presentation.

Note 2 – Pro Forma Adjustments

(A)    These pro forma adjustments represent the elimination of intercompany purchases from ID Analytics by LifeLock for the year ended December 31, 2011.

(B)    This pro forma adjustment represents the increase in amortization expense associated with acquired intangible assets, based on the preliminary fair value of approximately $57.5 million. The assets have estimated useful lives between 5 and 10 years.

(C)    To finance the acquisition, we entered into a $70.0 million senior credit facility. The senior credit facility consists of a term loan of $68.0 million, which was fully drawn to finance the acquisition, and a line of credit of $2.0 million. This pro forma adjustment represents the interest expense on the $68.0 million term loan. The term loan has a current rate of LIBOR plus 3.75% to 4.75% depending on certain of our financial ratios. LIBOR plus 4.75% has been used to calculate the interest expense because that is our current interest rate. This pro forma adjustment also includes additional expense related to the amortization of debt issuance costs incurred in obtaining the credit facility used to finance the acquisition of ID Analytics.

(D)     To finance the acquisition, we issued $102.2 million in convertible redeemable preferred stock. This pro forma adjustment represents the accretion of convertible redeemable preferred stock for the year ended December 31, 2011. The convertible redeemable preferred stock is being accreted using the effective interest rate method to the full redemption amount at the expected redemption rate.

(E)    The unaudited pro forma interim condensed combined statement of operations includes the results of operations of ID Analytics from January 1, 2012 through March 14, 2012. Beginning March 15, 2012, the results of operations of ID Analytics are included in our consolidated financial statements.

(F)    These pro forma adjustments represent the elimination of intercompany purchases from ID Analytics by LifeLock for the period from January 1, 2012 through March 14, 2012.

(G)    This pro forma adjustment represents the elimination of $0.7 million in costs incurred in the acquisition of ID Analytics. These costs have been excluded from the pro forma condensed combined statement of operations for the six-month period ended June 30, 2012 as they are non-recurring in nature.

(H)    This pro forma adjustment represents the additional amortization expense associated with acquired intangible assets for the period from January 1, 2012 through March 14, 2012. See Note (B).

(I)    This pro forma adjustment represents the interest expense and amortization of debt issuance costs for the period from January 1, 2012 through March 14, 2012 on the $68.0 million term loan used to finance the acquisition as further discussed in Note (C).

(J)    As a result of the acquisition, we recorded a deferred tax liability related to the book and tax basis difference in our purchase accounting. The increase in our deferred tax liability resulted in a reduction of our valuation allowance for net deferred tax assets, which is recorded as an income tax benefit of $14.3 million in our condensed consolidated statement of operations for the six-month period ended June 30, 2012. This adjustment has been excluded from the pro forma condensed combined statement of operations for the year ended December 31, 2011 as it is non-recurring in nature and will be included in income in the next twelve months.

(K)    This pro forma adjustment represents the accretion of convertible redeemable preferred stock for the period from January 1, 2012 through March 14, 2012 on the $102.2 million in convertible redeemable preferred stock issued to finance the acquisition as further discussed in Note (D).

(L)    This pro forma adjustment eliminates the net income allocable to convertible redeemable preferred stockholders. As the combined company has a pro forma net loss, no amounts are required to be allocated to preferred stockholders under the two class method of computing loss per share.

(M)    This pro forma adjustment eliminates the interest expense related to the $70.0 million senior credit facility which will be repaid with the funds from the proposed offering transaction.

(N)    This pro forma adjustment eliminates the impact of fair value adjustments on warrants to acquire preferred stock which will be converted to warrants to acquire common stock on completion of the proposed offering transaction.

(O)    This pro forma adjustment eliminates the accretion of convertible preferred stock as the preferred stock which will convert to common stock on completion of the proposed offering transaction.

(P)    This pro forma adjustment eliminated the impact of the fair value adjustment of the embedded derivative as this will be settled upon completion of the proposed offering transaction.

LIFELOCK, INC.

INDEX TO FINANCIAL STATEMENTS

LifeLock, Inc. Unaudited Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2012 and 2011:

LifeLock, Inc.

Unaudited Condensed Consolidated Financial Statements

Three and Six Months Ended June 30, 2012 and 2011

LIFELOCK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	Pro forma June 30, 2012	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$62,836	$62,836	$28,850
Restricted cash	1,749	1,749	398
Trade and other receivables, net	8,142	8,142	1,446
Prepaid expenses and other current assets	5,109	5,109	5,637

Total current assets	77,836	77,836	36,331
Property and equipment, net	6,252	6,252	4,049
Goodwill	129,553	129,553	—
Intangible assets, net	55,175	55,175	—
Other non-current assets	3,066	3,066	1,680

Total assets	$271,882	$271,882	$42,060

Liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,468	$$6,468	$4,084
Accrued expenses and other liabilities	19,268	19,268	18,300
Deferred revenue	89,060	89,060	70,020
Current portion of long-term debt	15,400	15,400	—

Total current liabilities	130,196	130,196	92,404
Long-term debt, net of current portion	49,810	49,810	—
Other non-current liabilities	422	422	521
Preferred stock embedded derivative	7,220	7,220	—
Preferred stock warrant liabilities	—	25,509	18,195

Total liabilities	187,648	213,157	111,120
Commitments and contingencies
Convertible redeemable preferred stock:
Series A: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 8,700,000 shares authorized; 6,428,571 shares issued and outstanding at June 30, 2012 and December 31, 2011 (liquidation and redemption values of up to $4,500 and $6,750, respectively, at June 30, 2012 and December 31, 2011)	—	6,750	6,750
Series B: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 6,850,000 shares authorized, issued and outstanding at June 30, 2012 and (liquidation and redemption values of up to $6,850 and $10,275, respectively, at June 30, 2012 and December 31, 2011)	—	10,275	10,275
Series C: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 5,677,571 shares authorized, issued and outstanding at June 30, 2012 and (liquidation and redemption values of up to $28,388 and $42,582, respectively, at June 30, 2012 and December 31, 2011)	—	42,582	42,582
Series D: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 10,165,566 shares authorized; 10,094,389 shares issued and outstanding at June 30, 2012 and December 31, 2011 (liquidation and redemption values of up to $57,092 and $85,600, respectively, at June 30, 2012 and December 31, 2011)	—	85,600	85,600
Series E: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 13,549,494 and 0 shares authorized; 11,486,999 and 0 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively. (liquidation and redemption values of up to $153,833 at June 30, 2012 and $0 at December 31, 2011)	—	88,667	—
Series E-1: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 1,586,778 and 0 shares authorized; issued and outstanding at June 30, 2012 and December 31, 2011, respectively, (liquidation and redemption values of up to $25,000 at June 30, 2012 and $0 at December 31, 2011)	—	12,157	—
Series E-2: $0.001 par value, no shares issued and outstanding at June 30, 2012 pro forma, 3,665,456 and 0 shares authorized; 2,284,960 and 0 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively, (liquidation and redemption values of up to $30,600 at June 30, 2012 and $0 at December 31, 2011)	—	17,637	—
Stockholders’ deficit:
Common stock, $0.001 par value, 300,000,000, 100,000,000 and 72,500,000 authorized and 86,308,363, 19,487,926 and 19,397,501 issued and outstanding at June 30, 2012 pro forma, June 30, 2012 and December 31, 2011, respectively	64	19	19
Additional paid-in capital	303,215	19,912	17,391
Accumulated deficit	(219,045)	(224,874)	(231,677)

Total stockholders’ equity (deficit)	84,234	(204,943)	(214,267)

Total liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)	$271,882	$271,882	$42,060

See accompanying notes.

LIFELOCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Consumer revenue	$61,616	$47,036	$118,324	$90,996
Enterprise revenue	6,267	—	7,171	—

Total revenue	67,883	47,036	125,495	90,996
Cost of Services	19,125	16,715	37,965	31,140

Gross profit	48,758	30,321	87,530	59,856
Costs and expenses:
Sales and marketing	31,167	20,636	61,505	43,749
Technology and development	7,644	4,591	12,993	9,010
General and administrative	6,602	4,140	9,537	8,770
Amortization of acquired intangible assets	1,966	—	2,325	—

	47,379	29,367	86,360	61,529

Income (loss) from operations	1,379	954	1,170	(1,673)
Other income (expense):
Interest expense	(935)	(17)	(1,285)	(198)
Change in fair value of warrant liabilities	(7,836)	(4,124)	(2,941)	(4,124)
Change in fair value of embedded derivative	714	—	714	—
Interest income	1	2	2	7
Other	—	—	(2)	—

Total other expense	(8,056)	(4,139)	(3,512)	(4,315)

Loss before provision for income taxes	(6,677)	(3,185)	(2,342)	(5,988)
Income tax (benefit) expense	221	22	(13,897)	82

Net income (loss)	(6,898)	(3,207)	11,555	(6,070)
Accretion of convertible redeemable preferred stock	(4,018)	(5,327)	(4,752)	(10,360)
Net income allocable to convertible redeemable preferred stockholders	—	—	(4,517)	—

Net income available (loss attributable) to common stockholders	$(10,916)	$(8,534)	$2,286	$(16,430)

Net income available (loss attributable) per share to common stockholders:
Basic	$(0.56)	$(0.46)	$0.12	$(0.88)
Diluted	$(0.59)	$(0.46)	$0.10	$(0.88)
Weighted-average common shares outstanding:
Basic	19,476	18,605	19,453	18,573
Diluted	19,476	18,605	52,212	18,573

See accompanying notes.

LIFELOCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

(unaudited)

	Convertible Redeemable Preferred Stock														Stockholders’ Deficit
	Series A		Series B		Series C		Series D		Series E		Series E-1		Series E-2		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2011	6,428,571	$6,750	6,850,000	$10,275	5,677,571	$42,582	10,094,389	$85,600	—	$—	—	$—	—	$—	19,397,501	$19	$17,391	$(231,677)	$(214,267)
Issuance of preferred stock, net of offering costs	—	—	—	—	—	—	—	—	11,486,999	85,216	1,586,778	11,542	2,284,960	16,951	—	—	—	—	—
Stock option exercises	—	—	—	—	—	—	—	—	—	—	—	—	—	—	90,425	—	158	—	158
Shared-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,363	—	2,363
Accretion on convertible redeemable preferred stock	—	—	—	—	—	—	—	—	—	3,451	—	615	—	686	—	—	—	(4,752)	(4,752)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11,555	11,555

Balance, June 30, 2012	6,428,571	$6,750	6,850,000	$10,275	5,677,571	$42,582	10,094,389	$85,600	11,486,999	$88,667	1,586,778	$12,157	2,284,960	$17,637	19,487,926	$19	$19,912	$(224,874)	$(204,943)

See accompanying notes.

LIFELOCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	For the Six Months Ended June 30,
	2012	2011
Operating activities
Net income (loss)	$11,555	$(6,070)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,403	1,830
Share-based compensation	2,363	1,580
Loss on disposal of assets	2	—
Provision for doubtful accounts	(10)	(70)
Change in fair value of warrant liabilities	2,941	4,124
Change in fair value of embedded derivative	(714)	—
Deferred income tax (benefit) expense	(13,897)	82
Change in operating assets and liabilities:
Trade and other receivables	(3,293)	(48)
Prepaid expenses and other current assets	1,735	(1,059)
Accounts payable	2,373	(1,784)
Accrued expenses and other liabilities	(1,658)	(1,659)
Other non-current assets	(1,154)	(119)
Deferred revenue	18,965	15,243
Other non-current liabilities	(512)	(228)

Net cash provided by operating activities	23,099	11,822

Investing activities
Acquisition of ID Analytics, net of cash acquired	(157,430)	—
Acquisitions of property and equipment	(2,080)	(1,234)
Decrease in restricted cash	—	250

Net cash in investing activities	(159,510)	(984)

LIFELOCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

(unaudited)

	For the Six Months Ended June 31,
	2012	2011
Financing activities
Proceeds from:
Long-term debt	$68,000	$—
Issuance of warrants	4,373	—
Issuance of convertible redeemable preferred stock, net of offering costs	102,167	—
Stock option exercises	158	169
Payments for:
Term Loan	(2,790)	—
Revolving line of credit	—	(13,010)
Obligations under capital lease	—	(76)
Debt issuance costs	(1,511)	(132)

Net cash provided by (used in) financing activities	170,397	(13,049)

Net increase (decrease) in cash and cash equivalents	33,986	(2,211)
Cash and cash equivalents at beginning of period	28,850	17,581

Cash and cash equivalents at end of period	$62,836	$15,370

Supplemental cash flow information
Cash paid during the period for:
Interest	$859	$306
Income taxes	79	67
Supplemental information for non-cash financing activities:
Convertible redeemable preferred stock issued as part of purchase price for ID Analytics	11,542	—
Preferred stock embedded derivative issued as part of purchase price for ID Analytics	7,934	—

See accompanying notes.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except number of shares, per share data and percentages)

1. Corporation Information

We provide identity theft protection services to our members on an annual or monthly subscription basis. Our service helps members protect their identity by monitoring known sources of identity theft on behalf of members. We also provide identity risk assessment and fraud protection services to enterprise customers.

We were incorporated in Delaware on April 12, 2005 and are headquartered in Tempe, Arizona.

On March 14, 2012, we acquired ID Analytics, Inc. and its wholly owned subsidiary IDA Inc., (collectively, “ID Analytics”), which is incorporated in Delaware.

In 2009, we formed a wholly owned captive insurance subsidiary, Identity Assurance Management Co. (“IAMCo”), which was incorporated in Montana. We dissolved IAMCo on August 26, 2011.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of June 30, 2012 and for each of the three and six month periods ended June 30, 2012 and 2011 are unaudited. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. The condensed consolidated balance sheet information as of December 31, 2011 has been derived from the audited financial statements at that date and does not include all of the financial information and disclosures required by accounting principles generally accepted in the United States of America (U.S. GAAP) for complete financial statements.

Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s December 31, 2011 audited financial statements. Operating results for the three and six month periods ended June 30, 2012 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2012.

Unaudited Pro Forma Balance Sheet

Upon the completion of our initial public offering, all outstanding convertible redeemable preferred stock will automatically convert into shares of our common stock. Accordingly, the unaudited pro forma balance sheet information at June 30, 2012 gives effect to the assumed conversion of warrants to acquire Series A and Series D convertible preferred stock to warrants to acquire common stock. In addition, the unaudited pro forma balance sheet information at June 30, 2012 also gives effect to the cancellation of the warrants to acquire Series E and Series E-2 preferred stock, which will be cancelled on completion of the anticipated initial public offering.

Basis of Consolidation

The consolidated financial statements include the accounts of LifeLock Inc. and those of our wholly owned subsidiaries. We eliminate all intercompany balances and transactions, including intercompany profits and we eliminate unrealized gains and losses, in consolidation.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider, to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations. If material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions affect the following: the allocation of purchase price associated with acquisitions; the allowance for doubtful accounts; the carrying value of long-lived assets; the amortization period of long-lived assets; the carrying value, capitalization and amortization of software and web site development costs; the carrying value of goodwill and other intangible assets; the amortization period of intangible assets; the provision for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies, litigation and related legal accruals; the value attributed to warrants to purchase shares of our preferred and common stock; the value attributed to our preferred stock embedded derivative; and the value attributed to employee stock options and other stock-based awards.

Operating Segments

We have two operating segments, which are also our reporting units, Consumer and Enterprise. These operating segments are components for which separate financial information is available and for which operating results are evaluated on a regular basis by the chief operating decision maker in deciding how to allocate resources and in assessing the performance of the segments.

Our consumer segment offers identity theft protection services to consumers on a monthly or annual subscription basis. Our enterprise segment offers identity risk assessment and fraud protection services to enterprise customers.

Revenue Recognition—Consumer Business

We recognize revenue from our services provided in our consumer segment when it is probable that the economic benefits associated with the transactions will flow to us and the amount of revenue can be measured reliably. This is normally demonstrated when persuasive evidence of an arrangement exists, the fee is fixed or determinable, performance of service has been delivered and collection is reasonably assured.

We offer services primarily to consumers on an annual or monthly subscription basis that may include free trial periods. We typically bill subscription fees to the subscriber’s credit card. We recognize revenue for subscriptions ratably from the last of cash receipt, activation of a member’s account, or expiration of free trial periods to the termination of the subscription period.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

We also provide services for which the primary customer is a corporation or other entity that purchases identity theft protection services on behalf of its employees or customers. In such cases, we defer revenue for each member (employees or customers) until the member’s account has been activated. We then recognize revenue ratably over the remaining term of the individual subscription periods.

Additionally, we sell prepaid cards that allow the holder to apply the card value to the purchase of a subscription. We defer revenue from the sale of prepaid cards until the holder redeems the card for a subscription. Upon redemption, we recognize revenue ratably over the subscription period.

We use an external sales force, referred to as Certified Referring Partners (CRP) that earn commissions for sales to individual members and corporations. Because we are primarily responsible for fulfillment of the service obligation, determine service specifications, and have latitude in establishing prices for our service agreements, we record all sales made by the CRP as revenue and the related commissions as a sales and marketing expense.

Revenue Recognition—Enterprise Business

Customer contract terms within our enterprise segment are generally monthly, and revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured.

Revenue from transaction-based services provided under hosted arrangements is recognized based on a negotiated fee per transaction. In some cases, we also negotiate a monthly minimum transaction fee, which may increase over the life of the contract. Transaction fees in excess of any of the monthly minimum fees are billed and recorded as revenue in addition to the monthly minimum fees. In some instances, we receive an up-front, nonrefundable payment against which the monthly minimum transaction fees are applied. The up-front, nonrefundable payment is recorded as deferred revenue and recognized as revenue ratably over the usage period as we do not have sufficient evidence to accurately estimate a different pattern of usage. In other instances, the monthly minimum transaction fees are collected monthly, and we recognize revenue based on the negotiated monthly minimum transaction fees billed.

Revenue from projects where we are engaged to deliver a report at the end of the analysis are recorded upon delivery and acceptance of the report.

Business Combinations

We account for business acquisitions using the acquisition method of accounting and record identifiable intangible assets separate from goodwill. Intangible assets are recorded at their fair value based on estimates as of the date of acquisition.

We charge acquisition related costs that are not part of the consideration to general and administrative expense as they are incurred. These costs typically include transaction and integration costs, such as legal, accounting, and other professional fees.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the fair value assigned to the individual assets acquired and liabilities assumed. We do not amortize goodwill, but instead are required to test goodwill for impairment at least annually and, if necessary, we would record any impairment. We will perform an impairment test between scheduled annual tests if facts and circumstances indicate that it is more-likely-than-not that the fair value of a reporting unit that has goodwill is less than its carrying value.

We may first make a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying value to determine whether it is necessary to perform the two-step goodwill impairment test. The qualitative impairment test includes considering various factors including macroeconomic conditions, industry and market conditions, cost factors, a sustained share price or market capitalization decrease, and any reporting unit specific events. If it is determined through the qualitative assessment that a reporting unit’s fair value is more-likely-than-not greater than its carrying value, the two-step impairment test is not required. If the qualitative assessment indicates it is more-likely-than-not that a reporting unit’s fair value is not greater than its carrying value, we must perform the two-step impairment test. We may also elect to proceed directly to the two-step impairment test without considering such qualitative factors.

The first step in a two-step impairment test is the comparison of the fair value of a reporting unit with its carrying amount, including goodwill. We have two operating segments, a consumer segment and an enterprise segment which are the same as our two reporting units. In accordance with the authoritative guidance over fair value measurements, we define the fair value of a reporting unit as the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. We will primarily use the income approach methodology of valuation, which includes the discounted cash flow method, and the market approach methodology of valuation, which considers values of comparable businesses to estimate the fair values of our reporting units. We do not believe that a cost approach is relevant to measuring the fair values of our reporting units.

Significant management judgment will be required when estimating the fair value of our reporting units including the forecasting of future operating results, the discount rates and expected future growth rates that we will use in the discounted cash flow method of valuation, and in the selection of comparable businesses that we will use in the market approach. If the estimated fair value of the reporting unit exceeds the carrying value assigned to that unit, goodwill is not impaired and no further analysis is required.

If the carrying value assigned to a reporting unit exceeds its estimated fair value in the first step, then we will be required to perform the second step of the impairment test. In this step, we will assign the fair value of the reporting unit calculated in step one to all of the assets and liabilities of that reporting unit, as if a market participant just acquired the reporting unit in a business combination. The excess of the fair value of the reporting unit determined in the first step of the impairment test over the total amount assigned to the assets and liabilities in the second step of the impairment test represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds the implied fair value of its goodwill, we would record an impairment loss equal to the difference. If there is no such excess, then all goodwill for that reporting unit is considered not to be impaired.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Intangible Assets, net

In connection with the acquisition of ID Analytics, we recorded certain finite-lived intangible assets. We amortize the acquisition date fair value of these assets on a straight-line basis over the estimated useful lives of the assets.

Per Share Data

Basic earnings per share is computed by dividing net income available (loss attributable) to common stockholders by the weighted-average number of common shares outstanding for the period. Net income available (loss attributable) to common stockholders is determined by deducting the accretion on convertible redeemable preferred stock and the net income allocable to convertible redeemable preferred stock, determined under the two class method, from net income (loss). Diluted earnings per share is computed giving effect to all potentially dilutive common stock equivalents, including employee stock options, convertible redeemable preferred stock, warrants to acquire common stock and warrants to acquire convertible redeemable preferred stock. Adjustments are made to the diluted net income available (loss attributable) to common stockholders to reflect the reversal of gains on the change in the value of warrant liabilities and additional accretion on convertible redeemable preferred stock, assuming conversion of warrants to acquire convertible redeemable preferred stock at the beginning of the period. These adjustments are offset by reductions in the net income allocable to convertible redeemable preferred stockholders for those securities assumed to convert. Those securities determined to be anti-dilutive as common stock equivalents, are excluded from the calculation of diluted earnings per share, however, such securities continue to be included in the application of the two-class method to the extent applicable.

Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued amended standards to provide the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amended standards are effective for interim periods beginning after December 15, 2011 and must be applied retrospectively. We adopted the amended standards beginning January 1, 2012. As there is no comprehensive income during the three or six month periods ended June 30, 2012 or 2011, comprehensive income is equivalent to net income and we continue to evaluate the two presentation options.

In September 2011 the FASB issued Accounting Standards Update (“ASU”) 2011-08 related to the testing of goodwill for impairment. The objective of this ASU is to simplify goodwill impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. The ASU permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The ASU was effective for the reporting period beginning January 1, 2012. We will consider this new guidance in conducting our annual goodwill impairment test for the year ending December 31, 2012.

As of January 1, 2012, we adopted ASU 2011-04 related to guidance associated with fair value measurements and disclosures. This ASU clarifies the FASB’s intent on current guidance, modifies

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

and changes certain guidance and principles, and expands disclosures concerning Level 3 fair value measurements in the fair value hierarchy including quantitative information about significant unobservable inputs within Level 3 of the fair value hierarchy. In addition, this ASU requires disclosure of the fair value hierarchy for assets and liabilities not measured at fair value in the statement of financial position, but whose fair value is required to be disclosed. Adoption of this new guidance impacted our disclosures but did not have any impact on our financial condition or results of operations.

3. Acquisition of ID Analytics

On March 14, 2012, we acquired ID Analytics, a provider of on-demand identity intelligence technologies, products, and services that assist in detecting and preventing identity fraud, providing incremental credit visibility, and protecting consumers. ID Analytics’ solutions leverage unique data assets to turn visibility about individual identities into decisions that drive revenues and reduce risk.

The aggregate purchase price consisted of approximately $166,474 of cash paid at the closing (cash paid net of cash acquired was $157,430) and 1,586,778 shares of Series E-1 preferred stock with a fair value of approximately $19,476 on the acquisition date.

Our condensed consolidated financial statements include the results of operations of ID Analytics from the date of acquisition. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition, as determined by management and, with respect to identifiable intangible assets, by management with the assistance of a valuation provided by a third-party valuation firm. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed has been recorded as goodwill. The objective of the acquisition was to add identity risk assessment and fraud protection services to our offerings and enhance our current product lines through our direct ownership of the intellectual property related to our services, all of which contributed to the recognition of goodwill.

We accounted for this acquisition using the acquisition method in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, we allocated the purchase price of the acquired assets and liabilities based on their estimated fair values at the acquisition date as summarized in the following table:

Net liabilities assumed	$(1,103)
Intangible assets acquired	57,500
Goodwill	129,553

Total purchase consideration	$185,950

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The following is a description of the preliminary allocation of the purchase price to the net liabilities assumed:

Cash	$9,044
Trade and other receivables	3,393
Prepaid expenses and other current assets	1,208
Property and equipment	2,203
Other non-current assets	72

Total tangible assets acquired	15,920
Accounts payable and other liabilities	(2,713)
Deferred tax liability	(14,310)

Total liabilities assumed	(17,023)

Net liabilities assumed	$(1,103)

The following were the identified intangible assets acquired and the respective estimated periods over which such assets will be amortized:

	Amount	Weighted Average Useful Life (in years)
Trade name and trademarks	$4,000	5.0
Technology	33,000	7.0
Customer relationships	20,500	9.0

Total	$57,500

The total weighted average amortization period for the identifiable intangible assets acquired from ID Analytics is 7.6 years. We expect to recognize amortization expense of approximately $7,864 per year over the next five years.

The goodwill resulting from the ID Analytics acquisition is not deductible for income tax purposes.

As a result of the acquisition, we recorded a deferred tax liability related to the book and tax basis difference resulting from our purchase accounting. The increase in our deferred tax liability resulted in a reduction of our valuation allowance for net deferred tax assets which is recorded as an income tax benefit of $14,310, in our condensed consolidated statement of operations.

In determining the purchase price allocation, we considered, among other factors, how a market participant would likely use the acquired assets and the historical and estimated future demand for ID Analytics’ services. The estimated fair value of intangible assets was based upon the income approach. The income approach requires a projection of the cash flow that the asset is expected to generate in the future. The projected cash flow is discounted to its present value using a rate of return, or discount rate that accounts for the time value of money and the degree of risks inherent in the asset. The expected future cash flow that is projected should include all of the economic benefits attributable to the asset, including the tax savings associated with the amortization of the intangible asset value over the tax life of the asset. The income approach may take the form of a “relief-from-royalty” methodology, a cost savings methodology, a “with and without” methodology, or excess earnings methodology, depending on the specific asset under consideration.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The “relief-from-royalty” method was used to value the trade names and trademarks and technology acquired from ID Analytics. The “relief from-royalty” method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be required to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate used is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets. Typically, revenue is projected over the expected remaining useful life of the intangible asset. The royalty rate is then applied to estimate the royalty savings. The key assumptions used in valuing the existing trade names and trademarks acquired are as follows: royalty rate of 2%, discount rate of 16.5%, tax rate of 39.2% and an economic life of five years. The key assumptions used in valuing the technology acquired are as follows: royalty rate of 18%, discount rate of 14.5%, tax rate of 39.2%, and an economic life of seven years.

The customer relationships were valued using a form of the income approach utilizing the excess earnings method. Inherent in the excess earnings method is the recognition that, in most cases, all of the assets of the business, both tangible and intangible, contribute to the generation of the cash flow of the business and the net cash flows attributable to the subject asset must recognize the support of the other assets which contribute to the realization of the cash flows. The contributory asset charges are based on the fair value of the contributory assets and either pre-tax or after-tax cash flows are assessed charges representing “returns on” the contributory assets. A contributory asset charge for the use of the technology was assessed on pre-tax cash flows, while contributory asset charges for the use of the working capital, fixed assets, and assembled work force have been deducted from the after-tax cash flow in each year to determine the net future cash flow attributable to the relationships. This future cash flow was then discounted using an estimated required rate of return for the asset to determine the present value of the future cash flows attributable to the asset. The key assumptions used in valuing the customer relationships acquired are as follows: discount rate of 17.5%, tax rate of 39.2% and estimated weighted average economic life of nine years.

Acquisition related costs recognized in the six month period ended June 30, 2012 included transaction costs of $718, which we have classified in general and administrative expense in our condensed consolidated statements of operations. Transaction costs included expenses such as legal, accounting, valuation, and other professional services.

ID Analytics contributed revenue of $6,267 and $7,171 to our results for the three and six month periods ended June 30, 2012. ID Analytics contributed a net loss of $1,853 and $2,433 to our results for the three and six month periods ended June 30, 2012.

Had the acquisition of ID Analytics occurred on January 1, 2011, our pro forma consolidated revenue for the six month periods ended June 30, 2012 would have been $130,356. Net loss for the six month period ended June 30, 2012 would have been $3,853.

Had the acquisition of ID Analytics occurred on January 1, 2011, our pro forma consolidated revenue for the three and six month periods ended June 30, 2011 would have been $52,402 and $101,246, respectively. Net loss for the three and six month period ended June 30, 2011 would have been $5,847 and $15,713, respectively.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

4. Financing Arrangements

Credit Agreement

On February 7, 2012, we entered into a $70,000 credit agreement with a group of financial institutions (the “credit agreement”). The credit agreement consisted of a term loan of $68,000 and a revolving line of credit of $2,000. The credit agreement has a maturity date of February 7, 2016.

The outstanding balance under the term loan bears an interest rate ranging from LIBOR plus 3.75% to 4.75% depending on our Consolidated Leverage Ratio and was 4.49% as of June 30, 2012. The outstanding balance under the line of credit bears an interest rate ranging from LIBOR to LIBOR plus 0.125% depending on our Consolidated Leverage Ratio.

The following summarizes the future payments required under the term loan agreement:

2012	$6,900
2013	17,000
2014	17,000
2015	17,000
2016	7,310

$65,210

Unamortized debt issuance costs totaled $1,547 (net of amortization totaling $128) at June 30, 2012 and were included in other non-current assets on the condensed consolidated balance sheet.

The credit agreement contains certain covenants. The covenants include, among others, restrictions with respect to payment of cash dividends, mergers or consolidations, changes in nature of business, disposal of assets and obtaining additional loans. The credit agreement also requires us to comply with certain financial covenants. As of June 30, 2012, we were in compliance with all covenants.

The credit agreement is collateralized by all of our assets, including our intellectual property.

Revolving Line of Credit

On September 23, 2008, we entered into a $12,000 loan and security agreement with a financial institution. The agreement consisted of a revolving line of credit (the LOC) in the initial amount of $12,000 with the right for us to increase the LOC to $17,000 and $20,000. The LOC had an original maturity date of September 23, 2010, which was subsequently extended to March 21, 2013. In conjunction with entering into the LOC in 2008, we issued a warrant to purchase 56,193 shares of Series D preferred stock at an exercise price of $5.34 per share. The relative fair value of the warrant was recorded as a debt issuance cost and is being amortized over the remaining term of the LOC.

On March 18, 2011, we entered into an amendment to the LOC to increase the LOC to $25,000 and extended the maturity date until March 21, 2013. On March 14, 2012 the LOC was cancelled and all unamortized debt issuance costs of $67 were expensed in other income (expense).

On July 24, 2009 and February 8, 2010, we exercised our rights under the LOC (the LOC Rights) to increase the LOC to $17,000 and $20,000, respectively. In conjunction with our exercise of the LOC

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Rights, we issued a warrant to purchase 9,365 and 5,619 shares of Series D preferred stock in 2010 and 2009, respectively, at an exercise price of $5.34 per share. The relative fair value of the warrants was recorded as a debt issuance cost and is being amortized over the remaining term of the LOC.

The LOC contained certain covenants. The covenants included, among others, restrictions with respect to payment of cash dividends, mergers or consolidations, changes in nature of business, disposal of assets and obtaining additional loans. The LOC also required us to comply with certain financial covenants. As of December 31, 2011, we were in compliance with all covenants.

The LOC was collateralized by all of our assets, including our intellectual property.

Letters of Credit

As of December 31, 2011, we had three outstanding standby letters of credit issued in connection with office leases and other matters in the total amount of $1.4 million. These standby letters of credit were fully collateralized with restricted cash as of December 31, 2011.

As of June 30, 2012, the standby letters of credit had been cancelled and replaced by $1.3 million in letters of credit issued against the $2 million revolving line of credit provided in our senior credit facility. The restrictions on the cash used to fully collateralize the standby letters of credit were released in July 2012.

5. Convertible Redeemable Preferred Stock

As of June 30, 2012 we had issued seven series of $0.001 par value preferred stock as follows:

	Issue Date	Gross Amount	Shares
Series A Preferred Stock	November 20, 2006	$4,500	6,428,571
Series B Preferred Stock	April 23, 2007	6,850	6,850,000	(1)
Series C Preferred Stock	January 18, 2008	25,500	5,677,571	(2)
Series D Preferred Stock	May 14, 2009	39,788	7,088,625	(3)
Series D Preferred Stock	June 4, 2010	14,129	2,498,196
Series D Preferred Stock	June 30, 2010	871	153,949
Series D Preferred Stock	September 21, 2010	2,000	353,619
Series E Preferred Stock	March 14, 2012	86,843	11,486,999
Series E-1 Preferred Stock	March 14, 2012	11,542	1,586,778	(4)
Series E-2 Preferred Stock	March 14, 2012	17,275	2,284,960

(1)	Includes 1,550,000 shares that were converted from $1,550 convertible notes on April 23, 2007.
(2)	Includes 577,571 shares that were converted from common stock on a one-for-one basis and 1,000,000 shares that were converted from $5,000 notes on January 18, 2008.
(3)	Includes 900,277 shares that were converted from $5,000 convertible notes and $92 of accrued interest on May 14, 2009.
(4)	All shares were issued as purchase consideration for ID Analytics.

In conjunction with the issuance of the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock, we amended our Certificate of Incorporation to delay the redemption date of Series A, B, C and D preferred stock from November 15, 2011 to six months after

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

the credit agreement maturity date, or six months after all obligations within the credit agreement have been repaid in full and the agreement terminated. The amendment of the term of the equity instruments was evaluated to determine whether it should be considered a modification or an extinguishment. We evaluated the fair value of the instruments immediately after the amendment, and determined that the fair value was not significantly different than the fair value immediately before the amendment. Additionally, we evaluated the qualitative aspects of the amendment. Based upon these evaluations, we determined the amendment to be a modification.

Each share of preferred stock allows the holder to redeem for cash beginning six months after the credit agreement maturity date, or six months after all obligations within the credit agreement have been repaid in full and the agreement terminated or convert into common stock at any time at the following rates:

	Redemption Rate	Conversion Rate
Series A Preferred Stock	$1.05	1.03
Series B Preferred Stock	1.50	1.00
Series C Preferred Stock	7.50	1.00
Series D Preferred Stock	8.48	1.00
Series E Preferred Stock	13.39	1.00	(1)
Series E-1 Preferred Stock	15.76	1.00
Series E-2 Preferred Stock	13.39	1.00	(1)

(1)	The number of shares of our common stock to be issued upon the automatic conversion of our outstanding shares of Series E and Series E-2 preferred stock depends in part on the initial public offering price of our common stock. The terms of the Series E and Series E-2 preferred stock provide that the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with an initial public offering will increase if the anticipated initial public offering price is below $13.3919 per share, which would result in additional shares of our common stock being issued upon conversion of the Series E and Series E-2 preferred stock.

All shares of preferred stock would automatically convert into common stock at the respective ratios upon the earlier of (1) consent of each of the holders of a majority of the then-outstanding shares of Series C preferred stock, Series D preferred stock and the Series E preferred stock, Series E-1 preferred stock and Series E-2 preferred stock, voting together as a single class on an as-converted basis, and the holders of a majority of the then-outstanding shares of Series A preferred stock and Series B preferred stock, voting together as a single class on an as-converted basis, or (2) immediately upon the closing of an underwritten public offering of common stock if the per share public offering price (prior to underwriter commissions and expenses) was equivalent to a fully-diluted, pre-offering valuation of a least $600,000 (as adjusted for stock splits, dividends, recapitalizations and other similar capital events), and net cash proceeds to us were at least $75,000.

The preferred stock has been recorded outside of equity because the redemption feature is not solely within our control. Through November 15, 2011, the original date on which the redemption provision became exercisable by the holders of preferred stock, the recorded value of the Series A, B, C and D preferred stock, was accreted to the full redemption amount using the effective interest method. Because the redemption provision for the Series E, E-1 and E-2 preferred stock becomes exercisable six months after the credit agreement maturity date, or six months after all obligations within the credit agreement have been repaid in full and the agreement terminated, they are being accreted to the full redemption amount using the effective interest method. This increase is recorded as a preferred stock dividend.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The Series A, B, C, D, E, E-1 and E-2 preferred stock have a preference in liquidation up to $0.70, $1.00, $5.00, $5.66, $13.39, $15.76 and $13.39 per share, respectively. In addition, Series A, B, C and D preferred stock participates with the common stock, on an as converted basis; provided that Series B, C and D preferred stock are subject to a cap of an additional $0.50, $2.50 and $2.82 respectively, Series A preferred stock is not subject to any cap.

Our Series E and E-2 preferred stock contain a term that increases the ratio at which each share of these series of preferred stock automatically convert into shares of our common stock in connection with an initial public offering if the initial offering price is below $13.3919.

Our Series E-1 preferred stock contains a term that provides for cash settlement in the event of an initial public offering in an amount per share equal to $15.7552 less the offering price. If the offering price exceeds $15.7552 per share, no amounts would be paid in cash upon the completion of the initial public offering.

The holders of preferred stock are entitled to receive dividends pro rata based on the number of shares of common stock held by each holder, as if all preferred shares are converted to common shares.

The holders of preferred stock are entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted at the record date of any vote.

We have evaluated each of our series of convertible preferred stock and determined that each should be considered an “equity host” and not a “debt host.” This evaluation is necessary to determine if any embedded features require bifurcation and therefore, would be required to be accounted for separately as a derivative liability. Our analysis followed the “whole instrument approach,” which compares an individual feature against the entire preferred stock instrument that includes that feature. Our analysis was based on a consideration of the economic characteristics and risks of the preferred stock and, more specifically, evaluated all of the stated and implied substantive terms and features of such stock, including (1) whether the preferred stock included redemption features; (2) how and when any redemption features could be exercised; (3) whether the holders of preferred stock were entitled to dividends; (4) the voting rights of the preferred stock; and (5) the existence and nature of any conversion rights. As a result of our determination that each series of the preferred stock is an “equity host,” we determined that the embedded conversion options do not require bifurcation as derivative liabilities. We determined the adjustment to the ratio at which the Series E and E-2 preferred stock would automatically convert into shares of common stock does not require bifurcation as derivative liabilities as it is clearly and closely related to the equity host instrument; however, these features do represent a potential contingent beneficial conversion feature, which would be triggered in the event the conversion ratio multiplied by the fair value of the common stock at March 14, 2012 (the issuance date of the Series E and E-2 preferred stock) exceeds the allocated value per share of the Series E and E-2 preferred stock. We determined the cash settlement term of the Series E-1 preferred stock requires bifurcation and separate accounting as an embedded derivative. The fair value of this embedded feature was determined to be $7,934 at the issuance date of March 14, 2012, which was bifurcated from the issuance value of the Series E-1 preferred stock and presented in long term liabilities. The fair value of this embedded feature was determined to be $7,220 at June 30, 2012.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

6. Stock Warrants

We have issued the following stock warrants, all of which were outstanding as of June 30, 2012:

Warrants to Purchase	Number	Issue Date	Exercise Price	Expiration Date
Series A Preferred Stock	2,267,357	November 20, 2006	$0.70	Earlier of November 20, 2013 or two years following an initial public offering
Common Stock	166,666	December 19, 2007	4.50	December 19, 2014
Common Stock	37,500	December 20, 2007	4.00	December 20, 2012
Series D Preferred Stock	56,193	September 23, 2008	5.34	September 23, 2013
Common Stock	118,315	May 14, 2009	0.01	May 14, 2014
Series D Preferred Stock	9,365	July 24, 2009	5.34	September 23, 2013
Series D Preferred Stock	5,619	February 8, 2010	5.34	September 23, 2013
Series E Preferred Stock	2,062,495	March 14, 2012	0.01	March 14, 2019
Series E-2 Preferred Stock	1,380,496	March 14, 2012	0.01	March 14, 2019

The warrants to purchase Series E and E-2 preferred stock, although detachable, were issued together with the Series E and E-2 preferred stock. We allocated the proceeds, net of transaction costs, to the preferred stock and warrants based on the relative fair value of the Series E and E-2 preferred stock and warrants at the date of issuance. The initial fair value of the warrants to purchase Series E and Series E-2 preferred stock was estimated to be $2,619 and $1,753 using a probability- weighted expected return method of valuation and recent secondary market trades of our common stock as of March 14, 2012. The fair value of the warrants to purchase Series E and Series E-2 preferred stock was estimated to be $2,619 and $1,753 using a probability-weighted expected return method of valuation as of June 30, 2012.

The warrants to purchase Series A preferred stock, although detachable, were issued together with the Series A preferred stock. We allocated the proceeds, net of transaction costs, to the preferred stock and warrants based on the relative fair value of the Series A preferred stock and warrants at the date of issuance, and then to the beneficial conversion rights (if any). The initial fair value of the warrants to purchase Series A preferred stock was estimated to be $990 using the Black-Scholes option pricing model, as of November 20, 2006. Remeasurement of the fair value of the warrants using the Black-Scholes option pricing model resulted in an increase in the carrying value of the Series A preferred stock warrants and a corresponding loss on preferred stock warrant liability of $7,695 and $2,820 for the three and six month periods ended June 30, 2012, respectively. Remeasurement of the fair value of the warrants using the Black-Scholes option pricing model resulted in an increase in the carrying value of the Series A preferred stock warrants and a corresponding loss on preferred stock warrant liability of $4,133 for the three and six month periods ended June 30, 2011.

The warrants to purchase common stock issued on December 19, 2007 were issued in conjunction with the issuance of the Series C Bridge. We allocated the proceeds, net of transaction costs, to the Series C Bridge warrants based on the relative fair value of the Series C Bridge and warrants at the date of issuance. The Series C Bridge was converted on a one-for-one basis into Series C preferred stock as part of the Series C preferred stock funding. The discount of $201 resulting from the issuance of the warrants and the related beneficial conversion feature was recorded as

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

interest expense over the remaining term of the promissory notes, which were converted into Series C preferred stock in 2008.

The warrants to purchase common stock issued on December 20, 2007 were issued to financial institutions in conjunction with the term loan and security agreement. The relative fair value of the warrants of $39 was recorded as a debt issuance cost and was amortized on a straight-line basis over the term of the debt.

The warrants to purchase Series D preferred stock issued on September 23, 2008 were issued to the financial institution in connection with the closing of the LOC. We allocated the proceeds, net of transaction costs, to the LOC and warrants based on their relative fair value at the date of issuance, and then to the beneficial conversion rights (if any). We estimated the initial relative fair value of the warrant to purchase Series D preferred stock to be $49 using the Black-Scholes option pricing model, as of September 23, 2008. The relative fair value of the warrants of $49 was treated as a debt issuance cost was being amortized over the term of the LOC.

On February 8, 2010 and July 24, 2009, in connection with our exercise of our LOC Rights, we issued warrants to purchase 5,619 and 9,365 shares of Series D preferred stock, respectively. We estimated the initial fair value of the warrants to purchase Series D preferred stock to be $25 and $38 using the Black-Scholes option pricing model, as of February 8, 2010 and July 24, 2009, respectively. The fair value was recorded as a debt issuance cost and was amortized over the term of the LOC.

Remeasurement of the fair value of the warrants using the Black-Scholes option pricing model resulted in a change in the carrying value of the Series D preferred stock warrants and corresponding loss of $141, and $121, on preferred stock warrant liability of for the three and six month periods ended June 30, 2012, respectively. Remeasurement of the fair value of the warrants using the Black-Scholes option pricing model resulted in a change in the carrying value of the Series D preferred stock warrants and corresponding gain of $9 on preferred stock warrant liability of for the three and six month periods ended June 30, 2011.

The warrants to purchase common stock issued May 14, 2009 were issued upon conversion of Series D Bridge into Series D preferred stock. The issuance of the warrants to purchase common stock resolved a contingency that was present when the Series D Bridge was issued, and accordingly, we recognized the beneficial conversion feature at its fair value of $323. This amount was recognized immediately as a charge to interest expense and credited to additional paid-in capital, as the Series D Bridge was converted contemporaneously with the recognition of the beneficial conversion feature. As the warrants were issued upon conversion of the Series D Bridge, the warrants and shares of Series D preferred stock were recorded based on their relative fair values.

In the event we complete an initial public offering of our common stock, the Series A and D preferred warrants convert into common stock warrants at 1:1 ratio. Any unexercised Series E and E-2 preferred warrants terminate at completion of an initial public offering.

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

7. Share-Based Payments

The following table summarizes the components of share-based compensation expense included in our condensed consolidated statement of operations for the three and six months periods ended June 30:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cost of services.	$182	$79	$251	$161
Sales and marketing	283	153	413	308
Technology and development	490	189	710	370
General and administrative	604	367	989	741

Total cost related to share-based compensation expense	$1,559	$788	$2,363	$1,580

Unrecognized share-based compensation expenses totaled $17,330 at June 30, 2012, which we expect to recognize over a weighted average time period of 3.2 years.

8. Fair Value Measurements

As of June 30, 2012 and December 31, 2011, the fair value of our financial assets and liabilities was as follows:

	Level 1	Level 2	Level 3	Total
June 30, 2012
Liabilities:
Warrant liabilities	$—	$—	$(25,509)	$(25,509)
Preferred stock embedded derivative	—	—	(7,220)	(7,220)

Total liabilities	$—	$—	$(32,729)	$(32,729)

December 31, 2011
Liabilities:
Warrant liabilities	$—	$—	$(18,195)	$(18,195)

Total liabilities	$—	$—	$(18,195)	$(18,195)

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The fair value of warrants to purchase Series E and Series E-2 preferred stock was estimated using a probability-weighted expected return method of valuation as of June 20, 2012. The fair value of the warrants to purchase Series A and Series D preferred stock was estimated using the Black-Scholes option pricing model as discussed in Note 6, there was no change in the method used to estimate the fair value of the warrants to acquire Series A and Series D preferred stock during the three or six month periods ended June 30, 2012. The key inputs used in the Black-Scholes option pricing model were as follows:

	June 30, 2012
	Series A	Series D
Time to expiration	1.39 yrs	1.23 yrs
Risk-free interest rate	0.26%	0.24%
Estimated volatility	65%	65%
Dividend	—	—
Stock price at end of period	$9.84	$10.52

The significant unobservable inputs in determining the fair value of the warrants include the weighting of the expected return methods including remain private 10%, initial public offering (high) 50%, and initial public offering (low) 40%. The earnings multipliers used to determine our enterprise value which were between 2.0 times and 2.2 times revenue for the low IPO valuation and between 2.8 times and 3.3 times revenue for the high IPO. We used a lack of marketability of 15% after considering a number of factors including the probability and time to liquidity for an initial public offering. In addition we used a weighted average cost of capital of 16.5%. A 5% increase or decrease in all the unobservable inputs collectively would result in a significant change in the fair value of warrant liabilities.

The Series E-1 preferred stock embedded derivative was valued by management with the assistance of a third-party valuation firm. The significant unobservable inputs used in determining the fair value of the embedded derivative include volatility of 65%, risk adjusted rate of 4.25% and a starting stock price of $9.60 per share. A 5% change in any of these underlying assumptions would have an impact on the fair value of the preferred stock embedded derivative.

The following table presents a reconciliation of the liabilities measured at fair value using significant unobservable inputs for the six month period ended June 30, 2012:

	Warrant Liability	Embedded Derivative
Fair value as of December 31, 2011	$18,195	$—
Issuance of warrants	4,373	—
Issuance of embedded derivative	—	7,934
Increase (decrease) in fair value, recognized in other income (expense)	2,941	(714)

Fair value as of June 30, 2012	$25,509	$7,220

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

9. Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders for the three and six month periods ended June 30, 2012 and 2011:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss)	$(6,898)	$(3,207)	$11,555	$(6,070)
Less:
Accretion of convertible redeemable preferred stock redemption premium	(4,018)	(5,327)	(4,752)	(10,360)
Net income allocable to convertible redeemable preferred stockholders	—	—	(4,517)	—

Net income available (loss attributable) to common stockholders	(10,916)	(8,534)	2,286	(16,430)
Less:
Accretion of convertible redeemable preferred stock redemption premium for shares assumed issued in exercise of warrants	(630)	—	(749)	—
Add back:
Net income allocable to convertible redeemable preferred stockholders	—	—	3,443	—

Diluted net income available (loss attributable) to common stockholders	$(11,546)	$(8,534)	$4,980	$(16,430)

Denominator (basic):
Weighted average common shares outstanding	19,476,042	18,604,721	19,453,077	18,573,183
Denominator (diluted):
Weighted average common shares outstanding	19,476,042	18,604,721	19,453,077	18,573,183
Dilutive stock options and awards outstanding	—	—	3,350,442	—
Weighted average common shares from preferred stock	—	—	29,239,607	—
Weighted average common shares from warrants	—	—	169,165	—

Net weighted average common shares outstanding	19,476,042	18,604,721	52,212,291	18,573,183

Net income available (loss attributable) per share to common stockholders:
Basic	$(0.56)	$(0.46)	$0.12	$(0.88)
Diluted	$(0.59)	$(0.46)	$0.10	$(0.88)

In the three month period ended June 30, 2012 and the three and six month periods ended June 30, 2011 potentially dilutive securities are not included in the calculation of diluted loss per share,

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

as their impact would be anti-dilutive. In the six month period ended June 30, 2012, the Series E, E-1 and E-2 preferred stock are not included in the calculation of diluted earnings per share as their impact would be anti-dilutive.

The following number of outstanding employee stock options, warrants to purchase common and preferred stock and convertible redeemable preferred stock were excluded from the computation of diluted net loss per share for the three and six month periods ended June 30 2012 and 2011:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Stock options outstanding	3,506,603	2,283,578	—	2,280,945
Common equivalent shares from convertible preferred stock	44,598,344	29,239,607	15,358,737	29,239,607
Common equivalent shares from stock warrants	6,170,693	2,727,702	5,848,213	2,727,702

	54,275,640	34,250,887	21,206,950	34,248,254

For the six months ended June 30, 2012, the excluded common equivalent shares are reflected in the calculation of earnings per share allocable to preferred stockholders to the extent those shares are dilutive using the two-class method.

10. Segment Reporting

Following our acquisition of ID Analytics on March 14, 2012, we began operating our business and reviewing and assessing our operating performance using two reportable segments: our consumer segment and our enterprise segment. Our consumer segment offers identity theft protection services to consumers on a monthly or annual subscription basis. Our enterprise segment offers identity risk assessment and fraud protection services to enterprise customers.

Financial information about our segments during the three months ended and as of June 30, 2012 was as follows:

	Consumer	Enterprise	Eliminations	Total
Revenue
External customers	$61,616	$6,267	$—	$67,883
Intersegment revenue	—	1,010	(1,010)	—
Income (loss) from operations	3,226	(1,847)	—	1,379
Goodwill	69,891	59,662	—	129,553
Total assets	144,089	131,563	(3,770)	271,882
Financial information about our segments during the six months ended June 30, 2012 was as follows:
	Consumer	Enterprise	Eliminations	Total
Revenue
External customers	$118,324	$7,171	$—	$125,495
Intersegment revenue	—	1,205	(1,205)	—
Income (loss) from operations	3,596	(2,426)	—	1,170

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

We allocated goodwill between our segments by estimating the expected synergies to each segment.

All of our revenue is derived from sales in the United States and all our long-lived assets are located in the United States.

11. Contingencies

We back up our service with our “$1 Million Total Service Guarantee.” If a member becomes a victim of identity theft because of a failure in the our service, we will act on the member’s behalf to repair identity damage by bearing the costs of legal, investigative and consultation services up to $1,000. Due to New York state law restrictions, this guarantee cannot be offered to residents of New York. While we have reimbursed members for claims under this guarantee, the amounts in aggregate for the six month periods ended June 30, 2012 and 2011 were not material.

Since March 2008, we have been named as a defendant in 14 class action complaints in nine different jurisdictions. The complaints in all the class actions generally involved claims for deceptive advertising and marketing campaigns under the respective states’ consumer fraud act, fraud in the inducement, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, and a prayer for injunctive relief that the Court order that we cease all advertising in the state in which the complaint was filed. The cases were all consolidated into one multi-district litigation in the United States District Court of Arizona, styled In re: LifeLock, Inc. Marketing and Sales Practice Litigation, MDL No. 1977. After discovery and a series of settlement discussions, the parties agreed to an omnibus settlement to dispose of all the class actions. A Settlement Agreement was executed on or about March 24, 2010. On March 26, 2010, the parties filed a joint Motion for Preliminary Approval of Class Action Settlement, Approval of Class Notice, and Conditional Certification of Settlement Class. On April 15, 2010, the United States District Court of Arizona granted preliminary approval of the settlement, and the parties provided notice of the settlement. On August 31, 2010, the Court entered an order of judgment granting final approval of the settlement and dismissing the action with prejudice. Three individual class members filed an appeal of the August 31, 2010 order and judgment, and those appeals were dismissed with prejudice as of January 5, 2011. On February 1, 2011, in conjunction with the settlement, we paid $1,900, which was accrued in the December 31, 2010 consolidated financial statements.

We are subject to other legal proceedings and claims that have arisen in the ordinary course of business. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, we believe, based upon the information available at this time, that a material adverse outcome related to the matters is neither probable nor estimable.

12. Subsequent Events

On August 28, 2012, we amended the terms of the warrants to acquire 2,267,357 shares of Series A preferred stock (see Note 6). The amendment changed the expiration date of the warrants from the earlier of November 20, 2013, a sale of the Company or two years following an initial public offering to the earlier of November 20, 2016 or a sale of the Company.

On August 28, 2012, we amended the Series E and Series E-2 Preferred Stock and Warrant Purchase Agreement. Pursuant to this amendment, we have the right to repurchase from each holder

LIFELOCK, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

of our Series E and Series E-2 preferred stock a number of shares of our common stock equal to the positive difference between the number of shares of our common stock into which such holder’s Series E and Series E-2 preferred stock will convert immediately prior to the closing of our initial public offering and the shares of our common stock into which such holder’s Series E and Series E-2 preferred stock would convert based on the volume weighted average price of our common stock during the ten trading days immediately following the effectiveness of the registration statement for our initial public offering. The repurchase price for these shares of our common stock will be $0.001 per share. If we do not close our initial public offering on or prior to December 31, 2012, this repurchase right will terminate.

We have evaluated subsequent events through August 28, 2012, the date on which the condensed consolidated financial statements were available to be issued. Given the centralization of operations and location of key management personnel, we believe this is a reasonable date through which to evaluate subsequent events.

LifeLock, Inc.

Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

LifeLock, Inc.

We have audited the accompanying consolidated balance sheets of LifeLock, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years ended in the period December 31, 2011. Our audits also included the financial statement schedule listed in Part II, Item 16.(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LifeLock, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Phoenix, Arizona

July 12, 2012

LIFELOCK, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$28,850	$17,581
Restricted cash	398	648
Trade and other receivables, net	1,446	351
Prepaid expenses and other current assets	5,637	4,604

Total current assets	36,331	23,184
Property and equipment, net	4,049	6,534
Other non-current assets	1,680	1,642

Total assets	$42,060	$31,360

Liabilities, convertible redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,084	$2,440
Accrued expenses and other liabilities	18,300	18,495
Deferred revenue	70,020	56,580
Revolving line of credit	—	13,010
Current portion of obligations under capital lease	—	154

Total current liabilities	92,404	90,679
Other non-current liabilities	521	984
Preferred stock warrant liabilities	18,195	9,537

Total liabilities	111,120	101,200
Commitments and contingencies
Series A convertible redeemable preferred stock, $0.001 par value, 8,700,000 shares authorized; 6,428,571 shares issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption values of up to $4,500 and $6,750, respectively, at December 31, 2011)	6,750	6,155
Series B convertible redeemable preferred stock, $0.001 par value, 6,850,000 shares authorized, issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption values of up to $6,850 and $10,275, respectively, at December 31, 2011)	10,275	9,661
Series C convertible redeemable preferred stock, $0.001 par value, 5,677,571 shares authorized, issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption values of up to $28,388 and $42,582, respectively, at December 31, 2011)	42,582	38,662
Series D convertible redeemable preferred stock, $0.001 par value, 10,165,566 shares authorized; 10,094,389 shares issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption values of up to $57,092 and $85,600, respectively, at December 31, 2011)	85,600	71,803
Stockholders’ deficit:
Common stock, $0.001 par value, 72,500,0000 authorized and 19,397,501 issued and outstanding at December 31, 2011 and 62,750,000 authorized and 18,541,294 issued and outstanding at December 31, 2010	19	19
Additional paid-in capital	17,391	12,354
Accumulated deficit	(231,677)	(208,494)

Total stockholders’ deficit	(214,267)	(196,121)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$42,060	$31,360

See accompanying notes.

LIFELOCK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2011	2010	2009
Service revenue	$193,949	$162,279	$131,368
Cost of services	62,630	51,445	43,109

Gross profit	131,319	110,834	88,259
Costs and expenses:
Sales and marketing	91,217	78,844	77,815
Technology and development	17,749	21,338	19,925
General and administrative	17,510	23,306	45,900

	126,476	123,488	143,640

Income (loss) from operations	4,843	(12,654)	(55,381)
Other income (expense):
Interest expense	(231)	(1,368)	(1,385)
Change in fair value of warrant liabilities	(8,658)	(1,333)	(1,919)
Interest income	8	28	110
Other	(5)	(41)	(49)

Total other expense	(8,886)	(2,714)	(3,243)

Loss before provision for income taxes	(4,043)	(15,368)	(58,624)
Provision for income taxes	214	8	39

Net loss	(4,257)	(15,376)	(58,663)
Accretion of convertible redeemable preferred stock	(18,926)	(16,145)	(10,299)

Net loss attributable to common stockholders	$(23,183)	$(31,521)	$(68,962)

Basic and diluted net loss per share attributable to common stockholders	(1.24)	(1.74)	(3.86)
Shares used in calculating basic and diluted net loss per share	18,725	18,068	17,843

See accompanying notes.

LIFELOCK, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Convertible Redeemable Preferred Stock								Stockholders’ Deficit
	Series A		Series B		Series C		Series D		Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2009	6,428,571	$4,855	6,850,000	$8,248	5,677,571	$30,175	—	$—	17,843,224	$18	$5,886	$(108,011)	$(102,107)
Recognition of contingent beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	323	—	323
Issuance of preferred stock, net of offering costs	—	—	—	—	—	—	6,188,348	34,703	—	—	—	—	—
Conversion of notes	—	—	—	—	—	—	900,277	4,789	—	—	303	—	303
Share-based compensation	—	—	—	—	—	—	—	—	—	—	2,141	—	2,141
Accretion on convertible redeemable preferred stock	—	682	—	756	—	4,444	—	4,417	—	—	—	(10,299)	(10,299)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(58,663)	(58,663)

Balance, December 31, 2009	6,428,571	5,537	6,850,000	9,004	5,677,571	34,619	7,088,625	43,909	17,843,224	18	8,653	(176,973)	(168,302)
Issuance of preferred stock,													—
net of offering costs	—	—	—	—	—	—	2,652,145	14,946	—	—	—	—	—
Stock option exercises	—	—	—	—	—	—	—	—	698,070	1	571	—	572
Share-based compensation	—	—	—	—	—	—	353,619	2,121	—	—	3,130	—	3,130
Accretion on convertible redeemable preferred stock	—	618	—	657	—	4,043	—	10,827	—	—	—	(16,145)	(16,145)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(15,376)	(15,376)

Balance, December 31, 2010	6,428,571	6,155	6,850,000	9,661	5,677,571	38,662	10,094,389	71,803	18,541,294	19	12,354	(208,494)	(196,121)
Stock option exercises	—	—	—	—	—	—	—	—	856,207	—	1,752	—	1,752
Share-based compensation	—	—	—	—	—	—	—	—	—	—	3,285	—	3,285
Accretion on convertible redeemable preferred stock	—	595	—	614	—	3,920	—	13,797	—	—	—	(18,926)	(18,926)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,257)	(4,257)

Balance, December 31, 2011	6,428,571	$6,750	6,850,000	$10,275	5,677,571	$42,582	10,094,389	$85,600	19,397,501	$19	$17,391	$(231,677)	$(214,267)

See accompanying notes.

LIFELOCK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Operating activities
Net loss	$(4,257)	$(15,376)	$(58,663)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,740	4,214	3,838
Share-based compensation	3,285	3,251	2,141
Change in fair value of warrant liabilities	8,658	1,333	1,919
Provision for doubtful accounts	(28)	(87)	203
Other	5	41	522
Change in operating assets and liabilities:
Trade and other receivables	(1,067)	72	(339)
Prepaid expenses and other current assets	(901)	(658)	(1,406)
Accounts payable	1,677	(273)	(3,501)
Accrued expenses and other liabilities	542	(14,015)	20,747
Other non-current assets	(287)	210	(33)
Deferred revenue	13,440	7,147	11,554
Other non-current liabilities	(463)	(369)	(378)

Net cash provided by (used in) operating activities	24,344	(14,510)	(23,396)

Investing activities
Acquisitions of property and equipment	(2,031)	(1,485)	(5,092)
Proceeds from sale of property and equipment	—	1	—
Decrease (increase) in restricted cash	500	—	(2)

Net cash used in investing activities	(1,531)	(1,484)	(5,094)

LIFELOCK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Financing activities
Proceeds from:
Revolving line of credit	$—	$13,010	$16,000
Term loan and installment note payable	—	—	283
Issuance of warrants	—	25	38
Issuance of preferred stock, net of offering costs	—	14,946	34,738
Stock option exercises	1,752	572	—
Payments for:
Revolving line of credit	(13,010)	—	(28,000)
Term loan and installment note payable	—	(108)	(175)
Obligations under capital lease	(154)	(146)	(228)
Debt issuance costs	(132)	(226)	—
Decrease in amounts due to related parties	—	(109)	(20)

Net cash provided by (used in) financing activities	(11,544)	27,964	22,636

Net increase (decrease) in cash and cash equivalents	11,269	11,970	(5,854)
Cash and cash equivalents at beginning of year	17,581	5,611	11,465

Cash and cash equivalents at end of year	$28,850	$17,581	$5,611

Supplemental cash flow information
Cash paid during the period for:
Interest	$316	$1,285	$1,002
Income taxes	94	74	—
Supplemental information for non-cash investing activity:
Accrued capital expenditures	—	991	12
Supplemental information for non-cash financing activities:
Settlement of executive bonus through issuance of Series D preferred stock	—	2,000	—
Accrued offering costs	—	—	35
Conversion of promissory note to Series D preferred stock	—	—	5,000
Accrued interest on amounts due to related parties	—	—	8

See accompanying notes.

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except number of shares, per share data and percentages)

Years Ended December 31, 2011, 2010 and 2009

1. Corporation Information

We provide identity theft protection services to our members on an annual or monthly subscription basis. Our service helps members protect their identity by monitoring known sources of identity theft on behalf of members. Our operations consist of a single reportable segment.

We were incorporated in Delaware on April 12, 2005 and are headquartered in Tempe, Arizona.

In 2009, we formed a wholly owned captive insurance subsidiary, Identity Assurance Management Co. (IAMCo), which was incorporated in Montana. We dissolved IAMCo on August 26, 2011.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP).

Basis of Consolidation

The consolidated financial statements include the accounts of LifeLock Inc. and those of our wholly owned subsidiary. We eliminate all intercompany balances and transactions, including intercompany profits and we eliminate unrealized gains and losses, in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider, to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities.

We are subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions affect the following: the allowance for doubtful accounts; the carrying value of long-lived assets; the amortization period of long-lived assets; the carrying value, capitalization and amortization of software and web site development costs; the provision for income taxes and related deferred tax accounts;

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

certain accrued expenses; revenue recognition; contingencies, litigation and related legal accruals; the value attributed to warrants to purchase shares of our preferred and common stock; and the value attributed to employee stock options and other stock-based awards.

Concentrations of Credit Risk

In the normal course of business, we are exposed to credit risk. We believe our concentration of credit risk with respect to trade receivables is limited because of the large number of customers, low individual balances and customer dispersion across many different geographic and economic environments. We maintain an allowance for doubtful trade accounts receivable based upon factors surrounding the credit risk of specific clients, historical trends and other information.

Cash and Cash Equivalents

Cash includes cash on hand and cash held with banks. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less when acquired. Cash and cash equivalents are deposited in or managed by major financial institutions and at times exceed Federal Deposit Insurance Corporation insurance limits.

Cash and cash equivalents also include credit card and debit card receivables. The majority of payments due from financial intermediaries for credit card and debit card transactions process within 72 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. Amounts due from financial intermediaries for these transactions classified as cash and cash equivalents totaled $1,314 and $553 at December 31, 2011 and 2010, respectively.

Restricted Cash

We classify cash accounts with any type of restriction as restricted cash. If the restriction is expected to be lifted in the next 12 months, such amounts are classified as current. We include cash accounts with restrictions expected to be lifted in greater than 12 months in other non-current assets. The amount of restricted cash included in other non-current assets totaled $1,350 and $1,600 at December 31, 2011 and 2010, respectively. We own certain money market mutual funds that are pledged as collateral for letters of credit. The balance of these money market funds totaled $1,748 and $2,248 at December 31, 2011 and 2010, respectively. At December 31, 2011, letters of credit were used as security for our facilities lease agreements and equipment leases and totaled $1,250 and $100, respectively. At December 31, 2010, letters of credit were used as security for our facilities lease agreement, equipment leases and insurance agreement and totaled $1,200, $100 and $250, respectively.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts to provide for uncollectible trade receivables. We base the allowance on historical collections, write-off experience, current economic trends, and changes in customer payment terms and other factors that may affect our ability to collect payments. At December 31, 2011 and 2010 our allowance for doubtful accounts was $88 and $115, respectively.

Property and Equipment

We state property and equipment at cost, less accumulated depreciation, amortization and any impairment in value. We assess long-lived assets, including our property and equipment, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of the long-lived assets may not be recoverable.

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

We compute depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

Leasehold improvements	3 years or the remaining term of the lease, whichever is shorter
Telecommunications, network and computing equipment	3–5 years
Computer software	3 years
Furniture, fixtures and office equipment	3–5 years

Debt Issuance Costs

We defer and amortize issuance costs, underwriting fees and related expenses incurred in connection with the issuance of debt instruments using the effective interest rate method over the terms of the instruments. We charge unamortized debt issuance costs to other expense when the related debt is extinguished.

Revenue Recognition

We recognize revenue from our services when it is probable that the economic benefits associated with the transactions will flow to us and the amount of revenue can be measured reliably. This is normally demonstrated when persuasive evidence of an arrangement exists, the fee is fixed or determinable, performance of service has been delivered and collection is reasonably assured.

We offer services primarily to consumers on an annual or monthly subscription basis that may include free trial periods. We typically bill subscription fees to the subscriber’s credit card. We recognize revenue for subscriptions ratably from the last of cash receipt, activation of a member’s account, or expiration of free trial periods to the termination of the subscription period.

We also provide services for which the primary customer is a corporation or other entity that purchases identity theft protection services on behalf of its employees or customers. In such cases, we defer revenue for each member (employees or customers) until the member’s account has been activated. We then recognize revenue ratably over the remaining term of the individual subscription periods.

Additionally, we sell prepaid cards that allow the holder to apply the card value to the purchase of a subscription. We defer revenue from the sale of prepaid cards until the holder redeems the card for a subscription. Upon redemption, we recognize revenue ratably over the subscription period.

We use an external sales force, referred to as Certified Referring Partners (CRP) that earn commissions for sales to individual members and corporations. Because we are primarily responsible for fulfillment of the service obligation, determine service specifications, and have latitude in establishing prices for our service agreements, we record all sales made by the CRP as revenue and the related commissions as a sales and marketing expense.

Cost of Services

Cost of services consists primarily of the direct and contract labor costs, fulfillment costs, printing and postage fees and remediation costs to fulfill our service agreements. Cost of services also includes

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

rent expense, facilities support, quality assurance expenses and depreciation and amortization of long-lived assets related to the operations of our service fulfillment centers. We also include sales incentives provided to our members in cost of services.

Technology and Development

Technology and development expenses consist primarily of personnel costs incurred in product development, maintenance and testing of our websites, developing solutions for new services, internal information systems and infrastructure, third-party development, and other internal-use software systems. Our development costs are primarily based in the United States and primarily devoted to enhancing our consumer and enterprise service offerings.

Stock Option Plan

We value employee stock options at the grant date using the Black-Scholes option pricing model with compensation cost amortized on a straight-line basis over each award’s full vesting period. Because of the lack of sufficient historical data to calculate expected term of equity awards, we use the average of the vesting term and the contractual term to estimate the expected term for service-based options granted to employees. We estimate volatility by utilizing the historical volatility of comparable companies with publicly available share prices.

We re-measure the valuation of unvested stock option awards to non-employees at the end of each reporting period using the Black-Scholes option pricing model. We recognize compensation cost for non-employee equity awards on a straight-line basis over each award’s full vesting period.

Advertising Costs

We expense advertising costs as incurred, except for direct-response advertising costs. Direct-response advertising costs include telemarketing, web-based marketing and direct mail costs related directly to membership solicitation. We defer direct-response advertising costs and charge them to operations on a cost pool basis over a period of probable future benefits arising from the advertising. If the period of probable future benefit of direct-response advertising cannot be demonstrated, we expense direct-response marketing expenditures in the period incurred. As of December 31, 2011, 2010 and 2009, we had not deferred any direct-response marketing costs as the period of probable future benefit of such expenses was unknown. Advertising expense totaled approximately $54,567, $42,724 and $47,182 for the years ended December 31, 2011, 2010 and 2009, respectively.

Warrants for Shares of Preferred Stock

Certain warrants may be exercised to purchase shares of our preferred stock. We account for these warrants as liabilities and recognize them at their fair value. We adjust the carrying value of such warrants to fair value at each balance sheet date, with the change in the fair value being recorded as a component of other income (expense).

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Income Taxes

We account for income taxes using the liability method. We recognize deferred tax assets and liabilities for the future tax benefits and consequences attributable to temporary differences between the financial reporting basis of assets and liabilities and their related tax basis. We measure deferred tax assets and liabilities using the enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. We report any penalties and interest related to income taxes in income tax expense. We provide a valuation allowance for deferred tax assets when it is more likely than not that the related benefits will not be realized.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, trade and other receivables, and current liabilities approximate fair values, because of the short-term nature of these items. We believe our debt obligations bear interest rates that approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying value for these instruments approximate fair value. We carry our preferred stock warrant liability at fair value.

We determine the fair value of financial instruments using an exit price, the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. We use a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: Level 1 – observable inputs such as quoted prices in active markets; Level 2 – inputs other than the quoted prices in active markets that are observable, either directly or indirectly; and Level 3 – unobservable inputs for which there is little or no market data, which requires us to develop our own assumptions. On a recurring basis, we measure certain financial assets and liabilities at fair value, including our cash equivalents.

Per Share Data

Basic net loss per share is based on the weighted effect of all common shares outstanding and is calculated by dividing net loss less accretion on convertible redeemable preferred stock by the weighted average number of common shares outstanding during the period. Diluted net loss per share is based on the weighted effect of all common shares and dilutive potential common shares outstanding and is calculated by dividing net loss by the weighted average number of common shares and dilutive potential common shares outstanding during the period.

3. Trade and Other Receivables

Trade and other receivables consisted of the following as of December 31:

	2011	2010
Trade receivables	$1,013	$466
Other receivable	521	—
Less allowance for doubtful accounts	(88)	(115)

	$1,446	$351

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

4. Property and Equipment, Net

Property and equipment consisted of the following as of December 31:

	2011	2010
Leasehold improvements	$3,956	$3,956
Telecommunications, network and computing equipment	3,682	2,132
Computer software	7,440	7,191
Furniture, fixtures and office equipment	2,694	3,445

	17,772	16,724
Less accumulated depreciation and amortization	(14,097)	(10,388)

	3,675	6,336
Assets not yet placed in service	374	198

	$4,049	$6,534

Telecommunications, network and computing equipment included the following amounts under capital leases at December 31:

	2011	2010
Acquisition value	$329	$329
Less accumulated amortization	(254)	(189)

	$75	$140

Amortization expense for assets reported under capital leases amounted to $66, $66 and $112 during the years ended December 31, 2011, 2010 and 2009, respectively.

5. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following as of December 31:

	2011	2010
Marketing, commissions and other services	$8,860	$6,959
Employee salaries, wages and benefits	5,748	5,849
Sales, property and income taxes	2,092	137
Consulting, contract labor and professional fees	846	2,215
Legal settlements	35	2,590
Other	719	745

	$18,300	$18,495

6. Financing Arrangements

Revolving Line of Credit

On September 23, 2008, we entered into a $12,000 loan and security agreement with a financial institution. The agreement consisted of a revolving line of credit (the LOC) in the initial amount of $12,000

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

with the right for us to increase the LOC to $17,000 and $20,000. The LOC had an original maturity date of September 23, 2010, which was subsequently extended to March 21, 2013. In conjunction with entering into the LOC in 2008, we issued a warrant to purchase 56,193 shares of Series D preferred stock at an exercise price of $5.34 per share (see Note 9). The relative fair value of the warrant was recorded as a debt issuance cost and is being amortized over the remaining term of the LOC.

On July 24, 2009 and February 8, 2010, we exercised our rights under the LOC (the LOC Rights) to increase the LOC to $17,000 and $20,000, respectively. In conjunction with our exercise of the LOC Rights, we issued a warrant to purchase 9,365 and 5,619 shares of Series D preferred stock in 2010 and 2009, respectively, at an exercise price of $5.34 per share (see Note 9). The relative fair value of the warrants was recorded as a debt issuance cost and is being amortized over the remaining term of the LOC.

On March 18, 2011, we entered into an amendment to the LOC to increase the LOC to $25,000 and extended the maturity date until March 21, 2013. Subsequent to year end the LOC was cancelled, see Note 16.

The average monthly balance of borrowings under the LOC bear interest at the bank’s prime rate plus a percentage ranging from 0.0% to 1.0% for the year ended December 31, 2011, 3.5% to 7.0% for the year ended December 31, 2010, and 3.5% to 5.0% for the year ended December 31, 2009, depending on our liquidity ratio. The actual interest rates ranged from 3.25% to 4.25%, 8.0% to 9.0% and 7.3% to 9.1% for the years ended December 31, 2011, 2010 and 2009, respectively. The rate was 3.25% at December 31, 2011. A commitment fee payable quarterly at the rate of 0.125% accrues on any unused amount of the LOC.

Unamortized debt issuance costs totaled $78 (net of amortization totaling $54) at December 31, 2011 and were included in “Prepaid expenses and other current assets” on the consolidated balance sheet. There were no unamortized debt issuance costs at December 31, 2010.

The LOC contains certain covenants. The covenants include, among others, restrictions with respect to payment of cash dividends, mergers or consolidations, changes in nature of business, disposal of assets and obtaining additional loans. The LOC also requires us to comply with certain financial covenants. As of December 31, 2011, we were in compliance with all covenants.

The LOC is collateralized by all of our assets, including our intellectual property.

Convertible Promissory Notes

On December 31, 2008, we issued a total of $5,000 of convertible promissory notes (the Series D Bridge). The notes were initially due and payable on March 31, 2009 and accrued interest at 5% per annum. The notes plus accrued interest were to automatically convert into either: (1) securities issued in our next single financing transaction (Next Financing) yielding gross proceeds to us of at least $20,000 at a rate of the price per share of a Next Financing transaction along with warrants to purchase shares of our common stock at a per share exercise price of $0.01, or (2) Series C preferred stock at a rate of $5 per Series C preferred share if such a financing transaction had not been completed by the Series D Bridge note’s maturity date. We determined a beneficial conversion feature existed with respect to the conversion option in the event of the Next Financing transaction. Because

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

the issuance of the warrants was contingent upon the Next Financing, the beneficial conversion feature was not recognized until the contingency occurred or was resolved. The feature providing for the contingent issuance of warrants does not meet the definition of a derivative, and, accordingly, was not required to be bifurcated and accounted for separately.

On March 31, 2009, the Series D Bridge was amended to allow for conversion with a Next Financing transaction at a date after the original automatic conversion date of March 31, 2009. We analyzed the modification to extend the maturity of the debt, and determined it did not constitute an extinguishment of the debt. The Series D Bridge notes were converted into 900,277 shares of Series D preferred stock (see Note 8) and warrants to purchase 118,315 shares of our common stock (see Note 9) on May 14, 2009. The Next Financing transaction and resulting issuance of warrants to purchase 118,315 shares of our common stock resolved the contingency, and accordingly, we recognized the beneficial conversion feature at its fair value of $323. This amount was recognized immediately as a charge to interest expense and credited to additional paid-in capital, as the Series D Bridge was converted contemporaneously with the recognition of the beneficial conversion feature.

Installment Note Payable

In April 2009, we entered into a $283 installment payment arrangement with a provider of computer and network equipment. We made payments of $0, $108 and $175 in 2011, 2010 and 2009, respectively.

7. Leases

Obligations Under Capital Lease

We had a capital lease with a supplier of telecommunications and computer equipment for an original lease period of three years with an interest rate of 5.1% which expired in 2012. There were no future minimum lease payments for our capital lease at December 31, 2011.

Operating Leases

We have a number of lease agreements covering office space and certain equipment that are accounted for as operating leases. A majority of the lease agreements for office space have rent escalations that increase monthly rent payments over the lease terms and provide for a renewal option under negotiated terms and conditions upon expiration. We record rental expense on a straight-line basis over the base, non-cancelable lease terms. We recognize any difference between the calculated expense and amount actually paid as accrued rent. We reflect accrued rent as a current or non-current liability, depending on its expected date of reversal.

Rent expense incurred under operating leases for the years ended December 31, 2011, 2010 and 2009 was $1,764, $2,005 and $2,104, respectively.

Associated with operating leases, we have received tenant improvement allowances from lessors. We record the value of these improvements as fixed assets and amortize the assets over the term of the lease. We record an offsetting obligation as deferred rent and amortize it as a reduction to lease expense on a straight-line basis over the lease term.

The following summarizes the future minimum lease payments for outstanding operating lease agreements as of December 31, 2011:

2012	$2,128
2013	2,019
2014	208

$4,355

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

8. Convertible Redeemable Preferred Stock

As of December 31, 2011 we had issued four series of $0.001 par value preferred stock as follows:

	Issue Date	Gross Amount	Shares
Series A Preferred Stock	November 20, 2006	$4,500	6,428,571
Series B Preferred Stock	April 23, 2007	6,850	6,850,000	(1)
Series C Preferred Stock	January 18, 2008	25,500	5,677,571	(2)
Series D Preferred Stock	May 14, 2009	39,788	7,088,625	(3)
Series D Preferred Stock	June 4, 2010	14,129	2,498,196
Series D Preferred Stock	June 30, 2010	871	153,949
Series D Preferred Stock	September 21, 2010	2,000	353,619

(1)	Includes 1,550,000 shares that were converted from $1,550 convertible notes on April 23, 2007.
(2)	Includes 577,571 shares that were converted from common stock on a one-for-one basis and 1,000,000 shares that were converted from $5,000 notes on January 18, 2008.
(3)	Includes 900,277 shares that were converted from $5,000 convertible notes and $92 of accrued interest on May 14, 2009.

In conjunction with the issuance of Series D preferred stock, we amended our Certificate of Incorporation to delay the redemption date of Series A, B and C preferred stock from November 15, 2010 to November 15, 2011. The amendment of the term of the equity instruments was evaluated to determine whether it should be considered a modification or an extinguishment. We evaluated the fair value of the instruments immediately after the amendment, and determined that the fair value was not significantly different than the fair value immediately before the amendment. Additionally, we evaluated the qualitative aspects of the amendment. Based upon these evaluations, we determined the amendment to be a modification.

At December 31, 2011, each holder of preferred stock has the right to redeem or to convert such preferred stock into common stock at any time at the following rates:

	Redemption Rate	Conversion Rate
Series A Preferred Stock	$1.05	1.03
Series B Preferred Stock	1.50	1.00
Series C Preferred Stock	7.50	1.00
Series D Preferred Stock	8.48	1.00

As of December 31, 2011, all shares of preferred stock would automatically convert into common stock at the respective ratios upon the earlier of (1) consent of each of the holders of a majority of the then-outstanding shares of Series C preferred stock and Series D preferred stock, voting together as a single class on an as-converted basis, and the holders of a majority of the then-outstanding shares of Series A preferred stock and Series B preferred stock, voting together as a single class on an as-converted basis, or (2) immediately upon the closing of an underwritten public offering of common stock if the per share public offering price (prior to underwriter commissions and expenses) was at least $8.48 (as adjusted for stock splits, dividends, recapitalizations and other similar capital events), and net cash proceeds to us were at least $50,000.

The preferred stock has been recorded outside of equity because the redemption feature is not solely within our control. Through November 15, 2011, the date on which the redemption provision became exercisable by the holders of preferred stock, the recorded value of the preferred stock was accreted to the full redemption amount using the effective interest method. This increase is recorded as a preferred stock dividend.

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The Series A, B, C and D preferred stock have a preference in liquidation up to $0.70, $1.00, $5.00 and $5.66 per share, respectively. In addition, each series of preferred stock participates with the common stock, on an as converted basis; provided that Series B, C and D preferred stock are subject to a cap of an additional $0.50, $2.50 and $2.82 respectively, Series A preferred stock is not subject to any cap.

The holders of preferred stock are entitled to receive dividends pro rata based on the pro forma number of shares of common stock held by each holder, as if all preferred shares are converted to common shares.

The holders of preferred stock are entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted at the record date of any vote.

We have evaluated each of our series of convertible preferred stock and determined that each should be considered an “equity host” and not a “debt host.” This evaluation is necessary to determine if any embedded features require bifurcation and derivative liability accounting. Our analysis followed the “whole instrument approach,” which compares an individual feature against the entire preferred stock instrument that includes that feature. Our analysis was based on a consideration of the economic characteristics and risks of the preferred stock and, more specifically, evaluated all of the stated and implied substantive terms and features of such stock, including (1) whether the preferred stock included redemption features; (2) how and when any redemption features could be exercised; (3) whether the holders of preferred stock were entitled to dividends; (4) the voting rights of the preferred stock; and (5) the existence and nature of any conversion rights. As a result of our determination that each series of the preferred stock is an “equity host,” we determined that the embedded conversion options do not require bifurcation as derivative liabilities.

9. Stock Warrants

We have issued the following stock warrants, all of which were outstanding as of December 31, 2011:

Warrants to Purchase	Number	Issue Date	Exercise Price	Expiration Date
Series A Preferred Stock	2,267,357	November 20, 2006	$0.70	Earlier of November 20, 2013 or two years following an initial public offering
Common Stock	166,666	December 19, 2007	4.50	December 19, 2014
Common Stock	37,500	December 20, 2007	4.00	December 20, 2012
Series D Preferred Stock	56,193	September 23, 2008	5.34	September 23, 2013
Common Stock	118,315	May 14, 2009	0.01	May 14, 2014
Series D Preferred Stock	9,365	July 24, 2009	5.34	September 23, 2013
Series D Preferred Stock	5,619	February 8, 2010	5.34	September 23, 2013

The warrants to purchase Series A preferred stock, although detachable, were issued together with the Series A preferred stock. We allocated the proceeds, net of transaction costs, to the preferred stock and warrants based on the relative fair value of the Series A preferred stock and warrants at the date of issuance, and then to the beneficial conversion rights (if any). The initial fair value of the warrants to purchase Series A preferred stock was estimated to be $990 using the Black-Scholes option pricing model, as of November 20, 2006. Remeasurement of the fair value of the warrants using

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

the Black-Scholes option pricing model resulted in an increase in the carrying value of the Series A preferred stock warrants and a corresponding loss on preferred stock warrant liability of $8,644, $1,381 and $1,711 for the years ended December 31, 2011, 2010 and 2009, respectively.

The warrants to purchase common stock issued on December 19, 2007 were issued in conjunction with the issuance of the Series C Bridge (see Note 6). We allocated the proceeds, net of transaction costs, to the Series C Bridge warrants based on the relative fair value of the Series C Bridge and warrants at the date of issuance. The Series C Bridge was converted on a one-for-one basis into Series C preferred stock as part of the Series C preferred stock funding. The discount of $201 resulting from the issuance of the warrants and the related beneficial conversion feature was recorded as interest expense over the remaining term of the promissory notes, which were converted into Series C preferred stock in 2008.

The warrants to purchase common stock issued on December 20, 2007 were issued to financial institutions in conjunction with the term loan and security agreement. The relative fair value of the warrants of $39 was recorded as a debt issuance cost and was amortized on a straight-line basis over the term of the debt.

The warrants to purchase Series D preferred stock issued on September 23, 2008 were issued to the financial institution in connection with the closing of the LOC (see Note 6). We allocated the proceeds, net of transaction costs, to the LOC and warrants based on their relative fair value at the date of issuance, and then to the beneficial conversion rights (if any). We estimated the initial relative fair value of the warrant to purchase Series D preferred stock to be $49 using the Black-Scholes option pricing model, as of September 23, 2008. The relative fair value of the warrants of $49 has been treated as a debt issuance cost and is being amortized over the remaining term of the LOC.

On February 8, 2010 and July 24, 2009, in connection with our exercise of our LOC Rights (see Note 6), we issued a warrant to purchase 5,619 and 9,365 shares of Series D preferred stock, respectively. We estimated the initial fair value of the warrants to purchase Series D preferred stock to be $25 and $38 using the Black-Scholes option pricing model, as of February 8, 2010 and July 24, 2009, respectively. The fair value was recorded as a debt issuance cost and is being amortized over the remaining term of the LOC.

Remeasurement of the fair value of the warrants using the Black-Scholes option pricing model resulted in a change in the carrying value of the Series D preferred stock warrants and corresponding loss of $14, a gain of $48, and a loss of $208 on preferred stock warrant liability of for the years ended December 31, 2011, 2010 and 2009, respectively.

The warrants to purchase common stock issued May 14, 2009 were issued upon conversion of Series D Bridge into Series D preferred stock. The issuance of the warrants to purchase common stock resolved a contingency that was present when the Series D Bridge was issued, and accordingly, we recognized the beneficial conversion feature at its fair value of $323. This amount was recognized immediately as a charge to interest expense and credited to additional paid-in capital, as the Series D Bridge was converted contemporaneously with the recognition of the beneficial conversion feature. As the warrants were issued upon conversion of the Series D Bridge, the warrants and shares of Series D preferred stock were recorded based on their relative fair values.

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

10. Stockholders’ Deficit

Share-Based Payments

On November 15, 2006, we adopted the LifeLock, Inc. 2006 Incentive Compensation Plan (the Plan). We have reserved 18,426,332 shares of common stock under the Plan. The Plan provides for awards in the form of restricted shares, stock units, stock options (which may constitute incentive stock options or non-statutory stock options) and stock appreciation rights. Generally, stock options awarded under the Plan have a 10-year term and typically vest over a period of four years, with 25% of the grant vesting on the first anniversary date and monthly vesting of 2.08% over the remaining vesting period.

In August 2009, our Board of Directors approved the modification of certain stock option awards (Option Exchange). The Option Exchange allowed employees to exchange their original awards for new awards with an exercise price equal to the estimated common stock value on the date of the modification. Modified awards under the Option Exchange vest over four years, with 25% of the grant vesting on the first anniversary of the modification date and monthly vesting of 2.08% over the remaining vesting period. One hundred forty-seven employees participated in the Option Exchange program and options to purchase 2,894,308 shares of our common stock were modified. We are recognizing the $140 of incremental compensation cost resulting from the award modification over the vesting period of the modified stock option awards.

The following table summarizes information on the activity of stock options under the Plan for the periods ended December 31:

	2011		2010		2009
	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share
Outstanding at beginning of year	9,053,803	$2.88	9,604,091	$2.76	6,336,805	$3.68
Granted	1,456,456	4.28	2,355,556	3.33	4,707,738	2.94
Exercised	(856,207)	2.05	(698,070)	0.82	—	—
Expired	(466,852)	4.41	(506,550)	4.65	(141,091)	4.26
Forfeited	(526,429)	3.61	(1,701,224)	3.12	(1,299,361)	5.47

Outstanding at end of year	8,660,771	$3.07	9,053,803	$2.88	9,604,091	$2.76

Exercisable at end of year	5,113,662	$2.78	4,509,426	$2.63	3,258,049	$2.41

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The following table summarizes additional information about stock options outstanding and exercisable at December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Under Option	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Shares Under Option	Weighted- Average Exercise Price per Share
$0.01 – $1.49	1,003,281	5.19	$0.70	1,003,281	$0.70
$1.50 – $2.99	2,924,326	7.53	2.67	1,789,102	2.65
$3.00 – $4.49	3,329,400	8.18	3.34	1,478,962	3.14
$4.50 – $5.99	1,251,364	7.67	4.71	705,669	4.51
$6.00 – $7.49	152,400	6.48	7.00	136,648	7.00

	8,660,771			5,113,662

The weighted-average fair value of the options granted in the years ended December 31, 2011, 2010 and 2009 was $2.43, $2.15 and $1.87, respectively. Such amounts were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions at December 31:

	2011	2010	2009
Expected volatility	60.0%	71.5%	75.0%
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.0%	2.4%	2.9%
Expected term (years)	6.11	6.07	6.08

We derived the risk-free interest rate assumption from the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued. We based the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. For grants to employees, we estimated the expected term of options using the average of the vesting period and the contractual life of the options. This decision was based on the lack of relevant historical data resulting from our limited operating history. In addition, because of our limited historical data, we estimated expected volatility by incorporating the historical volatility of comparable companies with publicly available share prices. We estimated forfeitures at the time of grant and revised this estimate, if necessary, in subsequent periods if actual forfeitures differed from those estimates. We utilized our historical forfeitures to estimate the future annual forfeiture rate at 5% for non-executive awards for 2011, 2010 and 2009. We estimated the future forfeiture rate would be 0% for each of 2011, 2010 and 2009 for stock options granted to executives based upon expected forfeitures.

The assumptions used to determine the fair value of the non-employee awards were derived in a similar manner as described above for employee awards, except that the expected life of non-employee awards are the stated contractual terms. These stock options are remeasured over the service period, which is expected to be the vesting period, as the measurement date for these non-employee stock options is the date when the services have been completed.

The total intrinsic value of options exercised in 2011 and 2010 was $2,230 and $1,996, respectively. No options were exercised in 2009. As of December 31, 2011, the total intrinsic value of

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

outstanding and exercisable stock options was $26,820 and $17,351, respectively. As of December 31, 2011, the total unrecognized compensation cost related to unvested awards was $6,883. This cost is expected to be recognized over a weighted-average period of 2.39 years as of December 31, 2011.

The total amount of compensation cost for share-based payment arrangements recognized in the consolidated statements of operations was $3,285, $3,251 and $2,141 for the years ended December 31, 2011, 2010 and 2009, respectively.

11. Employee Benefits

401(k) Retirement Plans

In 2008, we initiated a 401(k) retirement plan, which is a defined contribution retirement plan, for eligible employees. Employees are eligible to participate on the first day of service. Under the terms of the plan, employees are entitled to contribute from 1% to 100% of their total compensation, within limitations established by the U.S. Internal Revenue Code. We match 133.3% of the first 6% of each employee’s eligible compensation that the employee contributes to the plan, and we may also contribute additional amounts at our discretion, all subject to immediate vesting. The cost of employer contributions to the plan was $1,624, $1,729 and $934 for the years ended December 31, 2011, 2010 and 2009, respectively.

12. Net Loss Per Share

Basic net loss per share is computed by dividing net loss less accretion on convertible redeemable preferred stock by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed giving effect to all potential dilutive common stock, including employee stock options, redeemable convertible preferred stock, warrants to acquire common stock and warrants to acquire convertible redeemable convertible preferred stock.

The calculation of basic and diluted net loss per share for the years ended December 31:

	2011	2010	2009
Numerator:
Net loss	$(4,257)	$(15,376)	$(58,663)
Accretion of convertible redeemable preferred stock	(18,926)	(16,145)	(10,299)

Net loss attributable to common stock holders	$(23,183)	$(31,521)	$(68,962)

Denominator:
Shares used in calculating basic and diluted net loss per share	18,725,305	18,067,875	17,843,224
Net loss per share	(1.24)	(1.74)	(3.86)

In 2011, 2010 and 2009, potentially dilutive securities are not included in the calculation of diluted loss per share, as their impact would be anti-dilutive.

The following number of outstanding employee stock options, warrants to purchase common and preferred stock and convertible redeemable preferred stock were excluded from the computation of diluted net loss per share for the years ended December 31:

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

	2011	2010	2009
Stock options outstanding	2,551,074	1,739,230	1,218,506
Common equivalent shares from stock warrants	2,727,702	2,727,702	2,722,083
Common shares from convertible preferred stock	29,239,607	29,239,607	26,233,843

	34,518,383	33,706,539	30,174,432

13. Fair Value Measurements

As of December 31, 2011 and 2010, the fair value of our financial assets and liabilities was as follows:

	Level 1	Level 2	Level 3	Total
2011
Liabilities:
Warrant liabilities	$—	$—	$(18,195)	$(18,195)

Total liabilities	$—	$—	$(18,195)	$(18,195)

2010
Liabilities:
Warrant liabilities	$—	$—	$(9,537)	$(9,537)

Total liabilities	$—	$—	$(9,537)	$(9,537)

We determined the value of the warrant liabilities using the Black-Scholes option pricing model.

The following table presents a reconciliation of the preferred stock warrants measured at fair value, using significant unobservable inputs:

	2011	2010
Warrant liabilities, beginning of period	$9,537	$8,179
Issuance of warrants	—	25
Increase in fair value, recognized in other expense	8,658	1,333

Warrant liabilities, end of period	$18,195	$9,537

14. Income Taxes

We have deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We have recorded a valuation allowance on our net deferred tax asset. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Realization of the deferred tax assets, net of liabilities, depends upon the achievement of projected future taxable income. Our valuation allowance decreased approximately $974 in 2011 and increased approximately $6,397 and $20,300 in 2010 and 2009.

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The components of income tax provision were as follows at December 31:

	2011	2010	2009
Current:
U.S. federal	$36	$—	$—
U.S. state and local taxes	178	8	39

Total current	214	8	39
Deferred:
U.S. federal	—	—	—
U.S. state and local taxes	—	—	—

Total deferred	—	—	—

Total provision	$214	$8	$39

A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows at December 31:

	2011	2010	2009
Statutory federal income tax rate	34.0%	34.0%	35.0%
State tax expense	(4.5)	(0.1)	(0.1)
Nondeductible expense related to stock warrants	(72.8)	(3.0)	(1.3)
Other nondeductible expenses	(2.5)	(0.7)	(0.2)
Effect of change in state income tax rate	5.1	—	—
Impact of state net operating losses	15.5	—	—
Other	(4.2)	—	—
Change in valuation allowance	24.1	(30.3)	(33.5)

Total expense	(5.3)%	(0.1)%	(0.1)%

The following is a summary of the components of our deferred tax assets and liabilities at December 31:

	2011	2010
Deferred tax assets:
Net operating loss (NOL) and credit carry-forwards	$55,434	$55,619
Stock options	3,347	2,332
Deferred rent	390	553
Deferred revenue	331	323
Property and equipment	1,131	942
Accrued expenses	680	2,189
Other	251	580

Total deferred tax assets	61,564	62,538
Valuation allowance	(61,564)	(62,538)

Net deferred tax assets and liabilities	$—	$—

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

We estimate that U.S. federal and state NOLs available to be carried forward approximated $141,613 and $153,228, respectively, at December 31, 2011. The U.S. federal NOLs expire in the years 2027 through 2030. The majority of state NOLs expire between 2012 and 2015. Our ability to utilize our U.S. federal and state NOLs may be limited if we experience an ownership change as defined by U.S. Internal Revenue Code Section 382. When a company undergoes such an ownership change, Section 382 limits the future use of NOLs generated before the change in ownership and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change. A company’s ability to utilize new NOLs arising after the ownership change is not affected. At this time, we have not performed an analysis under Section 382 to determine if an ownership change has occurred.

We file tax returns in the U.S. federal jurisdiction and in various state jurisdictions. The significant state jurisdiction is Arizona. We will file original and amended tax returns based on our consolidated financial statements, such that the income tax filing positions and deductions related to all prior periods will more likely than not be sustained under audit by taxing authorities. Therefore, no tax reserves for uncertain tax positions have been recorded.

15. Contingencies

We back up our service with our “$1 Million Total Service Guarantee.” If a member becomes a victim of identity theft because of a failure in the our service, we will act on the member’s behalf to repair identity damage by bearing the costs of legal, investigative and consultation services up to $1,000. Due to New York state law restrictions, this guarantee cannot be offered to residents of New York. While we have reimbursed members for claims under this guarantee, the amounts in aggregate for the years ended December 31, 2011, 2010 and 2009 were not material.

Since March 2008, we have been named as a defendant in 14 class action complaints in nine different jurisdictions. The complaints in all the class actions generally involved claims for deceptive advertising and marketing campaigns under the respective states’ consumer fraud act, fraud in the inducement, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, and a prayer for injunctive relief that the Court order that we cease all advertising in the state in which the complaint was filed. The cases were all consolidated into one multi-district litigation in the United States District Court of Arizona, styled In re: LifeLock, Inc. Marketing and Sales Practice Litigation, MDL No. 1977. After discovery and a series of settlement discussions, the parties agreed to an omnibus settlement to dispose of all the class actions. A Settlement Agreement was executed on or about March 24, 2010. On March 26, 2010, the parties filed a joint Motion for Preliminary Approval of Class Action Settlement, Approval of Class Notice, and Conditional Certification of Settlement Class. On April 15, 2010, the United States District Court of Arizona granted preliminary approval of the settlement, and the parties provided notice of the settlement. On August 31, 2010, the Court entered an order of judgment granting final approval of the settlement and dismissing the action with prejudice. Three individual class members filed an appeal of the August 31, 2010 order and judgment, and those appeals were dismissed with prejudice as of January 5, 2011. On February 1, 2011, in conjunction with the settlement, we paid $1,900, which was accrued in the December 31, 2010 consolidated financial statements.

In April 2007, we received an informal inquiry from the Federal Trade Commission (FTC) regarding a statement made in our advertising. We fully cooperated with the FTC’s investigation and

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

provided all requested materials and information to the FTC in a timely manner. In 2009, the FTC provided us with a proposed complaint alleging, among other claims, that our marketing representations provides complete protection against all forms of identity theft, were false and misleading, and that we did not employ appropriate measures to protect members’ personal information from unauthorized access. The FTC also provided a draft Consent Decree that proposed to settle the charges set forth in the proposed complaint. After subsequent negotiations, the parties reached a settlement and, accordingly, the FTC filed a Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief as to the Defendants LifeLock and Davis on March 15, 2010. We negotiated a resolution to the FTC dispute and a liability of $11,000 for this matter was accrued as of December 31, 2009 and paid in March 2010.

On March 25, 2009, we were sent a collective inquiry from 14 different states’ Attorneys General’s offices (collectively NAAG). Twenty-one additional states joined the NAAG inquiry over the course of the ensuing 11 months. The inquiry focused on the states’ concerns about our advertising and marketing of our services. We accepted NAAG’s invitation and met with NAAG’s representatives on May 5, 2009 in Washington D.C. to respond to its inquiries. Subsequently, we had numerous additional discussions with NAAG representatives, and we and NAAG agreed to a template Final Judgment, Injunction and Consent Decree from the NAAG states. Concurrent with the FTC dispute resolution, the parties entered into a settlement agreement that resolved the investigations and claims of all 35 of the attorneys general, and a liability of $1,000 for this matter was accrued as of December 31, 2009 and paid in March 2010.

In February 2008, a competitor (the Competitor) sued us in federal court in the Central District of California. After we moved to dismiss each of the nine claims asserted in the Competitor’s original complaint, on May 19, 2008, the court granted the motion in part and denied it in part with leave to amend. The Competitor filed two amended complaints in which it dropped two claims and added one new claim. The Competitor’s Second Amended Complaint asserted eight causes of action against us, including concealment/suppression of fact, intentional misrepresentation, negligent misrepresentation, violation of the Lanham Act, violation of California’s False Advertising Law, violation of California’s Unfair Competition law (two separate claims) and unjust enrichment. We and the Competitor entered into a confidential settlement agreement on October 20, 2009. In conjunction with the settlement, we paid the Competitor $4,500, which was accrued in the December 31, 2008 consolidated financial statements.

We are subject to other legal proceedings and claims that have arisen in the ordinary course of business. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, we believe, based upon the information available at this time, that a material adverse outcome related to the matters is neither probable nor estimable.

16. Related-Party Transactions

Related-party transactions include transactions between us and certain of our officers and founding investors. There were no related party transactions for the year ended December 31, 2011. As of December 31, 2010, related-party transactions consisted of a note to a founding investor. In 2005, we issued promissory notes to Mr. Saplis, a founding investor, and Mr. Davis, the Chief Executive Officer, in the amount of $75 and $15, respectively. The notes accrued interest at a rate of

LIFELOCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

10% annually. We issued payments to Mr. Saplis and Mr. Davis during 2010 and 2009, respectively, for the entire principal and accrued interest then outstanding.

17. Subsequent Events

On March 14, 2012 we acquired ID Analytics, Inc. (IDA) a provider of enterprise identity risk management solutions based in San Diego, California, for purchase consideration including $166,474 paid in cash and issuing 1,586,778 shares of Series E-1 preferred stock. We are currently in the process of completing the purchase price allocation.

In conjunction with the acquisition of IDA we entered into a new credit facility including a $68,000 term loan and a $2,000 revolving credit facility, maturing on February 7, 2016. The principal amount outstanding under the credit facility bears interest at a rate between 3.75% and 4.75% per annum, depending on ratios contained within the agreement. Our previous LOC (see Note 6) was terminated on March 14, 2012.

In conjunction with the acquisition of IDA, on March 14, 2012 we issued a total of 11,486,999 shares of Series E preferred stock and 2,284,960 shares of Series E-2 preferred stock. In conjunction with the issuance of the Series E and Series E-2 preferred shares, we issued warrants to purchase 2,062,495 shares of Series E Preferred Stock at an exercise price of $0.01 per share and warrants to purchase 1,380,496 shares of Series E-2 preferred stock at an exercise price of $0.01 per share. Proceeds of these issuances, net transaction costs were $106,466. In conjunction with the issuance of Series E Preferred Stock, we amended our Certificate of Incorporation to delay the redemption date of Series A, B, C and D preferred stock from November 15, 2011 to six months after the maturity of the new credit facility, or August 7, 2016.

We have evaluated subsequent events through July 12, 2012, the date on which the consolidated financial statements were available to be issued. Given the centralization of operations and location of key management personnel, we believe this is a reasonable date through which to evaluate subsequent events.

ID Analytics, Inc. and Subsidiary

Consolidated Financial Statements

Year Ended December 31, 2011

Report of Independent Auditors

Board of Directors and Shareholders

ID Analytics, Inc.

We have audited the accompanying consolidated balance sheet of ID Analytics, Inc. (the Company) as of December 31, 2011, and the related consolidated statements of income, shareholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the ID Analytics, Inc. as of December 31, 2011, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 14, 2012

ID Analytics, Inc. and Subsidiary

Consolidated Balance Sheet

(In thousands, except share and per share data)

December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$12,774
Restricted cash	1,000
Accounts receivable	4,220
Other current assets	603

Total current assets	18,597

Property and equipment, net	1,991
Other assets	167

Total assets	$20,755

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$109
Accrued liabilities	3,702

Total current liabilities	3,811

Deferred rent	388
Non-current liabilities	132

Total liabilities	4,331

Commitments and contingencies

Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value — 26,831,277 shares authorized, issued, and outstanding, $10,050 liquidation preference	10,050
Series A-1 redeemable convertible preferred stock, $0.001 par value —10,408,900 shares authorized, issued, and outstanding, $5,240 liquidation preference	5,240
Series A-2 redeemable convertible preferred stock, $0.001 par value — 7,250,000 shares authorized, 6,872,649 shares issued and outstanding, $4,902 liquidation preference	4,902
Series B redeemable convertible preferred stock, $0.001 par value — 5,600,000 shares authorized, 5,317,556 shares issued and outstanding, $5,153 liquidation preference	5,153
Series C redeemable convertible preferred stock, $0.001 par value — 17,500,000 shares authorized, 16,705,837 shares issued and outstanding, $20,000 liquidation preference	19,751

Total redeemable convertible preferred stock	45,096

Shareholders’ deficit:
Common stock, $0.001 par value — 107,140,177 shares authorized 27,601,873 shares issued	28
Additional paid-in capital	3,218
Treasury stock — 4,207,500 shares	(4,076)
Accumulated deficit	(27,842)

Total shareholders’ deficit	(28,672)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$20,755

See accompanying notes.

ID Analytics, Inc. and Subsidiary

Consolidated Statement of Income

(In thousands)

Year Ended December 31, 2011

Revenues	$26,856
Costs of revenues	5,030

Gross profit	21,826

Operating expenses:
Research and development	5,823
Selling and marketing	8,086
General and administrative	5,831

Total operating expenses	19,740

Income from operations	2,086

Other expense, net	(38)

Net income before provision for income taxes	2,048

Provision for income tax	17

Net income	$2,031

See accompanying notes.

ID Analytics, Inc. and Subsidiary

Consolidated Statement of Shareholders’ Deficit

(In thousands, except share data)

			Additional Paid-In Capital
	Common Stock			Treasury Stock		Accumulated Deficit
	Shares	Amount		Shares	Amount		Total
Balance, December 31, 2010	26,763,064	$27	$2,768	4,150,000	$(4,059)	$(29,873)	$(31,137)
Issuance of common stock from stock option exercises	828,809	1	197	—	—	—	198
Repurchase of treasury stock	—	—	—	57,500	(17)	—	(17)
Accretion of redeemable convertible preferred stock	—	—	(208)	—	—	—	(208)
Stock-based compensation	—	—	455	—	—	—	455
Issuance of restricted stock award	10,000	—	6	—	—	—	6
Net income	—	—	—	—	—	2,031	2,031

Balance, December 31, 2011	27,601,873	$28	$3,218	4,207,500	$(4,076)	$(27,842)	$(28,672)

See accompanying notes.

ID Analytics, Inc. and Subsidiary

Consolidated Statement of Cash Flows

(In thousands)

Year Ended December 31, 2011

Operating activities
Net income	$2,031
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,137
Loss on disposal of property and equipment	9
Restricted stock issued for consulting services	6
Stock-based compensation expense	455
Changes in operating assets and liabilities:
Accounts receivable	(1,334)
Other current assets	221
Other assets	(64)
Accounts payable	39
Accrued liabilities	388
Deferred rent	7

Net cash provided by operating activities	2,895

Investing activities
Purchases of property and equipment	(1,128)

Net cash used in investing activities	(1,128)

Financing activities
Issuance of common stock	198
Payments on debt	(480)
Repurchase of treasury stock	(17)

Net cash used in financing activities	(299)

Net increase in cash and cash equivalents	1,468
Cash and cash equivalents, beginning of year	11,306

Cash and cash equivalents, end of year	$12,774

Supplemental disclosure of cash flow information
Interest paid in cash	$17

Supplemental disclosures of noncash investing and financing information
Accretion of redeemable convertible preferred stock	$208

Increase in restricted cash from receipt of exclusivity payment (see Note 12)	$1,000

See accompanying notes.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except number of shares, per share data and percentages)

December 31, 2011

1. Organization and Business Activity

Business

ID Analytics, Inc. and its wholly owned subsidiary, IDA Inc. (collectively, ID Analytics or the Company), provide on-demand identity intelligence technologies, products, and services that assist in detecting and preventing identity fraud, providing incremental credit visibility, and protecting consumers. The Company’s solutions leverage unique data assets to turn visibility about individual identities into decisions that drive revenues and reduce risk. The Company’s solutions assist with three key business challenges; identity risk management, credit risk, and consumer protection.

ID Analytics, Inc. was incorporated in Delaware in May 2002.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the assets, liabilities, and operating results of ID Analytics, Inc. and its wholly owned subsidiary, IDA Inc. Intercompany balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements, including disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable consist of amounts billed to customers related to services provided. No allowance for doubtful accounts is deemed necessary as of December 31, 2011 based upon the Company’s review of historical collections, write-off experience, current economic trends, and other factors that may affect our ability to collect payments.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the estimated useful lives of the assets or the term of the lease, whichever is shorter, using the straight-line method. Estimated useful lives are as follows:

•	Computer software and equipment – three years

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

•	Office furniture and equipment and communication equipment – three to five years

When property is retired from service, the cost and related accumulated depreciation applicable to the asset is removed from the accounts and any gain or loss on disposition is recognized in operations. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company assesses potential impairment of its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value of the Company’s long-lived assets is determined using the expected cash flows discounted at a rate commensurate with the risk involved. No such impairment losses have been identified by the Company through December 31, 2011.

Deferred Rent

Rent expense is recognized on a straight-line basis over the initial lease term, which includes the period of time from when the Company takes possession of the leased space until leasehold improvements are completed and the space is occupied. Deferred rent represents the excess of rent charged to expense over rent payable under the lease agreement.

Revenue Recognition

Customer contract terms are generally monthly, and revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured.

Revenue from transaction-based services provided under hosted arrangements is recognized based on a negotiated fee per transaction. In some cases, the Company also negotiates a monthly minimum transaction fee, which may increase over the life of the contract. Transaction fees in excess of any of the monthly minimum fees are billed and recorded as revenue in addition to the monthly minimum fees. In some instances, the Company receives an up-front, nonrefundable payment against which the monthly minimum transaction fees are applied. The up-front, nonrefundable payment is recorded as deferred revenue and recognized as revenue ratably over the usage period as the Company does not have sufficient evidence to accurately estimate a different pattern of usage. In other instances, the monthly minimum transaction fees are collected monthly, and the Company recognizes revenue based on the negotiated monthly minimum transaction fees billed.

Revenue from projects where the Company is engaged to deliver a report at the end of the analysis are recorded upon delivery and acceptance of the report.

Research and Development

Research and development expenditures are expensed as incurred and include an allocation of indirect costs.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, trade and other receivables, and current liabilities approximate fair values, because of the short-term nature of these items.

Income Taxes

The Company accounts for income taxes using the asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. A valuation allowance is provided when necessary to reduce deferred income tax assets to an amount that is more likely than not to be realized. The Company evaluates the realizability of its deferred income tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. In the event that the Company were to determine that it would realize its deferred income tax assets in the future in excess of the net recorded amount, an adjustment would be made to the valuation allowance which would reduce the provision for income taxes.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense. See Note 4 for additional details.

Stock-Based Compensation

The Company records expense related to stock options and restricted stock awards granted based on the fair value of those awards on the grant date. The expected forfeiture rate of all equity-based compensation is based on observed historical patterns of the Company’s employees and is estimated to be 29.0% for the year ended December 31, 2011.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation model using the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. The Company utilizes peer group volatility information to determine volatility. The risk-free interest rate is based on the implied yield on a United States (U.S.) Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

Assumptions:
Dividend yield	— %
Assumed volatility	55%
Assumed risk-free interest rate	0.89%–2.1%
Expected option life	4.83 years

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

The Company has a stock incentive plan under which 19,350,000 shares of common stock, subject to adjustment as provided in the plan, are reserved for issuance to employees, nonemployees, directors, and consultants of the Company (see Note 10). Of the total shares reserved, 9,332,002 are available for issuance as of December 31, 2011.

3. Property and Equipment

Property and equipment as of December 31, 2011 consist of the following:

Computer software	$1,047
Computer equipment	6,452
Capitalized costs of computer software for internal use	1,286
Office furniture and equipment	239
Communication equipment	70
Leasehold improvements	82

Total property and equipment	9,176
Less accumulated depreciation and amortization	(7,185)

Net property and equipment	$1,991

Depreciation and amortization expense for the year ended December 31, 2011 was $1,137.

4. Income Taxes

Deferred income tax assets and liabilities as of December 31, 2011 consist of the following:

Deferred tax assets:
Net operating losses	$9,578
Other	402

Total deferred tax assets	9,980

Deferred tax liabilities – fixed asset basis differences	(472)

Net deferred tax assets, before valuation allowance	9,508
Less valuation allowance	(9,508)

Net deferred tax assets	$—

The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time as management determines that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced accordingly. The valuation allowance decreased by $792 in 2011.

Income tax expense of $17 for the year ended December 31, 2011 consisted primarily of federal alternative minimum tax. At December 31, 2011, the Company had federal net operating loss carryforwards of approximately $23,547 and state net operating loss carryforwards of approximately

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

$26,544, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards begin to expire in 2023. The state net operating loss carryforwards begin to expire in 2013. The Company also has federal and state research tax credit carryforwards of approximately $152 and $97, respectively, at December 31, 2011. These carryforwards will begin to expire, if unused, in 2022 except as they pertain to California tax credit carryforwards, which continue to carry forward indefinitely. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss carryforwards and credit carryforwards may be limited as a result of any future changes in ownership.

The Company is subject to taxation in the U.S. and various states. All of the Company’s tax years are still subject to U.S. federal, state and local tax authorities due to the Company’s net operating loss, which started in 2002. There are no positions for which it is reasonably possible that the uncertain tax benefit will significantly increase or decrease within twelve months. As of December 31, 2011, there is no accrued interest or penalties recorded in the consolidated financial statements.

5. Retirement Plan

The Company has a defined contribution profit-sharing plan (the Plan) under Section 401(k) of the Internal Revenue Code for the benefit of its employees. Employees are eligible to participate in the Plan immediately. The Plan has a provision which allows for discretionary matching Company contributions, which are authorized by the board of directors. The Company’s Board of Directors authorized a discretionary employer match to the Company’s Plan which allows the Company to match 50% of the employee’s contribution up to 6% of the base salary (capped at $2), and vesting of the Company’s match is ratable over a three-year period. The Company recorded matching contributions expense related to the Plan of $169 for the year ended December 31, 2011.

6. Commitments and Contingencies

Leases

The Company enters into operating leases in its ordinary course of business. Rent expense under noncancelable operating lease arrangements is accounted for on a straight-line basis. Total rent expense for all leases totaled $757 for the year ended December 31, 2011. At December 31, 2011, future minimum lease payments are as follows:

Operating Leases
Years ending December 31:
2012	$852
2013	745
2014	755
2015	126

Total	$2,478

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

7. Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2011:

Accrued payroll and benefits	$1,421
Exclusivity payment	1,000
Accrued bonus	620
Sales, property and income taxes	396
Other	265

Total	$3,702

8. Redeemable Convertible Preferred Stock

Preferred Stock

Description	Issue Date	Gross Proceeds	Shares
Series A	June 2002	$10,050	26,381,277
Series A-1	January 2003	5,241	10,408,900
Series A-2	January 2004	4,854	6,805,043
Series B	January 2006	5,153	5,317,556
Series C	May 2007	20,000	16,705,837

The rights, preferences, and privileges of the preferred stock are as follows:

Voting Rights—Each holder of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which they are then convertible.

Dividends—The holders of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock are entitled to receive dividends, payable when and if declared by the board of directors of the Company. The Company shall not declare or pay any distribution on shares of common stock until all preferred stockholders receive distributions, or an amount set aside for payment, equal to the dividend per share of common stock into which the preferred shares are then convertible. As of December 31, 2011, no dividends have been declared.

Liquidation Preferences—In certain events, including liquidation, dissolution, or winding up of the Company, including a consolidation or merger and conveyance of substantially all of the assets of the Company, the holders of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock shall have a preference in liquidation over the common stockholders of $0.38, $0.50, $0.71, $0.97, and $1.20 per share, respectively, plus any dividends declared but unpaid. If the assets of the Company are not sufficient to fulfill the liquidation amount, the stockholder will share in the distribution of the assets on a pro rata basis based on the liquidation amount.

Conversion Rights—Each share of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock is convertible at any time at the option of the holder into one share of common stock, subject to customary adjustments to protect against dilution. In addition, the preferred stock

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

automatically converts into common stock upon (i) the closing of a public offering of the Company’s common stock at a price of at least $2.1398 per share and which results in aggregate proceeds of at least $15,000 or (ii) the affirmative vote of at least two-thirds of the holders of preferred stock outstanding at the time of such vote.

Redemption—The Company shall be obligated, if the holders elect to exercise their redemption options, to redeem in three annual installments the Series C preferred stock at any time after the fifth anniversary of the original issue date of May 2007 of the Series C preferred stock. Until such time when the Company has redeemed the Series C preferred stock, the Company shall not be permitted to redeem any shares of Series A, Series A-1, Series A-2, and Series B preferred stock. The redemption price is $0.38 per share for Series A, $0.50 per share for Series A-1, $0.71 per share for Series A-2, $0.97 per share for Series B, and $1.20 per share for Series C, plus all accrued and unpaid dividends. As the stock is redeemable at the option of the holder, it is presented as temporary (mezzanine) equity and the Company is accreting the stock to its redemption value. During the year ended December 31, 2011, the Company recorded $208 of accretion. As the Company has an accumulated deficit, the amount was charged to additional paid-in capital.

In June 2008, the board of directors compensation committee granted the Chief Executive Officer stock options outside of any equity incentive plan of the Company to purchase shares of the Company’s Series C preferred stock and common stock. The options have stated performance conditions that must be met for the options to be exercisable. No compensation expense was recorded in 2011 related to these grants.

9. Common Stock and Warrants

Common Stock

In March 2011, the Company repurchased 57,500 shares of common stock held by a former employee of the Company at $0.30 per share. The shares of common stock repurchased by the Company are reflected as treasury stock on the Company’s consolidated balance sheet.

Warrants

Warrants to Purchase	Number	Issue Date	Exercise Price	Expiration Date
Series A-2 Preferred	50,000	April 2004	$0.71	10 years from date of grant or 7 years after IPO
Series A-2 Preferred	225,352	October 2005	$0.71	7 years from date of grant
Series C	25,058	October 2007	$1.20	7 years from date of grant

All warrants were issued alongside debt and were accounted for as deferred financing costs. The financing costs were fully amortized prior to January 1, 2011. Revaluation of the warrants to fair value was not material for the year ending December 31 2011.

10. Stock Options

On June 25, 2002, the board of directors of the Company adopted the Company’s 2002 Stock Option Plan (the Option Plan). As of December 31, 2011, the Option Plan provides for incentive stock

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

options to purchase up to 19,350,000 shares of the Company’s common stock. Option vesting is determined by the board of directors upon each grant and is generally over a four-year period.

A summary of the status of the Company’s Option Plan as of December 31, 2011 and changes during the year then ended are as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding – December 31, 2010	9,769,535	0.33	7.67	$1,259
Granted	1,921,000	0.57
Exercised	(828,809)	0.24
Canceled	(843,728)	0.43

Outstanding – December 31, 2011	10,017,998	0.38	7.27	$3,337

Vested and expected to vest – December 31, 2011	9,162,352	0.36	7.12	$3,169

Exercisable – December 31, 2011	6,099,658	0.32	6.50	$2,389

Exercise prices for all options outstanding as of December 31, 2011, range from $0.04 to $0.68 per share.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2011 was $0.28 per share. The total intrinsic value of options exercised during the year ended December 31, 2011 was $170.

Cash received from options exercised under all share-based compensation arrangements for the year ended December 31, 2011 was $198.

As of December 31, 2011, total unrecognized stock-based compensation cost related to unvested stock options was $443, which is expected to be expensed over a weighted-average period of 2.43 years.

11. Fair Value Measurements

The Company evaluates certain of its financial instruments within the three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1 – defined as observable inputs such as quoted prices in active markets;

Level 2 – defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3 – defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2011, the Company held certain assets that are required to be measured at fair value on a recurring basis. These include money market funds which are classified as cash and cash equivalents.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands, except number of shares, per share data and percentages)

Our financial assets are valued using market prices on both active markets (level 1) and less active markets (level 2). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily available pricing sources for comparable instruments or identical instruments in less active markets. Level 3 inputs are valued using models that take into account the terms of the arrangement as well as multiple inputs where applicable, such as estimated units sold and other customer utilization metrics.

The fair value of our financial assets at December 31, 2011 are as follows:

	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$7,375	$—	$—	$7,375

Total assets	$7,375	$—	$—	$7,375

12. Merger with LifeLock

In October 2011 the Company received a $1,000 exclusivity payment from LifeLock, Inc. (LifeLock) contingent upon the consummation of a merger between the companies. As of December 31, 2011, this payment is reflected as restricted cash and accrued liabilities in the accompanying balance sheet.

On February 7, 2012, the Company and LifeLock entered into a merger agreement and the merger was consummated on March 14, 2012, at which time the Company became a wholly owned subsidiary of LifeLock.

The Company evaluated subsequent events through June 14, 2012, the date the financial statements were available to be issued.

ID Analytics, Inc. and Subsidiary

Consolidated Financial Statements

Year Ended December 31, 2010

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

ID Analytics, Inc.:

We have audited the accompanying consolidated balance sheet of ID Analytics, Inc. and subsidiary (the “Company”) as of December 31, 2010, and the related consolidated statements of income, shareholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2010, and results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Diego, California

June 2, 2011

ID ANALYTICS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2010

2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,306,000
Accounts receivable	2,886,000
Other current assets	824,000

Total current assets	15,016,000
PROPERTY AND EQUIPMENT—Net	2,009,000
OTHER ASSETS	103,000

TOTAL	$17,128,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$70,000
Accrued liabilities	2,004,000
Current portion of deferred revenue	290,000
Current portion of long-term debt	372,000

Total current liabilities	2,736,000
DEFERRED RENT	381,000
DEFERRED REVENUE—Net of current portion	6,000
NON-CURRENT LIABILITY	145,000
LONG-TERM DEBT—Net of current portion	108,000

Total liabilities	3,376,000

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, $0.001 par value—26,381,277 shares authorized, issued, and outstanding at December 31, 2010; $10,050,000 liquidation preference	10,050,000
Series A-1 redeemable convertible preferred stock, $0.001 par value—10,408,900 shares authorized, issued, and outstanding at December 31, 2010; $5,240,000 liquidation preference	5,240,000
Series A-2 redeemable convertible preferred stock, $0.001 par value—7,250,000 shares authorized, 6,872,649 shares issued and outstanding at December 31, 2010; $4,902,000 liquidation preference	4,902,000
Series B redeemable convertible preferred stock, $0.001 par value—5,600,000 shares authorized, 5,317,556 shares issued and outstanding at December 31, 2010; $5,153,000 liquidation preference	5,149,000
Series C redeemable convertible preferred stock, $0.001 par value—17,500,000 shares authorized, 16,705,837 shares issued and outstanding at December 31, 2010; $20,000,000 liquidation preference	19,548,000

Total redeemable convertible preferred stock	44,889,000

SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value—107,140,177 shares authorized at December 31, 2010, 26,763,064 shares issued and outstanding at December 31, 2010	27,000
Additional paid-in capital	2,768,000
Treasury stock—4,150,000 shares at December 31, 2010	(4,059,000)
Accumulated deficit	(29,873,000)

Total shareholders’ deficit	(31,137,000)

TOTAL	$17,128,000

See notes to consolidated financial statements.

ID ANALYTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

2010
REVENUES	$22,879,000
COSTS OF REVENUES	(4,239,000)

GROSS PROFIT	18,640,000

OPERATING EXPENSES:
Research and development	5,417,000
Selling and marketing	6,929,000
General and administrative	4,754,000

Total operating expenses	17,100,000

INCOME FROM OPERATIONS	1,540,000
OTHER EXPENSE—Net	(80,000)

INCOME BEFORE PROVISION FOR INCOME TAX	1,460,000
PROVISION FOR INCOME TAX	(160,000)

NET INCOME	$1,300,000

See notes to consolidated financial statements.

ID ANALYTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2010

	Common Stock		Additional Paid-In Capital	Notes Receivable from Employees	Treasury Stock		Accumulated Deficit	Total
	Shares	Amount			Shares	Amount
BALANCE—January 1, 2010	26,367,082	27,000	2,506,000	(15,000)	4,000,000	(4,000,000)	(31,173,000)	(32,655,000)
Issuance of common stock from stock option exercises	385,982		108,000					108,000
Repayment of notes receivable				15,000				15,000
Repurchase of treasury stock					150,000	(59,000)		(59,000)
Accretion of redeemable preferred stock			(209,000)					(209,000)
Stock-based compensation			359,000					359,000
Issuance of restricted stock award	10,000		4,000					4,000
Net income							1,300,000	1,300,000

BALANCE—December 31, 2010	26,763,064	$27,000	$2,768,000	$—	4,150,000	$(4,059,000)	$(29,873,000)	$(31,137,000)

See notes to consolidated financial statements.

ID ANALYTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,300,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	995,000
Amortization of debt issuance costs	6,000
Loss on disposal of property and equipment	29,000
Restricted stock issued for consulting services	4,000
Stock-based compensation expense	359,000
Changes in operating assets and liabilities:
Accounts receivable	(576,000)
Other current assets	(348,000)
Other assets	54,000
Accounts payable	(501,000)
Accrued liabilities	146,000
Non-current liability	145,000
Deferred revenue	(1,605,000)
Deferred rent	372,000

Net cash provided by operating activities	380,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,605,000)
Decrease in restricted cash	125,000

Net cash used in investing activities	(1,480,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	108,000
Payments on debt	(730,000)
Repurchase of treasury stock	(59,000)
Proceeds from employee notes receivable	15,000

Net cash used in financing activities	(666,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,766,000)
CASH AND CASH EQUIVALENTS—Beginning of year	13,072,000

CASH AND CASH EQUIVALENTS—End of year	$11,306,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Interest paid	$56,000

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING INFORMATION:
Accretion of redeemable convertible preferred stock	$209,000

See notes to consolidated financial statements.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

1. ORGANIZATION AND BUSINESS ACTIVITY

Organization—ID Analytics, Inc. and its wholly owned subsidiary, IDA Inc. (collectively, “ID Analytics” or the “Company”), provide on-demand identity intelligence technologies, products, and services that assist in detecting and preventing identity fraud, providing incremental credit visibility, and protecting consumers. The Company’s solutions leverage unique data assets to turn visibility about individual identities into decisions that drive revenues and reduce risk. The Company’s solutions assist with three key business challenges; identity risk management, credit risk, and consumer protection.

ID Analytics, Inc. was incorporated in Delaware in May 2002.

Principles of Consolidation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the assets, liabilities, and operating results of ID Analytics. Intercompany balances and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements, including disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company’s money market account is held with a major financial institution that is protected up to $500,000 by the Securities Investor Protection Corporation (SIPC), which maintains a special reserve fund mandated by Congress to protect the customers of insolvent brokerage firms. In addition to receiving basic SIPC coverage, and once such protection is exhausted, the account is protected on the total net equity of the account by an insurance carried by the financial institution’s clearing broker.

The Company’s non-interest-bearing cash accounts are temporarily fully insured by the Federal Deposit Insurance Corporation for an unlimited amount. There are no uninsured amounts as of December 31, 2010.

Accounts Receivable—Accounts receivable consist of amounts billed to customers of $2,886,000 as of December 31, 2010, related to services provided. No allowance for doubtful accounts is deemed necessary as of December 31, 2010.

Property and Equipment—Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the estimated useful lives of the assets or the term of the lease, whichever is shorter, using the straight-line method. Estimated useful lives are as follows:

•	Computer software and equipment—three years

•	Office furniture and equipment and communication equipment—three to five years

When property is retired from service, the cost and related accumulated depreciation applicable to the asset is removed from the accounts and any gain or loss on disposition is recognized in operations. Repairs and maintenance costs are expensed as incurred.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

Impairment of Long-Lived Assets—The Company assesses potential impairment of its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value of the Company’s long-lived assets is determined using the expected cash flows discounted at a rate commensurate with the risk involved. No such impairment losses have been identified by the Company through December 31, 2010.

Deferred Rent—Rent expense is recognized on a straight-line basis over the initial lease term, which includes the period of time from when the Company takes possession of the leased space until leasehold improvements are completed and the space is occupied. Deferred rent represents the excess of rent charged to expense over rent payable under the lease agreement.

Revenue Recognition—Customer contract terms range from monthly to five years, and revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured.

Revenue from transaction-based services provided under hosted arrangements is recognized based on a negotiated fee per transaction. In some cases, the Company also negotiates a monthly minimum transaction fee, which may increase over the life of the contract. Transaction fees in excess of any of the monthly minimum fees are billed and recorded as revenue in addition to the monthly minimum fees. In some instances, the Company receives an up-front, nonrefundable payment against which the monthly minimum transaction fees are applied. The up-front, nonrefundable payment is recorded as deferred revenue and recognized as revenue ratably over the usage period as the Company does not have sufficient evidence to accurately estimate a different pattern of usage. In other instances, the monthly minimum transaction fees are collected monthly, and the Company recognizes revenue based on the negotiated monthly minimum transaction fees billed.

Revenues from projects where the Company is engaged to deliver a report at the end of the analysis are recorded upon delivery and acceptance of the report.

Research and Development—Research and development expenditures are expensed as incurred and include an allocation of indirect costs.

Patent Expenses—Patent expenses are charged to general and administrative expenses as incurred.

Internally Developed Software—Software development costs, consisting of internally developed software and web site development costs, are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware, and testing. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized internal-use software development costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to three years. The estimated useful lives are

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

based on planned or expected significant modification or replacement of software applications, in response to the rapid rate of change in the Internet industry and technology, in general. There were no capitalizable systems development costs for the year ended December 31, 2010. The Company did not amortize any system development costs during the year ended December 31, 2010, as all amounts capitalized have been fully amortized as of the balance sheet date.

Income Taxes—The Company accounts for income taxes using the asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. A valuation allowance is provided when necessary to reduce deferred income tax assets to an amount that is more likely than not to be realized. The Company evaluates the realizability of its deferred income tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. In the event that the Company were to determine that it would realize its deferred income tax assets in the future in excess of the net recorded amount, an adjustment would be made to the valuation allowance which would reduce the provision for income taxes.

The Company recognizes the tax benefit from uncertain tax position only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense. See Note 4 for additional details.

Notes Receivable from Employees—In January 2006, the Company entered into a restricted stock purchase agreement with one employee, wherein the Company granted the employee the right to purchase 50,000 shares of common stock. The restricted stock vests over 44 months from the date of grant. The purchase was made by deferred payment pursuant to a full-recourse secured promissory note totaling $15,000. In January 2010, the employee repaid the note and all accrued interest. There was no interest income related to the promissory note for the year ended December 31, 2010.

As the promissory note was collateralized by common stock, the Company recorded the promissory note as an increase to shareholders’ deficit. As of December 31, 2010, there were no notes receivable from employees on the Company’s consolidated balance sheet.

Stock-Based Compensation—For all stock option awards issued subsequent to January 1, 2006, stock-based compensation expense includes amortization related to awards based on the estimated grant date fair value. In addition, the Company records expense related to restricted stock awards granted based on the fair value of those awards on the grant date. Stock-based compensation expense related to restricted stock awards includes an estimate for forfeitures and is recognized over the expected term of the award. The expected forfeiture rate of all equity-based compensation is based on observed historical patterns of the Company’s employees and is estimated to be 29.0% annually for the year ended December 31, 2010.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation model using the assumptions noted in the following table. The expected life of options

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

is based on observed historical exercise patterns. The Company uses its historical volatility data to calculate its expected volatility and supplements it with peer group volatility information. The risk-free interest rate is based on the implied yield on a United States (U.S.) Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

2010
Assumptions:
Dividend yield	—%
Assumed volatility	57%
Assumed risk-free interest rate	1.4%–2.4%
Expected option life	4.73 years

The Company has a stock incentive plan under which 19,350,000 shares of common stock, subject to adjustment as provided in the plan, are reserved for issuance to employees, nonemployees, directors, and consultants of the Company (see Note 10). Of the total shares reserved, 9,580,465 are available for issuance.

The Company accounts for stock options issued to nonemployees by recognizing the fair value of such instruments as an expense over the period in which the related services are received (see Note 10).

Accounting Standards Updates—In October 2009, an accounting standards update was issued related to multiple-deliverable revenue arrangements. This update amends the criteria for separating consideration in multiple-deliverable arrangements and replaces the term fair value in the revenue allocation guidance with selling price to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant. This update establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and significantly expands the disclosures related to a vendor’s multiple-deliverable revenue arrangements. This update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company will adopt the provisions of this update as of January 1, 2011, and does not expect a material impact to its consolidated financial statements. In addition, the Company does not anticipate material changes in the pattern and timing of revenue recognition.

In October 2009, an accounting standards update was issued related to certain revenue arrangements that include software elements. This update changes the accounting model for revenue arrangements that include both tangible products and software elements. This update removed tangible products containing software components and nonsoftware components that function together to deliver the tangible product’s essential functionality from the scope of the software revenue guidance. This update also provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes both tangible products and software, how to allocate arrangement consideration when an arrangement includes deliverables both included and excluded from the scope of software revenue guidance, and provides additional disclosure requirements. This update is effective prospectively for revenue arrangements entered into or

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

materially modified in fiscal years beginning on or after June 15, 2010. The Company will adopt the provisions of this update as of January 1, 2011, and does not expect a material impact to its consolidated financial statements.

Subsequent Events—Management has evaluated all events or transactions that occurred after December 31, 2010, up through June 2, 2011, the date the consolidated financial statements were available to be issued.

3. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2010 consist of the following:

2010
Computer software	$856,000
Computer equipment	5,760,000
Capitalized costs of computer software for internal use	1,286,000
Office furniture and equipment	225,000
Communication equipment	68,000
Leasehold improvements	56,000

Total property and equipment	8,251,000
Less accumulated depreciation and amortization	(6,242,000)

Net property and equipment	$2,009,000

Depreciation and amortization expense for the year ended December 31, 2010 was $995,000.

4. INCOME TAXES

Deferred income tax assets and liabilities as of December 31, 2010 consist of the following:

2010
Deferred tax assets:
Net operating losses	$10,188,000
Deferred revenue	114,000
Other	266,000

Total deferred tax assets	10,568,000
Deferred tax liabilities—fixed asset basis differences	(268,000)

Net deferred tax assets, before valuation allowance	10,300,000
Less valuation allowance	(10,300,000)

Net deferred tax assets	$—

The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

recoverability of the deferred tax assets. At such time as management determines that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

The Company had income before income tax for the year ended December 31, 2010. Income before income tax is a significant factor in evaluating the need for a valuation allowance. If the Company continues to have net income before income tax in future years, it would expect to remove all or a portion of the valuation allowance. The Company would expect to remove the valuation allowance in the year ending December 31, 2011 if net income for that year is consistent with net income for the year ended December 31, 2010.

At December 31, 2010, the Company had federal net operating loss carryforwards of approximately $25,541,000 and state net operating loss carryforwards of approximately $25,722,000, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards begin to expire in 2023. The state net operating loss carryforwards begin to expire in 2013. The Company also has federal and state research tax credit carryforwards of approximately $152,000 and $73,000, respectively, at December 31, 2010. These carryforwards will begin to expire, if unused, in 2011 except as they pertain to California tax credit carryforwards, which continue to carry forward indefinitely. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss carryforwards and credit carryforwards may be limited as a result of a change in ownership. The Company will complete a Section 382 limitation analysis in 2011. Depending on the results of that analysis the utilization of net operating loss carryforwards and credit carryforwards may be limited or may not be available to offset future taxable income.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. As of December 31, 2010, the Company’s tax years for 2007, 2008, 2009, and 2010 are subject to examination by the tax authorities. With a few exceptions, as of December 31, 2010, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years prior to 2007. There are no positions for which it is reasonably possible that the uncertain tax benefit will significantly increase or decrease within twelve months. As of December 31, 2010, there is no accrued interest or penalties recorded in the consolidated financial statements.

5. RETIREMENT PLAN

The Company has a defined contribution profit-sharing plan (the “Plan”) under Section 401(k) of the Internal Revenue Code for the benefit of its employees. Employees are eligible to participate in the Plan immediately. The Plan has a provision which allows for discretionary matching Company contributions, which are authorized by the board of directors. In December 2007, the Company’s board of directors authorized a discretionary employer match to the Company’s Plan to be effective January 1, 2008. The Company has the ability to match 50% of the employee’s contribution up to 6% of the base salary or $2,000, and vesting of the Company’s match is ratable over a three-year period. The Company recorded matching contributions expense related to the Plan of $155,000 for the year ended December 31, 2010.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

6. COMMITMENTS AND CONTINGENCIES

Leases—In November 2004, the Company entered into a five-year noncancelable operating lease for its corporate headquarters and principal place of business in San Diego, California. The Company began its occupancy of this facility at the beginning of February 2005. In October 2009, the Company extended the lease on a month-to-month basis through February 2010, at which time it vacated the premises.

In October 2009, the Company entered into a five-year operating lease for its new corporate headquarters and principal place of business in San Diego, California. The Company has a one-time right to terminate and cancel the lease as of the last day of the thirty-sixth month of the initial lease term. The Company began its occupancy of the new office space in March 2010.

In March 2004, the Company entered into a three-year noncancelable operating lease agreement for a data center facility in Atlanta, Georgia. In November 2006, the Company extended the term of the lease through January 31, 2010. In January 2010, the Company extended the lease for an additional three-year period, thereby extending the term through January 31, 2013.

In September 2006, the Company entered into a one-year noncancelable operating lease for an office in Richmond, Virginia. The Company began its occupancy of the office space in October 2006 and has continued to extend the term of the lease for one-year terms each October. In October 2010, the Company extended the term of the lease through September 2011.

In November 2009, the Company entered into a three-year operating lease for its new data center colocation in San Diego, California. The Company has a right to terminate and cancel the lease by paying an early termination fee. The Company began its occupancy of this facility in February 2010.

Rent expense under noncancelable operating lease arrangements is accounted for on a straight-line basis. Total rent expense for all leases totaled $719,000 for the year ended December 31, 2010.

At December 31, 2010, future minimum lease payments are as follows:

Years Ending	Operating
December 31	Leases
2011	$746,000
2012	839,000
2013	740,000
2014	755,000
2015	127,000

Total	$3,207,000

7. DEBT

In April 2004, the Company entered into a loan and security agreement (the “Agreement”) with Silicon Valley Bank (SVB), which provided the Company with a line of credit for the purchase of equipment in the amount of $1,500,000 (Equipment Advance). In October 2005, the Company entered

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

into an amended and restated loan and security agreement (the “Amended Agreement”) with SVB. The Amended Agreement provided the Company with an additional line of credit of $1,000,000, which is available for the purchase of equipment (Equipment Advance 1) and an additional revolving line of credit of up to $4,000,000. In April 2009, the Company entered into an amendment with SVB to extend the term of the revolving line of credit until April 2010. Subsequently, the revolving line of credit has been renewed for an additional year until April 2011.

In December 2007 and December 2008, the Company and SVB expanded the Amended Agreement to provide the Company with additional lines of credit of $1,500,000 (Equipment Advance 2) and $2,000,000 (Equipment Advance 3), respectively, which are available for the purchase of equipment.

Borrowings under the revolving line of credit and the various equipment lines of credit are collateralized by substantially all of the assets of the Company, including its intellectual property. Advances under the revolving line of credit bear an interest rate at the bank’s prime rate plus 1.0%. Under the revolving line of credit, all revolving advances are immediately due and payable at the expiration of the term. As of December 31, 2010, there were no outstanding borrowings under the revolving line of credit.

Each draw under the various equipment lines of credit are to be fully amortized over a 36-month term. Equipment Advances 1 and 2 bear interest at the bank’s prime rate plus 1.50%–1.75%. Equipment Advance 3 bears interest at a fixed rate equal to 5.75%. As of December 31, 2010, the Company has $480,000 outstanding from equipment advances under the Amended Agreement.

Amounts outstanding as of December 31, 2010, under these loans consist of the following:

2010
Equipment financing obligations	$480,000
Less current portion	(372,000)

Long-term portion	$108,000

The Amended Agreement requires the Company to maintain certain financial covenants. The covenants contained in the revolving credit facility require that the Company maintains a tangible net worth of not less than $6,500,000 plus 50% of monthly net income and 50% of any proceeds received from the sale of equity securities. The Company was in compliance with such covenants at December 31, 2010.

In connection with the Amended Agreement, the Company also granted warrants to purchase 225,352 shares of Series A-2 preferred stock at an exercise price of $0.71. In October 2007, with the addition of Equipment Advance 2, the Company granted warrants to purchase 25,058 shares of Series C preferred stock at an exercise price of $1.20. The warrants expire seven years after issuance (see Note 9).

Interest expense related to the revolving line of credit and the various equipment advances totaled $52,000 for the year ended December 31, 2010.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

At December 31, 2010, annual future minimum payments due under the equipment financing obligations are as follows:

Years Ending
December 31
2011	$372,000
2012	108,000

Total	$480,000

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Preferred Stock—In June 2002, the Company sold 26,381,277 shares of Series A preferred stock at $0.38 per share for total net proceeds of $9,952,000. In January 2003, the Company sold 10,408,900 shares of Series A-1 preferred stock for net proceeds of $5,197,000. In January 2004, the Company sold 6,805,043 shares of Series A-2 preferred stock for net proceeds of $4,831,000.

In January 2006, the Company sold 5,317,556 shares of Series B preferred stock at $0.97 per share for net proceeds of $5,127,000. These shares were sold to the Company’s three preexisting venture capital investors.

In May 2007, the Company sold 16,705,837 shares of Series C preferred stock at $1.20 per share for net proceeds of $18,801,000. These shares were sold to the Company’s three preexisting venture capital investors and one new venture capital investor.

The rights, preferences, and privileges of the preferred stock are as follows:

Voting Rights—Each holder of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which they are then convertible.

Dividends—The holders of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock are entitled to receive dividends, payable when and if declared by the board of directors of the Company. The Company shall not declare or pay any distribution on shares of common stock until all preferred stockholders receive distributions, or an amount set aside for payment, equal to the dividend per share of common stock into which the preferred shares are then convertible. As of December 31, 2010, no dividends have been declared.

Liquidation Preferences—In certain events, including liquidation, dissolution, or winding up of the Company, including a consolidation or merger and conveyance of substantially all of the assets of the Company, the holders of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock shall have a preference in liquidation over the common stockholders of $0.38, $0.50, $0.71, $0.97, and $1.20 per share, respectively, plus any dividends declared but unpaid. If the assets of the Company are not sufficient to fulfill the liquidation amount, the stockholder will share in the distribution of the assets on a pro rata basis based on the liquidation amount.

Conversion Rights—Each share of Series A, Series A-1, Series A-2, Series B, and Series C preferred stock is convertible at any time at the option of the holder into one share of common stock,

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

subject to customary adjustments to protect against dilution. In addition, the preferred stock automatically converts into common stock upon (i) the closing of a public offering of the Company’s common stock at a price of at least $2.1398 per share and which results in aggregate proceeds of at least $15,000,000 or (ii) the affirmative vote of at least two-thirds of the holders of preferred stock outstanding at the time of such vote.

Redemption—The Company shall be obligated, if the holders elect to exercise their redemption options, to redeem in three annual installments the Series C preferred stock at any time after the fifth anniversary of the original issue date of May 2007 of the Series C preferred stock. Until such time when the Company has redeemed the Series C preferred stock, the Company shall not be permitted to redeem any shares of Series A, Series A-1, Series A-2, and Series B preferred stock. The redemption price is $0.38 per share for Series A, $0.50 per share for Series A-1, $0.71 per share for Series A-2, $0.97 per share for Series B, and $1.20 per share for Series C, plus all accrued and unpaid dividends. As the stock is redeemable at the option of the holder, it is presented as temporary (mezzanine) equity and the Company is accreting the stock to its redemption value. During the year ended December 31, 2010, the Company recorded $209,000 of accretion. As the Company has an accumulated deficit, the amount was charged to additional paid-in capital.

In June 2008, the board of directors compensation committee granted the Chief Executive Officer stock options outside of any equity incentive plan of the Company to purchase shares of the Company’s Series C preferred stock and common stock. The options have stated performance conditions that must be met for the options to be exercisable. The Company assessed the probability that the performance condition would be achieved in 2010 and determined that none of the conditions were considered probable to occur. Therefore, no compensation expense was recorded in 2010 related to these grants.

9. COMMON STOCK AND WARRANTS

Common Stock—In May and June 2002, the Company sold 20,000,000 shares of restricted common stock for total proceeds of $20,000 to three of its founding executives. In May 2006, the restrictions of the founders’ common stock had lapsed.

In connection with the Company’s sale of Series B preferred stock in January 2006, three of its founding executives sold a total of 2,211,091 shares of common stock at $0.68 per share to one of the three venture capital investors who also participated in the purchase of the Series B preferred stock.

In July 2010, the Company repurchased 150,000 shares of common stock held by a founder of the Company at $0.39 per share. The shares of common stock repurchased by the Company are reflected as treasury stock on the Company’s consolidated balance sheet.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

Warrants—In April 2004, the Company granted warrants to purchase 50,000 shares of Series A-2 preferred stock at an exercise price of $0.71. The warrants were issued in connection with a line of credit to finance equipment. The warrants expire the earlier of 10 years from the date of grant or seven years after the Company completes an initial public offering. The Company has valued the warrants using the Black-Scholes-Merton option-pricing model and determined a fair value for each warrant as of the issuance date. The assumptions utilized in the determination of the fair value of these warrants are as follows:

Dividend yield	—%
Volatility factor	70%
Risk-free interest rate	3.38%
Expected life of warrant	10 years

The fair value of these warrants was $28,000 and has been accounted for as deferred financing costs and has been recorded as an offset to long-term debt on the consolidated balance sheets. This deferred cost is being amortized to interest expense over the expected life of the debt. In November 2007, the debt discount for the warrants was fully amortized.

In June 2005, the Company granted warrants to purchase 100,000 shares of common stock at an exercise price of $0.15. The warrants were issued in connection with a customer strategic alliance agreement. The warrants expire five years from the date of grant. The Company has treated the warrants as unissued for accounting purposes until the conditions regarding the achievement of certain cumulative revenue provisions are met, at which time the warrants will vest. The warrants expired in June 2010.

In October 2005, the Company granted warrants to purchase 225,352 shares of Series A-2 preferred stock at an exercise price of $0.71. The warrants were issued in connection with the Amended Agreement. The warrants expire seven years from the date of grant. The Company valued the warrants using the Black-Scholes-Merton option-pricing model and determined a fair value for each warrant as of the issuance date. The assumptions utilized in the determination of the fair value of these warrants are as follows:

Dividend yield	—%
Volatility factor	70%
Risk-free interest rate	3.38%
Expected life of warrant	7 years

The fair value for these warrants was $111,000 and has been accounted for as deferred financing costs and is being recorded as an offset to long-term debt on the consolidated balance sheets. This deferred cost is being amortized to interest expense over the expected life of the debt. In April 2007, the debt discount for the warrants was fully amortized.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

In October 2007, the Company granted warrants to purchase 25,058 shares of Series C preferred stock at an exercise price of $1.20. The warrants were issued in connection with the Amended Agreement. The warrants expire seven years from the date of grant. The Company valued the warrants using the Black-Scholes-Merton option-pricing model and determined a fair value for each warrant as of the issuance date. The assumptions utilized in the determination of the fair value of these warrants are as follows:

Dividend yield	—%
Volatility factor	64%
Risk-free interest rate	3.67%
Expected life of warrant	7 years

The fair value for these warrants was $19,000 and has been accounted for as deferred financing costs and has been recorded as an offset to long-term debt on the consolidated balance sheets. This deferred cost is being amortized to interest expense over the expected life of the debt. In November 2010, the debt discount for the warrants was fully amortized.

10. STOCK OPTIONS

On June 25, 2002, the board of directors of the Company adopted the Company’s 2002 Stock Option Plan (the “Option Plan”). As of December 31, 2010, the Option Plan provides for incentive stock options to purchase up to 19,350,000 shares of the Company’s common stock. Option vesting is determined by the board of directors upon each grant and is generally over a four-year period.

A summary of the status of the Company’s Option Plan as of December 31, 2010, and changes during the year then ended are as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Options	Exercise	Life	Intrinsic
	Outstanding	Price	(in Years)	Value
Outstanding—January 1, 2010	9,935,103	0.31	8.29	569,982
Granted	2,624,500	0.41
Exercised	(385,982)	0.28
Canceled	(2,404,086)	0.35

Outstanding—December 31, 2010	9,769,535	0.33	7.67	1,259,358

Vested and expected to vest—December 31, 2010	8,503,141	0.32	7.47	1,178,786

Exercisable—December 31, 2010	5,162,916	0.29	6.67	901,823

Exercise prices for all options outstanding as of December 31, 2010, range from $.04 to $.68 per share.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2010, was $0.2 per share. The total intrinsic value of options exercised during the year ended December 31, 2010, was $40,000.

ID ANALYTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

Cash generated from options exercised under all share-based compensation arrangements for the year ended December 31, 2010 was $108,000.

As of December 31, 2010, total unrecognized stock-based compensation cost related to unvested stock options was $562,000, which is expected to be expensed over a weighted-average period of 2.65 years.

During the year ended December 31, 2006, the Company issued options to purchase 10,000 shares of common stock at an exercise price of $0.68 per share in exchange for advisory board services. The fair value of these option grants was estimated using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 69%, risk-free interest rate of 4.53%, and expected life of 4.34 years. These stock grants vest over four years. The unvested options will continue to be remeasured until the earlier of (i) all services are performed or (ii) the options are fully vested. As of December 31, 2010, these options are fully vested.

No compensation expense related to options granted to nonemployees was recognized in the year ended December 31, 2010.

During the year ended December 31, 2007, the Company granted a restricted stock award to acquire 200,000 shares of common stock to an officer of the Company in exchange for services provided to the Company. The award vests over 48 months. The stock-based compensation expense was recorded at the fair market value on the date of grant of $0.61 per share. No compensation expense recognized in the year ended December 31, 2010 in conjunction with the issuance of the restricted stock award.

During the year ended December 31, 2008, the Company granted a restricted stock award for 84,000 fully vested shares of common stock to nonemployees in exchange for consulting services. The noncash stock-based compensation expense was recorded at the fair market value on the date of grant of $0.56 per share. The Company recognized $47,000 of compensation expense in conjunction with the issuance of the restricted stock award.

During the year ended December 31, 2010, the Company granted a restricted stock award for 10,000 fully vested shares of common stock to nonemployees in exchange for consulting services. The noncash stock-based compensation expense was recorded at the fair market value on the date of grant of $0.39 per share. The Company recognized $4,000 of compensation expense in conjunction with the issuance of the restricted stock award.